Form 10-K405/A, Exhibit 13
period 1995-03-31
CENTEX CORP; 3333 HOLDING CORP; CENTEX DEVELOPMENT CO LP
filed 1995-06-30
CIK 18532, 818762, 818764

                                                                  EXHIBIT 13.A


                                    CENTEX
                                    ------


                                 MEASURING UP.


               In fiscal 1995, Centex people again demonstrated
          their ability to manage effectively amid volatile economic conditions and intense industry competition.


- --------------------------------------------------------------------------------


                            [TAPE MEASURE ARTWORK]


- --------------------------------------------------------------------------------


                                     1995

                              CENTEX CORPORATION
                                ANNUAL REPORT

                              Centex Corporation
                           3333 Holding Corporation
                       Centex Development Company, L.P.

[TAPE MEASURE        CENTEX CORPORATION, through its subsidiaries, ranks among
   ARTWORK]          the nation's premier Home Building, Financial Services,
                     and Contracting and Construction Services companies.

CENTEX HOMES is the nation's largest home builder and one of the most geographically diverse. CTX MORTGAGE COMPANY is among the top retail originators of single-family home mortgages. CENTEX CONSTRUCTION GROUP is one of the leading general building contractors in the U.S.

Centex Corporation also owns a 49% interest in its former subsidiary, Centex Construction Products, Inc., which produces and distributes cement, gypsum wallboard, and concrete and aggregates.

In fiscal 1987, Centex created CENTEX DEVELOPMENT COMPANY, L.P. (CDC), a master limited partnership, to conduct real estate development activity. Ownership interests in CDC, a separate entity from Centex, currently trade in tandem with the common stock of Centex. This combined 1995 Annual Report consists of the Annual Report to Stockholders of Centex Corporation, 3333 Holding Corporation and Centex Development Company, L.P.

- --------------------------------------------------------------------------------

CENTEX CORPORATION

Financial Highlights                                     1
Stock Prices and Dividends                               1
Letter to Our Stockholders                               2
Home Building                                            7
Financial Services                                      10
Contracting and Construction Services                   13

FINANCIAL INFORMATION

Consolidated Revenues and Operating Earnings
    by Line of Business                                 18
Statements of Consolidated Earnings                     19
Consolidated Balance Sheets                             20
Statements of Consolidated Cash Flows                   22
Statements of Consolidated Stockholders' Equity         23
Notes to Consolidated Financial Statements              24
Report of Independent Public Accountants                39
Management's Discussion and Analysis of Results
    of Operations and Financial Condition               40
Quarterly Results                                       45
Summary of Selected Financial Data                      46
Board of Directors and Officers                         61

3333 HOLDING CORPORATION AND SUBSIDIARY
AND CENTEX DEVELOPMENT COMPANY, L.P.

Letter to Our Stockholders                              48
Report of Independent Public Accountants                49
Financial Highlights                                    50
Combining Balance Sheets                                51
Combining Statements of Operations and Cash Flows       52
Combining Statements of Stockholders' Equity and
    Partners' Capital                                   53
Notes to Combining Financial Statements                 53
Quarterly Results                                       59
Management's Discussion and Analysis of Results
    of Operations and Financial Condition               60
Board of Directors and Officers                         64

Centex Corporation and Subsidiaries
FINANCIAL HIGHLIGHTS


- --------------------------------------------------------------------------------------------------------------------------
                                                                       For the Years Ended March 31,
                                                --------------------------------------------------------------------------
                                                   1995            1994            1993            1992            1991
                                                --------------------------------------------------------------------------
                                                               (Amounts in thousands, except per share data)
Revenues                                        $3,277,504      $3,039,709      $2,363,325      $2,028,646      $2,089,110
Earnings Before Income Taxes                    $  145,788      $  135,013      $   91,759      $   45,852      $   56,582
Net Earnings Before Gain on CXP's IPO           $   54,753      $   85,162      $   61,038      $   34,557      $   43,605
  Gain on CXP's IPO                                 37,495              --              --              --              --
                                                ----------      ----------      ----------      ----------      ----------
Net Earnings                                    $   92,248      $   85,162      $   61,038      $   34,557      $   43,605
                                                ==========      ==========      ==========      ==========      ==========
Debt                                            $  427,381      $  429,470      $  368,988      $  298,508      $  267,946
Stockholders' Equity                            $  668,227      $  668,659      $  578,415      $  518,494      $  483,677

Average Shares Outstanding                          30,327          32,790          32,016          31,252          30,813
Earnings Per Share, Before Gain on CXP's IPO    $     1.81      $     2.60      $     1.91      $     1.11      $     1.42
  Gain on CXP's IPO                                   1.23              --              --              --              --
                                                ----------      ----------      ----------      ----------      ----------
Earnings Per Share                              $     3.04      $     2.60      $     1.91      $     1.11      $     1.42
                                                ==========      ==========      ==========      ==========      ==========
Cash Dividends Per Share                        $      .20      $      .20      $      .20      $      .20      $      .20
Book Value Per Share At Year End                $    23.80      $    21.12      $    18.57      $    16.99      $    16.07

    As reflected above, Net Earnings and Earnings Per Share for fiscal 1995 include $37.5 million and $1.23, respectively, related to the April 1994 Initial Public Offering (IPO) of 51% of the stock of Centex Construction Products, Inc. See Note C to financial statements.

    Debt represents Centex Corporation's debt with the mortage company and savings and loan association reflected on the equity method versus consolidation. See Note A to financial statements.

STOCK PRICES AND DIVIDENDS

- ------------------------------------------------------------------------------------------------------------------------------
                                              Year Ended March 31, 1995                       Year Ended March 31, 1994
                                        --------------------------------------------------------------------------------------
                                                 Price                                           Price
                                        -----------------------                         -----------------------
QUARTER                                  High             Low        Dividends           High             Low        Dividends
                                        -------         -------      ---------          -------         -------      ---------
First                                   $32 3/8         $23 7/8        $.05             $35 1/2         $27 1/2        $.05
Second                                  $26 7/8         $22 3/8        $.05             $42 5/8         $32 1/2        $.05
Third                                   $23 7/8         $20 1/4        $.05             $44 5/8         $36 7/8        $.05
Fourth                                  $25 7/8         $22 1/2        $.05             $45 5/8         $30 7/8        $.05

    The common stock of Centex Corporation is traded on the New York Stock Exchange (ticker symbol CTX) and The International Stock Exchange (London). The approximate number of record holders of the common stock of Centex Corporation at May 12, 1995 was 2,050.

    On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (see Note H to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

    Amounts represent cash dividends per share paid by Centex Corporation on the common stock of Centex Corporation. 3333 Holding Corporation has paid no dividends on its common stock since its incorporation.

                                    CENTEX
                                    ------


TO OUR STOCKHOLDERS   In fiscal 1995, Centex people again demonstrated their
ability to manage effectively amid volatile economic conditions and intense industry competition.

        It was a year that emphasized the necessity of having experienced and talented leaders at all levels of the Company prepared to act decisively as those conditions change. A year that reaffirmed the value of practicing consistent philosophies that help guide our people when hard decisions must be made. And a year that saw Centex embark on several significant new strategic initiatives even as we confronted current challenges.

        Our financial results were mixed. Revenues reached a record $3.3 billion, 8% higher than last year. But net earnings for fiscal 1995, prior to the gain related to the Centex Construction Products Initial Public Offering
(IPO), were $54.7 million, 36% below last year's level. Earnings per share prior to the gain were $1.81, 30% below Centex's record earnings of $2.60 per share in fiscal 1994. Including the CXP gain, Centex's net earnings for fiscal 1995 were $92.2 million or $3.04 per share.

             [CHART]                                      [CHART]
REVENUES ($ in millions)                     NET EARNINGS ($ in millions)
91 . . . . . . . . . . . . .  $2,089         91 . . . . . . . . . . . . .  $43.6
92 . . . . . . . . . . . . .  $2,029         92 . . . . . . . . . . . . .  $34.6
93 . . . . . . . . . . . . .  $2,363         93 . . . . . . . . . . . . .  $61.0
94 . . . . . . . . . . . . .  $3,040         94 . . . . . . . . . . . . .  $85.2
95 . . . . . . . . . . . . .  $3,278         95 . . . . . . . . . . . . .  $92.2
                                                         $54.7      $37.5
                                               Before CXP Gain   CXP Gain

        Home Building earnings hit record levels as Centex Homes delivered an all-time high 12,964 houses. Achieving high levels of customer satisfaction while building a record number of homes is a credit to the expertise and dedication of our people.

        As the year progressed, the Federal Reserve's commitment to control inflation by raising interest rates took a toll on U.S. housing sales. In addition, capital resurged into the industry and many other builders expanded operations. The sales slowdown limited our ability to raise prices and achieve the higher margins normally expected at this stage of the housing cycle. Our experience from previous cycles led Centex to adapt to this volatile environment by controlling inventories, reducing overhead and deferring expansion plans.


                 [CHART]
SHARES OUTSTANDING AT YEAR END (In millions)
91 . . . . . . . . . . . . . . . . . .  30.1
92 . . . . . . . . . . . . . . . . . .  30.5
93 . . . . . . . . . . . . . . . . . .  31.1
94 . . . . . . . . . . . . . . . . . .  31.7
95 . . . . . . . . . . . . . . . . . .  28.1




FOCUSING ON QUALITY NOT QUANTITY

The economic variables for the home building industry over the next few years are difficult to assess. Our strategy in this environment will be to increase the quality and profitability of each home we build, rather than adding volume. Concentrating on improvement at each step in the home building process is, we believe, the way to raise the returns on our home building investments. Being the best home builder has been and will continue to be more important to us than being the largest.


                                   [PHOTO]

                 Bill Gillilan, Larry Hirsch and David Quinn


        While most of our energy necessarily is being directed internally, we are constantly seeking opportunities that can utilize the capabilities of Centex people to best advantage. Centex Homes has formed a joint venture with The Charles Church Group Limited to build homes west of London, England in our first international home building initiative. A second joint-venture has been formed with Kensington Cottages of Minneapolis to build and operate specially designed facilities for residents with Alzheimer's Disease. This is Centex's initial entry into care-based housing as the Company positions itself to address the various living needs of the aging population.

        In another initiative, Centex signed an acquisition agreement for the purchase of Vista Properties, Inc., a Dallas-based land development company. The acquisition, which is subject to the approval of a prepackaged bankruptcy plan, will expand Centex's land bank and should provide a number of new commercial and industrial property development opportunities.

        Fiscal 1995's rapidly escalating interest rates also had a swift and severe impact on CTX Mortgage Company, and 1994's record performance was followed by financial results only slightly better than breakeven. The mortgage industry had created excess capacity to satisfy the demand for mortgages during the refinancing boom, and price competition intensified as the industry fought for shrinking volume in a declining market.

        The management of CTX Mortgage responded quickly to the deteriorating environment, reducing office locations from 170 to about 110 and cutting its work force nearly in half. The profitability of Centex's Savings and Loan was also dependent on the mortgage business. When an opportunity arose, the Savings and Loan was sold in December 1994.

        Such draconian measures, though necessary, are culturally offensive to Centex because we take pride in being a "people-oriented" company. We strive to build and maintain trust between Centex and its employees and to foster the right environment for success.

LOWER COSTS = HIGHER MARGINS

As fiscal 1995 ended, some capacity had been withdrawn from the U.S. mortgage market and the benefits of CTX Mortgage's more efficient operating structure began to pay dividends. While expanding volume is important in this business, obtaining higher margin per loan will be our primary goal. A key factor in that margin improvement is the reduction of loan origination costs. Progress has been made toward this goal and there are further efficiency gains ahead.


             [CHART]                                      [CHART]
EARNINGS PER SHARE (In dollars)             STOCKHOLDERS' EQUITY ($ in millions)
91 . . . . . . . . . . . . .  $1.42         91 . . . . . . . . . . . . . . $484
92 . . . . . . . . . . . . .  $1.11         92 . . . . . . . . . . . . . . $518
93 . . . . . . . . . . . . .  $1.91         93 . . . . . . . . . . . . . . $578
94 . . . . . . . . . . . . .  $2.60         94 . . . . . . . . . . . . . . $669
95 . . . . . . . . . . . . .  $3.04         95 . . . . . . . . . . . . . . $668
            $1.81      $1.23
  Before CXP Gain   CXP Gain


        Despite the short-term contraction of our mortgage business, expansion of Centex's Financial Services segment, particularly of housing-related financial services, will remain a major strategic focus for Centex. We will continue to work to attract high-quality loan officers to our organization and to augment our product lines. We have broadened our capabilities by forming Nova Mortgage Credit Corporation to offer second mortgages and home equity lines of credit, as well as mortgages to home buyers with credit problems. Our title insurance, escrow, and hazard insurance operations performed extremely well throughout the cycle and we will seek opportunities to expand our presence in these businesses.

        Abrupt interest rate changes put a premium on maintaining efficient and flexible operating structures in businesses such as home building and mortgage banking. As Centex Homes and CTX Mortgage continue to tighten their operations and hone their philosophies, we become even better positioned to respond to the impact of rapid changes in economic and industry fundamentals on Centex. Our goal is to enhance our profitability at every point in the economic cycle.

        The Centex Construction Group's loss was substantially less in fiscal 1995 than in 1994. While the nonresidential construction market is still very competitive, this division is poised to return to profitability in fiscal 1996 as the sector benefits from an improv-ing economy. Longer term, we must develop ways to strengthen this operation's earnings.

        An important strategic decision was implemented early in the fiscal year when Centex Construction Products, Inc. (CXP), our former wholly owned construction products subsidiary, sold 51% of its stock in an Initial Public Offering. As a separately traded public company, CXP can now use its stock as an acquisition currency, greatly enhancing its financial ability to expand. Benefiting from increasing demand and prices for its products, CXP had an excellent first year. As a 49% owner of CXP stock, Centex will continue to receive a substantial share of the value built by CXP.

        Centex's balance sheet was significantly bolstered by the $186 million received from the CXP transaction, and we aggressively repurchased Centex stock during the year as its price remained at depressed levels. In total, the Company spent about $90 million to repurchase 3.74 million shares, about 12% of what was outstanding at the beginning of fiscal 1995. Centex paid an average price per share of around $24, which approximates book value.

        We believe that Centex's longer-term stockholders will reap the benefits of our active share repurchase program. Although it is possible that we'll repurchase additional shares, we will be careful not to strain the Company's financial resources or reduce our financial flexibility which is critical during cyclical downturns.


                       [CHART]
TOTAL DEBT TO CAPITALIZATION ($ in millions)
91 . . . . $268  . . . .  $  867  . . . .  30.9%
92 . . . . $299  . . . .  $  905  . . . .  33.0%
93 . . . . $369  . . . .  $1,031  . . . .  35.8%
94 . . . . $429  . . . .  $1,157  . . . .  37.1%
95 . . . . $427  . . . .  $1,123  . . . .  38.0%


PEOPLE: OUR MOST VALUABLE ASSET

The advice and counsel of Centex's Board of Directors is important to our success. Frank Crossen, who served as Chairman of the Board and CEO as well as in numerous other capacities during his 38-year Centex career, retired from the Board in fiscal 1995. Frank Crossen made enormous contributions to Centex's success and remains a great friend of the Company.

        Juan L. Elek, Co-Chairman of Elek, Moreno Valle y Asociados in Mexico City, was elected to the Board during the year. Mr. Elek brings both outstanding abilities and an international perspective to Centex. We are proud to have him with us.

        It is traditional to end a stockholders' letter by thanking a company's employees. At Centex, such appreciation is both well-deserved and appropriate. Our products and services are not technology-based; we have no unique advantages over our competitors. We succeed because of the talents, creativity and hard work of the approximately 6,400 people who are Centex. Much has been and will be asked of them, and we are certain they will continue to answer each and every challenge. Because of them, and with them, we face the future with great anticipation and confidence.


/s/ Laurence E. Hirsh

Laurence E. Hirsh
Chairman and Chief Executive Officer


/s/ WILLIAM J GILLILAN III

WILLIAM J GILLILAN III
President and Chief Operating Officer


/s/ DAVID W. QUINN

DAVID W. QUINN
Executive Vice President and Chief Financial Officer

May 12, 1995

                                [12,964 HOMES]

Marking six consecutive years as the nation's largest home builder and one of the most geographically diverse, Centex Homes delivered a record 12,964 houses in fiscal 1995, including the most single-family detached homes ever closed by a U.S. builder in a year. Centex Homes has ranked as one of the top 10 U.S. home builders every year for more than a quarter of a century -- longer than any other builder.

- --------------------------------------------------------------------------------

                          [LAPTOP COMPUTER ARTWORK]

CTX Mortgage now has the organizational structure in place to be profitable in the existing mortage environment. We have identified our strongest long-term markets, broadened our product base, implemented new information management systems and centralized functions previously handled in the branches. In addition, we're training personnel to complete the loan application process in the customer's own environment using laptop computers.

- --------------------------------------------------------------------------------

                               [HOUSE ARTWORK]

Centex Corporation employees across the country give back to      [CASTLE OF
their communities, doing what they do best. Two of our more        MIRACLES
visible efforts are building houses for families who could         ARTWORK]
not otherwise afford them and helping make children's dreams come true. o Since constructing our first homes for Habitat for Humanity International in 1991, Centex divisions have constructed more than 100 such homes from coast to coast. By the year 2000, we will have
[HABITAT FOR    built 100 more.  o  In Florida, Centex Rooney employees donated
  HUMANITY      their services to construct the "Castle of Miracles" at "Give
  ARTWORK]      Kids the World" Village -- an activity center near Disney World for children who have life threatening illnesses.

- --------------------------------------------------------------------------------
        HOME BUILDING
- --------------------------------------------------------------------------------

Centex Homes achieved record earnings, revenues and unit deliveries in fiscal 1995. We closed a record 12,964 houses, including the most single-family, detached homes ever completed by a U.S. builder in a single year. Home Building operating earnings totaled $112.1 million as revenues reached $2.1 billion. Centex Homes also marked its sixth consecutive year as the nation's largest home builder as well as one of its most geographically diverse.

        Historically low mortgage rates in the second half of fiscal 1994 had positioned us with an all-time-high sales backlog going into fiscal 1995.
Sales stalled, however, as the Federal Reserve repeatedly raised interest rates to quiet inflation fears. Our orders slowed each quarter throughout 1995 as conventional mortgage rates for 30-year fixed-rate loans rose from 7.1% to 9.6%. Total unit sales for fiscal 1995 declined 16% from the previous year, and our year-end sales backlog of 3,987 homes was 31% less than the record backlog at the end of 1994.


             [CHART]                                     [CHART]
REVENUES ($ in millions)                    OPERATING EARNINGS ($ in millions)
91 . . . . . . . . . . . . .  $1,021        91 . . . . . . . . . . . . .  $ 73.5
92 . . . . . . . . . . . . .  $1,062        92 . . . . . . . . . . . . .  $ 55.2
93 . . . . . . . . . . . . .  $1,433        93 . . . . . . . . . . . . .  $ 79.9
94 . . . . . . . . . . . . .  $1,870        94 . . . . . . . . . . . . .  $ 96.0
95 . . . . . . . . . . . . .  $2,111        95 . . . . . . . . . . . . .  $112.1


        Dramatic swings in interest rates, coupled with a rapid proliferation of competitors due to more accessible capital, presented significant challenges for Centex Homes in fiscal 1995. Competitive demand for labor, materials and lots put upward pressure on costs just as more competition and rising interest rates lowered sales per neighborhood, effectively preventing increases in home sales prices. The combination of these forces prematurely halted margin improvement in fiscal 1995.

CYCLICAL CONSERVATISM

Centex Homes' experience in previous economic cycles has taught us to be more conservative as the cycle matures and competition intensifies. As a result, we moved quickly during the fourth quarter of fiscal 1995 to resize and restructure our organization and to reduce unsold housing inventory to reflect current market conditions. Although Centex Homes' inventory was low relative to the excess that prevailed throughout most of the industry, we reduced it still further to what we consider to be a comfortable level.

        Although the economic environment has been and continues to be volatile, there is one certainty: fiscal 1995 caps a period of significant, continuous improvement for Centex Homes. Since fiscal 1987, which was the previous cyclical housing peak, Centex Homes has more than doubled the number of markets in which it operates to over 40 and nearly tripled the number of its neighborhood locations to 290. During each of the past three years, Centex Homes delivered more than 10,000 units annually while retaining a high level of customer satisfaction -- an achievement previously considered by many to be impossible.

- --------------------------------------------------------------------------------
HOUSING ACTIVITY BY GEOGRAPHIC AREA

CLOSINGS
Year Ended                      3/31/95                 3/31/94
- ---------------------------------------------------------------
West                             2,454                   1,973
Midwest                          1,283                   1,114
East                             2,921                   2,599
Southeast                        2,632                   2,895
Southwest                        3,674                   3,982
- --------------------------------------------------------------
                                12,964                  12,563
==============================================================

SALES (ORDERS) BACKLOG
As of                           3/31/95                 3/31/94
- ---------------------------------------------------------------
West                               603                     756
Midwest                            442                     622
East                               918                   1,279
Southeast                          892                   1,387
Southwest                        1,132                   1,751
- --------------------------------------------------------------
                                 3,987                   5,795
==============================================================

SALES (ORDERS)
Year Ended                      3/31/95                 3/31/94
- ---------------------------------------------------------------
West                             2,301                   2,066
Midwest                          1,103                   1,275
East                             2,560                   2,686
Southeast                        2,137                   3,022
Southwest                        3,055                   4,158
- --------------------------------------------------------------
                                11,156                  13,207
==============================================================

        In addition, we have developed proprietary training programs in every key home building discipline -- financial, sales, construction and land development -- and believe we have some of the most experienced and best trained people in the housing industry. Another key objective was reached with the recent announcement of Centex Homes' initial expansion into the international marketplace -- a joint-venture with The Charles Church Group Limited to build homes in the United Kingdom. We believe there may be additional opportunities beyond our borders for similar projects for Centex Homes.

A CULTURE OF CONTINUOUS IMPROVEMENT

Underlying all of our accomplishments is our drive to achieve "sustainable differentiation." At Centex Homes, continuous improvement is more than a goal; rather it has become a culture. We are certain we will be able to leverage that culture during the next cycle when the ability to execute better than our competition will be a primary differentiating factor in our success.

        Centex Homes continues to follow its countercyclical strategy of reducing exposure in overheated geographic areas and giving up market share, but reinvesting and expanding share during cyclical downturns. In California, where the economic trough has been prolonged, we have invested considerable resources in both the northern and southern parts of the state that we believe will generate excellent returns during the next several years. The West region, in fact, was one area of the country where we gained market share during fiscal 1995.

        Other than in California, Centex Homes reduced its land position slightly during fiscal 1995. For several years we've maintained, based on current sales rates, approximately a two- to two-and-one-half-year supply of lots with another year-and-one-half lot supply under option. Our current land bank approaches the upper end of that range. At year end, we had about 26,000 owned lots and another 17,000 lots were under option.

        While we will continue to maintain our land bank near current levels and add to it on a selective basis, overall we'll probably reduce our land position in fiscal 1996. The number of neighborhoods we had in place at the end of fiscal 1995 may be the peak for this cycle and is likely to decline, assuming a cyclical slowdown occurs.

SOFT LANDING OR DEFINITE TROUGH?

Mortgage interest rates began to decline toward the end of fiscal 1995 and fiscal 1996 home sales have begun to show an improvement over those of the prior year. Although the interest rate decline may enable the economy to experience a "soft landing" as opposed to a definite trough, this is a time to be cautious in our capital commitments. Maintaining our financial flexibility in a shifting economic climate is paramount. Consistent with our conservative philosophies, Centex Homes will operate with lower overhead and inventories in fiscal 1996 than we did in fiscal 1995.

        Going forward, our focus will be on more exact execution of every detail of the home building process, better product value and service for our customers, and the highest possible financial returns. At this stage of the housing cycle, there is no shortage of available capital, no deficit of lots and therefore no lack of industry competition. But Centex Homes has a solid organization in place -- a core of experienced people with the skills to take best advantage of the prevailing economic environment. Centex Homes will continue to improve as a company, becoming even better each year.

- --------------------------------------------------------------------------------

                   CENTEX HOMES -- 1995 CLOSINGS BY REGION

                                    [MAP]

                West                     2,454           19%
                Midwest                  1,283           10%
                East                     2,921           23%
                Southeast                2,632           20%
                Southwest                3,674           28%
                --------------------------------------------
                Total                   12,964          100%


- --------------------------------------------------------------------------------
        FINANCIAL SERVICES
- --------------------------------------------------------------------------------

Centex's Financial Services division, which includes Mortgage Banking and Savings and Loan operations, was severely impacted by the rapid escalation of interest rates which persisted throughout fiscal 1995. Centex exited the savings and loan business in December 1994 with the sale of the operations and deposits of Texas Trust Savings Bank, FSB, for a pre-tax gain of $3.2 million.

        Based on units and dollar volume, calendar 1994 was the third best mortgage market in history both for the nation and for CTX Mortgage. Financially, however, it was an extremely difficult time for the mortgage industry. Seven interest rate increases in less than a year sliced U.S. mortgage volume in half. As rates rose, consumers shifted from more profitable fixed-rate loans to lower-margin adjustable rate mortgages, and the enormous refinancing market of the previous year all but disappeared. Pricing pressures increased as mortgage companies competed for share in a declining market. The industry started to consolidate and most companies downsized operations.

        CTX's rapid expansion since 1990 has created one of the nation's largest retail mortgage originators. But reflecting intensely competitive conditions, CTX's fiscal 1990-1994 run of rapidly escalating originations, dollar volume and profitability halted precipitously in 1995. Originations droppped to 37,078 loans valued at $4.2 billion from 58,543 loans worth
$6.4 billion in 1994. Operating earnings fell to $1 million from 1994's record $71 million. As a result, CTX downsized by almost 40% -- consolidating 170 offices to about 110 and trimming its work force accordingly.

             [CHART]                                      [CHART]
REVENUES ($ in millions)                     OPERATING EARNINGS ($ in millions)
91 . . . . . . . . . . . . .  $102           91 . . . . . . . . . . . . .  $ 9.2
92 . . . . . . . . . . . . .  $102           92 . . . . . . . . . . . . .  $21.6
93 . . . . . . . . . . . . .  $147           93 . . . . . . . . . . . . .  $50.9
94 . . . . . . . . . . . . .  $203           94 . . . . . . . . . . . . .  $73.6
95 . . . . . . . . . . . . .  $107           95 . . . . . . . . . . . . .  $ 9.4


WITH RETRENCHMENT CAME RE-EXAMINATION

The sudden industry retrenchment in 1995 made us re-examine every aspect of our business. We identified our strongest long-term markets, broadened our product base to meet market demand, and began making the internal changes necessary to become a leaner, lower-cost mortgage producer. We have

[UNITED STATES       Since fiscal 1987, the previous cyclical housing peak,
     MAP]            Centex Homes has doubled its markets either through
                     start-up or acquisition and has tripled its neighborhood
locations. Centex currently is contructing homes in 44 markets -- more than any other builder -- in 20 states, in a total of about 290 neighborhoods.

- --------------------------------------------------------------------------------

At the end of fiscal 1995, the Centex Construction Group was building 92 projects in 18 states, the U.S. Virgin Islands and the Bahamas. During the year, the Group once again received the largest portion of its project revenues
- -- 39% -- from healthcare projects, just as it did in fiscal 1994.

                        1995 REVENUES BY PROJECT TYPE

                                   [CHART]
                HOSPITALS . . . . . . . . . . . . . . . .  39%
                HOSPITALITY . . . . . . . . . . . . . . .  15%
                EDUCATION . . . . . . . . . . . . . . . .  10%
                OFFICE BUILDINGS  . . . . . . . . . . . .  10%
                PUBLIC ASSEMBLY . . . . . . . . . . . . .   9%
                INDUSTRIAL  . . . . . . . . . . . . . . .   7%
                CORRECTIONAL  . . . . . . . . . . . . . .   5%
                OTHER . . . . . . . . . . . . . . . . . .   5%

- --------------------------------------------------------------------------------

                              [ARTWORK OF HOME]

During fiscal 1995, CTX Mortgage expanded the scope of            [ARTWORK OF
its origination business by forming Nova Mortgage Credit      CTX MORTGAGE SEAL]
Corporation to enter the second mortgage and home equity line of credit business. Nova also offers "B" and "C" mortgages for people who have special credit needs.

- --------------------------------------------------------------------------------

An important strategic decision became reality early in fiscal 1995 when Centex Construction Products, Inc. (CXP), formerly our wholly owned construction products subsidiary, sold 51% of its stock in an Initial Public Offering. As a separate publicly traded company, CXP now has greater financial
[CONSTRUCTION   resources with which to pursue its expansion plans. Centex,
   ARTWORK]     through its 49% ownership of CXP stock, will continue to share in the value built by CXP.

implemented new information management processes and centralized functions previously handled in our branches. We're training personnel to complete the loan application process in the customer's own environment, using laptop computers. Going forward, we'll continue to look for other ways to cut costs, keeping in mind our foremost goal of providing ever-better customer service.

BRANCHING OUT TOGETHER

CTX Mortgage originates residential mortgage loans, then packages, securitizes and sells them in the secondary market, simultaneously selling the servicing rights. CTX originally was established to provide loans for Centex Homes' buyers, and the companies' affiliation has provided a natural way for CTX to grow as the home builder has expanded geographically. Today, there is a CTX Mortgage "builder" branch in nearly every Centex Homes market. However, loans for other buyers have become a major part of CTX's business. In fiscal 1995, Centex Homes loans represented 23% of CTX's business, while 77% of the originations were retail (third-party) loans.

        During fiscal 1995, CTX continued to follow its policy of increasing lending to low- to medium-income families. The program initiated by CTX in fiscal 1994 sensitizes our loan officers to the mortgage credit considerations of minority and low-income communities and encourages them to solicit loans from members of these groups. These efforts were recognized by the Department of Housing and Urban Development (HUD), which honored CTX Mortgage as one of the top five lenders in the nation to Hispanic home buyers for calendar 1994.

        Centex's other home-buyer related Financial Services businesses include title insurance, escrow and hazard insurance operations. Centex Title Company operates in Texas, while Metropolitan Title does business in Florida. Centex Escrow Company currently maintains two offices in Washington state. CTX Insurance Company's new state-of-the-art computer system serves customers in 18 states from its two regional centers in Texas and Florida. The agency offers homeowner, auto, and boat as well as personal coverage.

        During fiscal 1995, we formed Nova Mortgage Credit Corporation based in Denver, Colorado, which focuses on the second mortgage and the home equity line of credit business. Nova also offers "B and C" first mortgages for people who have special credit needs. In addition, we continue to actively pursue our relatively new entrance into the commercial loan business.

        By the end of fiscal 1995, CTX was positioned to be profitable at current mortgage volume levels. Long-term interest rates began to fall as fiscal 1996 began -- restimulating the mortgage market. Going forward, the flattening yield curve should make fixed-rate loans, which are more profitable for CTX, once again attractive to customers, increasing our volumes and margins. Although competitive industry pricing remains a factor, it appears to have moderated.

OUR CUSTOMERS' COMPANY OF CHOICE

CTX Mortgage has a number of competitive advantages. We understand the housing industry and we know how to take advantage of the cycles. We have an existing base of business through our affiliation with Centex Homes. The balance sheet of our parent company allows CTX to obtain the warehouse credit lines necessary to finance our business. In addition, CTX has in place an established retail network with a broad customer base through which we can offer additional mortgage-related products and value-added services.

        CTX Mortgage will continue to grow as we enhance and expand the housing-related financial products we offer, working always to be a low-cost producer of those services as well as the company of choice for our customers.

- --------------------------------------------------------------------------------
        CONTRACTING AND CONSTRUCTION SERVICES
- --------------------------------------------------------------------------------

During fiscal 1995, the Centex Construction Group continued to battle what has become the weakest and most competitive building construction market in recent memory. This industry slump, from which we finally are beginning to emerge, has lasted for the past four years -- the result of the "easy-money" atmosphere of the 1980's which facilitated overbuilding. The fiercely competitive industry environment eroded, and in some cases eliminated, margins.

        The Centex Construction Group consistently ranks among the top domestic general building contractors and is one of the largest providers of healthcare construction services. The Group reported record revenues of $1.06 billion in 1995 and lowered its operating loss to $1.8 million from a $4.5 million loss in 1994. In addition, the Group internally reported $17.6 million of investment earnings.

        [CHART]                                  [CHART]
REVENUES ($ in millions)       OPERATING EARNINGS ($ in millions)
91 . . . . . . .  $  966       91 . . . . $11.6*  . . . . $23.2** . . . .  $34.8
92 . . . . . . .  $  865       92 . . . . $ 3.7*  . . . . $16.5** . . . .  $20.2
93 . . . . . . .  $  783       93 . . . . $(4.1)* . . . . $14.0** . . . .  $ 9.9
94 . . . . . . .  $  967       94 . . . . $(4.5)* . . . . $13.8** . . . .  $ 9.3
95 . . . . . . .  $1,060       95 . . . . $(1.8)* . . . . $17.6** . . . .  $15.8
                               * Operating Earnings (Losses)
                               **Investment Earnings (Eliminated in
                                 Consolidation)

        Construction contracts awarded reached $1.15 billion, the second highest total in the Group's history and slightly ahead of 1994's new contract total of $1.03 billion. The backlog of uncompleted construction contracts at March 31, 1995 was $1.33 billion, a record for any fiscal year end and slightly higher than $1.24 billion reported at March 31, 1994. At fiscal year end 1995, the Group was building 92 projects in 18 states, the U.S. Virgin Islands and the Bahamas. Currently, these projects are divided almost evenly between public bid and private negotiated contracts.

RESOURCEFUL PARTNERSHIPS

During the year, the Construction Group achieved significant operational goals in the areas of marketing, safety, and information management. Our companies continued to refine their approach to the marketplace -- emphasizing their respective regional identities and expertise when competing in local markets but utilizing, when appropriate, their combined resources and breadth of experience as a large national firm. Group members worked together, as well as with other companies, to bring the best combination of experience to our clients' projects and to develop specific initiatives for particular industries.

[PHOTO]              Each year, Centex Homes' four in-house architects create
California           several hundred new home designs, including first-time,
                     move-up, and some custom plans. These designs are
[PHOTO]              specifically tailored to buyer preferences in each
Florida              Centex market across the country. In fiscal 1995,
                     our homes ranged in size from 1,050
[PHOTO]              to about 5,800 square feet and were
Illinois             priced from approximately $65,000 to         [ARTWORK]
                     $650,000, with an average price of
[PHOTO]              about $159,200.
North Carolina

[PHOTO]
Texas

- -------------------------------------------------------------------------------

Centex Construction Group companies were recognized with a number of awards during fiscal 1995.

o  Centex Golden received the construction industry's "Oscar"        [PHOTO]
- -- the Associated General Contractors/Motorola BuildAmerica          Del Mar
Award -- which honors one new building in the nation each           Racetrack
year for excellence in construction. The award was for the          Grandstand
renovation and expansion of the Del Mar Racetrack Grandstand, which was completed under budget and a year ahead of schedule. Centex Golden was also named "Large Contractor of the Year" for the third consecutive year by the San Diego Chapter of the American Subcontractors Association.

o  Centex is the first company ever to win two awards in            [PHOTO]
the same year in the National Excellence in Construction            Northern
competition sponsored by the Associated Builders and                 Navajo
Contractors (ABC), and both awards were in the same              Medical Center
category -- "Institutional Over $25 Million." Centex
Bateson was awarded first place for the Northern Navajo Medical Center in
                  Shiprock, New Mexico. Centex Rodgers received second place
    [PHOTO]       for its construction of Summit Medical Center in Hermitage,
    Summit        Tennessee. Centex Bateson also was named ABC North Texas
Medical Center    Chapter "Contractor of the Year" for the second year in a row.

o Centex Rooney was selected by the Army Corps of Engineers as South Atlantic Military Contractor of the Year for "exceptional performance" on the Sparkman Center for Missile Excellence at the Redstone Arsenal in Huntsville, Alabama.

        This effort resulted in several successful partnerships. Centex Bateson's large-hospital expertise combined with Centex-Simpson's local market experience garnered one of the largest initial contract awards ever received by the Group -- the $191 million Army Hospital at Fort Bragg, North Carolina. Centex Golden, headquartered in San Diego, and Centex-Rooney, which has built numerous Disney projects, are teaming to provide construction services for Disney's $50 million Newport Coast Vacation Club in Newport Beach, Southern California. Centex Golden is one of the most experienced contractors in the California market. Centex-Rooney has built eight hotels at Walt Disney World in Florida and is currently constructing Disney's Vacation Club/Florida Beach Resort in Vero Beach, Florida. A second Centex Golden partnering effort captured the award of a $110 million contract to expand the San Diego Convention Center, site of the 1996 Republican National Convention.

- --------------------------------------------------------------------------------
NEW CONTRACTS -- FISCAL 1995 ($ in millions)

$191.0    Army Hospital -- Fort Bragg, NC
$109.0    Harrah's Jazzville Casino -- New Orleans, LA
$ 76.2    National Education and Training Center for the U.S. Fish and Wildlife
          Service -- Shepherdstown, WV
$ 60.0    Paradise Island Resort and Casino -- Paradise Island, Bahamas
$ 54.4    Riverside Regional Jail -- Prince George County, VA
$ 52.6    Navy Federal Credit Union -- Vienna, VA
$ 39.5    Merrithew Hospital -- Martinez, CA
$ 31.9    Disney Vacation Club/Florida Beach Resort -- Vero Beach, FL
$ 29.1    North Oaks Medical Center -- Hammond, LA
$ 29.1    University of Arkansas Medical Center -- Little Rock, AR
$ 27.4    Heartland Medical Center -- Avon Park, FL
$ 23.5    Chemistry Building for Vanderbilt University -- Nashville, TN
$ 21.0    Bay County Correctional Facility -- Panama City, FL
$ 20.0    Carnival Cruise Lines Headquarters Addition -- Miami, FL
$ 20.0    Flagler Hospital -- St. Augustine, FL
$ 16.0    Halifax Medical Center -- Daytona Beach, FL
$ 14.0    Kendall Regional Medical Center Office Building and Parking Garage
          --  Miami, FL
$ 13.5    Vie-A-Mer Condominiums -- Long Boat Key, FL
$ 12.5    Santa Rosa Correctional Facility -- Santa Rosa County, CA
$ 10.8    Presbyterian-Orthopedic Hospital Office Building and Parking Garage
          -- Charlotte, NC
$ 10.4    Masco/Delta Faucet Company Manufacturing Facility -- Jackson, TN
$ 10.0    Anchin Center and Education Building, University of South Florida
          -- Sarasota, FL
$  9.2    Alden Press Manufacturing Addition -- Covington, TN
$  5.3    Huffy Bicycle Manufacturing Facility Addition -- Farmington, MO
$  4.0    Museum of Contemporary Art -- New Orleans, LA
$  3.3    Wallace Computer Manufacturing Facility -- Union City, TN
$  2.2    Wallace Computer Warehouse Addition -- Covington, TN

NEW SYSTEMS

In the important area of safety, improved measurement systems are increasing the Construction Group's focus on accident prevention and loss control across all levels of management. These efforts in loss prevention and claims management have already resulted in a significant decline in incident rates to well below industry averages.

        The Centex Construction Group continued to implement information systems throughout all areas of the company to facilitate more efficient tracking of project information. New systems installed at both our job sites and local offices are giving our personnel more time to focus on value-added activities such as scheduling, risk management and quality control.

        During the year, we announced the formation of Centex Landis in New Orleans, Louisiana. Centex Landis already is working on a number of projects in the New Orleans area, including the land-based Harrah's Jazz Casino, the renovation of the Newcomb Art Center, the Aquarium of the Americas and the East Bank Regional Library in Metairie.

        Centex Golden broke new ground on minority hiring practices in San Diego by supporting a four-year state-certified training program designed to give women and minorities the training necessary to become apprentices. Golden actively supports this first-of-its kind program by requesting and encouraging its subcontractors to employ the program's apprentices while they learn a trade.

BETTER DAYS AHEAD

Despite the difficult industry environment, our Contracting and Construction Services business has several positives. It is not asset intensive nor is it a cash user, making it a good balance with Centex Corporation's other businesses; it also has excellent operating leverage potential. In addition, we have a wealth of experienced, talented and creative people.

        The contracting industry appears to be emerging from its doldrums and the Centex Construction Group is poised to break into the black in fiscal 1996. However, due to the length of time required to complete lower margin construction contracts and deploy resources on higher margin work, the Group's operating earnings will increase gradually.

        The commercial/retail sector appears to be improving and the market appears to be relatively bright, especially in areas of private healthcare and industrial projects. But although margins have improved on new work awarded this year, a significant change in government spending could inhibit further improvement.

        The Group will continue to focus on finding new building sector opportunities and market segments where the risk/reward potential is favorable, as well as on offering ancillary construction services to our many valued customers.

- --------------------------------------------------------------------------------
CENTEX CONSTRUCTION GROUP COMPANY/HEADQUARTERS -- YEARS IN BUSINESS

Centex Bateson Construction Company, Inc., Dallas, TX           59
Centex Forcum Lannom, Inc., Dyersburg, TN                       84
Centex Golden Construction Company, San Diego, CA               68
Centex-Great Southwest Corporation, Orlando, FL                 20
Centex Landis Construction Co., Inc., New Orleans, LA            2
Centex-Rodgers Construction Company, Nashville, TN               8
Centex-Rooney Construction Co., Inc., Ft. Lauderdale, FL        62
Centex-Simpson Construction Company, Inc., Fairfax, VA          62

CENTEX

                             FINANCIAL  INFORMATION

Centex Corporation and Subsidiaries

CONSOLIDATED REVENUES AND OPERATING EARNINGS BY LINE OF BUSINESS
- --------------------------------------------------------------------------------

                                                                     For the Years Ended March 31,
                                               -----------------------------------------------------------------------
                                                  1995            1994         1993           1992             1991
                                               -----------------------------------------------------------------------
                                                                      (Dollars in thousands)
REVENUES
  Home Building                                $2,110,735     $1,869,754    $1,433,062     $1,061,886       $1,021,342
                                                      65%            61%           61%            52%              49%
  Financial Services                              106,841        203,393       147,041        101,751          101,942
                                                       3%             7%            6%             5%               5%
  Contracting and Construction Services         1,059,928        966,562       783,222        865,009          965,826
                                                      32%            32%           33%            43%              46%
                                               ----------     ----------    ----------     ----------       ----------
                                               $3,277,504     $3,039,709    $2,363,325     $2,028,646       $2,089,110
                                               ==========     ==========    ==========     ==========       ==========
                                                     100%           100%          100%           100%             100%

OPERATING EARNINGS
  Home Building                                $  112,149     $   95,977    $   79,850     $   55,177       $   73,520
                                                      83%            53%           62%            68%              76%
  Financial Services                                9,399         73,550        50,854         21,582            9,190
                                                       7%            41%           40%            27%              10%
  Contracting and Construction Services            (1,790)        (4,500)       (4,103)         3,742           11,569
                                                      (1%)           (2%)          (3%)            5%              12%
  Other, net                                       (1,608)        (1,799)       (4,262)          (840)             190
                                                      (1%)           (1%)          (3%)           (1%)              -%
  Equity in Earnings of Affiliate (CXP)            16,577         16,626         4,648          1,138            1,660
                                                      12%             9%            4%             1%               2%
                                               ----------     ----------    ----------     ----------       ----------
    OPERATING EARNINGS                            134,727        179,854       126,987         80,799           96,129
                                                     100%           100%          100%           100%             100%
  Corporate General and Administrative             15,253         15,158        13,120         12,807           12,124
  Interest                                         33,014         29,683        22,108         22,140           27,423
                                               ----------     ----------    ----------     ----------       ----------

    EARNINGS BEFORE GAIN ON CXP'S INITIAL
      PUBLIC OFFERING AND INCOME TAXES             86,460        135,013        91,759         45,852           56,582

Gain on CXP's Initial Public Offering              59,328              -             -              -                -
                                               ----------     ----------    ----------     ----------       ----------

  EARNINGS BEFORE INCOME TAXES                 $  145,788     $  135,013    $   91,759     $   45,852       $   56,582
                                               ==========     ==========    ==========     ==========       ==========

Centex Construction Products, Inc. (CXP) became 49% owned in April 1994 as a result of an Initial Public Offering (IPO) representing 51% of its equity (see Note C to financial statements). CXP's revenues of $166,826, $136,526, $129,832 and $142,188 for the fiscal years 1994, 1993, 1992 and 1991, respectively, and the related costs and expenses have been reclassified into "Equity in Earnings of Affiliate (CXP)". This reclassification facilitates comparisons between the periods.

Mortgage Banking and Savings and Loan operations are combined in the financial reporting segment - Financial Services.

Applicable segment overhead costs have been deducted from lines of business operating earnings.

Centex Corporation and Subsidiaries

STATEMENTS OF CONSOLIDATED EARNINGS
- --------------------------------------------------------------------------------

                                                                        For the Years Ended March 31,
                                                                ---------------------------------------------
                                                                      1995           1994           1993
                                                                ---------------------------------------------
                                                                (Dollars in thousands, except per share data)
REVENUES
  Home Building                                                    $2,110,735     $1,869,754      $1,433,062
  Financial Services                                                  106,841        203,393         147,041
  Contracting and Construction Services                             1,059,928        966,562         783,222
                                                                   ----------     ----------      ----------
                                                                    3,277,504      3,039,709       2,363,325
                                                                   ----------     ----------      ----------
COSTS AND EXPENSES
  Home Building                                                     1,998,586      1,773,777       1,353,212
  Financial Services                                                   97,442        129,843          96,187
  Contracting and Construction Services                             1,061,718        971,062         787,325
  Other, net                                                            1,608          1,799           4,262
  Equity in Earnings of Affiliate (CXP)                               (16,577)       (16,626)         (4,648)
  Corporate General and Administrative                                 15,253         15,158          13,120
  Interest                                                             33,014         29,683          22,108
                                                                   ----------     ----------      ----------
                                                                    3,191,044      2,904,696       2,271,566
                                                                   ----------     ----------      ----------
EARNINGS BEFORE GAIN ON CXP'S INITIAL PUBLIC OFFERING
  AND INCOME TAXES                                                     86,460        135,013          91,759
  Gain on CXP's Initial Public Offing                                  59,328              -               -
                                                                   ----------     ----------      ----------
EARNINGS BEFORE INCOME TAXES                                          145,788        135,013          91,759
  Income Taxes                                                         53,540         49,851          30,721
                                                                   ----------     ----------      ----------
NET EARNINGS                                                       $   92,248     $   85,162      $   61,038
                                                                   ==========     ==========      ==========
EARNINGS PER SHARE                                                 $     3.04     $     2.60      $     1.91
                                                                   ==========     ==========      ==========

Mortgage Banking and Savings and Loan operations are combined in the financial reporting segment - Financial Services.

See notes to consolidated financial statements.

Centex Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                         Centex Corporation and Subsidiaries
                                                                         -----------------------------------
                                                                                      March 31,
                                                                         -----------------------------------
                                                                              1995                1994
                                                                         -----------------------------------
                                                                                (Dollars in thousands)
ASSETS
  Cash and Cash Equivalents                                               $   23,785          $   76,287
  Marketable Securities Available For Sale                                         -              78,241
  Receivables -
    Residential Mortgage Loans                                               413,802             677,641
    Construction Contracts                                                   177,075             161,929
    Trade                                                                     53,822              79,487
    Notes                                                                      4,898              10,115
    Affiliates                                                                     -                   -
  Inventories -
    Housing Projects                                                       1,087,542             969,769
    Land Held for Development and Sale                                        78,929             104,869
    Construction Products                                                          -              22,819
  Investments -
    Centex Development Company, L.P.                                          46,585              71,000
    Centex Construction Products, Inc.                                        89,871                   -
    Joint Ventures and Other                                                   5,695              56,928
    Unconsolidated Subsidiaries                                                    -                   -
  Property and Equipment, net                                                 41,267             188,930
  Government-Guaranteed S&L Assets                                                 -              43,767
  Other Assets and Deferred Charges                                           26,427              38,574
                                                                          ----------          ----------
                                                                          $2,049,698          $2,580,356
                                                                          ==========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                                $  555,944          $  643,045
  S&L Deposits and FHLB Borrowings                                                 -             211,055
  Short-term Debt                                                            576,260             783,585
  Long-term Debt                                                             222,530             222,832
  Deferred Income Taxes                                                       26,737              51,180
  Stockholders' Equity-
    Preferred Stock, Authorized 5,000,000
      Shares, None Issued                                                          -                   -
    Common Stock, $.25 Par Value;
      Authorized 50,000,000 Shares;
      Issued and Outstanding
      28,070,978 and 31,663,808 Shares                                         7,018               7,916
  Capital in Excess of Par Value                                                   -              26,631
  Retained Earnings                                                          661,209             634,112
                                                                          ----------          ----------
  Total Stockholders' Equity                                                 668,227             668,659
                                                                          ----------          ----------
                                                                          $2,049,698          $2,580,356
                                                                          ==========          ==========

See notes to consolidated financial statements.

- --------------------------------------------------------------------------------

             Centex Corporation                  Financial Services
       ----------------------------         --------------------------
                  March 31,                           March 31
       ----------------------------         --------------------------
           1995              1994              1995              1994
       ---------------------------------------------------------------
                             (Dollars in thousands)
       $   18,534        $   13,284         $  5,251        $   63,003
                -                 -                -            78,241

                -                 -          413,802           677,641
          177,075           161,929                -                 -
           44,771            54,630            9,051            24,857
            4,898            10,115                -                 -
                -                 -           65,521            80,806

        1,087,542           969,769                -                 -
           78,929           104,869                -                 -
                -            22,819                -                 -

           46,585            71,000                -                 -
           89,871                 -                -                 -
            5,695            56,928                -                 -
           29,082             5,263                -                 -
           25,341           169,234           15,926            19,696
                -                 -                -            43,767
           19,739            22,101            6,688            16,473
       ----------        ----------         --------        ----------
       $1,628,062        $1,661,941         $516,239        $1,004,484
       ==========        ==========         ========        ==========

         $504,659        $  528,724         $ 51,285        $  114,321
                -                 -                -           211,055
          204,851           206,638          371,409           576,947
          222,530           222,832                -                 -
           27,795            35,088           (1,058)           16,092

                -                 -                -                 -


            7,018             7,916               12                12
                -            26,631           51,908            51,938
          661,209           634,112           42,683            34,119
       ----------        ----------         --------        ----------
          668,227           668,659           94,603            86,069
       ----------        ----------         --------        ----------
       $1,628,062        $1,661,941         $516,239        $1,004,484
       ==========        ==========         ========        ==========

In the supplemental data presented above, "Centex Corporation" means the basis of presentation as described in Note A to the consolidated financial statements, and "Financial Services" means CTX Mortgage Company and CTX Holding Company and Affiliates. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

Centex Corporation and Subsidiaries

STATEMENTS OF CONSOLIDATED CASH FLOWS
- --------------------------------------------------------------------------------

                                                                                           For the Years Ended March 31,
                                                                                     ---------------------------------------
                                                                                       1995            1994           1993
                                                                                     ---------------------------------------
                                                                                              (Dollars in thousands)
CASH FLOWS - OPERATING ACTIVITIES
  Net Earnings                                                                      $  92,248     $  85,162        $  61,038
  Adjustments -
    Depreciation, Depletion and Amortization                                            6,438        19,640           16,156
    Deferred Income Taxes                                                              (4,285)       (7,760)           3,545
    Gain Related to CXP's IPO, net of Tax                                             (37,495)            -                -
    Equity in (Earnings) Losses of Joint Ventures,
      Unconsolidated Subsidiaries and CDC                                                 865        (3,387)             120
    Equity in Earnings of Affiliate (CXP), net of Tax                                 (10,692)            -                -
  Increase in Receivables                                                             (10,813)      (21,965)         (15,001)
  Decrease (Increase) in Residential Mortgage Loans                                   263,718       (87,048)         (12,840)
  Increase in Inventories                                                             (92,255)     (201,539)        (136,259)
  Decrease in Government-Guaranteed S&L Assets                                         43,767        39,056          105,275
  (Decrease) Increase in Payables and Accruals                                        (56,866)       91,864           77,920
  Decrease (Increase) in Other Assets                                                   5,234        (4,190)          (6,337)
  Other, net                                                                          (20,167)      (13,859)          (2,265)
                                                                                    ---------     ---------        ---------
                                                                                      179,697      (104,026)          91,352
                                                                                    ---------     ---------        ---------
CASH FLOWS - INVESTING ACTIVITIES
  Decrease (Increase) in Advances to Joint Ventures
    and Unconsolidated Subsidiaries                                                    24,334        (2,747)           2,669
  Dividend and Other Receipts Related to CXP's IPO                                    186,525             -                -
  Property and Equipment Additions, net                                               (10,552)      (31,936)         (18,019)
  Decrease in Marketable Securities                                                    78,241        32,075           91,710
                                                                                    ---------     ---------        ---------
                                                                                      278,548        (2,608)          76,360
                                                                                    ---------     ---------        ---------
CASH FLOWS - FINANCING ACTIVITIES
  (Decrease) Increase in S&L Deposits and Debt                                       (211,055)        6,915         (241,130)
  (Decrease) Increase in Debt                                                        (207,012)      144,859           30,250
  Retirement of Common Stock                                                          (89,093)            -           (3,991)
  Proceeds from Stock Option Exercises                                                  2,320        11,386            9,028
  Dividends Paid                                                                       (5,907)       (6,304)          (6,154)
                                                                                    ---------     ---------        ---------
                                                                                     (510,747)      156,856         (211,997)
                                                                                    ---------     ---------        ---------
NET (DECREASE) INCREASE IN CASH                                                       (52,502)       50,222          (44,285)
CASH AT BEGINNING OF YEAR                                                              76,287        26,065           70,350
                                                                                    ---------     ---------        ---------
CASH AT END OF YEAR                                                                 $  23,785     $  76,287        $  26,065
                                                                                    =========     =========        =========


See notes to consolidated financial statements.

Centex Corporation and Subsidiaries

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

                                                                        Capital In
                                           Preferred        Common       Excess of      Retained
                                             Stock          Stock        Par Value      Earnings        Total
                                           ---------        ------      ----------      --------      ---------
                                                                   (Dollars in thousands)
  Balance, March 31, 1992                   $     -         $7,623      $  10,501       $500,370      $ 518,494
    Exercise of Stock Options                     -            200          8,828              -          9,028
    Retirement of 187,400 Shares                  -            (38)        (3,953)             -         (3,991)
    Net Earnings                                  -              -              -         61,038         61,038
    Cash Dividends                                -              -              -         (6,154)        (6,154)
                                            -------         ------      ---------       --------      ---------
  Balance, March 31, 1993                         -          7,785         15,376        555,254        578,415
    Exercise of Stock Options                     -            131         11,255              -         11,386
    Net Earnings                                  -              -              -         85,162         85,162
    Cash Dividends                                -              -              -         (6,304)        (6,304)
                                            -------         ------      ---------       --------      ---------
  Balance, March 31, 1994                         -          7,916         26,631        634,112        668,659
    EXERCISE OF STOCK OPTIONS                     -             36          2,284              -          2,320
    RETIREMENT OF 3,737,500 SHARES                -           (934)       (28,915)       (59,244)       (89,093)
    NET EARNINGS                                  -              -              -         92,248         92,248
    CASH DIVIDENDS                                -              -              -         (5,907)        (5,907)
                                            -------         ------      ---------       --------      ---------
  BALANCE, MARCH 31, 1995                   $     -         $7,018      $       -       $661,209      $ 668,227
                                            =======         ======      =========       ========      =========

See notes to consolidated financial statements.

Centex Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

(Dollars in thousands, except per share data)

(A) SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Centex Corporation and subsidiaries (Centex or the company) after the elimination of all significant intercompany balances and transactions.

BASIS OF BALANCE SHEET PRESENTATION

Balance sheet data are presented in the following categories:

- -        Centex Corporation and Subsidiaries. This represents the adding together of Centex Corporation, Financial Services and all of their consolidated subsidiaries. The effects of transactions among related companies within the consolidated group have been eliminated.

- -        Centex Corporation. This information is presented as supplemental information and represents the adding together of all subsidiaries other than CTX Mortgage Company (Mortgage Banking group) and CTX Holding Company (CTX Holding) and its savings and loan subsidiary, Texas Trust Savings Bank, FSB (Texas Trust) and affiliates (together, the Savings and Loan group) which are presented on an equity basis of accounting.

- -        Financial Services. This represents the adding together of the
Mortgage Banking group and the Savings and Loan group. The assets and deposits of Texas Trust were sold in December 1994 - See Note B.

REVENUE RECOGNITION

Revenue from housing projects is recognized as homes are sold and title passes. Earnings from sale of mortgage servicing rights and from loan origination fees are recognized when the related loan is sold and delivered to third-party purchasers.

Long-term construction contract revenues are recognized on the percentage-of-completion method based on the costs incurred relative to total estimated costs. Full provision is made for any anticipated losses. Billings for long-term construction contracts are rendered monthly, including the amount of retainage withheld by the customer until contract completion. As a general contractor, the company withholds similar retainages from each subcontractor. Retainages of $73 million included in construction contracts receivable and $60 million included in accounts payable at March 31, 1995 are generally receivable and payable within one year.

Claims are recognized as revenue only after management is confident of collection or when agreement has been reached with the customer.

Notes receivable at March 31, 1995 are collectible primarily over 5 years, with $1.6 million being due within one year. The weighted average interest rate at March 31, 1995 was 7.2%.

INVENTORY, CAPITALIZATION AND SEGMENT EXPENSES

Housing projects and land held for development and sale are stated at the lower of cost (including direct construction costs and capitalized interest and real estate taxes) or market. The capitalized costs, other than interest, are included in Home Building costs and expenses in the statement of consolidated earnings as related revenues are recognized. Interest costs relieved from inventories are included as interest expense.

General operating expenses associated with each segment of business are expensed as incurred and are included in the appropriate segment of business.

JOINT VENTURES

Earnings or losses of joint ventures are not significant and are included in the appropriate segment of business revenues. Investments in joint ventures are carried on the equity method in the consolidated balance sheets.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Major renewals and improvements are capitalized and depreciated. Repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of depreciable assets. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common and common equivalent shares outstanding in 1995, 1994 and 1993 of 30,326,906; 32,789,852 and 32,015,785, respectively.

MARKETABLE SECURITIES

Marketable securities at March 31, 1994 represented U.S. Government and corporate securities owned by Texas Trust. These securities were available for sale and had a market value which approximated book value.

RESIDENTIAL MORTGAGE LOANS RECEIVABLE

Residential mortgage loans held by CTX Mortgage of $413.8 million at March 31, 1995 are stated at the lower of aggregate cost or market. Market is determined based on CTX Mortgage's forward sale commitments. Substantially all of the mortgage loans are sold forward upon closing and subsequently delivered to third-party purchasers within 60 days thereafter. Due to the fact that defaults of new loans within the first 60 days are not maintained, no significant reserves are required.

OFF-BALANCE-SHEET RISK

CTX Mortgage enters into various financial agreements, in the normal course of business, in order to manage the exposure to changing interest rates as a result of having issued loan commitments to its customers at a specified price and period, and committing to sell mortgage loans to various investors. CTX Mortgage had commitments to mortgagors of approximately $227 million and commitments to sell to investors against these loan commitments of approximately $162 million at March 31, 1995.

The company does not engage in the trading of securities or other financial instruments.

STATEMENT OF CONSOLIDATED CASH FLOWS - SUPPLEMENTAL DISCLOSURES

Interest expenses relating to the financial services operations (Mortgage Banking and Savings and Loan) are included in their respective costs and expenses. Interest related to non-financial services operations are included as interest expense as summarized below.

                                     For the Years Ended March 31,
                                  ----------------------------------
                                     1995         1994        1993
                                  ----------------------------------
Total Interest Incurred           $ 58,771     $ 68,856     $ 63,721
Less - Mortgage Banking            (19,933)     (30,696)     (28,882)
       Savings and Loan             (5,824)      (8,477)     (12,731)
                                  --------     --------     --------
Interest Expense                  $ 33,014     $ 29,683     $ 22,108
                                  ========     ========     ========

Net payments made for federal, state and foreign income taxes during the fiscal years ended March 31, 1995, 1994 and 1993 were $49.8 million, $41.9 million, and $11.4 million, respectively.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to be consistent with the 1995 presentation.

(B) SAVINGS AND LOAN OPERATIONS

ACQUISITION

In December 1988, the company purchased certain assets and assumed certain liabilities of four Texas savings and loan associations pursuant to acquisition agreements and an assistance agreement with the Federal Savings and Loan Insurance Corporation (FSLIC). In 1989 the FSLIC was replaced by the FSLIC Resolution Fund (the Fund), which assumed all of FSLIC's assets, debts and obligations. The acquisition was made by Texas Trust, a federal stock savings bank and subsidiary of CTX Holding, a wholly-owned subsidiary of the company. The FSLIC received a warrant to purchase a 20% interest in Texas Trust's common stock for $.4 million through December 2003. In December 1994, Texas Trust negotiated an early termination of the assistance agreement and the warrant was redeemed.

Certain of the acquired assets (Covered Assets) were subject to Fund assistance in the form of loss reimbursements and a guaranteed minimum yield. Yield maintenance on Covered Assets for the years ended March 31, 1995, 1994 and 1993 were $.7, $2.8, and $8.5 million, respectively. In addition, $10.0, $12.1, and $86.1 million of assistance were provided in fiscal 1995, 1994 and 1993, respectively, primarily as reimbursement for losses relating to Covered Assets.

The agreements also provided for sharing by the Fund in a portion of the tax benefits realized by Centex Corporation and indemnification by the Fund against unassumed liabilities and claims.

DEPOSITS AND FHLB BORROWINGS

At March 31, 1994, deposits included $169.7 million of certificates of deposit (weighted average contractual interest rate of 3.87%) and $37.3 million of savings and checking accounts (weighted average contractual interest rate of 2.42%). In addition, the company was obligated on $4.0 million of Federal Home Loan Bank borrowings, which bore interest at 9.88% and were secured by assets with a book value of $4.5 million.

DISPOSITION

In December 1994, Texas Trust and CTX Holding Company executed an agreement with the Fund which terminated the assistance agreement. In addition, all items in dispute with the Fund were resolved and Texas Trust redeemed the warrant. On December 30, 1994, Coastal Bank, ssb, a non-affiliated entity, purchased all of Texas Trust's branch office facilities and assumed its deposit liabilities. Immediately after the sale Texas Trust was dissolved and its charter was canceled.

(C) INVESTMENT IN CXP

In April 1994, the company's construction products subsidiary, Centex Construction Products, Inc. (CXP), completed the sale of 11.73 million shares (51%) of its common stock in an Initial Public Offering. CXP's operations include cement, gypsum wallboard, concrete and aggregate facilities, including its 50% joint venture interests in its Texas and Illinois cement plants. Centex retains a 49% ownership in CXP.

In connection with CXP's Initial Public Offering, Centex received a dividend and other payments from CXP of $186.5 million, which was used by Centex to reduce outstanding indebtedness. The company reports its 49% investment in CXP on the equity method of accounting.

CXP's revenues of $166,826 and $136,526 for the fiscal years ended 1994 and 1993, respectively, and the related costs and expenses have been reclassified into "Equity in Earnings of Affiliate (CXP)" in order to facilitate comparisons between the periods.

Summarized financial information of CXP is presented below:




                                        For the Years Ended March 31,
                                    -------------------------------------
                                       1995         1994         1993
                                    -------------------------------------
Revenues                            $194,313      $166,826       $136,526
Earnings Before Income Taxes        $ 33,829      $ 16,626       $  4,648
Net Earnings                        $ 21,820      $ 10,240       $  3,112



                                               March 31,
                                        ------------------------
                                          1995            1994
                                        ------------------------
ASSETS
  Current Assets                        $ 66,562        $ 62,203
  Noncurrent Assets                      183,541         195,112
                                        --------        --------
                                        $250,103        $257,315
                                        ========        ========

LIABILITIES AND EQUITY
  Current Liabilities                   $ 35,493        $ 32,966
  Noncurrent Liabilities                  31,205          53,510
  Stockholders' Equity                   183,405         170,839
                                        --------        --------
                                        $250,103        $257,315
                                        ========        ========

(D) PROPERTY AND EQUIPMENT

Property and equipment cost by major category and accumulated depreciation are summarized below:


                                                            March 31,
                                                    ------------------------
                                                      1995            1994
                                                    ------------------------
Land, Buildings and Improvements                    $  1,919       $  37,707
Plants, Machinery, Equipment and Other                79,592         273,242
                                                    --------       ---------
                                                      81,511         310,949
Accumulated Depreciation                             (40,244)       (122,019)
                                                    --------       ---------
                                                    $ 41,267       $ 188,930
                                                    ========       =========

The decrease in property and equipment in fiscal 1995 relates primarily to the CXP Initial Public Offering.

(E) INDEBTEDNESS

SHORT-TERM DEBT

Balances of short-term debt were:

                                                             March 31,
                                    ---------------------------------------------------------
                                               1995                             1994
                                    ---------------------------------------------------------
                                      CENTEX          FINANCIAL         Centex      Financial
                                    CORPORATION       SERVICES       Corporation    Services
                                    -----------       --------       -----------    ---------
Banks                                 $ 79,000        $196,000        $ 84,500       $225,500
Commercial Paper                       125,000               -         122,000              -
Other Financial Institutions               851         175,409             138        351,447
                                      --------        --------        --------       --------
                                      $204,851        $371,409        $206,638       $576,947
                                      --------        --------        --------       --------
Consolidated Short-term Debt                  $576,260                        $783,585
                                              ========                        ========

The company borrows on a short-term basis from banks under uncommitted lines which bear interest at prevailing market rates. The weighted average interest rates of the short-term indebtedness outstanding during fiscal 1995 and 1994 were 5.8% and 3.6%, respectively. The weighted average interest rates of balances outstanding at March 31, 1995 and 1994 were 6.6% and 4.1%, respectively.

LONG-TERM DEBT

Balances of long-term debt were:

                                                               March 31,
                                                         ---------------------
                                                           1995          1994
                                                         ---------------------
Senior Notes, 9.05% Due in May 1996                      $100,000     $100,000
Subordinated Debentures, 8.75% to 8.8% Due in 2007        119,316      119,284
Other Indebtedness, 8.0% to 9.0% Due through 2000           3,214        3,548
                                                         --------     --------
                                                         $222,530     $222,832
                                                         ========     ========

     Maturities of long-term debt during the next five fiscal years are: 1996, $1,114; 1997, $100,000; 1998, $0; 1999, $0; 2000, $2,100.

Included in other long-term debt is a $2.1 million convertible subordinated debenture sold in August 1985 to a corporate officer at par. The indebtedness bears interest at prime and is convertible into 200,000 shares of the company's common stock. In connection with this transaction, the company has guaranteed the payment of a $2.1 million note payable to a bank by the officer.

CREDIT FACILITIES

During fiscal 1994 Centex maintained two separate bank credit agreements totaling $465 million, which were available for general corporate purposes. These facilities were replaced in July 1994 with a $425 million revolving credit agreement expiring in July 1999. Under the terms of the agreement, $170 million may be borrowed directly by CTX Mortgage. There were no borrowings outstanding to Centex Corporation or CTX Mortgage under this or the previous facilities during the fiscal years ended March 31, 1995 and 1994.

CTX Mortgage has a $300 million committed and secured mortgage warehouse facility with a bank group, which expires in July 1997. CTX Mortgage also maintains committed mortgage warehouse facilities of $100 million expiring in December 1995 with two investment banks. In addition, CTX Mortgage has a $100 million asset-backed commercial paper program which expires in March 1997. The bank warehouse facility and the commercial paper program provide for limited support by Centex, as defined, of up to a maximum of 10% of the commitments. Management believes the facilities expiring in December 1995 can be renewed or replaced on essentially the same terms.

Under the most restrictive covenants of the various debt agreements, retained earnings of $315 million were free of restrictions at March 31, 1995.

(F) CAPITAL STOCK

SHAREHOLDER RIGHTS PLAN

In September 1986, the company adopted a Shareholder Rights Plan (Rights Plan) pursuant to which each holder of record of a share of common stock was granted one right for each share of common stock held. The Rights Plan was amended in May 1988. Under the Rights Plan, as amended, each right entitles its holder to purchase one one-hundredth of a share of a new series of preferred stock designated Junior Participating Preferred Stock, Series D at an exercise price of $120. The rights will become exercisable 10 days after anyone acquires 20% or more of the company's common stock, or 10 business days after anyone commences a tender offer which, if successful, would result in such person owning 20% or more of the company's common stock. In addition, if anyone acquires 20% or more of the common stock (other than pursuant to certain offers for all shares of common stock specified in the Rights Plan), or a 20% or more holder engages in certain specified "self-dealing" transactions or combines with the company in a reverse merger in which the company survives and its shares of common stock are not changed, each right will entitle its holder (other than a holder which owns 20% or more of the common stock) to purchase shares of company common stock (or, in certain circumstances, other consideration) with a value of twice the $120 exercise price. If, following an acquisition of 20% or more of the common stock, the company is acquired in a merger or sells 50% of its assets or earning power, each right will entitle its holder (other than a holder which owns 20% or more of the common stock) to purchase common stock of the acquiring company with a value of twice the $120 exercise price. In general, the rights are redeemable at $.05 per right until 15 days after anyone acquires 20% or more of the common stock. Unless earlier redeemed, the rights will expire on October 1, 1996.

STOCK OPTIONS

The company has two stock option plans for directors, officers and key employees of the company, the Centex Corporation 1987 Stock Option Plan (the 1987 Plan) and the Centex Corporation Stock Option Plan (the Centex Plan). Option grants under the Centex Plan may not be less than the fair market value at the date of the grant. Option grants under the 1987 Plan may be less than the fair market value at the date of the grant. Under both plans, option periods and exercise dates may vary within a maximum period of 10 years. A summary of the activity in the stock option plans is presented below:

                                 Number                       Option Price
OPTIONS AT MARCH 31,           of Shares                     Range per Share
                               ---------                     ---------------
Outstanding
  1995                         3,406,073                    $8.50 TO $33.875
  1994                         3,641,300                    $8.50 to $33.875
Exercised
  1995                           144,670                    $8.50 TO $18.313
  1994                           518,930                    $8.50 to $18.313
Exercisable
  1995                         1,630,987                    $8.50 TO $33.875
  1994                           849,002                    $8.50 to $18.375
Available for grant
  1995                           963,213
  1994                           872,656

During fiscal 1995, options for 167,500 shares were granted and previously granted options for 258,057 shares became available for reissue. At March 31, 1995, the company had 4,369,286 common shares reserved for stock options.

The company records proceeds from the exercise of options as additions to common stock and capital in excess of par value. The federal tax benefit, if any, is considered additional capital in excess of par value. No charges or credits would be made to earnings unless options were to be granted at less than fair market value at the date of the grant.

(G) INCOME TAXES

The provision for income taxes includes the following components:

                                          For the Years Ended March 31,
                                     ------------------------------------
                                        1995          1994           1993
                                     ------------------------------------
Current Provision
  Federal                            $53,754       $52,943        $22,429
  State                                4,071         4,668          4,747
                                     -------       -------        -------
                                      57,825        57,611         27,176
                                     -------       -------        -------
Deferred Provision (Benefit)
  Federal                             (4,570)      (10,762)         2,581
  State                                  285         3,002            964
                                     -------       -------        -------
                                      (4,285)       (7,760)         3,545
                                     -------       -------        -------
Provision for Income Taxes           $53,540       $49,851        $30,721
                                     =======       =======        =======

The effective tax rate is greater than the federal statutory rate of 35% in 1995 and 1994 and less than the federal statutory rate of 34% in 1993 due to the following items:

                                                                               For the Years Ended March 31,
                                                                          -------------------------------------
                                                                            1995          1994           1993
                                                                          -------------------------------------
Financial Income Before Taxes                                             $145,788      $135,013        $91,759
                                                                          ========      ========        =======
Income Taxes at Statutory Rate                                            $ 51,025      $ 47,254        $31,198
Increases (Decreases) in Tax Resulting From -
  State Income Taxes, net                                                    2,791         4,826          3,840
  Statutory Depletion in Excess of Cost                                          -          (912)          (603)
  Tax Exempt Fund Assistance                                                     -        (1,238)        (3,000)
  Other                                                                       (276)          (79)          (714)
                                                                          --------      --------        -------
Provision for Income Taxes                                                $ 53,540      $ 49,851        $30,721
                                                                          ========      ========        =======
Effective Tax Rate                                                             37%           37%            33%

During fiscal year 1994, the "Revenue Reconciliation Act of 1993" was signed into law which, among other things, changed the federal statutory tax rate from 34% to 35% retroactive to January 1, 1993. In accordance with SFAS No. 109, "Accounting for Income Taxes," the tax effect of this new law was recognized by the company during fiscal year 1994. These changes had no material effect on the financial statements of the company.

Certain payments from the Fund were exempt from federal income taxes. These tax benefits have been reflected as a reduction of the income tax provision.

The deferred income tax provision (benefit) results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:


                                                           For the Years Ended March 31,
                                                      --------------------------------------
                                                         1995          1994           1993
                                                      --------------------------------------
Installment Sale Reversals                            $   (176)     $   (153)       $  (326)
Net Operating Loss Utilization                               -           247            918
Uniform Capitalization for Tax Reporting                (2,377)         (777)          (580)
Completed Contract Reporting                               639          (318)        (2,997)
Gain on CXP's Initial Public Offering                   21,500             -              -
Excess Tax Depreciation and Amortization               (32,389)          444             88
Interest and Real Estate Taxes Expensed as Incurred       (749)          430          2,988
Alternative Minimum Tax                                   (507)       11,012          3,985
Financial Accrual Changes and Other                      9,774       (18,645)          (531)
                                                      --------      --------        -------
                                                      $ (4,285)     $ (7,760)       $ 3,545
                                                      ========      ========        =======

Components of deferred income taxes are as follows:

                                                                      March 31,
                                                               ----------------------
                                                                 1995          1994
                                                               ----------------------
Deferred Tax Liabilities
  Excess Tax Depreciation and Amortization                      $  1,372    $  37,977
  Interest and Real Estate Taxes Expensed as Incurred             25,837       26,698
  Gain on CXP's Initial Public Offering                           21,500            -
  Consolidated Return Regulation Deferrals                         6,939        6,898
  Software Development Expensed as Incurred                        1,957          714
  All Other                                                        3,586       10,449
                                                               ---------    ---------
Total Deferred Tax Liabilities                                    61,191       82,736
                                                               ---------    ---------
Deferred Tax Assets
  Alternative Minimum Tax                                           (815)        (507)
  Uniform Capitalization for Tax Reporting                       (14,878)     (12,574)
  Financial Accruals                                             (18,201)     (16,143)
All Other                                                           (560)      (2,332)
                                                               ---------    ---------
Total Deferred Tax Assets                                        (34,454)     (31,556)
                                                               ---------    ---------
Net Deferred Tax Liability                                     $  26,737    $  51,180
                                                               =========    =========

(H) CENTEX DEVELOPMENT COMPANY, L.P.

In March 1987, certain of the company's subsidiaries contributed to Centex Development Company, L.P. (CDC), a newly formed master limited partnership, properties with a historical cost basis (which approximated market value) of approximately $76 million. CDC was formed to enable stockholders to participate in long-term real estate development projects whose dynamics are inconsistent with Centex's traditional financial objectives.

In November 1987, the company distributed as a dividend to its stockholders securities relating to CDC. These securities included all of the issued and outstanding shares of common stock of 3333 Holding Corporation and warrants to purchase approximately 80% of the Class B units of limited partnership interest in CDC. A wholly-owned subsidiary of 3333 Holding Corporation serves as general partner of CDC. These securities are held by a nominee on behalf of the stockholders and will trade in tandem with the common stock of the company until such time as they are detached. The securities may be detached at any time by Centex's Board of Directors but the warrants to purchase Class B units automatically become detached in November 1997 unless extended by Centex's stockholders.

The partnership agreement provides that Centex, the Class A limited partner, is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its unrecovered capital, defined as its initial capital contribution, adjusted for cash distributions representing return of the initial capital contribution. No payments were made in fiscal 1995, 1994 or 1993.

Supplementary condensed combined financial statements for the company, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on 3333 Holding Company and its subsidiary and Centex Development Company, L.P., see their separate financial statements and related footnotes included elsewhere in this annual report.

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                   March 31,
                                                            -----------------------
                                                               1995         1994
                                                            -----------------------
ASSETS
  Cash and Cash Equivalents                                 $   25,207   $   76,388
  Marketable Securities Available for Sale                           -       78,241
  Receivables                                                  653,622      930,428
  Inventories                                                1,266,509    1,223,753
  Investments in
    Centex Construction Products, Inc.                          89,871            -
    Joint Ventures and Unconsolidated Subsidiaries               5,695       56,928
  Property and Equipment, net                                   41,267      188,930
  Government-Guaranteed S&L Assets                                   -       43,767
  Other Assets and Deferred Charges                             26,427       38,574
                                                            ----------   ----------
                                                            $2,108,598   $2,637,009
                                                            ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                  $  557,640   $  644,926
  S&L Deposits and FHLB Borrowings                                   -      211,055
  Short-term Debt                                              632,745      837,734
  Long-term Debt                                               222,530      222,832
  Deferred Income Taxes                                         26,737       51,180
  Stockholders' Equity                                         668,946      669,282
                                                            ----------   ----------
                                                            $2,108,598   $2,637,009
                                                            ==========   ==========

SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS
- --------------------------------------------------------------------------------

                                                                             For the Years Ended March 31,
                                                                        ---------------------------------------
                                                                           1995          1994           1993
                                                                        ---------------------------------------
Revenues                                                                $3,281,198    $3,224,025     $2,501,691
Costs and Expenses                                                       3,194,642     3,089,126      2,410,028
                                                                        ----------    ----------     ----------
Earnings Before Gain on CXP's Initial Public Offering and Income Taxes      86,556       134,899         91,663
Gain on CXP's Initial Public Offering                                       59,328             -              -
                                                                        ----------    ----------     ----------
Earnings Before Income Taxes                                               145,884       134,899         91,663
Income Taxes                                                                53,540        49,851         30,721
                                                                        ----------    ----------     ----------
Net Earnings                                                            $   92,344    $   85,048     $   60,942
                                                                        ==========    ==========     ==========

(I) BUSINESS SEGMENTS

The company operates in three business segments: Home Building, Financial Services and Contracting and Construction Services.

Intersegment revenues and investments in joint ventures are not material and are not shown in the following tables. The investment in Centex Development Company, L.P. is included in the Home Building segment and the investment in Centex Construction Products, Inc. is included in the Corporate segment.

HOME BUILDING

Home Building operations involve the construction and sale of residential housing. These activities also include the purchase and development of land. The following table sets forth financial information relating to the Home Building operations.

                                     For the Years Ended March 31,
                                 -------------------------------------
                                  1995           1994         1993
                                 -------------------------------------
                                         (Dollars in millions)
Revenues                         $2,110.7      $1,869.8       $1,433.1
Cost of Sales & Expenses          1,998.6       1,773.8        1,353.2
                                 --------      --------       --------
Operating Earnings               $  112.1      $   96.0       $   79.9
                                 ========      ========       ========
Identifiable Assets              $1,286.0      $1,203.2       $  981.1
                                 ========      ========       ========
Capital Expenditures             $    6.4      $    9.3       $    2.1
                                 ========      ========       ========
Depreciation and Amortization    $    3.3      $    2.8       $    2.2
                                 ========      ========       ========

FINANCIAL SERVICES

Financial Services operations involve the financing of residential housing. These activities include mortgage origination and other related services on homes sold by subsidiaries and by others. The Savings and Loan segment includes the operations of CTX Holding Company and its subsidiary, Texas Trust Savings Bank, FSB (sold during fiscal 1995 - see Note B). The following table sets forth financial information relating to the Financial Services operations.

                                                                For the Years Ended March 31,
                                   --------------------------------------------------------------------------------------
                                                                    (Dollars in millions)
                                                1995                         1994                        1993
                                   --------------------------   ----------------------------   --------------------------
                                   MORTGAGE    SAVINGS          Mortgage     Savings           Mortgage   Savings
                                    BANKING    & LOAN   TOTAL   Banking      & Loan    Total   Banking    & Loan    Total
                                   --------    -------  -----   --------     -------   -----   --------   -------   -----
Revenues                            $  97.4     $ 9.4  $106.8    $187.9      $ 15.5   $203.4    $129.7    $ 17.3   $147.0
Cost of Sales & Expenses               96.0       1.4    97.4     116.9        12.9    129.8      81.9      14.3     96.2
                                    -------     -----  ------    ------      ------   ------    -------   ------   ------
Operating Earnings                  $   1.4     $ 8.O  $  9.4    $ 71.0      $  2.6   $ 73.6    $ 47.8    $  3.0   $ 50.8
                                    =======     =====  ======    ======      ======   ======    ======    ======   ======
Identifiable Assets                 $ 450.7     $   -  $450.7    $685.6      $238.0   $923.6    $624.8    $216.7   $841.5
                                    =======     =====  ======    ======      ======   ======    ======    ======   ======
Capital Expenditures                $   6.7     $  .2  $  6.9    $ 11.0      $  2.3   $ 13.3    $  7.1    $  0.5   $  7.6
                                    =======     =====  ======    ======      ======   ======    ======    ======   ======
Depreciation and Amortization,
 including Negative Goodwill        $   6.0     $(6.8) $  (.8)   $  3.6      $ (2.2)  $  1.4    $  1.5    $ (3.1)  $ (1.6)
                                    =======     =====  ======    ======      ======   ======    ======    ======   ======

CONTRACTING AND CONSTRUCTION SERVICES

Contracting and Construction Services includes the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities, condominiums and educational institutions.

The following table sets forth financial information relating to the Contracting and Construction Services operation. As this segment generates significant levels of cash flow, Intracompany Interest Income (credited at the prime rate in effect) is reflected in this segment. These amounts are eliminated in consolidation.

                                                           For the Years Ended March 31,
                                                     ----------------------------------------
                                                      1995              1994            1993
                                                     ----------------------------------------
                                                               (Dollars in millions)
Revenues                                             $1,059.9          $966.6          $783.2
Cost of Sales & Expenses                              1,061.7           971.1           787.3
                                                     --------          ------          ------
Operating Loss                                           (1.8)           (4.5)           (4.1)
Intracompany Interest Income                             17.6            13.8            14.0
                                                     --------          ------          ------
Total                                                $   15.8          $  9.3          $  9.9
                                                     ========          ======          ======
Identifiable Assets*                                 $  199.8          $178.9          $170.4
                                                     ========          ======          ======
Capital Expenditures                                 $    2.7          $  2.8          $  1.8
                                                     ========          ======          ======
Depreciation and Amortization                        $    3.1          $  3.0          $  2.8
                                                     ========          ======          ======

   * The "net assets" position of the Contracting and Construction Services segment provides significant cash flow because payables and accruals consistently exceed gross assets.

CORPORATE

Corporate general and administrative expenses represent salaries and other costs not identifiable with a specific segment. Corporate assets are primarily cash and cash equivalents, receivables and other assets not associated with a business segment, including the investment in CXP. The following table summarizes financial information relating to the Corporate segment.

                                                   For the Years Ended March 31,
                                                  --------------------------------
                                                   1995         1994         1993
                                                  --------------------------------
                                                        (Dollars in millions)
Corporate General and Administrative Expenses     $ 15.3        $ 15.2       $13.1
                                                  ======        ======       =====
Identifiable Assets                               $113.2        $ 21.3       $29.3
                                                  ======        ======       =====
Capital Expenditures                              $  0.2        $  0.1       $ 0.2
                                                  ======        ======       =====
Depreciation and Amortization                     $  0.8        $  0.8       $ 1.0
                                                  ======        ======       =====

(J) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires companies to disclose the estimated fair value of their financial instrument assets and liabilities. The estimated fair values shown below have been determined using current quoted market prices where available and, where necessary, estimates based on present value methodology suitable for each category of financial instruments. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the company could realize in a current market exchange.

All assets and liabilities which are not considered financial instruments have been valued using historical cost accounting. No disclosure of the intangible relationship value of Texas Trust's customer deposits is required by Statement No. 107, nor has the company estimated that value. There is no material difference between the recorded amount and the estimated fair value of CTX Mortgage or Texas Trust's off-balance-sheet unfunded loan commitments. These are generally priced at market at the time of funding. For Texas Trust's loans and deposits with floating interest rates, the estimated fair values generally approximated the carrying values. The consolidated carrying values of Cash and Cash Equivalents, Other Receivables, Accounts Payable and Accrued Liabilities and Short-term Debt approximate their fair values. The carrying values and estimated fair values of other financial assets and liabilities were as follows:



                                                                              March 31,
                                                    ------------------------------------------------------------
                                                             1995                                1994
                                                    ------------------------------------------------------------
                                                    CARRYING        FAIR              Carrying            Fair
                                                     VALUE          VALUE              Value             Value
                                                    ---------     --------           ---------          --------
Financial Assets
  Marketable Securities                             $      -      $      -           $  78,241          $ 78,241(a)
  Residential Mortgage Loans                        $413,802      $414,801(a)        $ 677,641          $677,052(a)
  Government-Guaranteed S&L Receivables             $      -      $      -           $  19,030          $ 19,030(b)
Financial Liabilities
  S&L Deposits and FHLB Borrowings                  $      -      $      -           $ 211,055          $210,930(b)
  Long-term Debt                                    $222,530      $237,603(b)        $ 222,832          $234,618(b)

     (a) Fair values are based on quoted market prices for similar instruments.

     (b) Fair values are based on a present value discounted cash flow with the discount rate approximating current market for similar instruments.

(K) COMMITMENTS AND CONTINGENCIES

In order to assure the future availability of land for home building, the company has made deposits totaling $14 million as of March 31, 1995 for options to purchase undeveloped land and developed lots having a total purchase price of approximately $362 million. These options expire at various dates to 2000. The company has also committed to purchase land and developed lots totaling approximately $69 million. In addition, the company has executed lot purchase contracts with CDC (see Note H) which aggregate approximately $6 million.

Management believes that none of the litigation matters in which it or any subsidiary is involved, if determined unfavorable to Centex or any subsidiary, would have a material adverse effect on the consolidated financial condition or results of operations of the company.

The company has certain deductible limits under its workers' compensation and automobile and general liability insurance policies for which reserves are established based on the estimated costs of known and anticipated claims.

Centex Corporation and Subsidiaries

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
- --------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CENTEX CORPORATION:

We have audited the accompanying consolidated balance sheets of Centex Corporation (a Nevada corporation) and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centex Corporation and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental balance sheet data of Centex Corporation and Financial Services are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. This information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Arthur Andersen LLP

Dallas, Texas,

  May 12, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
- --------------------------------------------------------------------------------

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

Centex reported record revenues of $3.3 billion for fiscal 1995, an 8% increase over fiscal 1994 revenues. Earnings before income taxes and prior to the gain related to the 51% Initial Public Offering of Centex Construction Products, Inc. (CXP) were $86.5 million, down 36% compared to $135.0 million for fiscal 1994. Net earnings were $54.7 million and earnings per share were $1.81 for fiscal 1995 before the CXP gain, compared to $85.2 million and $2.60 for fiscal 1994. Including the CXP gain, net earnings and earnings per share for fiscal 1995 were $92.2 million and $3.04, respectively.

On April 19, 1994, CXP completed the sale of 11,730,000 shares, or 51%, of its common stock through an initial public offering. Including a dividend and other payments, Centex received $186.5 million from the transaction. Centex retains ownership of 49% of CXP's stock.

HOME BUILDING

The following summarizes Home Building results for the two-year period ending March 31, 1995 (dollars in millions, except per unit data):

                                                                  1995                       1994
                                                          ---------------------------------------------
Home Building Revenues                                    $ 2,110.7     100.0%      $ 1,869.8     100.0%
Cost of Sales                                              (1,748.6)    (82.9%)      (1,560.0)    (83.5%)
Selling, General & Administrative                            (250.O)    (11.8%)        (213.8)    (11.4%)
                                                          ---------     -----       ---------     -----
Operating Earnings                                        $   112.1       5.3%      $    96.0       5.1%
                                                          =========     =====       =========     =====
Units Closed                                                 12,964                    12,563
Unit Sales Price                                          $ 159,222                 $ 147,466
 % Change                                                       8.0%                      6.6%
Operating Earnings per Unit                               $   8,651                 $   7,640
 % Change                                                      13.2%                      3.1%

Although Centex reported record home building results for fiscal 1995, the company noted that as the year progressed, rising interest rates slowed new orders. This slowdown resulted in price competition throughout the industry, which negatively impacted margin improvements generally anticipated during this stage of the housing cycle.

FINANCIAL SERVICES

The Financial Services segment consists of the Mortgage Banking and Savings and Loan operations. The following summarizes Mortgage Banking's results for the two-year period ending March 31, 1995 (dollars in millions):

                                                                                 1995              1994
                                                                                --------------------------
Revenues                                                                        $   97.4          $  187.9
                                                                                ========          ========
Operating Earnings                                                              $    1.4          $   71.0
                                                                                ========          ========
Original Volume                                                                 $4,195.2          $6,428.4
                                                                                ========          ========
Number of Loans Originated
 Centex-built Homes                                                                8,504             9,289
 Non-Centex-built Homes                                                           28,574            49,254
                                                                                --------          --------
                                                                                  37,078            58,543
                                                                                ========          ========

Mortgage Banking results were negatively impacted throughout most of fiscal 1995 by rising interest rates and an increasingly competitive environment as the industry fought for shrinking volume in a declining market. Refinancing activity virtually disappeared and consumers shifted from fixed-rate loans to lower margin adjustable-rate loans. Mortgage Banking's results were also affected by the costs associated with downsizing the organization to match the lower business volume. During fiscal 1995, the division's operating locations and personnel were reduced by approximately 40%. Mortgage Banking's operational performance improved as the fourth quarter progressed due to a more efficient operating structure and the flattening of the yield curve, which increased the attractiveness of fixed rate mortgage products to customers.

Savings and Loan revenues in fiscal 1995 were $9.4 million compared to $15.5 million in fiscal 1994. Operating earnings for fiscal 1995 were $8.0 million compared to $2.6 million in fiscal 1994. In December 1994, the savings and loan sold its deposits and branches for a pre-tax gain of $3.2 million. The completion of the sale was Centex's final step in exiting the savings and loan industry.

CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ending March 31, 1995 (dollars in millions):

                                                1995               1994
                                              ---------------------------
Revenues                                      $1,059.9           $  966.6
                                              ========           ========
Operating Loss                                $   (1.8)          $   (4.5)
                                              ========           ========
New Contracts Received                        $1,151.8           $1,029.2
                                              ========           ========
Backlog of Uncompleted Contracts              $1,328.0           $1,236.1
                                              ========           ========

Although Contracting and Construction Service's results continued to be negatively impacted by an intensely competitive environment, the operating loss in fiscal 1995 was reduced compared to fiscal 1994. Nonresidential construction is improving as the economy strengthens and profit margins in this group are beginning to improve. The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of $60 million during fiscal 1995 and $74 million during fiscal 1994.

EQUITY IN EARNINGS OF AFFILIATE (CXP)

Centex's 49% "Equity in Earnings of Affiliate (CXP)" was $16.6 million in fiscal 1995. Fiscal year 1994's earnings, which represented Centex's 100% ownership of CXP, were also $16.6 million. Centex Construction Products, Inc. fiscal 1995 operating results benefited from improved demand and pricing for its cement and gypsum wallboard products.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

Led by outstanding results from its Home Building and Financial Services businesses and significant improvement in its Construction Products operations, Centex reported for fiscal year 1994 revenues of $3.0 billion ($2.4 billion in 1993), earnings before income taxes of $135 million ($91.8 million in 1993), net earnings of $85.2 million ($61.0 million in 1993) and earnings per share of $2.60 ($1.91 in 1993).

HOME BUILDING

The following summarizes Home Building results for the two-year period ending March 31, 1994 (dollars in millions, except per unit data):

                                                          1994                            1993
                                                 -------------------------------------------------------
Home Building Revenues                          $ 1,869.8          100.0%       $ 1,433.1        100.0%
Cost of Sales                                    (1,560.0)         (83.5%)       (1,186.6)       (82.8%)
Selling, General & Administrative                  (213.8)         (11.4%)         (166.6)       (11.6%)
                                                ---------          -----        ---------        -----
Operating Earnings                              $    96.0            5.1%       $    79.9          5.6%
                                                =========          =====        =========        =====
Units Closed                                       12,563                          10,279
Unit Sales Price                                $ 147,466                       $ 138,359
 % Change                                             6.6%                            2.0%
Operating Earnings per Unit                     $   7,640                       $   7,408
 % Change                                             3.1%                            3.7%


Home Building's gross profit margin declined in fiscal 1994 compared to fiscal 1993 due to increases in construction material costs, primarily lumber. Margins in 1994 were also impacted by the results of operations in California, which continued to experience negative economic conditions. Home closings and orders for fiscal 1994 were at the highest level in company history through fiscal 1994.

FINANCIAL SERVICES

The following summarizes Mortgage Banking's results for the two-year period ending March 31, 1994 (dollars in millions):

                                       1994        1993
                                    ---------------------
Revenues                            $  187.9     $  129.7
                                    ========     ========
Operating Earnings                  $   71.0     $   47.8
                                    ========     ========
Origination Volume                  $6,428.4     $4,205.8
                                    ========     ========
Number of Loans Originated
 Centex-built Homes                    9,289        7,758
 Non-Centex-built Homes               49,254       30,543
                                    --------     --------
                                      58,543       38,301
                                    ========     ========

The 45% increase in revenues and the 49% increase in operating earnings in fiscal 1994 compared to fiscal 1993 were the result of an improving economy and mortgage rates, which were at a 25-year-low. These conditions resulted in an influx of refinancing by existing homeowners. As a result, Mortgage Banking significantly expanded its operating locations and personnel during fiscal 1994.

The Savings and Loan segment reported fiscal 1994 revenues of $15.5 million, compared to $17.3 million in the prior fiscal year. Operating earnings from the Savings and Loan were $2.6 million for the current fiscal year, compared to $3.0 million in fiscal 1993.

CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ending March 31, 1994 (dollars in millions):

                                                   1994           1993
                                                 -----------------------
Revenues                                         $  966.6       $  783.2
                                                 ========       ========
Operating Loss                                   $   (4.5)      $   (4.1)
                                                 ========       ========
New Contracts Received                           $1,029.2       $1,166.8
                                                 ========       ========
Backlog of Uncompleted Contracts                 $1,236.1       $1,173.5
                                                 ========       ========

Contracting and Construction Service's operating losses during fiscal 1994 and 1993 resulted from continued weak operating margins as a result of competition for fewer available industry-wide projects compared to prior years. The increase in revenues of 23% in fiscal 1994 over fiscal 1993 resulted from this group being awarded more projects on which it submitted bids in fiscal 1993 and early 1994. However, the increased revenues also had low margins, which did not improve operating earnings. The Contracting and Construction Services operations provided average positive net cash flow in excess of Centex's investment in the group of $74 million during fiscal 1994 and $73 million during fiscal 1993.

CONSTRUCTION PRODUCTS

The following summarizes Construction Products results for the two-year period ending March 31, 1994 (dollars in millions):

                                                   1994           1993
                                                  ----------------------
Revenues                                          $ 166.8        $ 136.5
                                                  =======        =======
Operating Earnings                                $  16.6        $   4.6
                                                  =======        =======

Construction Products revenues increased 22% and operating earnings increased 261% in fiscal 1994 compared to fiscal 1993. Improved sales prices, higher sales volumes and lower operating costs contributed toward improved operating earnings. The higher sales volumes were primarily due to increasing demand for cement-related and gypsum wallboard products, which resulted in the improved pricing levels.

STOCK REPURCHASE PROGRAM

As a result of Centex's strengthened financial position after CXP's Initial Public Offering, Centex commenced a stock repurchase program as the Centex stock price fell to and remained at depressed levels. In total, the company repurchased 3.74 million shares of its common stock, or about 12% of the shares outstanding at the beginning of fiscal 1995. Centex currently has Board authorization to purchase approximately 930,000 additional shares.

FINANCIAL CONDITION AND LIQUIDITY

Centex fulfills its short-term financing requirements with cash generated from its operations and funds available under its credit facilities. These credit facilities also serve as back-up lines for overnight borrowings under its uncommitted bank facilities and commercial paper program. During fiscal 1995, Centex replaced two separate bank credit agreements with a five-year $425 million bank revolving credit facility. There were no borrowings under this or the prior facilities during fiscal 1995, 1994 or 1993. In addition, CTX Mortgage Company has its own $500 million of credit facilities to finance mortgages which are held during the period while they are being securitized and readied for delivery against forward sale commitments.

During fiscal 1995, $179.7 million of cash was provided by Centex's operations, compared to $104.0 million used by operations in fiscal 1994. The improvement in fiscal 1995 operational cash flow resulted primarily from a reduction in residential mortgage loans being held pending delivery against forward sale commitments.

Cash of $92.3 million in fiscal 1995 and $201.5 million in fiscal 1994 was used to increase inventories of homes under construction, land and land development costs as home sales and in-process construction increased during the periods. Payables and accruals decreased in fiscal 1995 over the prior year end balances due primarily to reduced operating activity in the Mortgage Banking group, the disposition of the Savings and Loan and the CXP transaction, which deconsolidated the Construction Products group.

In fiscal 1995, another significant source of funds was the dividend and other receipts related to CXP's Initial Public Offering, which provided $186.5 million in cash to Centex. The cash was used to reduce short-term indebtedness.

The decrease in marketable securities and S&L deposits during fiscal 1995 resulted from the disposition of the Savings and Loan. The fiscal 1995 decrease in debt related primarily to the decline in mortgage loan activity in the Mortgage Banking group and the associated decline in mortgage loans held pending delivery against forward sale commitments.

The company believes it has adequate resources and sufficient credit facilities to satisfy its current needs and provide for future growth.

OUTLOOK

In December 1994, the company entered into an agreement with Dallas-based Vista Properties, Inc. under which a subsidiary of Centex has agreed to acquire equity interests in Vista and in its affiliated partnership, Vista Partners, as part of a proposed prepackaged bankruptcy structuring by Vista. For an investment of approximately $70 million, Centex would acquire ownership in a portfolio of properties, comprising over 4,000 aces in seven states. The land is zoned, planned or developed for single- and multi-family residential, office and industrial, and retail and commercial. The acquisition would provide Centex with future residential sites in several of its existing markets as well as opportunities in retail, industrial and office segments. The transaction is expected to be completed during the summer of 1995, subject to the satisfaction of the conditions stated in the agreement, including approval from Vista's securities holders and the bankruptcy court.

The company expects fiscal 1996 results to be negatively impacted by fiscal 1995's lower home order rate (sales) and the resulting lower backlog at the beginning of fiscal 1996 compared to fiscal 1995. Although the company's expanding base in California should have a positive effect later in fiscal 1996, the opening of new neighborhoods there was delayed due to heavy spring rains. The decline in interest rates since the end of the fiscal year should provide an increase in activity for both the Home Building and Mortgage Banking operations. The company's Mortgage Banking operation is now positioned for profitability at lower volume levels and the Contracting and Construction Services division should become profitable as higher margin contracts are completed.

Centex Corporation and Subsidiaries

QUARTERLY RESULTS (UNAUDITED)

- --------------------------------------------------------------------------------

                                                         March 31,
                                                ------------------------
                                                   1995           1994
                                                ---------      ---------
                                                 (Dollars in thousands,
                                                  except per share data)
FIRST QUARTER
 Revenues                                       $ 832,517      $ 654,962
 Earnings Before Income Taxes                   $  84,779      $  26,707
 Net Earnings                                   $  53,398      $  17,006
 Earnings Per Share                             $    1.67      $     .52

SECOND QUARTER
 Revenues                                       $ 855,709      $ 764,318
 Earnings Before Income Taxes                   $  27,087      $  38,001
 Net Earnings                                   $  16,901      $  22,846
 Earnings Per Share                             $     .55      $     .70

THIRD QUARTER
 Revenues                                       $ 793,205      $ 789,873
 Earnings Before Income Taxes                   $  19,311      $  36,682
 Net Earnings                                   $  13,057      $  23,586
 Earnings Per Share                             $     .44      $     .72

FOURTH QUARTER
 Revenues                                       $ 796,073      $ 830,556
 Earnings Before Income Taxes                   $  14,611      $  33,623
 Net Earnings                                   $   8,892      $  21,724
 Earnings Per Share                             $     .31      $     .66

The first quarter ended June 30, 1994 includes amounts related to Centex Construction Products, Inc.'s Initial Public Offering of: Earnings Before Income Taxes, $59,328; Net Earnings, $37,495; and Earnings Per Share, $1,17.

Centex Corporation and Subsidiaries

SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)

- --------------------------------------------------------------------------------

                                                     ---------------------------------------------------------
                                                          1995           1994           1993           1992
                                                     ---------------------------------------------------------
Revenues                                             $3,277,504       $3,039,709    $ 2,363,325    $ 2,028,646
Net Earnings Before 1995 CXP Gain and
 1988 Accounting Change                              $   54,753       $   85,162    $    61,038    $    34,557
 Gain on CXP's IPO for 1995 and Effect of Change in
   Accounting for Income Taxes in 1988                   37,495               --             --             --
                                                     ----------       ----------    -----------    -----------
Net Earnings                                         $   92,248       $   85,162    $    61,038    $    34,557
                                                     ==========       ==========    ===========    ===========

Total Assets                                         $2,049,698       $2,580,356    $ 2,272,093    $ 2,347,452
Total Long-term Debt, including debentures           $  222,530       $  222,832    $   223,988    $   232,294
Total Debt                                           $  427,381       $  429,470    $   368,988    $   298,508
Deferred Income Taxes                                $   27,795       $   35,088    $    55,722    $    56,627
Stockholders' Equity                                 $  668,227       $  668,659    $   578,415    $   518,494
Total Debt as a Percent of Total Capitalization
    (Total Debt, Deferred Income Taxes,
     Negative Goodwill and Stockholders' Equity)          38.0%            37.1%          35.8%          33.0%
Net Earnings as a Percent of Beginning
  Stockholders' Equity                                    13.8%            14.7%          11.8%           7.1%
Per Common Share
  Earnings Before 1995 CXP Gain and 1988
    Accounting Change                                $     1.81       $     2.60    $      1.91    $      1.11
    Gain on CXP's IPO for 1995 and Effect of Change
     in Accounting for Income Taxes in 1988                1.23                -              -              -
                                                     ----------       ----------    -----------    -----------
  Net Earnings                                       $     3.04       $     2.60    $      1.91    $      1.11
                                                     ==========       ==========    ===========    ===========
  Cash Dividends                                     $      .20       $      .20    $       .20    $       .20
  Book Value Based on Shares Outstanding at Year End $    23.80       $    21.12    $     18.57    $     16.99
  Stock Prices
    High                                             $   32 3/8       $   45 5/8    $    34 1/8    $    27 3/8
    Low                                              $   20 1/4       $   27 1/2    $        20    $        17

On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (see Note H to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

As reflected above, Net Earnings and Earnings Per Share for fiscal 1995 include $37.5 million and $1.23, respectively, related to the April 1994 IPO of 51% of the stock of Centex Construction Products, Inc. See Note C to financial statements.

Debt and deferred income taxes reflect Centex Corporation only, with the mortgage company and savings and loan association reflected on the equity method versus consolidation.

Centex Construction Products, Inc. (CXP) became 49% owned in April 1994 as a result of an Initial Public Offering representing 51% of its equity (see Note C to financial statements). CXP's revenues for fiscal years 1994 and prior, and the related costs and expenses have been reclassified into "Equity in Earnings of Affiliate (CXP)". This reclassification facilitates comparisons between the periods.

- --------------------------------------------------------------------------------

                                        For the Years Ended March 31,
    ----------------------------------------------------------------------------------------------------
        1991             1990             1989                1988            1987              1986
    ----------------------------------------------------------------------------------------------------
                               (Dollars in thousands, except per share data)
    $ 2,089,110       $1,925,423       $1,707,989         $ 1,352,601      $1,165,375        $ 1,268,382
    $    43,605       $   62,003       $   40,020         $    24,063      $   44,204        $    47,569

              -                -                -              50,100               -                  -
    -----------       ----------       ----------         -----------      ----------        -----------
    $    43,605       $   62,003       $   40,020         $    74,163      $   44,204        $    47,569
    ===========       ==========       ==========         ===========      ==========        ===========
    $ 2,037,486       $2,045,141       $1,800,522         $ 1,148,098      $1,150,720        $ 1,068,063
    $   137,235       $  140,112       $  140,192         $   178,862      $  133,461        $    65,263
    $   267,946       $  267,739       $  240,457         $   222,962      $  134,724        $   120,394
    $    80,205       $   59,311       $   74,487         $   139,767      $  229,576        $   204,588
    $   483,677       $  447,911       $  384,174         $   364,846      $  363,014        $   327,792

          30.9%            33.0%            32.6%               30.6%           18.5%              18.4%
           9.7%            16.1%            11.0%               20.4%           13.5%              15.8%
    $      1.42       $     2.01       $     1.32         $       .75      $     1.24        $      1.31

              -                -                -                1.57               -                  -
    -----------       ----------       ----------         -----------      ----------        -----------
    $      1.42       $     2.01       $     1.32         $      2.32      $     1.24        $      1.31
    ===========       ==========       ==========         ===========      ==========        ===========
    $       .20       $      .20       $   .14375         $      .125      $     .125        $      .125
    $     16.07       $    14.85       $    13.28         $     12.13      $    10.23        $      9.17

    $    21 7/8       $   20 7/8       $   14 7/8         $        17      $   20 1/4        $    16 3/4
    $     9 3/4       $       14       $       10         $     7 7/8      $   14 1/2        $    10 1/4

3333 HOLDING CORPORATION
AND SUBSIDIARY
AND CENTEX DEVELOPMENT COMPANY, L.P.


TO OUR STOCKHOLDERS For the year ended March 31, 1995, combined revenues for 3333 Holding Corporation (Holding), its subsidiary 3333 Development Corporation (Development), and Centex Development Company, L.P. (CDC) declined to $10.3 million compared to revenues of $13.2 million in the prior year. Fiscal 1995 revenues include results from the sale of: a commercial property in Sonora, California; 116.5 acres in Puerto Rico; a 33.92-acre commercial tract in Bolingbrook, Illinois; and 254 residential lots in Orlando, Florida and East Windsor, New Jersey to Centex Real Estate Corporation.

    The fiscal 1995 combined net loss of $16.2 million included property valuation adjustments of $15.5 million, without which the loss was $.7 million compared to a combined loss of $1.6 million for fiscal 1994. The property valuation adjustments, which were recorded in fiscal 1995's fourth quarter, reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of certain properties, primarily The Colony and Bryan Place properties located in the Dallas area. The adjusted carrying values will facilitate a nearer-term disposition or development of these properties.

    The revenues and earnings of Centex Development Company, L.P. (CDC or the Partnership) are largely dependent on lot and land sales, the timing of which is uncertain. Consistent with the nature of the land development business, CDC's financial results have traditionally varied significantly.

    Although fiscal 1995's financial results were disappointing, CDC believes the real estate market and new development opportunities are improving. We will continue to seek ways to take advantage of the market and our property portfolio and to look for new acquisition, development and other opportunities consistent with our goals.



/s/ J.S. Bilheimer
J.S. Bilheimer
President

May 12, 1995

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

- --------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1995 and 1994, and the related combining statements of operations and cash flows and stockholders' equity and partners' capital for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1995 and 1994, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

Arthur Anderson LLP

Dallas, Texas,
    May 12, 1995

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

FINANCIAL HIGHLIGHTS
- --------------------------------------------------------------------------------

                                                                        For the Years Ended March 31,
                                                        ----------------------------------------------------------
                                                           1995        1994         1993         1992       1991
                                                        ----------------------------------------------------------
                                                             (Dollars in thousands, except per share/unit data)

REVENUES
 3333 Holding Corporation and Subsidiary                $    1,602   $     537   $      566   $     679   $    833
 Centex Development Company, L.P.                       $    9,796   $  12,859   $    9,783   $  23,998   $ 11,455
 Combined Revenues                                      $   10,342   $  13,249   $   10,156   $  24,399   $ 11,902

OPERATING EARNINGS (LOSS)
 3333 Holding Corporation and Subsidiary                $       96   $    (114)  $      (96)  $    (107)  $   (113)
 Centex Development Company, L.P.                       $  (16,323)  $  (1,510)  $   (4,176)  $    (706)  $   (303)
 Combined Operating Earnings (Loss)                     $  (16,227)  $  (1,624)  $   (4,272)  $    (813)  $   (416)

TOTAL ASSETS
 3333 Holding Corporation and Subsidiary                $    8,673   $   8,600   $    8,600   $   8,613   $  8,662
 Centex Development Company, L.P.                       $  105,946   $ 121,027   $  128,621   $ 121,244   $126,691
 Combined Assets                                        $  113,282   $ 128,092   $  134,691   $ 127,402   $132,980

TOTAL DEBT
 3333 Holding Corporation and Subsidiary                $    7,600   $   7,600   $    6,500   $   6,500   $  6,500
 Centex Development Company, L.P.                       $   56,485   $  54,149   $   59,262   $  44,280   $ 49,281
 Combined Debt                                          $   64,085   $  61,749   $   65,762   $  50,780   $ 55,781

OPERATING EARNINGS (LOSS) PER SHARE/UNIT
 (Average Outstanding Shares, 1,000; Units 1,000)
 3333 Holding Corporation and Subsidiary                $       96   $    (114)  $      (96)  $    (107)  $   (113)
 Centex Development Company, L.P.                       $  (16,323)  $  (1,510)  $   (4,176)  $    (706)  $   (303)


3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                            March 31,
                                            ----------------------------------------------------------------------
                                              1995          1994       1995          1994        1995        1994
                                            ----------------------   ----------------------   --------------------
                                                                                                   3333 Holding
                                                                        Centex Development          Corporation
                                                  Combined                Company, L.P.            and Subsidiary
                                            ----------------------   ----------------------   --------------------
                                                                      (Dollars in thousands)
ASSETS
 Cash                                       $  1,422    $      101   $   1,403   $      101   $      19   $      -
 Accounts Receivable -
    Affiliates                                     -             -         570          768           -          -
    Centex Corporation and Subsidiaries          187           133           -            -         187        133
    Other                                          -           105           -          105           -          -
 Notes Receivable -
    Centex Corporation and Subsidiaries        7,700         7,700           -            -       7,700      7,700
    Other                                      4,025         1,151       4,025        1,151           -          -
 Investment in Affiliate                           -             -           -            -         767        767
 Land Held for Development and Sale -
    Forster Ranch                             53,493        49,199      53,493       49,199           -          -
    Other                                     46,455        69,703      46,455       69,703           -          -
                                            --------    ----------   ---------   ----------   ---------   --------
                                            $113,282    $  128,092   $ 105,946   $  121,027   $   8,673   $  8,600
                                            ========    ==========   =========   ==========   =========   ========


LIABILITIES, STOCKHOLDERS' EQUITY AND
PARTNERS' CAPITAL
 Accounts Payable and Accrued Liabilities -
    Affiliates                              $      -    $        -   $       -   $        -   $     570   $    768
    Centex Corporation and Subsidiaries          160           894           -          785         160        109
    Other                                      2,320         2,369       2,196        2,369         124          -
 Notes Payable -
    Centex Corporation and Subsidiaries        7,600         7,600           -            -       7,600      7,600
    Forster Ranch                             53,493        49,199      53,493       49,199           -          -
    Other                                      2,992         4,950       2,992        4,950           -          -
 Land Sale Deposits                                5           141           5          141           -          -
 Stockholders' Equity and Partners' Capital -
    Stock and Stock/Class B Unit Warrants        501           501         500          500           1          1
    Capital in Excess of Par Value               800           800           -            -         800        800
    Retained Earnings (Deficit)                 (582)         (678)          -            -        (582)      (678)
    Partners' Capital                         45,993        62,316      46,760       63,083           -          -
                                            --------    ----------   ---------   ----------   ---------   --------
 Total Stockholders' Equity and
  Partners' Capital                           46,712        62,939      47,260       63,583         219        123
                                            --------    ----------   ---------   ----------   ---------   --------
                                            $113,282    $  128,092   $ 105,946   $  121,027   $   8,673   $  8,600
                                            ========    ==========   =========   ==========   =========   ========

See notes to combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS
- --------------------------------------------------------------------------------

                                                                  For the Years Ended March 31,
                                            -----------------------------------------------------------------------
                                              1995         1994         1993        1995         1994        1993
                                            ----------------------------------   ----------------------------------
                                                                                                Centex
                                                        Combined                       Development Company, L.P.
                                            ----------------------------------   ----------------------------------
                                                     (Dollars in thousands, except per share/unit data)
COMBINING STATEMENTS OF OPERATIONS
   REVENUES
      Real Estate Sales                     $  9,506    $   12,540   $   9,097   $    9,506   $  12,540   $  9,097
      Interest and Other Income                  836           709       1,059          290         319        686
                                            --------    ----------   ---------   ----------   ---------   ---------
                                              10,342        13,249      10,156        9,796      12,859      9,783
                                            --------    ----------   ---------   ----------   ---------   ---------
   COSTS AND EXPENSES
      Real Estate Sales                        9,064        12,684       8,360        9,064      12,684      8,360
      Property Valuation Adjustment           15,500             -       3,702       15,500           -      3,702
      Selling and Administrative               1,394         1,750       1,962        1,555       1,685      1,897
      Interest                                   611           439         404            -           -          -
                                            --------    ----------   ---------   ----------   ---------   ---------
                                              26,569        14,873      14,428       26,119      14,396     13,959
                                            --------    ----------   ---------   ----------   ---------   ---------
   EARNINGS (LOSS) BEFORE INCOME TAXES       (16,227)       (1,624)     (4,272)     (16,323)     (1,510)    (4,176)
      Income Taxes                                 -             -           -            -           -          -
                                            --------    ----------   ---------   ----------   ---------   ---------
   NET EARNINGS (LOSS)                      $(16,227)   $   (1,624)  $  (4,272)  $  (16,323)  $  (1,510)  $ (4,176)
                                            ========    ==========   =========   ==========   =========   =========

   EARNINGS (LOSS) PER SHARE/UNIT
      (Average Outstanding Shares, 1,000;
       Units, 1,000)                                                             $  (16,323)  $  (1,510)  $ (4,176)
                                                                                 ==========   =========   =========
COMBINING STATEMENTS OF CASH FLOWS
   CASH FLOWS-OPERATING ACTIVITIES
      Net Earnings (Loss)                   $(16,227)   $   (1,624)  $  (4,272)  $  (16,323)  $  (1,510)  $ (4,176)
      Property Valuation Adjustment           15,500             -       3,702       15,500           -      3,702
      Net Change in Payables,
        Receivables and Deposits                (281)         (110)     (3,692)        (204)       (224)    (3,788)
      (Increase) Decrease in Notes
        Receivable                            (2,874)         (480)        262       (2,874)       (480)       262
      Decrease (Increase) in Land Held
        for Development and Sale               3,454         5,746     (10,680)       3,454       5,746    (10,680)
                                            --------    ----------   ---------   ----------   ---------   ---------
                                                (428)        3,532     (14,680)        (447)      3,532    (14,680)
                                            --------    ----------   ---------   ----------   ---------   ---------
   CASH FLOWS-FINANCING ACTIVITIES
      (Decrease) Increase in Notes Payable -
        Centex Corporation & Subsidiaries       (587)          430        (870)        (587)        430        (870)
        Other                                  2,336        (5,113)     15,852        2,336      (5,113)     15,852
                                            --------    ----------   ---------   ----------   ---------   ---------
                                               1,749        (4,683)     14,982        1,749      (4,683)     14,982
                                            --------    ----------   ---------   ----------   ---------   ---------
NET INCREASE (DECREASE) IN CASH                1,321        (1,151)        302        1,302      (1,151)        302
CASH AT BEGINNING OF YEAR                        101         1,252         950          101       1,252         950
                                            --------    ----------   ---------   ----------   ---------   ---------
CASH AT END OF YEAR                         $  1,422    $      101   $   1,252   $    1,403   $     101   $   1,252
                                            ========    ==========   =========   ==========   =========   =========

                                                     For the Years Ended March 31,
                                                ------------------------------------
                                                  1995         1994         1993
                                                ------------------------------------
                                                         3333 Holding Corporation
                                                            and Subsidiary
                                                ------------------------------------
                                                  (Dollars in thousands, except per
                                                           share/unit data)
COMBINING STATEMENTS OF OPERATIONS
   REVENUES
      Real Estate Sales                         $       -    $       -    $       -
      Interest and Other Income                     1,602          537          566
                                                ---------    ---------    ---------
                                                    1,602          537          566
                                                ---------    ---------    ---------
   COSTS AND EXPENSES
      Real Estate Sales                                 -            -            -
      Property Valuation Adjustment                     -            -            -
      Selling and Administrative                      761           65           65
      Interest                                        745          586          597
                                                ---------    ---------    ---------
                                                    1,506          651          662
                                                ---------    ---------    ---------
   EARNINGS (LOSS) BEFORE INCOME TAXES                 96         (114)         (96)
      Income Taxes                                      -            -            -
                                                ---------    ---------    ---------

   NET EARNINGS (LOSS)                          $      96    $    (114)   $     (96)
                                                =========    =========    =========
   EARNINGS (LOSS) PER SHARE/UNIT
      (Average Outstanding Shares, 1,000;
       Units, 1,000)                            $      96    $    (114)   $     (96)
                                                =========    =========    =========
COMBINING STATEMENTS OF CASH FLOWS
   CASH FLOWS-OPERATING ACTIVITIES
      Net Earnings (Loss)                       $      96    $    (114)   $     (96)
      Property Valuation Adjustment                     -            -            -
      Net Change in Payables,
        Receivables and Deposits                      (77)         114           96
      (Increase) Decrease in Notes
        Receivable                                      -            -            -
      Decrease (Increase) in Land Held
        for Development and Sale                        -            -            -
                                                ---------    ---------    ---------
                                                       19            -            -
                                                ---------    ---------    ---------
   CASH FLOWS-FINANCING ACTIVITIES
      (Decrease) Increase in Notes Payable -
        Centex Corporation & Subsidiaries               -            -            -
        Other                                           -            -            -
                                                ---------    ---------    ---------
                                                        -            -            -
                                                ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH                        19            -            -
CASH AT BEGINNING OF YEAR                               -            -            -
                                                ---------    ---------    ---------
CASH AT END OF YEAR                             $      19    $       -    $       -
                                                =========    =========    =========

See notes to combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

COMBINING STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
- --------------------------------------------------------------------------------

                                                           For the Years Ended March 31, 1995, 1994 and 1993
                              -----------------------------------------------------------------------------------------------
                                                  Centex Development                                 3333 Holding
                                                     Company, L.P.                            Corporation and Subsidiary
                                          -----------------------------------   ---------------------------------------------
                                          Class B       General      Limited                          Capital in    Retained
                                            Unit       Partner's    Partner's     Stock      Common    Excess Of    Earnings
                              Combined    Warrants      Capital      Capital    Warrants      Stock    Par Value    (Deficit)
                              --------    --------     ---------   ----------   ---------   --------   ---------    ---------
                                                                   (Dollars in thousands)
Balance at March 31, 1992     $ 68,835    $      500   $     767   $   68,002   $       1   $      -   $     800    $    (468)
   Net Loss                     (4,272)            -           -       (4,176)          -          -           -          (96)
                              --------    ----------   ---------   ----------   ---------   --------   ---------    ---------
Balance at March 31, 1993       64,563           500         767       63,826           1          -         800         (564)
   Net Loss                     (1,624)            -           -       (1,510)          -          -           -         (114)
                              --------    ----------   ---------   ----------   ---------   --------   ---------    ---------
Balance at March 31, 1994       62,939           500         767       62,316           1          -         800         (678)
   NET EARNINGS (LOSS)         (16,227)            -           -      (16,323)          -          -           -           96
                              --------    ----------   ---------   ----------   ---------   --------   ---------    ---------
BALANCE AT MARCH 31, 1995     $ 46,712    $      500   $     767   $   45,993   $       1   $      -   $     800    $    (582)
                              ========    ==========   =========   ==========   =========   ========   =========    =========

See notes to combining financial statements.

NOTES TO COMBINING FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

(A) ORGANIZATION

Centex Development Company, L.P. (the Partnership) was formed on March 31, 1987 to invest in, acquire, develop, operate and sell residential and commercial real estate. Centex Real Estate Corporation (CREC), its limited partner, is a subsidiary of Centex Corporation (Centex). 3333 Development Corporation (a Nevada corporation) (Development), which serves as its general partner, is owned by 3333 Holding Corporation (a Nevada corporation) (Holding). In November 1987, Centex distributed all of the issued and outstanding shares of the common stock of Holding and warrants to purchase approximately 80% of the Class B units of limited partnership interest in the Partnership (see Note F). These securities trade in tandem with the common stock of Centex and are being held by a nominee on behalf of Centex stockholders until such time as the securities are detached and trade separately. The securities may be detached at any time by Centex's Board of Directors, but the warrants to purchase Class B units automatically become detached in November 1997 unless extended by Centex's stockholders.

Supplementary condensed combined financial statements of Centex Corporation and subsidiaries, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on Centex Corporation and subsidiaries, see their separate financial statements and related footnotes.

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                      March 31,
                                                               -------------------------
                                                                 1995           1994
                                                               -------------------------
                                                                (Dollars in thousands)
ASSETS
 Cash and Cash Equivalents                                     $   25,207     $   76,388
 Marketable Securities Available for Sale                               -         78,241
 Receivables                                                      653,622        930,428
 Inventories                                                    1,266,509      1,223,753
 Investments in
    Centex Construction Products, Inc.                             89,871              -
    Joint Ventures and Unconsolidated Subsidiaries                  5,695         56,928
 Property and Equipment, net                                       41,267        188,930
 Government-Guaranteed S&L Assets                                       -         43,767
 Other Assets and Deferred Charges                                 26,427         38,574
                                                               ----------     ----------
                                                               $2,108,598     $2,637,009
                                                               ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts Payable and Accrued Liabilities                      $  557,640     $  644,926
 S&L Deposits and FHLB Borrowings                                       -        211,055
 Short-term Debt                                                  632,745        837,734
 Long-term Debt                                                   222,530        222,832
 Deferred Income Taxes                                             26,737         51,180
 Stockholders' Equity                                             668,946        669,282
                                                               ----------     ----------
                                                               $2,108,598     $2,637,009
                                                               ==========     ==========


SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS
- --------------------------------------------------------------------------------

                                                                    For the Years Ended March 31,
                                                               ----------------------------------------
                                                                 1995           1994            1993
                                                               ----------------------------------------
                                                                        (Dollars in thousands)
Revenues                                                       $3,281,198     $3,224,025     $2,501,691
Costs and Expenses                                              3,194,642      3,089,126      2,410,028
                                                               ----------     ----------     ----------
Earnings Before Gain on CXP's Initial Public Offering
  and Income Taxes                                                 86,556        134,899         91,663
Gain on CXP's Initial Public Offering                              59,328              -              -
                                                               ----------     ----------     ----------
Earnings Before Income Taxes                                      145,884        134,899         91,663
Income Taxes                                                       53,540         49,851         30,721
                                                               ----------     ----------     ----------
Net Earnings                                                   $   92,344     $   85,048     $   60,942
                                                               ==========     ==========     ==========

(B) BASIS OF PRESENTATION

The accompanying combining financial statements present the individual and combined financial statements of Holding and its subsidiary and the Partnership as of March 31, 1995 and 1994 and results of operations for each of the three years ended March 31, 1995. The financial statements of the Partnership are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership.

(C) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue from real estate sales is recognized as required payments are received and title passes.

INVENTORY CAPITALIZATION AND COST ALLOCATION

Land held for development and sale is stated at the lower of cost (including development costs and, where appropriate, capitalized interest and real estate taxes) or market. The capitalized costs are included in cost of land sales in the combining statements of operations as related revenues are recognized.

In March 1995, CDC recorded a pre-tax adjustment to reduce the book value of certain properties in the amount of approximately $15.5 million to reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of such properties. This adjustment results in carrying values that will facilitate a nearer-term disposition or development of these properties. A substantial portion of the adjustment relates to the book values of two Dallas area properties. In fiscal 1993, CDC wrote down its investment in Forster Ranch real estate by $3.7 million to an amount which equaled the related non-recourse debt.

EARNINGS (LOSS) PER SHARE/UNIT

Earnings (loss) per share/unit are based on the weighted average number of outstanding shares of common stock (1,000 for Holding) and Class A Limited partnership units (1,000 for the Partnership). These shares/units do not include common stock/unit equivalents because they have no material effect on earnings (loss) per share/unit.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS - SUPPLEMENTAL DISCLOSURES

Interest capitalized by the Partnership during fiscal years ended March 31, 1995, 1994 and 1993 totaled $4,787,000, $4,090,000 and $4,039,000, respectively, of which $4,687,000, $3,945,000 and $3,834,000, respectively, relates to the Forster Ranch property. No income taxes were paid during the years ended March 31, 1995, 1994 and 1993.

(D) NOTES RECEIVABLE

Development issued common stock to Holding and used the proceeds to advance $7.7 million to CREC, as evidenced by a note receivable due April 30, 1996, Interest at prime plus .875% is due in quarterly installments. Interest income of $680,000, $537,000 and $547,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1995, 1994 and 1993, respectively.

Notes Receivable - Other at March 31, 1995 and 1994 have stated interest rates ranging up to 10% and are due in monthly or quarterly installments. Discounts and allowances totaled $40,000 at March 31, 1995 and $313,000 at March 31, 1994. The weighted average interest rate, inclusive of discounts, was 9% at March 31, 1995 and 9% at March 31, 1994. Notes receivable at March 31, 1995 are collectible over seven years, with $323,000 being due within one year.

(E) NOTES PAYABLE

Centex had advanced Holding $7.6 million as of March 31, 1995 which is evidenced by a note secured by the common stock of Development. The note, which had a fluctuating balance during fiscal 1995 and 1994, bears interest at prime plus 1% which is payable quarterly. The principle balance together with all unpaid accrued interest is due on the earlier of April 1, 1996 or the date on which the warrants to purchase Class B units of limited partnership interests are detached from shares of the common stock of Centex. Interest expense of $611,000, $439,000 and $404,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1995, 1994 and 1993, respectively.

Under the most restrictive covenants of the note agreement, Holding and its subsidiary (excluding the Partnership) may not, without Centex's consent, (i) create any additional liens on or sell real estate properties contributed by the limited partner, (ii) effect a merger or consolidation, (iii) declare dividends or make certain other shareholder payments or (iv) allow tangible net worth, as defined, to be less than $7.7 million for Development.

All Forster Ranch and other notes payable are non-recourse, secured solely by the underlying real estate. As land is sold, a portion of the proceeds is restricted for repayment of the notes. The prime rate in effect was 9% at March 31, 1995 and 6 1/4% at March 31, 1994. The 30 day LIBOR rate at March 31, 1995 was 6 1/8% and 3 11/16% at March 31, 1994. The note balances and rates in effect were as follows:


                                                                       March 31,
                                                               -------------------------
                                                                  1995           1994
                                                               -------------------------
                                                                 (Dollars in thousands)
Credit Line at LIBOR Plus 3/4% unsecured, guaranteed by CREC   $    1,039     $    2,115
Note Payable at 6 1/2%, Paid in April 1994                              -          2,050
Note Payable at 12%, Matured in April 1994                            785            785
Note Payable at 5.56%, Maturing in fiscal year 1997                   682              -
Note Payable, Maturing in fiscal year 1997                            486              -
Forster Ranch Non-recourse Notes -
 Payable at Prime Plus 1%, Matured in April 1993                   11,602         12,420
 Payable at Prime Plus 2% (10 1/2% floor),
  Maturing in fiscal year 2002                                     41,891         36,779
                                                               ----------     ----------
                                                               $   56,485     $   54,149
                                                               ==========     ==========

The partnership and the holder of the Forster Ranch non-recourse notes have entered into an agreement that may result in the transfer of ownership of the property to the lender in satisfaction of this debt in June 1995. In connection with this agreement, CREC has agreed to fund certain holding and other costs CDC will incur through June 1995 in connection with its rezoning efforts. CDC wrote down its investment in the Forster Ranch real estate by approximately $3.7 million during fiscal year 1993 to an amount which equaled the related non-recourse debt after receiving notice that the note, which matured in April 1993, would not be renewed.

(F) STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

PREFERRED RETURN

The partnership agreement provides that the Class A Limited partner is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its Unrecovered Capital, which is defined as its initial capital contribution adjusted for cash distributions representing return of the initial capital contributions. Preference payments in arrears at March 31, 1995 amounted to $35,818,000.

ALLOCATION OF PROFITS AND LOSSES

As provided in the partnership agreement, prior to Payout (as defined below), net income of the Partnership is to be allocated to the partners in the following order of priority:

        (i) To the Class A Limited partner to the extent of the cumulative preferred return.
        (ii) To the partners to the extent and in the same ratio that cumulative net losses were allocated.
        (iii) To the partners in accordance with their percentage interests, as defined. Currently, this would be 20% to the Class A limited partner and 80% to the general partner.

All loss allocations and allocations of net income after Payout shall be made to the partners in accordance with their percentage interests, as defined.

DISTRIBUTIONS

Distributions of cash or other property are to be made at the discretion of the general partner and are to be distributed in the following order of priority:

        (i) Prior to the time at which the Class A limited partner has received aggregate distributions equal to its original capital contribution (Payout), distributions of cash or other property shall be made as follows:

                 (a) To the Class A limited partner, with respect to its preferred return, then
                 (b) To the partners in an amount equal to the maximum marginal corporate tax rate times the amount of taxable income allocated to the partners, then
                 (c) To the Class A limited partner until its Unrecovered Capital is reduced to zero.

        (ii) After Payout, distributions of cash shall be made to the partners in accordance with their percentage interests, as defined.

WARRANTS

In November 1987, Centex acquired from the Partnership 100 warrants to purchase 100 Class B units in the Partnership at an exercise price of $500 per Class B unit, and Centex acquired from Holding 100 warrants to purchase 100 shares of Holding common stock at an exercise price of $800 per share. These warrants are subject to future adjustment to provide the holders of options to purchase Centex common stock with the opportunity to acquire Class B units and shares of Holding. These warrants witl generally become exercisable upon the detachment of the tandem-traded securities from Centex common stock.

(G) RELATED PARTY TRANSACTIONS

SERVICE AND MANAGEMENT AGREEMENTS

Holding entered into a service agreement in May 1987 with Centex Service Company (CSC), a wholly-owned subsidiary of Centex, whereby CSC will provide certain tax, accounting and other similar services for Holding at a fee of $2,500 per month. Service fees of $30,000 for each of fiscal years 1995, 1994, and 1993 are reflected as administrative expenses in the accompanying combining financial statements.

The Partnership paid $922,000 to Holding during the current year pursuant to an agreement whereby Holding provides management services to the Partnership in connection with the development and operation of properties acquired by the Partnership, maintenance of partnership property and accounting and services. Also in the current year, the Partnership paid certain Centex subsidiaries $785,000 in management fees accrued in the year ended March 31, 1994 relative to a similar management agreement. For the year ended March 31, 1993, these management fees to Centex subsidiaries totaled $1,378,000 of which $28,000 was capitalized.

SALES AND PURCHASES

Partnership revenues during fiscal years 1995, 1994, and 1993 include land sales to CREC of $5,423,000, $2,354,000 and $8,648,000, respectively.
Additionally, CREC has contracts to purchase lots for the aggregate price of approximately $6.1 million to be paid as lots are delivered.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

Included in Accounts Receivable-Affiliates and Accounts Payable-Affiliates in the accompanying combining financial statements are $570,000 at March 31, 1995 and $768,000 at March 31, 1994, which the Partnership advanced to Holding. Interest of $134,000 and $148,000 was accrued on advances during fiscal years 1995 and 1994, respectively.

(H) INCOME TAXES

At March 31, 1995, Holding had operating loss carryforwards for income tax reporting purposes of $554,000. If unused, the loss carryforwards will expire in the fiscal years 2004 through 2010. Holding joins with its subsidiary in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holder of the Class A units. Accordingly, no tax provision for Partnership earnings is shown in the combining financial statements.

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

QUARTERLY RESULTS (UNAUDITED)
- --------------------------------------------------------------------------------

                                                                              March 31,
                                        -------------------------------------------------------------------------------------
                                         1995              1994          1995            1994             1995           1994
                                        ------------------------       ------------------------          --------------------
                                                                                                            3333 Holding
                                                                          Centex Development                Corporation
                                                Combined                    Company, L.P.                  and Subsidiary
                                        ------------------------       ------------------------          --------------------
                                                    (Dollars in thousands, except per share/unit data)
FIRST QUARTER
  Revenues                              $  3,105         $ 1,928       $   2,977        $ 1,832          $336            $134
  Earnings (Loss) Before Taxes          $   (137)        $  (264)      $    (151)       $  (235)         $ 14            $(29)
  Net Earnings (Loss)                   $   (137)        $  (264)      $    (151)       $  (235)         $ 14            $(29)
  Earnings (Loss) Per Share/Unit                                       $    (151)       $  (235)         $ 14            $(29)

SECOND QUARTER
  Revenues                              $  1,330         $10,136       $   1,197        $10,039          $376            $134
  Earnings (Loss) Before Taxes          $   (229)        $  (664)      $    (264)       $  (636)         $ 35            $(28)
  Net Earnings (Loss)                   $   (229)        $  (664)      $    (264)       $  (636)         $ 35            $(28)
  Earnings (Loss) Per Share/Unit                                       $    (264)       $  (636)         $ 35            $(28)

THIRD QUARTER
  Revenues                              $  4,467         $   374       $  4,325         $  275           $379            $136
  Earnings (Loss) Before Taxes          $   (261)        $  (424)      $   (283)        $ (395)          $ 22            $(29)
  Net Earnings (Loss)                   $   (261)        $  (424)      $   (283)        $ (395)          $ 22            $(29)
  Earnings (Loss) Per Share/Unit                                       $   (283)        $ (395)          $ 22            $(29)

FOURTH QUARTER
  Revenues                              $  1,440         $   811       $  1,297         $  713           $511            $133
  Earnings (Loss) Before Taxes          $(15,600)        $  (272)      $(15,625)        $ (244)          S 25            $(28)
  Net Earnings (Loss)                   $(15,600)        $  (272)      $(15,625)        $ (244)          $ 25            $(28)
  Earnings (Loss) Per Share/Unit                                       $(15,625)        $ (244)          $ 25            $(28)

3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
- --------------------------------------------------------------------------------

On a combined basis, revenues for the year ended March 31, 1995 of $10.3 million include results from the sale of: a commercial property in Sonora, California; 116.5 acres in Puerto Rico; a 33.92-acre commercial tract in Bolingbrook, Illinois; and 254 residential lots in Orlando, Florida and East Windsor, New Jersey to Centex Real Estate Corporation. Revenues of $13.2 million for fiscal 1994 included: a 15-acre industrial site in Houston, Texas; 168 acres of ranch land in Comal County, Texas; the Sonora, California shopping center property except for one pad site; and the sale to CREC of 246 residential lots in Orlando, Florida, The Colony, Texas and East Windsor, New Jersey. Revenues of $10.2 million for fiscal 1993 included the sale of a restaurant site in Sonora, California and the sale to CREC of 21 commercial acres and 273 residential lots in Orlando, Florida.

The year ended March 31, 1995 reflected a combined net loss of $16.2 million, which included property valuation adjustments of $15.5 million. The property valuation adjustments were recorded in March 1995 to reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of such properties, primarily The Colony and Bryan Place properties located in the Dallas area. These adjustments result in carrying values that will facilitate a nearer-term disposition or development of these properties. Without the property valuation adjustments, the combined net loss was $.7 million compared to $1.6 million in fiscal 1994. The reduction in loss before the property valuation adjustments primarily relates to the higher gross margin on fiscal 1995 real estate sales compared to fiscal 1994 and a reduction in selling and administrative cost and expense in fiscal 1995 compared to fiscal 1994.

The fiscal 1993 combined net loss of $4.3 million included a $3.7 million property carrying-value adjustment related to the Forster Ranch project in San Clemente, California. The Forster Ranch adjustment resulted from the assertion of the Forster Ranch property lender that CDC is in default under the non-recourse debt and CDC's related decision to tender this property to the lender in satisfaction of the non-recourse debt. Accordingly, the property was wntten down to an amount equal to the non-recourse debt. Excluding the $3.7 million San Clemente property adjustment, the combined loss for fiscal 1993 would have been $.6 million.

Holding, Development and the Partnership believe that they will be able to provide or obtain the necessary funding for their current operations and future expansion needs. The revenues, earnings and liquidity of these companies are largely dependent on future land sales, the timing of which is uncertain. The ability to obtain external debt or equity capital is subject to the provisions of Holding's loan agreement with Centex and the Partnership Agreement governing the Partnership.

CENTEX CORPORATION
- --------------------------------------------------------------------------------

BOARD OF DIRECTORS             Sheila E. Gallagher            OPERATING DIVISIONS            DALLAS SOUTHWEST
                               Vice President-Corporate                                      W. Lee Thompson
Alan B. Coleman (3,4)          Communications                 WASHTNGTON STATE               President
Former President,                                             Robert J. Fogarty
Southwestern                   Vicki A. Roberts               President                      CENTRAL TEXAS
Graduate School of Banking     Treasurer                                                     Philip W. Warnick
Foundation                                                    PORTLAND, OREGON               President
Southern Methodist University  Rodney E. Cummickel            Jay L. Smith
                               Assistant Vice President       President                        Killeen
Dan W. Cook III (2*)                                                                           Thomas E. Lynch
Former General Partner         Barry G. Wilson                NORTHERN CALIFORNIA              Manager
Goldman, Sachs & Co.           Assistant Controller           Ralph E. Walker
                                                              President                      SAN ANTONIO
Juan L. Elek                   CENTEX REAL ESTATE                                            J. Damon Lyles
Co-Chairman                    CORPORATION/CENTEX HOMES         Sacramento                   President
Elek, Moreno Valley Asociados                                   Jack E. Hood
                               Timothy R. Eller                 Manager                      NORTH HOUSTON
William J Gillilan III (1)     President and Chief Executive                                 A. Wayne Culpepper
President and Chief Operating  Officer                        CENTRAL VALLEY                 President
Officer                                                       Andrew D. Mangano
                               Andrew J. Hannigan             President                      SOUTH HOUSTON
Laurence E. Hirsch (1)         Executive Vice President                                      Thomas A. Houser
Chairman and Chief Executive                                    CENTEX COMMERCIAL            President
Officer                        Robert D. Hillmann               Craig A. Mangano
                               Executive Vice President         President                    MINNESOTA
C.W. Murchison, III (2,3,5)                                                                  Thomas M. Boyce
Private Real Estate            Paul R. Leonard, Jr.           SOUTHERN CALIFORNIA            President
Development and                Executive Vice President       Larry B. Ludwig
Other Investments                                             President                      IllINOIS
                               Steven R. Muller                                              Jon E. Fogg
Charles H. Pistor (2,4,5*)     Executive Vice President         San Bernardino               President
Vice Chairman, Southern                                         Stephan O. Nellis
Methodist University           Richard L. Sconyers              Manager                      INDIANAPOLIS
                               Executive Vice President                                      Rex L. Gordon
David W. Quinn                                                LOS ANGELES/VENTURA            President
Executive Vice President and   Stephen M. Weinberg            Scott J. Richter
Chief Financial Officer        Executive Vice President       President                      COLUMBUS
                                                                                             Joseph H. Mathias
Paul R. Seegers (1*,4*)        Melvin M. Chadwick             SAN DIEGO                      President
President, Seegers             Vice President-Finance         Douglas R. Jaeger
Enterprises                                                   President                      NASHVILLE
                               James J. Kopel, Jr.                                           R. Martin Kerr, Jr.
Paul T. Stoffel (3*,5)         Vice President                 NEVADA                         President
Private Investments                                           Mark L. Krivel
                               John M. Lile                   President                      NEW JERSEY
(Numbers in parentheses        Vice President                                                Joseph M. Mutinsky
indicate Board Committees)                                    COLORADO                       President
(1) Executive Committee        Joseph Luciani                 Miles R. Grant
(2) Compensation Committee     Vice President                 President                      NORTHERN VIRGINIA
(3) Audit Committee                                                                          Gary L. Jernigan
(4) Director Nominating        Joseph S. Powell               NEW MEXICO                     President
    Committee                  Vice President                 Richard E. Mallett
(5) Stock Option Committee                                    President                      HAMPTON ROADS
                               Renate I. Shiver                                              Jode L. Kirk
* Chairman                     Vice President                 PHOENIX                        President
                                                              Michael D. Trailor
OFFICERS                       Douglas A. Stempowski          President                      MARYLAND
                               Vice President                                                Jeffrey J. Doyle
Laurence E. Hirsch                                            DALLAS NORTH                   President
Chairman and Chief Executive   David C. Wheatley              Benton H. Karnes
Officer                        Vice President                 President                      ATLANTA
                                                                                             William F. Shean
William J Gillilan III         F. Timothy Hoyt                DALLAS NORTHEAST               President
President and Chief Operating  Vice President and Counsel     Richard D. Alberque
Officer                                                       President                      COLUMBIA
                               Burgess N. Trank                                              W. Trent Bass
David W. Quinn                 Vice President and Counsel                                    President
Executive Vice President and
Chief Financial Officer        James B. Watkins
                               Vice President and Counsel
Raymond G. Smerge
Vice President, Chief Legal
Officer, General Counsel and
Secretary

Michael S. Albright
Vice President-Finance and
Controller

Richard C. Harvey
Vice President-Tax

  Greenville                   Belinda M. Nicholson           VISALIA                        Ilda J. Putnam
  Jonathan P. Giles            Vice President                 Rohn L. Wittwer                Manager
  Manager                                                     Manager
                               Thomas E. Tuohy                                               James C. McMahan II
CHARLOTTE                      Vice President                 NEVADA                         Manager
Daniel L. Barnobi                                             RENO
President                      Kimberly L. Yowell             Gregory D. Shanklin            FORT WORTH
                               Vice President                 Manager                        John R. Granger
RALEIGH/DURHAM                                                                               Manager
E. Scott Batchelor             Ross T. Anderson               COLORADO
President                      Regional Vice President        COLORADO SPRINGS               HOUSTON
                                                              Joseph R. Vlasek               Mark D. Cady
COASTAL CAROLINA               John L. Matthews               Manager                        Manager
John D. Carpenter              Regional Vice President
President                                                     DENVER                         Richard D. Davis
                               David E. Robinson              Catherine S. Stroud            Manager
NORTH FLORIDA                  Regional Vice President        Manager
Douglas W. Smith                                                                             Joy L. Reichart
President                      John B. Rogers                 ENGLEWOOD                      Manager
                               Regional Vice President        Vicki L. Gjesdal
ORLANDO NORTH                                                 Manager                        Bob Tavel
Gregory L. LaPera              Andrew A. Warrick                                             Manager
President                      Regional Vice President        FORT COLLINS
                                                              Karen C. Sipes                 LEWISVILLE
ORLANDO SOUTH                  CTX MORTGAGE COMPANY BRANCHES  Manager                        Linda A. Frank
Patrick J. Knight                                                                            Manager
President                      WASHINGTON STATE               ARIZONA
                               BELLEVUE                       PHOENIX                        PLANO
TAMPA                          Vern Smith                     Kathleen A. Doyle              Mary C. Callegari
Mikell A. McElroy              Manager                        Manager                        Manager
President
                               RENTON                         NEW MEXICO                     SAN ANTONIO
BRADENTON/SARASOTA             William W. Haines, Jr.         ALBUQUERQUE                    Janis E. Anderson
David L. Hahn                  Manager                        Dianne R. Nielsen              Manager
President                                                     Manager
                               OREGON                                                        MINNESOTA
PALM BEACH                     PORTLAND                       Douglas D. Speegle             MINNETONKA
David L. Barclay               Michael G. Russell             Manager                        Kristin K. Hoaglund
President                      Manager                                                       Manager
                                                              UTAH
NAPLES/FORT MYERS              CALIFORNIA                     SALT LAKE CITY                 ST. PAUL
Timothy J. Ruemler             CONCORD                        Kevin G. Haycock               Stephen J. Lange
President                      Christie H. Craig              Manager                        Manager
                               Manager
SOUTH FLORIDA                                                 TEXAS                          ILLINOIS
Henry E. Magnuson              DEL MAR                        ARLINGTON                      BLOOMINGDALE
President                      James C. Doan                  Barbara J. Pacetti             Richard C. Grosse
                               Manager                        Manager                        Manager
CTX MORTGAGE COMPANY
                               IRVINE                         Peggy J. Rahall                CHICAGO
Carl N. Hearne                 John M. Bell                   Manager                        Peg J. Pavleck
Chief Executive Officer        Manager                                                       Manager
                                                              AUSTIN
Hudson H. Croom                PALMDALE                       Ronnette L. Shay               LAKE COUNTY
President                      Robert M. Schaffer             Manager                        Paul V. Diamond
                               Manager                                                       Manager
Mark L. Meyer                                                 David C. Thompson
Executive Vice President and   RIVERSIDE                      Manager                        INDIANA
Chief Operating Officer        Kimberly Firek                                                INDIANAPOLIS
                               Manager                        CASTLE HILLS                   Marsha L. Gibson-Buttery
Rick J. Carothers                                             Nancy S. Kramer                Manager
Executive Vice President       SACRAMENTO                     Manager
                               Christie H. Craig                                             OHIO
Timothy M. Bartosh             Manager                        CORPUS CHRISTI                 COLUMBUS
Vice President                                                Gloria A. Lopez                Diane L. Gardner
                               SAN DIEGO                      Manager                        Manager
Steven L. Deardorff            Scott D. Beyer
Vice President                 Manager                        DALLAS                         WISCONSIN
                                                              Patricia A. Donley             MILWAUKEE
Debra R. Dunn                  SOUTHERN CALIFORNIA            Manager                        Roy J. (Chip) Buehrle
Vice President                 Terri L. Hogerty                                              Manager
                               Manager
Carla M. Gustafson
Vice President

RACINE                         NORTH CHARLESTON               Randall R Hood                 NAPLES
Michael J. Bain                Amanda J. Williams             Vice President                 Rosa M. Peck
Manager                        Manager                                                       Manager
                                                              Monte R. Sturgeon
TENNESSEE                      FLORIDA                        Vice President                 ORLANDO
BRENTWOOD                      FORT LAUDERDALE                                               Pamela A. Morton
A. Frederick Campbell          Robin A. Karas                 CENTEX TITLE COMPANY           Manager
Manager                        Manager
                                                              GREATER DALLAS                 SARASOTA
NASHVILLE                      JACKSONVILLE                   POLICY CENTER                  Susan B. Anderson
Patricia S. Hargrove           Marie M. McRee                 C. Rex Womack                  Manager
Manager                        Manager                        Manager
                                                                                             TAMPA
MARYLAND                       Kelly L. Wainwnght             GREATER DALLAS                 Debra B. Thompson
CROFTON                        Manager                        EXAMINATION CENTER             Manager
Charles B. Williams                                           Bruce W. McRoberts
Manager                        MIAMI                          Manager                        CENTEX INSURANCE AGENCIES
                               John T. Mickel
FREDERICK                      Manager                        CENTEX TITLE COMPANY BRANCHES  Charles W. Hoffmann
Leo P. Natali                                                                                Vice President and Managing
Manager                        NAPLES                         TEXAS                          Director
                               Kathteen M. Garren             ARLINGTON
GREENBELT                      Manager                        Cindy M. Hinson                CENTEX ESCROW COMPANY
Jane B. Williams                                              Manager
Manager                        ORLANDO                                                       Patty E. Parsons
                               Gregory D. Pingston            AUSTIN                         Vice President
PENNSYLVANIA                   Manager                        Janet S. Lucas
PHILADELPHIA                                                  Manager                        CENTEX ESCROW COMPANY
Joseph P. Deitch               Brenda C. Nicola                                              BRANCHES
Manager                        Manager                        LEWISVILLE
                                                              Lajuannah Wilson               WASHINGTON
VIRGINIA                       SARASOTA                       Manager
CHANTILLY                      Todd A. Kolbe                                                 BELLEVUE
M. Catherine Bell              Manager                        PLANO                          FEDERAL WAY
Manager                                                       Connie D. Beale                Karen J. McMillan
                               TAMPA                          Manager                        Manager
FAIRFAX                        Marsha G. Crowder
Patrick A. Miller              Manager                        Linda S. Prockup               CTX COMMERCIAL LOAN DIVISION
Manager                                                       Manager
                               Judith A. Fish                                                Anthony S. Levatino
VIRGINIA BEACH                 Manager                        THE COLONY                     Executive Vice President
R. Lee Pearson                                                Carla B. Montgomery
Louis L. Tourgee               TITUSVILLE                     Manager                        Jeffrey V. Allen
Managers                       Linda L. Gray                                                 Vice President
                               Manager                        METROPOLITAN TITLE AND
GEORGIA                                                       GUARANTY COMPANY               Brian M. Cuje
ROSWELL                        WEST PALM BEACH                                               Vice President
Laurie K. Tracy                Diana K. Maguire               Rebecca R. Winters
Manager                        Manager                        Vice President                 James R. Franer
                                                                                             Vice President
NORTH CAROLINA                 ALABAMA                        FLORIDA EXAMINATION CENTER
CHARLOTTE                      HUNTSVILLE                     Kevin M. Arruda                Earle L. Jones, Jr.
ELizabeth H. South             Monica E. Mauk                 Manager                        Vice President
Manager                        Manager
                                                              METROPOLITAN TITLE AND         CENTEX CONSTRUCTION GROUP,
RALEIGH                        TUSCALOOSA                     GUARANTY COMPANY BRANCHES      INC.
K. Susan Stokley               Ann G. Schieber
Manager                        Manager                        FLORIDA                        William J Gillilan III
                                                              BOCA RATON                     Chairman, President and
Carter H. Ward                 NOVA MORTGAGE CREDIT           Valarie S. Gross               Chief Executive Officer
Manager                        CORPORATION                    Manager
                                                                                             Christopher D. Genry
SOUTH CAROLINA                 Richard L. Smith               FORT LAUDERDALE                Vice President and Chief
COLUMBIA                       President                      Kathleen M. Beckinsale         Financial Officer
Hollie L. Davis                                               Manager
Manager                        CENTEX TITLE, INSURANCE AND                                   Frank J. Iuen III
                               ESCROW OPERATIONS              JACKSONVILLE                   Vice President and Co-General
GREENVILLE                                                    Deborah M. Leavitt             Counsel
Vicky P. Buckner               Karren P. Bates                Manager
Manager                        President                                                     Jeffery A. Neyland
                                                                                             Vice President

                                                                                             Charles R. Nixon
                                                                                             Vice President and Co-General
                                                                                             Counsel

Richard M. Rantala             Carl H. Starrett               CENTEX-ROONEY                  CENTEX-SIMPSON
Vice President                 Vice President                 ENTERPRISES, INC.              CONSTRUCTION COMPANY, INC.

L. Donald Sumrell              David A. Welshans              Bob L. Moss                    Michael A. Wagner
Vice President                 Vice President                 President and Chief Executive  President and Chief Executive
                                                              Officer                        Officer
CENTEX BATESON CONSTRUCTION    CENTEX-GREAT SOUTHWEST
COMPANY, INC.                  CORPORATION                    Larry D. Casey                 Randall S. Howard
                                                              Vice President                 Executive Vice President
Joe R. Walker                  John D. Jeniec
Chairman, President and        President and Chief Executive  Gary P. Esporrin               Stephen E. Yannucci
Chief Executive Officer        Officer                        Vice President, Controller     Executive Vice President
                                                              and Treasurer
James L. Herndon               W. Brooks Gilmore                                             Joseph W. Freund
Executive Vice President and   Senior Vice President          David E. Hamlin                Vice President
Chief Operating Officer                                       Vice President
                               Gary L. Huggins                                               Eric J. Gerner
Dewey W. Davis                 Vice President                 CENTEX-ROONEY                  Vice President and Treasurer
Senior Vice President                                         CONSTRUCTION CO., INC.
                               CENTEX LANDIS                                                 George Keppler
Kenneth K. Eshelman            CONSTRUCTION CO., INC.         Bob L. Moss                    Vice President
Senior Vice President                                         Chairman, President and Chief
                               James C. Landis                Executive Officer              Randall R. Mullen
Bruce W. lady                  President and Chief Executive                                 Vice President
Senior Vice President          Officer                        Frederick E. Wade
                                                              Executive Vice President       William E. Reinhart
M. Lamar Martin                James L. Clemmensen                                           Vice President
Senior Vice President, Chief   Vice President                 Gary W. Glenewinkel
Financial Officer and                                         Senior Vice President          CENTEX ROOFING COMPANY
Treasurer                      C. Scott Evers
                               Vice President                 M. William Rochat              Jerry l. Morgan
Robert W. Kriz                                                Senior Vice President          President
Vice President                 James M. Lewis
                               Vice President                 Raymond C. Southern            CENTEX SENIOR SERViceS
Victorino A. Pangilinan                                       Senior Vice President
Vice President                 Albert J. Petrangeli                                          Nat S. Leakey
                               Vice President                 Herbert T. Adams III           Vice President
CENTEX FORCUM LANNOM, INC.                                    Vice President
                               CENTEX-RODGERS                                                3333 HOLDING CORPORATION
L.D. Pennington                CONSTRUCTION COMPANY           Jessie H. Brewer               AND SUBSIDIARY AND
Chairman                                                      Vice President                 CENTEX DEVELOPMENT
                               Edward A. Whitley                                             COMPANY, L P.
David R. Taylor                President and Chief Executive  John W. Cammack
President and Chief Executive  Officer                        Vice President                 BOARD OF DIRECTORS
Officer
                               Glen E. Pillow                 Robert E. Collie               J. S. Bitheimer
William F. Lamers              Executive Vice President       Vice President                 President
Vice President and Treasurer
                               W. Howard Allums               Richard H. Frantz              Josiah O. Low, III
Larry W. Rogers                Vice President                 Vice President                 Managing Director, DonaLdson,
Senior Vice President                                                                        Lufkin & Jenrette Securitites
                               Joseph T. Hatch, Jr.           James L. Johnson               Corporation
CENTEX GOLDEN                  Vice President                 Vice President
CONSTRUCTION COMPANY                                                                         David M. Sherer
                               Douglas H. Jones               Thomas A. Kalb                 President, Shenandoah
Richard A. Bail                Vice President                 Vice President                 Associates, Inc.
President and Chief Executive
Officer                        Rex E. lewis                   Morgan D. King                 OFFICERS
                               Vice President                 Vice President
John E. Bradel                                                                               J. S. Bilheimer
Vice President                 Dennis R. Norvet               George K. Koos                 President
                               Vice President                 Vice President
Blaine L. Knoll                                                                              Joe E. Arcisz
Vice President and Treasurer   G. Roger Pitts                 Gary D. Lamb                   Vice President
                               Vice President                 Vice President
Jeffrey A. Lage                                                                              Roger D. Sefzik
Vice President                 Joseph M. Stephens             James T. Norris                Vice President and Treasurer
                               Vice President and Treasurer   Vice President
Leigh Proudfoot
Vice President                 Alan B. Wooten                 John W. Traxler
                               Vice President                 Vice President
Thomas S. Rooney
Vice President                                                Charles F. Watson
                                                              Vice President
Ronald L. Rudolph
Vice President                                                J. Michael Wood
                                                              Vice President
MichaeL J. Saia
Vice President

Paul J. Santangelo
Vice President

CORPORATE HEADQUARTERS

3333 Lee Parkway
P.O. Box 19000
Dallas, TX 75219
(214) 559-6500

TRANSFER AGENT AND REGISTRAR

Chemical Mellon Shareholder Services
85 Challenger Road
Ridgefield Park, NJ 07660

STOCK LISTINGS

New York Stock Exchange
The International Stock Exchange (London)
Ticker Symbol "CTX"

ANNUAL MEETING

The combined Annual Meeting of
Stockholders of Centex Corporation
and 3333 Holding Corporation will be held on July 27, 1995 at 10:00 a.m. in the auditorium of the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas.

STOCKHOLDER INQUIRIES

Communications concerning transfer
requirements, lost certificates, dividends or change of address should be sent to Chemical Mellon Shareholder Services at the address Listed above.

FORM 10-K

A copy of the Annual Report on Form 10-K of Centex Corporation, 3333 Holding
Corporation and Centex Development
Company, L.P. is available upon request
to the corporate secretary at corporate
headquarters.