Form 10-K405, Exhibit 13
period 1996-03-31
CENTEX CORP; 3333 HOLDING CORP; CENTEX DEVELOPMENT CO LP
filed 1996-05-22
CIK 18532, 818762, 818764

                                                                      EXHIBIT 13


                                   INNER VATE
               Innovatively utilize Centex's unique strengths to
                   achieve optimum organizational performance


                              [Peephole Artwork]

                                     CENTEX
                                       96

                               1996 Annual Report

                               Centex Corporation
                            3333 Holding Corporation
                               Centex Development
                                 Company, L.P.

INNER FOCUS/OUTER VISION   Centex is dedicated to utilizing its core strengths
to provide the impetus for corporate expansion. A comprehensive understanding of the culture and capabilities of our company and its people allows the careful crafting of corporate strategies. These strategies will energize Centex to move into new areas with the maximum potential for success. From our inner focus comes the outer vision that will shape our future.





[Peephole Artwork]





Centex Corporation, through its subsidiaries, ranks among America's premier Home Building, Financial Services, and Contracting and Construction Services companies. o CENTEX HOMES is one of the nation's largest builders of single-family homes. o CTX MORTGAGE COMPANY is the country's second largest independent retail originator of single-family home mortgages. o CENTEX CONSTRUCTION GROUP is one of the leading general building contractors in the U.S. o Centex Corporation also owns a 49% interest in its former subsidiary, Centex Construction Products, Inc., which produces and distributes cement, gypsum wallboard, and concrete and aggregates. o In fiscal 1987, Centex created CENTEX DEVELOPMENT COMPANY, L.P. (CDC), a master limited partnership, to conduct real estate activity. Ownership interests in CDC, a separate entity from Centex, currently trade in tandem with the common stock of Centex. This combined 1996 Annual Report consists of the Annual Report to Stockholders of Centex Corporation, 3333 Holding Corporation and Centex Development Company, L.P.

                                    CONTENTS

Centex Corporation

Financial Highlights                                                      2
Stock Prices and Dividends                                                2
Letter to Our Stockholders                                                3
Home Building                                                             8
Financial Services                                                       14
Contracting and Construction Services                                    18
Centex Construction Products, Inc.                                       22

Financial Information

Consolidated Revenues and Operating Earnings by Line of Business         26
Statements of Consolidated Earnings                                      27
Consolidated Balance Sheets                                              28
Statements of Consolidated Cash Flows                                    30
Statements of Consolidated Stockholders' Equity                          31
Notes to Consolidated Financial Statements                               32
Report of Independent Public Accountants                                 46
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                                47
Quarterly Results                                                        53
Summary of Selected Financial Data                                       54
Board of Directors and Officers                                          69

3333 Holding Corporation and Subsidiary and
Centex Development Company, L.P.

Letter to Our Stockholders                                               56
Report of Independent Public Accountants                                 57
Financial Highlights                                                     58
Combining Balance Sheets                                                 59
Combining Statements of Operations and Cash Flows                        60
Combining Statements of Stockholders' Equity and Partners' Capital       61
Notes to Combining Financial Statements                                  61
Quarterly Results                                                        67
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                                68
Board of Directors and Officers                                          72

                      CENTEX CORPORATION AND SUBSIDIARIES

                              FINANCIAL HIGHLIGHTS

                                                                           FOR THE YEARS ENDED MARCH 31,
                                                         ------------------------------------------------------------------
                                                            1996          1995          1994          1993          1992
                                                         ----------    ----------    ----------    ----------    ----------
                                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues                                                 $3,102,987    $3,277,504    $3,039,709    $2,363,325    $2,028,646
Earnings Before Income Taxes                             $   87,786    $  145,788    $  135,013    $   91,759    $   45,852
Net Earnings Before Gain on CXP's IPO                    $   53,365    $   54,753    $   85,162    $   61,038    $   34,557
  Gain on CXP's IPO                                              --        37,495            --            --            --
                                                         ----------    ----------    ----------    ----------    ----------
Net Earnings                                             $   53,365    $   92,248    $   85,162    $   61,038    $   34,557
                                                         ==========    ==========    ==========    ==========    ==========
Earnings Per Share--
  Before Gain on CXP's IPO                               $     1.83    $     1.81    $     2.60    $     1.91    $     1.11
  Gain on CXP's IPO                                              --          1.23            --            --            --
                                                         ----------    ----------    ----------    ----------    ----------
Earnings Per Share                                       $     1.83    $     3.04    $     2.60    $     1.91    $     1.11
                                                         ==========    ==========    ==========    ==========    ==========
Cash Dividends Per Share                                 $      .20    $      .20    $      .20    $      .20    $      .20
Average Shares Outstanding                                   29,091        30,327        32,790        32,016        31,252
Debt                                                     $  408,253    $  427,381    $  429,470    $  368,988    $  298,508
Stockholders' Equity                                     $  722,836    $  668,227    $  668,659    $  578,415    $  518,494
Book Value Per Share At Year End                         $    25.43    $    23.80    $    21.12    $    18.57    $    16.99

     As reflected above, Net Earnings and Earnings Per Share for fiscal 1995 include $37.5 million and $1.23, respectively, related to the April 1994 Initial Public Offering (IPO) of 51% of the stock of Centex Construction Products, Inc. See Note C to financial statements.

     Debt represents Centex Corporation's debt with the financial services group reflected on the equity method versus consolidation. See Note A to financial statements.

                           STOCK PRICES AND DIVIDENDS

                                                                    YEAR ENDED MARCH 31,         YEAR ENDED MARCH 31,
                                                                           1996                         1995
                                                                 -------------------------    -------------------------
                                                                    PRICE                        PRICE
                                                                 ------------                 ------------
QUARTER                                                          HIGH    LOW     DIVIDENDS    HIGH    LOW     DIVIDENDS
                                                                 ----    ----    ---------    ----    ----    ---------
First                                                            $ 30    $23 1/2   $ .05      $32 3/8 $23 7/8   $ .05
Second                                                           $ 31    $ 26      $ .05      $26 7/8 $22 3/8   $ .05
Third                                                            $35 5/8 $28 5/8   $ .05      $23 7/8 $20 1/4   $ .05
Fourth                                                           $35 1/4 $27 3/4   $ .05      $25 7/8 $22 1/2   $ .05

     The common stock of Centex Corporation is traded on the New York Stock Exchange (ticker symbol CTX) and The International Stock Exchange (London). The approximate number of record holders of the common stock of Centex Corporation at May 8, 1996 was 2,243.

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

                              TO OUR STOCKHOLDERS

     In fiscal 1996, Centex renewed its focus on formulating operational goals and strategic philosophies for the future even as we enjoyed the results of some of our near-term strategies.

                                    [Photo]
                                 [LARRY HIRSCH]

Although fiscal 1996's highly competitive environment kept Centex's revenues of $3.1 billion and net earnings of $53.4 million slightly below 1995's results, 1996 earnings per share of $1.83 rose marginally above last year's level due to fewer average shares outstanding in the current year.

                                    [PHOTO]
                                BILL GILLILAN

     As mortgage interest rates continued to fall throughout most of the year, Centex Homes reported record home sales of 13,516 units, and its operating earnings of $106.7 million were the second highest in its history.

     CTX Mortgage, recovering from fiscal 1995's severely contracted market, reported per loan margins and operating earnings many times greater than last year.

                                    [PHOTO]
                                  DAVID QUINN

     Centex's 49% ownership interest in Centex Construction Products garnered a record $25.6 million, 55% higher than last year.

     Stockholders' equity per share, rising for the 28th consecutive year, reached $25.43 in fiscal 1996.

     Despite Centex's $85 million investment in Vista Properties, Inc., we finished fiscal 1996 with less debt than we had a year ago and a debt-to-capitalization ratio of 35.6%, down from 1995's 38.0%.

                              TO OUR STOCKHOLDERS


              [CHART]                                [CHART]

     REVENUES ($ in millions)             NET EARNINGS ($ in millions)
     92......................$2,029       92......................$34.6
     93......................$2,363       93......................$61.0
     94......................$3,040       94......................$85.2
     95......................$3,278       95......................$92.2
     96......................$3,103           $54.7          $37.5*
                                           Before CXP Gain  CXP Gain
                                          96......................$53.4

                                          * GAIN ON SALE OF 51% OF CENTEX
                                            CONSTRUCTION PRODUCTS, INC.

     Centex Corporation aspires to a lofty goal: tobe the nation's finest building and related financial services company. To reach our objective, we must properly blend operational, growth and financial strategies. We must know who we are and where we are going.

     Looking inside. So, while Centex continues to build and grow, it is also going through a period of intense introspection. Corporate self-scrutiny is almost always beneficial, but it is especially critical at this point in Centex's history as we face a dual challenge: raising financial returns in our core businesses while charting a path of expansion that will successfully propel the Company into the next century.

     Centex definitely had its share of success in fiscal 1996. Our Home Building company achieved over $100 million of operating earnings for the second consecutive year, and our customer satisfaction levels continue to rise. After weathering a rough fiscal 1995 sparked by rapidly rising interest rates, our Financial Services Group rebounded to make a significant contribution to this year's earnings. Centex Construction Products, our 49%-owned, publicly traded affiliate, was a stellar performer, reporting record earnings.

     Centex was also active on the acquisi-

                              TO OUR STOCKHOLDERS


              [CHART]                                     [CHART]

  SHARES OUTSTANDING AT YEAR END (in millions)   EARNINGS PER SHARE (in dollars)
  92......................30.5                   92......................$1.11
  93......................31.1                   93......................$1.91
  94......................31.7                   94......................$2.60
  95......................28.1                   95......................$3.04
  96......................28.4                       $1.81          $1.23*
                                                  Before CXP Gain  CXP Gain
                                                 96......................$1.83

                                                 * GAIN ON SALE OF 51% OF CENTEX
                                                   CONSTRUCTION PRODUCTS, INC.

tion front. Following a hard-fought battle, we gained control of Vista Properties, Inc. for a net purchase price of $85 million. Vista Properties adds valuable real estate assets to the Centex portfolio, which should start generating income in fiscal 1997. Just after the end of fiscal 1996, our newly formed Home Services division completed its first two acquisitions, and the Financial Services Group purchased a company that utilizes sophisticated technology to automate mortgage processing services.


     We also had our share of disappointments. Our Contracting and Construction Services company continued to incur operating losses, causing us to initiate a major restructuring of that division. In addition, Centex's return on stockholders' equity during fiscal 1996 failed to reach acceptable levels. Raising returns in all of Centex's businesses is management's principal immediate priority.

     "Innergizing" for the future. Back to introspection. We coined the word "INNERVATE" for our Annual Report cover to indicate that Centex will achieve its return on equity goals and rise to its next evolutionary level by emphasizing our core strengths and determining creative ways to use them. That may sound more dramatic than we intend. It merely means that we

                              To Our Stockholders

                   [CHART]

          STOCKHOLDER'S EQUITY ($ in millions)

          92 ...................... $518
          93 ...................... $578
          94 ...................... $669
          95 ...................... $668
          96 ...................... $723


                   [CHART]

           TOTAL DEBT TO CAPITALIZATION ($ in millions)
           92...................... 33.0%
               $299         $905
           93...................... 35.8%
               $369         $1,031
           94...................... 37.1%
               $429         $1,157
           95...................... 38.0%
               $427         $1,123
           96...................... 35.6%
               $408         $1,147




are resolved to creatively "play to our strengths." The industry leaders of the future must be innovators--companies whose people are strategically astute, adept at cyclical positioning and dedicated to constant operational improvement. Centex will be one of those leaders.

     In Home Building, Centex's strengths include a comprehensive understanding of land development as well as of the housing design and construction processes. We must improve margins by focusing those skills on reducing construction costs and developing more efficient and affordable housing.

     In order to utilize our resources more creatively, we must expand our internal definition of what it means to be a housing company. That definition must include the development of a wider variety of housing products and the construction of various types of residential living environments. As we try to differentiate ourselves from the competition, Centex will segment the housing markets more extensively than we have in the past. The search for ways in which to take greater advantage of our Home Building assets led to the creation of our Home Services group. Through this entity, we intend to offer home security and pest control services--initially to our own home buyers and later to other home builders for their customers.

                              To Our Stockholders

     In our Financial Services Group, Centex has successfully combined a flexible, people-oriented culture with sophisticated, cost-efficient systems. As a result of its growth, CTX Mortgage is now the nation's second largest non-bank-affiliated retail mortgage originator. Recognizing its own cultural strengths, Financial Services is expanding into the "B" and "C" mortgage business, where its marketing philosophy and operating systems can be successfully utilized. Financial Services also is assessing several other related operations that would be well suited to our business approach.

     After just two years as a separate company, Centex Construction Products has a virtually debt-free balance sheet that will enable it to expand its presence in the process-oriented construction products manufacturing industries. In addition, we have identified a number of business opportunities that our Contracting and Construction Services division will pursue after its current restructuring is successfully concluded.

     Centex also intends to respond aggressively to the trends that are impacting our businesses--changing demographics, the need for affordable housing, and technological advances, among others. One issue is how to satisfy the housing and other needs of the aging population. We recently completed our first specially designed facility for Alzheimer's patients, now being operated by a joint venture partner, and are searching for additional opportunities in the care-based housing field.

The year to come. Centex entered fiscal 1997 with considerable momentum. Our housing backlog stood 39% higher than last year and our mortgage activity has been strong. Centex Construction Products is progressing well, and the reorganization of the Contracting Group is rapidly moving forward. We also expect to receive significant operating contributions from the Vista Properties transaction. While we must always keep a wary eye on interest rates, fiscal 1997 is shaping up to be an exceptional year for Centex.

     In today's business environment, prosperity will come to those companies that correctly anticipate problems and successfully implement solutions to strategic challenges. We believe that Centex, with our approximately 6,000 committed people, possesses all of the qualities and resources necessary to thrive in that environment, as well as the financial power to transform opportunities into results.

     We are convinced that Centex stands on the threshold of its most profitable, creative and dynamic period.


/s/ LARRY HIRSCH
Laurence E. Hirsch
Chairman and Chief Executive Officer

/s/ WILLIAM J GILLILAN III
William J Gillilan III
President and Chief Operating Officer

/s/ DAVID W. QUINN
David W. Quinn
Executive Vice President and Chief Financial Officer

May 8, 1996

                                  INNER SPECT
             Meticulously evaluate and refine each of our processes
              to ensure delivery of superior products and services



                                   [PHOTO]
                               Robert Chappell

                                 HOME BUILDING

         [CHART]                                      [CHART]

REVENUES ($ IN MILLIONS)                     OPERATING EARNINGS ($ IN MILLIONS)

92 ................... $1,062                92 ................... $ 55.2
93 ................... $1,433                93 ................... $ 79.9
94 ................... $1,870                94 ................... $ 96.0
95 ................... $2,111                95 ................... $112.1
96 ................... $1,990                96 ................... $106.7


ROBERT CHAPPELL
Field Manager

Increasing returns in each neighborhood is the most critical element of Centex Homes' efforts to improve financial performance. Robert, who continuously, conscientiously inspects each home under construction from foundation to finish, is key to that process.

In fiscal 1996, Home Building revenues of $1.99 billion were 6% less than $2.11 billion in fiscal 1995. o Operating earnings were $106.7 million in 1996, 5% less than $112.1 million last year. o Home closings in 1996 were 11,970, an 8% decline from the record 12,964 homes closed in 1995. o New home orders for 1996 reached a record 13,516, 21% higher than 11,156 homes last year. o The backlog of homes sold but not closed at March 31, 1996 was 5,533 units, 39% higher than 3,987 units at March 31, 1995. o Fiscal 1996's average home sales price of $163,912 was 3% above 1995's average price of $159,222. o The per unit margin of $8,914 in 1996 also rose 3% over $8,651 last year. o The Home Building operating margin was 5.4% this year versus 5.3% in fiscal 1995.

                                 HOME BUILDING

Although rising interest rates late in fiscal 1995 depressed year-end backlog and slowed closings in the first half of 1996, the rate decline that began early in the fiscal year strengthened sales and accelerated closings in the second half. Ultimately, Centex Homes posted a solid performance for 1996, successfully delivering well over 10,000 units for the fourth consecutive year.

     Our Home Building operating margins improved sequentially each quarter, rising from 4.3% in the first quarter to 6.1% in the fourth period, and operating earnings were the second highest in our history. Record fourth quarter home orders lifted fiscal year sales to an all-time peak, positioning Centex Homes with a near-record-high backlog as fiscal 1997 began. Most significant, these achievements were accompanied by improvement in customer satisfaction.

     Despite rising demand, competition in our housing markets remains intense. Readily available capital has facilitated expansion by existing builders and the proliferation of new ones. This highly competitive environment has constrained home sales price increases while putting upward pressure on costs for land, labor and materials.

     Centex Homes is proceeding cautiously. Understanding the potential risk of expanding at this point in the cycle, we have resisted geographic growth. We permitted our land base to shrink and stabilized the number of our communities, ending fiscal 1996 with approximately the same number of communities we had at the beginning of the year. We reduced our unsold inventory of homes under construction, already low by industry standards, to minimal levels and deferred, for the present time, our international expansion efforts.

     Armed with a renewed sense of urgency, Centex Homes has refocused its energies and abilities on maximizing margins, earnings and returns on our substantial nationwide housing base--282 neighborhoods in 49 market areas in 20 states. Much of our margin improvement is a result of our own cost containment. We have upgraded the skills of our estimating and purchasing personnel and aggressively sought new efficiencies in our construction processes.

Refining our design. In addition, we are scrutinizing our product, phasing out features not perceived by our customers as adding value, or converting such features into options, if necessary. Centex is fortunate to have its own staff of highly-trained architects who each year produce several hundred new home designs -- first time, move up, and in some markets, custom -- for our home buyers. Our architects spend virtually all their time "on the road" -- traveling to each Home Building division to work with our local management to determine the ideal product for a particular area and neighborhood.

     In fiscal 1996, our homes ranged in size from approximately 1,200 to 4,000 square feet. Although the range of our home sales prices was about $69,000 to $577,000, the average price of a Centex home was around $163,900.

     Overall, our architects are focusing on new product design that is more efficient in terms of both material and labor costs while still meeting our customers' preferences. At Centex's unit volume level, even a small cost savings can have substan-

                                HOME BUILDING

                    CENTEX HOMES - 1996 CLOSING BY REGION

                            [MAP OF UNITED STATES]


West           2,347   20%
- --------------------------
Midwest        1,276   11%
- --------------------------
East           2,804   23%
- --------------------------
Southeast      2,241   19%
- --------------------------
Southwest      3,302   27%
- --------------------------
Total         11,970  100%
==========================



tial leverage. A 1% reduction in cost -- $1,000 on an average home at current volume levels -- will result in $12 million of additional pretax income.

Controlling our growth. Over the past quarter of a century, Centex Homes has built an organization with significant core operating strengths. Our management structure has enabled Centex Homes to achieve controlled expansion, resulting in the wide geographic diversity that has diminished our financial dependence on any one geographic market. This has enabled us to prosper despite various regional downturns, the most notable of which have been the Texas, and recently the California, recessions. Home building is a local business and because many of the critical decisions are made in the market itself, we have developed the ability to effectively manage a large number of decentralized, relatively diverse, entrepreneurial business units.

        Centex Homes also has learned how to quickly and accurately position and reposition assets among geographic markets and different product segments within a market. We have developed an expertise in skill-based training that enables our people to improve both technical and management skills in every aspect of the developing, building and selling processes. Last but certainly not least, we work continously to perform in a manner that supports our goals of improved execution and financial performance.

        The housing industry has changed dra-

                                 HOME BUILDING

matically during the past decade. Previously it was a transaction-oriented business in which countercyclical positioning and cyclical inflation brought substantial gain. Today, it can generate acceptable returns only through optimizing volumes, lowering costs and developing unique competitive advantages. Segmentation and differentiation strategies are becoming ever more critical. Centex Homes must attempt to further segment the home building market--not only to satisfy the ever changing needs of the population but also to distinguish itself from the competition.

Different demographics. We continue to be convinced of the many potential opportunities associated with the changing demographics, particularly the aging of the population. During fiscal 1996, we completed our first cared-based facility designed especially for residents with Alzheimer's disease. We currently are attempting to locate sites for additional such facilities, known as Kensington Cottages. In addition, expansion into the active retiree (non-golf) market as well as into the affordable housing market are segmentation strategies that play to Centex Homes' cultural and technical strengths.

        Centex's awareness of the varied housing needs of the population has been heightened over the past several years by our participation in Habitat for Humanity. Under the leadership of Centex Homes and in conjunction with Habitat, employees from every part of Centex Corporation nationwide have, with the help of our subcontractors, collectively built and donated more than 100 homes to families who otherwise would not be able to afford them. By the year 2000, our goal is to have built a total of 200 homes with a projected value of approximately $10 million.

        In another initiative, seeking to take better advantage of our Home Building asset base and customer relationships, as well as to develop a non-cyclical, recurring revenue

                      HOUSING ACTIVITY BY GEOGRAPHIC AREA

Closings

Year Ended               3/31/96             3/31/95
- ----------------------------------------------------
West                      2,347               2,454
Midwest                   1,276               1,283
East                      2,804               2,921
Southeast                 2,241               2,632
Southwest                 3,302               3,674
- ----------------------------------------------------
                         11,970              12,964
====================================================

Sales (Orders) Backlog

As of                    3/31/96             3/31/95
- ----------------------------------------------------
West                        980                 603
Midwest                     652                 442
East                      1,121                 918
Southeast                 1,106                 892
Southwest                 1,674               1,132
- ----------------------------------------------------
                          5,533               3,987
====================================================

Sales (Orders)
Year Ended               3/31/96             3/31/95
- ----------------------------------------------------
West                      2,724               2,301
Midwest                   1,486               1,103
East                      3,007               2,560
Southeast                 2,455               2,137
Southwest                 3,844               3,055
- ----------------------------------------------------
                         13,516              11,156
====================================================


                                 HOME BUILDING

stream, we formed Centex Home Services Company. This new subsidiary has acquired the operating assets of two entities that will enable Centex to enter the security and pest control businesses. Initially we will offer these services only to buyers of Centex Homes, but eventually we want to market these products and services to other builders for their customers. Longer-term plans involve expanding the service package.

        Growth has been a consistent theme in Centex Homes for the past quarter of a century. While the lateness of the economic cycle will slow the pace of Homes' geographic expansion, there are still many untapped market opportunities, particularly in the Northeast, Midwest and Mountain states, which we may consider for the next cycle. A potential expansion area will be into smaller markets that often offer opportunities for higher margins and returns on smaller volumes and entail less capital exposure than larger markets.

Right in the Neighborhood. We will continue to grow in a disciplined manner, matching asset growth with a focus on performance at the division and neighborhood level. In fact, improving the returns in each individual neighborhood is the most critical element of our efforts to improve our financial performance. In addition, we'll expand at a pace that doesn't unduly sacrifice current or near-term returns for the sake of future returns.

        We enter fiscal 1997 with a high backlog of sold, but not yet delivered, homes and a renewed focus on the necessity of increasing our margins. Our current concentration on margin improvement is of paramount importance because Centex Homes, along with most of the rest of the home building industry, has not been able to achieve the levels of returns on assets that were reached during previous cycles. Competitive factors have limited the industry's ability to raise prices sufficiently to cover rapidly rising material and labor costs. Although recent increases in lumber prices are troubling, the current slowing of cost increases in other areas should permit continued margin improvement.

        The signals of the future of the economy have been mixed, but job growth, which, together with interest rate levels, are the primary drivers of housing demand, continues at a high level, increasing confidence in the division's near-term prospects. We have also begun to see the first signs of recovery in the California markets where Centex Homes has invested substantial portion of its assets and has a significant market presence. While it is too soon to gauge the extent of this recuperation, any measurable improvement in the California home building market would have a positive impact on our Home Building earnings.

        It is impossible to know if or when the future may hold a severe recession or even a mild slowing of economic growth. Should the economy rebound, our conservative position may cause us to forgo some nearer-term profit opportunities. But experience has shown that it is better to be in a short rather than a long land position, particularly when land and home sales prices are not inflating rapidly.

        Whatever the economic scenario, higher returns will come only to those who are positioned to take advantage of opportunities when they are presented
- -- or to create propitious circumstances when they are not. We believe that Centex Homes is prepared to do both.

                                   INNER FACE

                  Creatively combine information systems with
               interpersonal capabilities to build relationships


                                    [PHOTO]
                                Becky Padilla

                               Financial Services

         [CHART]                                      [CHART]

REVENUES ($ IN MILLIONS)                     OPERATING EARNINGS ($ IN MILLIONS)

92 ................... $102                  92 ................... $21.6
93 ................... $147                  93 ................... $50.9
94 ................... $203                  94 ................... $73.6
95 ................... $107                  95 ................... $ 9.4
96 ................... $130                  96 ................... $17.2


BECKY PADILLA
Corporate Underwriter

A major factor in cost reduction efforts, technology utilization has enabled CTX Mortgage to consolidate in the corporate office functions previously performed in the branches. The loans Becky underwrites each day may come from any one of our 130 offices.

Financial Services revenues were $129.6 million in fiscal 1996, 21% above
$106.8 million in 1995. o Mortgage Banking's 1996 per loan margin of $412 increased ten-fold over 1995's margin, and operating earnings rebounded to $17.2 million versus $1.5 million in 1995. Total Financial Services earnings for 1995, including results from our former Savings and Loan, were $9.4 million. o 1996 loan originations rose 12% to 41,596 from 37,051 originations last year. o Originations for Centex Homes totaled 8,445, about the same as last year, but retail originations of 33,151 were 16% higher than in 1995.
o 1996 loan applications totaled 47,763, 31% over 36,487 applications last year. In 1996, Centex Homes applications rose 35% to 10,049 and retail applications of 37,714 were up 30%.

                               FINANCIAL SERVICES

The Centex Financial Services Group weathered an unusually volatile interest rate environment in fiscal 1994-1995, emerging in 1996 as a more experienced entity--financially strong, operationally sound and opportunistically oriented. Fiscal 1996 was a welcome year of stabilization and re-focus for Financial Services, which includes CTX Mortgage Company; title, insurance and escrow operations; and Nova Mortgage Credit Corporation.

     CTX Mortgage generated significant earnings during the early 1990s, particularly in fiscal 1994, as its rapidly expanding branch office network took advantage of the record mortgage volumes spawned by low interest rates. But CTX experienced a painful retrenchment in 1995 as multiple interest rate increases halted the refinancing boom. Most industry players also had expanded during the "refi high," intensifying the competition for shrinking mortgage volumes. As market consolidation and competition persisted in fiscal 1996, CTX concentrated its efforts on achieving efficiencies at every step of the loan process, seeking to become a low-cost producer of mortgage banking services.

A full service provider. CTX originates, packages, securitizes and sells all of its mortgage loans in the secondary market, simultaneously selling the servicing rights. CTX originally was established to provide mortgages for buyers of Centex Homes, and its geographic growth has generally paralleled that of the home builder. Today, more than 70% of Centex Homes buyers nationwide choose CTX as their mortgage provider. These "builder" loans account for about 20% of CTX's total loan volume, but they are CTX's most profitable loans due to lower production costs and a higher average loan amount. Centex Homes remains CTX Mortgage's largest customer and increasing this "builder" business continues to be a major CTX priority.

     Because it has been able to attract and retain many high production loan officers for its third-party business, CTX also has a strong retail mortgage culture. Based on retail production (company-originated mortgages), CTX currently ranks eighth in the nation but is second largest among independent (non-bank-affiliated) retail originators.

     During fiscal 1996, CTX originated 41,596 loans valued at approximately $4.9 billion. At this volume level, even small changes in financial variables can have significant impact. Currently, a $100 decrease in per unit loan origination costs would generate more than $4 million of incremental earnings. Therefore, reducing its loan origination costs is a primary focus for CTX.

     Technology utilization plays a major role in that effort and CTX aggressively applies systems technology to its business. Combined with new work approaches, this technology has facilitated corporate office consolidation of some functions previously performed at the branches. The growing sophistication of CTX's systems will make it possible to re-expand production in its office network without adding extensive field overhead or corporate office management.

     Shortly after fiscal year end, Financial Services continued to enhance its systems capabilities by acquiring two mortgage service providers, one of which specializes in quality control services and the other in automated loan processing services that substantially reduce costs. These entities currently serve other mortgage companies.

                               FINANCIAL SERVICES

                                   [CHART]

                               MORTGAGE BANKING
                                VALUE OF LOANS
                               ($ in billions)

                         92 ................... $ 2.5
                         93 ................... $ 4.2
                         94 ................... $ 6.4
                         95 ................... $ 4.2
                         96 ................... $ 4.9


     As it seeks new channels of originations, CTX has begun marketing its capabilities to other home builders through controlled business arrangements
(CBAs), forming new entities to provide mortgage banking services to other builders.

     During fiscal 1996, CTX continued to follow the policy it initiated two years ago of increasing lending to low- to medium-income families. CTX's program sensitizes its loan officers to the specific mortgage credit considerations of low-income communities and encourages officers to solicit loans in these areas. In addition, CTX currently is participating in the FNMA (Federal National Mortgage Association) test programs targeting potential home buyers in underserved communities. CTX also is successfully increasing its business within the various minority communities. During calendar 1995, CTX's approval rate for loans to all minorities rose to 81% from 74% in 1994.

     Other home-buyer related services in the Centex Financial Services Group include title insurance, escrow, and hazard insurance operations, primarily for Centex Homes customers. During fiscal 1996, our Centex Title Company in Texas purchased San Antonio's largest title operation--Commerce Land Title-- and our 16 Texas title locations now operate under the Commerce name. Metropolitan Title and Guaranty Company operates in 10 Florida markets. Centex Escrow Company has two offices in Washington state, and CTX Insurance Company's information systems enable it to offer homeowner, automobile, boat and personal insurance policies to customers in 18 states.

     Formed in fiscal 1995, Nova Mortgage Credit Corporation offers "B" and "C" mortgages to home buyers whose credit histories prevent them from qualifying for CTX's "A" mortgages. The demand for such mortgages is increasing due to rising consumer debt and the increased ability of issuers to securitize and sell the resulting financial instruments. Nova, which also offers home equity loans, currently is establishing a retail branch network of offices due to open during fiscal 1997.

A bright future. Centex Financial Services has created a substantial presence in its markets, and the high-return characteristics of the business are an excellent blend with the capital-intensive nature of our Home Building business. With increasing mortgage applications, its focus on cost reduction and its important new technological capabilities, CTX should have an excellent year in fiscal 1997. Beyond that, Financial Services represents one of Centex's most important, and potentially most lucrative, opportunities.

                                 INNER CHANGE


  Aggressively reorganize our internal structure of people and companies to capitalize on our skills, talents and experience


                                   [PHOTO]
                                Juan Rodriguez

                               CONTRACTING AND

                            CONSTRUCTION SERVICES

         [CHART]                                      [CHART]

REVENUES ($ in millions)                     OPERATING EARNINGS ($ in millions)

92 ................... $  865                92 ...................  $9.3
93 ................... $  783                   $3.7*/$5.6**
94 ................... $  967                93 ...................  $ .4
95 ................... $1,060                   ($4.1)*/$4.5**
96 ................... $  984                94 ...................  $ --
                                                ($4.5)*/$4.5**
                                             95 ...................  $3.0
                                                ($1.8)*/$4.8**
                                             96 ................... ($ .1)
                                                ($5.0)*/$4.9**

                                                * Operating Earnings (Losses)

                                               ** Investment Earnings on Cash
                                                  Flow over Equity (Eliminated
                                                  in Consolidation)

Contracting and Construction Services revenues for fiscal 1996 were $983.5 million, a 7% decline from revenues of $1.06 billion in 1995. The division reported an operating loss of $5.0 million for 1996 versus a $1.8 million loss in 1995. The 1996 loss was impacted by the suspension of a contract to build Harrah's Jazzville Casino in New Orleans, Louisiana, resulting from a bankruptcy filing by the casino's developer. Contracting and Construction Services was awarded new contracts totaling $857.0 million in 1996, a 25% decline from $1.15 billion of new work received in 1995. The backlog of uncompleted contracts at March 31, 1996 was $1.20 billion, slightly less than the $1.33 billion backlog reported at March 31, 1995.


                                JUAN RODRIGUEZ

                              Assistant Project
                                   Engineer

The Centex Construction Group's internal restructuring will align the Group's unique strengths more closely with the needs of the marketplace. Juan utilizes his special experience and expertise throughout the construction of a much needed medical center.

                               CONTRACTING AND
                            CONSTRUCTION SERVICES


Fiscal 1996 was another challenging year for the Centex Construction Group as the division posted its fourth consecutive annual operating loss. The loss was due primarily to several underpriced projects and to the unexpected suspension of a subsidiary's contract to build Harrah's Jazzville Casino in New Orleans, Louisiana. Although the Construction Group's backlog level was high throughout the year, operating margins on work performed remained low due to the intensely competitive market.

     Industry margins have been under pressure since the early 1990's when less non-residential construction coupled with federal budgetary constraints severely reduced the supply of available work. The non-residential market began recovering in 1994 but project margins are still below prior cyclical peak levels. Some of Centex's recent problems are related to lower-margin contracts of several years' duration taken during the depressed period.

     Despite the Group's earnings problems, many improvements have occurred in the division in recent years. The Group's more unified corporate identity enables it to successfully approach markets across intercompany lines and develop industry-specific marketing initiatives. The Group also has centralized its information systems and accounting functions and innovatively trimmed insurance and other operating costs.

Restructuring for strength. As the fiscal year drew to a close, the Construction Group embarked on a major organizational restructuring designed to make best and most immediate use of the Group's existing strengths and position it for both profitability and growth. The results of this effort include fewer operating entities, lower operating costs and a more focused alignment of the Group's strengths with the needs and opportunities in the marketplace.

     The first step in the restructuring included adding a new President/Chief Executive Officer and employing a Chief Operating Officer for the Group's senior management team, as well as hiring a new Chairman/Chief Executive Officer for one of the major operating companies. Each of these senior executives has exceptional experience and expertise, and we are certain their leadership, together with existing management, will provide strong direction for the Group.

     Due to the restructuring, San Diego-based Centex Golden is now an operating arm of Nashville, Tennessee-based Centex Rodgers, which has generated consistent profitability as a leader in the private healthcare construction arena. The consolidated entity will utilize the Group's greatest national strength--healthcare construction services-- to expand in California and to further extend its business activity in Texas and Virginia.

     As evidence of the Group's healthcare services strength and reputation, Centex-Rodgers recently established a joint venture with AIM Systems in Detroit, Michigan, known as Centex-Aim. This new entity was awarded the first project it proposed, a $26.5 million hospital in Michigan.

     The Group restructuring also is merging Virginia-based Centex Simpson with Centex Bateson in Dallas to form a new entity: Centex Construction Company. It will be headquartered in Dallas and maintain a substantial presence in the Washington, D.C. area. Centex Landis in New Orleans also will become part of Centex Construction Company, probably by calendar year end.

                                CONTRACTING AND
                             CONSTRUCTION SERVICES

     The new entity will combine our historically strong estimating and operational forces to lead the Group's bidding effort on all hard-bid, fixed-price construction projects. We also employ many talented people whose expertise is in private, negotiated contracting, and Centex Construction Company's ultimate objective is to be an organization that performs a balance of negotiated and hard-bid work.

Opportunities abound. Centex Rooney employees have developed substantial expertise in the education, corrections and hospitality markets, each of which could represent a national opportunity for us as does our healthcare construction expertise. Centex Rooney also has substantial market share in many other construction segments in its home state of Florida. Tennessee-based Centex Forcum Lannom will continue to specialize in the industrial contracting field and in providing value-added engineering services.

     There appear to be many opportunities to utilize the Group's abilities and experience to enter higher-value-added businesses with better margins. Some owners now request design/build services including development assistance. Complex projects such as these create greater opportunity for higher margins.

     The future of the Harrah's casino project remains unsettled. Efforts to reorganize the casino project had gained substantial momentum but were stalled recently when the State of Louisiana enacted legislation giving voters the local option to approve gambling. The casino should be reorganized assuming that, as expected, there is a favorable vote on the gambling issue in New Orleans parish in November. Any such financial reorganization is expected to include the payment of substantially all outstanding claims of Centex and its subcontractors.

     Any major organizational restructuring requires a period of restabilization. However, we are convinced that our strategy is the correct one and that it will create special opportunities for the exceptional people, both new and long-term, that make up the Centex Construction Group.

                       MAJOR NEW CONTRACTS - FISCAL 1996

$ 143.6 M   Disney's Coronado Springs Resort, Bay Lake, FL
$  32.0 M   Texas A&M University Library, College Station, TX
$  28.0 M   Miami-Dade Community College Medical Center Addition, Miami, FL
$  25.0 M   Osceola Regional Hospital Replacement Facility, Kissimmee, FL
$  25.0 M   Western Baptist Medical Center in Paducah, KY
$  24.7 M   Multi-Cultural Performing Arts Center, Jacksonville, FL
$  23.8 M   Molina High School, Dallas, TX
$  23.6 M   International Center Tower II, Dallas, TX
$  22.9 M   Virginia Peninsula Regional Jail, James City County, VA
$  21.5 M   482nd Fighter Wing Area, Homestead Air Force Base, Homestead, FL
$  21.0 M   Abbott Diagnostic Laboratory, Irving, TX
$  18.2 M   Processing Plant for Tyson's Foods, Union City, TN
$  14.0 M   Columbia County Courthouse, Lake City, FL
$  11.0 M   Delray Beach Mall, Delray Beach, FL
$  10.4 M   Neuroscience Medical Center Addition, Louisiana State University,
            New Orleans, LA
$  10.0 M   Flagler Hospital, St. Augustine, FL
$   9.9 M   Carlsbad Seapointe Resort, Carlsbad, CA
$   9.0 M   David Anchin Center, Education Building II, University of South
            Florida, Tampa, FL
$   8.0 M   Regional Service Center, Sony Corporation, Fort Lauderdale, FL

                                 INNER GINEER

Constantly improve procedures and upgrade equipment to enhance our operational productivity and profitability



                                   [PHOTO]
                               Aaron Alexander

                              CENTEX CONSTRUCTION
                                 PRODUCTS, INC.


         [CHART]                                      [CHART]

REVENUES ($ in millions)                     OPERATING EARNINGS ($ in millions)

92 ................... $135.7                92 ................... $ 1.1
93 ................... $141.2                93 ................... $ 4.6
94 ................... $172.9                94 ................... $16.6
95 ................... $194.3                95 ................... $33.8
96 ................... $222.6                   $16.6*
                                             96 ................... $52.3
Because CXP is reported on the                  $25.6*
equity method, its revenues are
not reflected in Centex's                    *Centex's 49% share
financials.
                                              Prior to fiscal 1995, CXP was
                                              100% owned by Centex



                                AARON ALEXANDER

                                 Cement Plant
                              Process Relief Man

As CXP continues to focus on increased production and higher productivity at all its facilities, the company relies on employees like Aaron whose skills range from tending the cement kiln to manning the computerized console that monitors all plant processes.

Early in fiscal 1995, Centex Corporation's formerly wholly-owned subsidiary, Centex Construction Products, Inc. (CXP), sold 51% of its stock in an Initial Public Offering, becoming a separate, publicly-held company. Centex's 49% share of CXP's operating earnings, which is reported on the equity basis, was $25.6 million in fiscal 1996, 55% over $16.6 million in 1995. Record profits in Cement and Wallboard and significant improvement in Concrete and Aggregates produced the all-time-high operating earnings. Increased Cement and Wallboard production, improved Cement and Concrete pricing, plus higher sales volume and lower production costs of all CXP products contributed to 1996's peak operating margin of 25% versus 19.3% in 1995.

                       CENTEX CONSTRUCTION PRODUCTS, INC.

A dual focus on profitability and productivity, aided by economic expansion and increased construction spending, enabled CXP to report the best performance in its 32-year history in fiscal 1996. Benefitting from increased sales volumes and higher operating margins, each CXP operation--Cement, Gypsum Wallboard, and Concrete and Aggregates--contributed to the record achievement.

At capacity and sold out. As a result of robust construction activity, CXP's four Cement plants, located in Nevada, Wyoming, Illinois and Texas, operated at capacity for the eighth consecutive year and were "sold out." Total Cement sales volume of 2.1 million tons, including 185,000 tons of cement purchased in order to meet demand, was an all-time high. Cement prices rose 6% over 1995, due to an improving balance of supply and demand, while production costs remained stable as the benefits of higher clinker production offset other cost increases.

     CXP's Gypsum Wallboard facilities in the Bernalillo and Albuquerque, New Mexico area also operated at capacity during 1996. Wallboard sales volume was a record 661 million square feet, 13% above 1995 volume, due mostly to 38% higher production at the Albuquerque facility. The 1996 sales price declined slightly from 1995, due to less construction activity in certain markets, expanding industry production capacity, and more competition due to increased distribution of wallboard in markets where pricing was higher. Unit operating margins rose 46% due primarily to lower production costs.

     Concrete and Aggregates' 1996 operating earnings rose 115% over 1995 on 13% higher revenues, due to both products' increased sales volume and Concrete's lower production costs and improved sales prices. Concrete sales volumes benefitted from favorable weather in Texas and Northern California. Average Aggregates pricing declined slightly due to increased sales of lower-priced Aggregates in Texas and Northern California.

     Key to CXP's success is ongoing implementation of innovative capital projects that improve operating efficiency at its facilities. In fiscal 1996, aided by a $400,000 grant from the Illinois Department of Natural Resources, CXP's Illinois Cement operation installed a tire-derived (TDF) system as a low-cost source of kiln fuel. This alternative combines CXP's strategy of cost-efficient production with the public's increasing interest in energy conservation and natural resource recovery.

     At the Albuquerque Wallboard plant, a complete modernization of the process control technology was completed, resulting in increased production volumes, improved product quality and lower production costs at the 35-year-old facility.

An acquisitive nature. CXP, the only publicly traded company with a unique blend of cement and gypsum products, is at its strongest point yet, both operationally and financially. It has excellent management and is achieving high returns during the current cyclical period. Now virtually debt-free, the company is ready to expand through acquisition and continues to search for opportunities that will enable it to reach its goals and provide higher returns for its stockholders. Assuming the economy remains relatively stable, fiscal 1997 should be another year of record profitability for CXP.

                                  FINANCIAL

                                  INFORMATION

                      CENTEX CORPORATION AND SUBSIDIARIES

        CONSOLIDATED REVENUES AND OPERATING EARNINGS BY LINE OF BUSINESS

                                                     FOR THE YEARS ENDED MARCH 31,
                                   ------------------------------------------------------------------
                                      1996          1995          1994          1993          1992
                                   ----------    ----------    ----------    ----------    ----------
                                                        (DOLLARS IN THOUSANDS)
REVENUES
  Home Building                    $1,989,929    $2,110,735    $1,869,754    $1,433,062    $1,061,886
                                          64%           65%           61%           61%           52%
  Financial Services                  129,546       106,841       203,393       147,041       101,751
                                           4%            3%            7%            6%            5%
  Contracting and Construction
     Services                         983,512     1,059,928       966,562       783,222       865,009
                                          32%           32%           32%           33%           43%
                                   ----------    ----------    ----------    ----------    ----------
                                   $3,102,987    $3,277,504    $3,039,709    $2,363,325    $2,028,646
                                   ==========    ==========    ==========    ==========    ==========
                                         100%          100%          100%          100%          100%
OPERATING EARNINGS
  Home Building                    $  106,695    $  112,149    $   95,977    $   79,850    $   55,177
                                          74%           83%           53%           62%           68%
  Financial Services                   17,155         9,399        73,550        50,854        21,582
                                          12%            7%           41%           40%           27%
  Contracting and Construction
     Services                          (4,995)       (1,790)       (4,500)       (4,103)        3,742
                                          (3%)          (1%)          (2%)          (3%)           5%
  Other, net                             (866)       (1,608)       (1,799)       (4,262)         (840)
                                          (1%)          (1%)          (1%)          (3%)          (1%)
  Equity in Earnings of Affiliate
     (CXP)                             25,628        16,577        16,626         4,648         1,138
                                          18%           12%            9%            4%            1%
                                   ----------    ----------    ----------    ----------    ----------
     OPERATING EARNINGS               143,617       134,727       179,854       126,987        80,799
                                         100%          100%          100%          100%          100%
  Corporate General and
     Administrative                    14,969        15,253        15,158        13,120        12,807
  Interest                             40,862        33,014        29,683        22,108        22,140
                                   ----------    ----------    ----------    ----------    ----------
     EARNINGS BEFORE GAIN ON
       CXP'S INITIAL PUBLIC
       OFFERING AND INCOME TAXES       87,786        86,460       135,013        91,759        45,852
  Gain on CXP's Initial Public
     Offering                              --        59,328            --            --            --
                                   ----------    ----------    ----------    ----------    ----------
     EARNINGS BEFORE INCOME TAXES  $   87,786    $  145,788    $  135,013    $   91,759    $   45,852
                                   ==========    ==========    ==========    ==========    ==========

     Applicable segment overhead costs have been deducted from lines of business earnings.

                      CENTEX CORPORATION AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED EARNINGS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Home Building                                          $1,989,929     $2,110,735     $1,869,754
  Financial Services                                        129,546        106,841        203,393
  Contracting and Construction Services                     983,512      1,059,928        966,562
                                                         ----------     ----------     ----------
                                                          3,102,987      3,277,504      3,039,709
                                                         ----------     ----------     ----------
COSTS AND EXPENSES
  Home Building                                           1,883,234      1,998,586      1,773,777
  Financial Services                                        112,391         97,442        129,843
  Contracting and Construction Services                     988,507      1,061,718        971,062
  Other, net                                                    866          1,608          1,799
  Equity in Earnings of Affiliate (CXP)                     (25,628)       (16,577)       (16,626)
  Corporate General and Administrative                       14,969         15,253         15,158
  Interest                                                   40,862         33,014         29,683
                                                         ----------     ----------     ----------
                                                          3,015,201      3,191,044      2,904,696
                                                         ----------     ----------     ----------
EARNINGS BEFORE GAIN ON CXP'S INITIAL PUBLIC OFFERING
  AND INCOME TAXES                                           87,786         86,460        135,013
  Gain on CXP's Initial Public Offering                          --         59,328             --
                                                         ----------     ----------     ----------
EARNINGS BEFORE INCOME TAXES                                 87,786        145,788        135,013
  Income Taxes                                               34,421         53,540         49,851
                                                         ----------     ----------     ----------
NET EARNINGS                                             $   53,365     $   92,248     $   85,162
                                                         ==========     ==========     ==========
EARNINGS PER SHARE                                       $     1.83     $     3.04     $     2.60
                                                         ==========     ==========     ==========

                See notes to consolidated financial statements.

                      CENTEX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       CENTEX CORPORATION AND
                                                                            SUBSIDIARIES
                                                                      -------------------------
                                                                              MARCH 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
  Cash and Cash Equivalents                                           $   14,042     $   23,785
  Receivables --
     Residential Mortgage Loans                                          629,756        413,802
     Construction Contracts                                              199,232        177,075
     Trade, including Notes of $8,531 and $4,898                          81,571         58,720
     Affiliates                                                               --             --
  Inventories --
     Housing Projects                                                  1,055,478      1,087,542
     Land Held for Development and Sale                                  149,972         78,929
  Investments --
     Centex Construction Products, Inc.                                  106,504         89,871
     Centex Development Company, L.P.                                     36,866         46,585
     Joint Ventures and Other                                              3,804          5,695
     Unconsolidated Subsidiaries                                              --             --
  Property and Equipment, net                                             37,139         41,267
  Other Assets and Deferred Charges                                       22,602         26,427
                                                                      ----------     ----------
                                                                      $2,336,966     $2,049,698
                                                                      ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                            $  614,241     $  555,944
  Short-term Debt                                                        662,267        576,260
  Long-term Debt, including $100 million maturing May 1996               321,002        222,530
  Deferred Income Taxes                                                   16,620         26,737
  Stockholders' Equity --
     Preferred Stock, Authorized 5,000,000 Shares, None Issued                --             --
     Common Stock, $.25 Par Value; Authorized 50,000,000 Shares;
      Issued and Outstanding 28,425,851 and 28,070,978 Shares              7,107          7,018
  Capital in Excess of Par Value                                           6,814             --
  Retained Earnings                                                      708,915        661,209
                                                                      ----------     ----------
  Total Stockholders' Equity                                             722,836        668,227
                                                                      ----------     ----------
                                                                      $2,336,966     $2,049,698
                                                                      ==========     ==========

                See notes to consolidated financial statements.

                      CENTEX CORPORATION AND SUBSIDIARIES

           CENTEX CORPORATION          FINANCIAL SERVICES
        -------------------------     ---------------------
                MARCH 31,                   MARCH 31,
        -------------------------     ---------------------
           1996           1995          1996         1995
        ----------     ----------     --------     --------
                      (DOLLARS IN THOUSANDS)
        $   11,897     $   18,534     $  2,145     $  5,251
                --             --      629,756      413,802
           199,232        177,075           --           --
            59,429         49,669       22,142        9,051
                --             --       (1,267)      65,521
         1,055,478      1,087,542           --           --
           149,972         78,929           --           --
           106,504         89,871           --           --
            36,866         46,585           --           --
             3,804          5,695           --           --
            38,366         29,082           --           --
            25,413         25,341       11,726       15,926
            14,767         19,739        7,835        6,688
        ----------     ----------     --------     --------
        $1,701,728     $1,628,062     $672,337     $516,239
        ==========     ==========     ========     ========
        $  554,554     $  504,659     $ 59,687     $ 51,285
            87,251        204,851      575,016      371,409
           321,002        222,530           --           --
            16,085         27,795          535       (1,058)
                --             --           --           --
             7,107          7,018            2           12
             6,814             --       37,917       51,908
           708,915        661,209         (820)      42,683
        ----------     ----------     --------     --------
           722,836        668,227       37,099       94,603
        ----------     ----------     --------     --------
        $1,701,728     $1,628,062     $672,337     $516,239
        ==========     ==========     ========     ========

     In the supplemental data presented above, "Centex Corporation" means the basis of presentation as described in Note A to the consolidated financial statements, and "Financial Services" means CTX Mortgage Company and Affiliates. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

                      CENTEX CORPORATION AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                          -------------------------------------
                                                            1996          1995          1994
                                                          ---------     ---------     ---------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS -- OPERATING ACTIVITIES
  Net Earnings                                            $  53,365     $  92,248     $  85,162
  Adjustments --
     Depreciation, Depletion and Amortization                12,499         6,438        19,640
     Deferred Income Taxes                                   (6,542)       (4,285)       (7,760)
     Gain Related to CXP's IPO, net of Tax                       --       (37,495)           --
     Equity in Earnings of CXP, CDC and Joint Ventures      (16,603)       (9,827)       (3,387)
  Increase in Receivables                                   (42,503)      (10,813)      (21,965)
  (Increase) Decrease in Residential Mortgage Loans        (215,954)      263,718       (87,048)
  Decrease (Increase) in Inventories                         55,463       (92,255)     (201,539)
  Decrease in Government -- Guaranteed S&L Assets                --        43,767        39,056
  Increase (Decrease) in Payables and Accruals               46,772       (56,866)       91,864
  Decrease (Increase) in Other Assets                         2,915         5,234        (4,190)
  Other, net                                                 (4,011)      (20,167)      (13,859)
                                                          ---------     ---------     ---------
                                                           (114,599)      179,697      (104,026)
                                                          ---------     ---------     ---------
CASH FLOWS -- INVESTING ACTIVITIES
  Decrease (Increase) in Advances to CDC and Joint
     Ventures                                                11,580        24,334        (2,747)
  Acquisition of Vista Properties                           (85,422)           --            --
  Dividend and Other Receipts Related to CXP's IPO               --       186,525            --
  Property and Equipment Additions, net                      (7,025)      (10,552)      (31,936)
  Decrease in Marketable Securities                              --        78,241        32,075
                                                          ---------     ---------     ---------
                                                            (80,867)      278,548        (2,608)
                                                          ---------     ---------     ---------
CASH FLOWS -- FINANCING ACTIVITIES
  (Decrease) Increase in S&L Deposits and Debt                   --      (211,055)        6,915
  Increase (Decrease) in Debt                               184,479      (207,012)      144,859
  Retirement of Common Stock                                     --       (89,093)           --
  Proceeds from Stock Option Exercises                        6,903         2,320        11,386
  Dividends Paid                                             (5,659)       (5,907)       (6,304)
                                                          ---------     ---------     ---------
                                                            185,723      (510,747)      156,856
                                                          ---------     ---------     ---------
NET (DECREASE) INCREASE IN CASH                              (9,743)      (52,502)       50,222
CASH AT BEGINNING OF YEAR                                    23,785        76,287        26,065
                                                          ---------     ---------     ---------
CASH AT END OF YEAR                                       $  14,042     $  23,785     $  76,287
                                                          =========     =========     =========

                See notes to consolidated financial statements.

                      CENTEX CORPORATION AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                                                  CAPITAL IN
                                         PREFERRED     COMMON     EXCESS OF      RETAINED
                                           STOCK       STOCK      PAR VALUE      EARNINGS      TOTAL
                                         ---------     ------     ----------     --------     --------
                                                            (DOLLARS IN THOUSANDS)
Balance, March 31, 1993                   $    --     $7,785       $  15,376     $555,254     $578,415
  Exercise of Stock Options                    --        131          11,255           --       11,386
  Net Earnings                                 --         --              --       85,162       85,162
  Cash Dividends                               --         --              --       (6,304)      (6,304)
                                          -------     -------      ---------     --------     --------
Balance, March 31, 1994                        --      7,916          26,631      634,112      668,659
  Exercise of Stock Options                    --         36           2,284           --        2,320
  Retirement of 3,737,500 Shares               --       (934)        (28,915)     (59,244)     (89,093)
  Net Earnings                                 --         --              --       92,248       92,248
  Cash Dividends                               --         --              --       (5,907)      (5,907)
                                          -------     -------      ---------     --------     --------
Balance, March 31, 1995                        --      7,018              --      661,209      668,227
  EXERCISE OF STOCK OPTIONS                    --         89           6,814           --        6,903
  NET EARNINGS                                 --         --              --       53,365       53,365
  CASH DIVIDENDS                               --         --              --       (5,659)      (5,659)
                                          -------     -------      ---------     --------     --------
Balance, March 31, 1996                   $    --     $7,107       $   6,814     $708,915     $722,836
                                          =======     ======       =========     ========     ========

                See notes to consolidated financial statements.

                      CENTEX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                      (A) SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Centex Corporation and subsidiaries (Centex or the company) after the elimination of all significant intercompany balances and transactions.

     Balance sheet data are presented in the following categories:

     -- Centex Corporation and Subsidiaries. This represents the adding together of Centex Corporation, Financial Services and all of their consolidated subsidiaries. The effects of transactions among related companies within the consolidated group have been eliminated.

     -- Centex Corporation. This information is presented as supplemental information and represents the adding together of all subsidiaries other than those included in Financial Services (CTX Mortgage and Affiliates) which are presented on an equity basis of accounting.

     -- Financial Services. This represents CTX Mortgage and Affiliates.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from housing projects is recognized as homes are sold and title passes. Earnings from sale of mortgage servicing rights and from loan origination fees are recognized when the related loan is sold and delivered to third-party purchasers.

     Long-term construction contract revenues are recognized on the percentage-of-completion method based on the costs incurred relative to total estimated costs. Full provision is made for any anticipated losses. Billings for long-term construction contracts are rendered monthly, including the amount of retainage withheld by the customer until contract completion. As a general contractor, the company withholds similar retainages from each subcontractor. Retainages of $69 million included in construction contracts receivable and $63 million included in accounts payable at March 31, 1996 are generally receivable and payable within one year.

     Claims are recognized as revenue only after management is confident of collection or when agreement has been reached with the customer.

     Notes receivable at March 31, 1996 are collectible primarily over four years, with $2.6 million being due within one year. The weighted average interest rate at March 31, 1996 was 8.3%.

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

                      CENTEX CORPORATION AND SUBSIDIARIES

JOINT VENTURES

     Earnings or losses of joint ventures are not significant and are included in the appropriate segment of business revenues. Investments in non-controlled joint ventures are carried on the equity method in the consolidated balance sheets.

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

EARNINGS PER SHARE

     Earnings per share are based on the weighted average number of common and common equivalent shares outstanding in 1996, 1995 and 1994 of 29,090,919; 30,326,906 and 32,789,852, respectively.

RESIDENTIAL MORTGAGE LOANS RECEIVABLE

     Residential mortgage loans of $629.8 million at March 31, 1996 are stated at the lower of aggregate cost or market. Market is determined based on forward sale commitments. Substantially all of the mortgage loans are sold forward upon closing and subsequently delivered to third-party purchasers within 60 days thereafter. Due to the fact that defaults of new loans within the first 60 days are not material, no significant reserves are required.

OFF-BALANCE-SHEET RISK

     CTX Mortgage enters into various financial agreements, in the normal course of business, in order to manage the exposure to changing interest rates as a result of having issued loan commitments to its customers at a specified price and period, and committing to sell mortgage loans to various investors. CTX Mortgage had commitments to mortgagors of approximately $218 million and commitments to sell to investors against these loan commitments of approximately $196 million at March 31, 1996.

     The company does not engage in the trading of securities or other financial instruments.

STATEMENTS OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

     Interest expenses relating to the financial services operations (Mortgage Banking and Savings and Loan) are included in their respective costs and expenses. Interest related to non-financial services operations are included as interest expense as summarized below:

                                                           FOR THE YEARS ENDED MARCH 31,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
    Total Interest Incurred............................  $ 69,724     $ 58,771     $ 68,856

    Less -- Financial Services.........................   (28,862)     (25,757)     (39,173)
                                                         --------     --------     --------

    Interest Expense...................................  $ 40,862     $ 33,014     $ 29,683
                                                         ========     ========     ========

     Net payments made for federal, state and foreign income taxes during the fiscal years ended March 31, 1996, 1995 and 1994 were $28.0 million, $49.8 million, and $41.9 million, respectively.

                      CENTEX CORPORATION AND SUBSIDIARIES

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 121, issued in March 1995, establishes methods of accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement will be implemented on April 1, 1996 and will not have a material impact on the company's financial statements.

     Statement of Financial Accounting Standards No. 122, issued in May 1995, eliminates the accounting distinction between mortgage servicing rights acquired through loan origination and those acquired through purchase. This standard was adopted January 1, 1996 and did not have a material impact on the company's financial statements.

     Statement of Financial Accounting Standards No. 123, issued in October 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement requires either (1) recognition of compensation cost in the financial statements for those companies that adopt the new fair value based method or (2) expanded disclosure of pro forma net income and earnings per share information for those companies that retain the current method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees." This Statement will be effective for Centex's fiscal 1997, ending March 31, 1997. The Company plans to retain the current method set forth in APB Opinion 25 and will begin the expanded disclosure in the fiscal 1997 financial statements.

                        (B) SAVINGS AND LOAN OPERATIONS

     In December 1988, the company purchased certain assets and assumed certain liabilities of four Texas savings and loan associations pursuant to acquisition agreements and an assistance agreement with the Federal Savings and Loan Insurance Corporation (FSLIC), subsequently replaced by the FSLIC Resolution Fund (the Fund). The acquisition was made by Texas Trust, a federal stock savings bank and subsidiary of CTX Holding, a wholly-owned subsidiary of the company. The acquisition agreements provided for sharing by the Fund in a portion of the tax benefits realized by Centex Corporation and indemnification by the Fund against unassumed liabilities and claims.

     In December 1994, Texas Trust and CTX Holding company executed an agreement with the Fund which terminated the assistance agreement. In December 1994, a non-affiliated entity purchased all of Texas Trust's branch office facilities and assumed its deposit liabilities. Immediately after the sale, Texas Trust was dissolved and its charter was canceled.

                             (C) INVESTMENT IN CXP

     In April 1994, the company's construction products subsidiary, Centex Construction Products, Inc. (CXP), completed the sale of 11.73 million shares (51%) of its common stock in an Initial Public Offering, CXP's operations include cement, gypsum wallboard, concrete and aggregate facilities, including its 50% joint venture interests in its Texas and Illinois cement plants. Centex retains a 49% ownership in CXP.

     In connection with CXP's Initial Public Offering, Centex received a dividend and other payments from CXP of $186.5 million, which was used by Centex to reduce outstanding indebtedness. The company reports its 49% investment in CXP on the equity method of accounting.

     CXP's revenues of $166,826 for the fiscal year ended 1994 and the related costs and expenses have been reclassified into "Equity in Earnings of Affiliate
(CXP)" in order to facilitate comparisons between the periods.

                      CENTEX CORPORATION AND SUBSIDIARIES

     Summarized financial information of CXP is presented below:

                                                               FOR THE YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Revenues                                                     $222,594     $194,313     $166,826
Earnings Before Income Taxes                                 $ 52,304     $ 33,829     $ 16,626
Net Earnings                                                 $ 33,944     $ 21,820     $ 10,240

                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
  Current Assets                                                         $ 84,023     $ 66,562
  Noncurrent Assets                                                       185,552      183,541
                                                                         --------     --------
                                                                         $269,575     $250,103
                                                                         ========     ========
LIABILITIES AND EQUITY
  Current Liabilities                                                    $ 38,129     $ 35,493
  Noncurrent Liabilities                                                   14,984       31,205
  Stockholders' Equity                                                    216,462      183,405
                                                                         --------     --------
                                                                         $269,575     $250,103
                                                                         ========     ========

                           (D) PROPERTY AND EQUIPMENT

     Property and equipment cost by major category and accumulated depreciation are summarized below:

                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Land, Buildings and Improvements                                         $  1,837     $  1,919
Plants, Machinery, Equipment and Other                                     82,539       79,592
                                                                         --------     --------
                                                                           84,376       81,511
Accumulated Depreciation                                                  (47,237)     (40,244)
                                                                         --------     --------
                                                                         $ 37,139     $ 41,267
                                                                         ========     ========

                      CENTEX CORPORATION AND SUBSIDIARIES

                                (E) INDEBTEDNESS

SHORT-TERM DEBT

     Balances of short-term debt were:

                                                                     MARCH 31,
                                          ----------------------------------------------------------------
                                                       1996                              1995
                                          ------------------------------    ------------------------------
                                            CENTEX             FINANCIAL      CENTEX             FINANCIAL
                                          CORPORATION          SERVICES     CORPORATION          SERVICES
                                          -----------          ---------    -----------          ---------
Banks                                       $51,000            $ 245,000     $  79,000           $ 196,000
Commercial Paper                             35,000                   --       125,000                  --
Other Financial Institutions                  1,251              330,016           851             175,409
                                            -------             --------      --------           ---------
                                            $87,251            $ 575,016     $ 204,851           $ 371,409
                                            -------             --------      --------           ---------
Consolidated Short-term Debt                          $662,267                          $576,260
                                                      ========                          ========

     The company borrows on a short-term basis from banks under uncommitted lines which bear interest at prevailing market rates. The weighted average interest rates of the short-term indebtedness outstanding during fiscal 1996 and 1995 were 6.4% and 5.8%, respectively. The weighted average rates of balances outstanding at March 31, 1996 and 1995 were 6.1% and 6.6%, respectively.

LONG-TERM DEBT

     Balances of long-term debt were:

                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Senior Notes, 9.05% Due in May 1996                                      $100,000     $100,000
Subordinated Debentures, 8.75% to 8.8% Due in 2007                        119,350      119,316
Subordinated Debenture, 7.375% Due in 2005                                 99,552           --
Other Indebtedness, 8.0% to 9.0% Due through 2000                           2,100        3,214
                                                                         --------     --------
                                                                         $321,002     $222,530
                                                                         ========     ========

     Maturities of long-term debt during the next five fiscal years are: 1997, $100,000; 1998, $0; 1999, $0; 2000, $2,100; 2001, $0.

     Included in other long-term debt is a $2.1 million convertible subordinated debenture sold in August 1985 to a corporate officer at par. The indebtedness bears interest at prime and is convertible into 200,000 shares of the company's common stock. In connection with this transaction, the company has guaranteed the payment of a $2.1 million note payable to a bank by the officer.

                      CENTEX CORPORATION AND SUBSIDIARIES

CREDIT FACILITIES

     Centex maintains a $425 million revolving credit agreement expiring in August 2000. Under the terms of the agreement, $170 million may be borrowed directly by CTX Mortgage. There were no borrowings outstanding to Centex Corporation or CTX Mortgage under this facility during the fiscal year ended March 31, 1996 and 1995.

     CTX Mortgage has a $300 million committed and secured mortgage warehouse facility with a bank group, which expires in July 1998. CTX Mortgage also maintains committed mortgage warehouse facilities of $200 million expiring December 1996 with two investment banks. In addition, CTX Mortgage has a $100 million asset-backed commercial paper program which expires in March 1997. The bank warehouse facility and the commercial paper program provide for limited support by Centex, as defined, of up to a maximum of 10% of the commitments.

     Under the most restricted covenants of the various debt agreements, retained earnings of $379 million were free of restrictions at March 31, 1996.

                               (F) CAPITAL STOCK

SHAREHOLDER RIGHTS PLAN

     In September 1986, the company adopted a Shareholder Rights Plan (Rights
Plan) pursuant to which each holder of record of a share of common stock was granted one right for each share of common stock held. The Rights Plan was amended in May 1988. Under the Rights Plan, as amended, each right entitles its holder to purchase one one-hundredth of a share of a new series of preferred stock designated Junior Participating Preferred Stock, Series D at an exercise price of $120. The rights will become exercisable 10 days after anyone acquires 20% or more of the company's common stock, or 10 business days after anyone commences a tender offer which, if successful, would result in such person owning 20% or more of the company's common stock. In addition, if anyone acquires 20% or more of the common stock (other than pursuant to certain offers for all shares of common stock specified in the Rights Plan), or a 20% or more holder engages in certain specified "self-dealing" transactions or combines with the company in a reverse merger in which the company survives and its shares of common stock are not changed, each right will entitle its holder (other than a holder which owns 20% or more of the common stock) to purchase shares of company common stock (or, in certain circumstances, other consideration) with a value of twice the $120 exercise price. If, following an acquisition of 20% or more of the common stock, the company is acquired in a merger or sells 50% of its assets or earning power, each right will entitle its holder (other than a holder which owns 20% or more of the common stock) to purchase common stock of the acquiring company with a value of twice the $120 exercise price. In general, the rights are redeemable at $.05 per right until 15 days after anyone acquires 20% or more of the common stock. Unless earlier redeemed or extended, the rights will expire on October 1, 1996.

                      CENTEX CORPORATION AND SUBSIDIARIES

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

                                                                  NUMBER         OPTION PRICE
                                                                 OF SHARES      RANGE PER SHARE
                                                                 ---------     -----------------
OPTIONS AT MARCH 31,
Outstanding
  1996                                                           3,025,909      $8.50 to $33.875
  1995                                                           3,406,073      $8.50 to $33.875
Exercised
  1996                                                             372,873      $8.50 to $18.4375
  1995                                                             144,670      $8.50 to $18.313
Exercisable
  1996                                                           1,544,410      $8.50 to $33.875
  1995                                                           1,630,987      $8.50 to $33.875
Available for Grant
  1996                                                             975,504
  1995                                                             977,213

     During fiscal 1996, options for 170,000 shares were granted and previously granted options for 168,291 shares became available for reissue. At March 31, 1996, the company had 4,001,413 common shares reserved for stock options.

     The company records proceeds from the exercise of options as additions to common stock and capital in excess of par value. The federal tax benefit, if any, is considered additional capital in excess of par value. No charges or credits would be made to earnings unless options were to be granted at less than fair market value at the date of the grant.

                      CENTEX CORPORATION AND SUBSIDIARIES

                                (G) INCOME TAXES

     The provision for income taxes includes the following components:

                                                                FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------
                                                                1996        1995         1994
                                                              --------     -------     --------
Current Provision
  Federal                                                     $ 41,805     $53,754     $ 52,943
  State                                                           (842)      4,071        4,668
                                                              --------     -------     --------
                                                                40,963      57,825       57,611
                                                              --------     -------     --------
Deferred Provision (Benefit)
  Federal                                                      (10,438)     (4,570)     (10,762)
  State                                                          3,896         285        3,002
                                                              --------     -------     --------
                                                                (6,542)     (4,285)      (7,760)
                                                              --------     -------     --------
Provision for Income Taxes                                    $ 34,421     $53,540     $ 49,851
                                                              ========     =======     ========

     The effective tax rate is greater than the federal statutory rate of 35% in 1996, 1995 and 1994 due to the following items:

                                                               FOR THE YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Financial Income Before Taxes                                $ 87,786     $145,788     $135,013
                                                              =======     ========     ========
Income Taxes at Statutory Rate                               $ 30,724     $ 51,025     $ 47,254
Increases (Decreases) in Tax Resulting From --
  State Income Taxes, net                                       1,966        2,791        4,826
  Statutory Depletion in Excess of Cost                            --           --         (912)
  Tax Exempt Fund Assistance                                       --           --       (1,238)
  Other                                                         1,731         (276)         (79)
                                                              -------     --------     --------
Provision for Income Taxes                                   $ 34,421     $ 53,540     $ 49,851
                                                              =======     ========     ========
Effective Tax Rate                                                 39%          37%          37%

     The deferred income tax provision (benefit) results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:

                                                                FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------
                                                               1996         1995         1994
                                                              -------     --------     --------
Uniform Capitalization for Tax Reporting                      $(5,112)    $ (2,377)    $   (777)
Software Development Costs Expensed as Incurred                 1,728        1,243          714
Equity Adjustments and Gain on CXP's Initial Public Offering     (254)      21,500           --
Excess Tax Depreciation and Amortization                          502      (32,389)         444
Alternative Minimum Tax                                          (349)        (507)      11,012
Interest and Real Estate Taxes Expensed as Incurred             1,736         (749)         430
Financial and Accrual Changes and Other                        (4,793)       8,994      (19,583)
                                                              -------     --------     --------
                                                              $(6,542)    $ (4,285)    $ (7,760)
                                                              =======     ========     ========

                      CENTEX CORPORATION AND SUBSIDIARIES

     Components of deferred income taxes are as follows:

                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Deferred Tax Liabilities
  Excess Tax Depreciation and Amortization                               $  1,874     $  1,372
  Interest and Real Estate Taxes Expensed as Incurred                      27,573       25,837
  Equity Adjustments and Gain on CXP's Initial Public Offering             21,246       21,500
  State Income Taxes                                                        8,354        5,929
  Consolidated Return Regulation Deferrals                                  6,888        6,939
  Software Development Costs Expensed                                       3,685        1,957
  All Other                                                                 8,771        5,447
                                                                         --------     --------
Total Deferred Tax Liabilities                                             78,391       68,981
                                                                         --------     --------
Deferred Tax Assets
  Uniform Capitalization for Tax Reporting                                (19,990)     (14,878)
  Financial Accruals                                                      (36,127)     (18,201)
  All Other                                                                (5,654)      (9,165)
                                                                         --------     --------
Total Deferred Tax Assets                                                 (61,771)     (42,244)
                                                                         --------     --------
Net Deferred Tax Liability                                               $ 16,620     $ 26,737
                                                                         ========     ========

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

     In November 1987, the company distributed as a dividend to its stockholders securities relating to CDC. These securities included all of the issued and outstanding shares of common stock of 3333 Holding Corporation and warrants to purchase approximately 80% of the Class B units of limited partnership interest in CDC. A wholly-owned subsidiary of 3333 Holding Corporation serves as general partner of CDC. These securities are held by a nominee on behalf of the stockholders and will trade in tandem with the common stock of the company until such time as they are detached. The securities may be detached at any time by Centex's Board of Directors but the warrants to purchase Class B units automatically become detached in November 2007.

     The partnership agreement provides that Centex, the Class A limited partner, is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its unrecovered capital, defined as its initial capital contribution, adjusted for cash distributions representing return of the initial capital contribution. In July 1995, in conjunction with the extension of the automatic detachment date from 1997 to 2007, Centex reduced its unrecovered capital from $75.8 million to $47.3 million and waived all unpaid preference, totaling $37.5 million. Unrecovered capital was reduced by an additional $10 million during fiscal 1996 through partnership distributions. No distributions were made in fiscal 1995 or 1994.

                      CENTEX CORPORATION AND SUBSIDIARIES

     Supplementary condensed combined financial statements for the company, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on 3333 Holding Company and its subsidiary and Centex Development Company, L.P., see their separate financial statements and related footnotes included elsewhere in this annual report.

                SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS

                                                                              MARCH 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
ASSETS
  Cash and Cash Equivalents                                           $   14,273     $   25,207
  Receivables                                                            914,549        653,622
  Inventories                                                          1,244,931      1,266,509
  Investments in
     Centex Construction Products, Inc.                                  106,504         89,871
     Joint Ventures and Unconsolidated Subsidiaries                        3,984          5,695
  Property and Equipment, net                                             37,139         41,267
  Other Assets and Deferred Charges                                       22,602         26,427
                                                                      ----------     ----------
                                                                      $2,343,982     $2,108,598
                                                                      ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                            $  616,959     $  557,640
  Short-term Debt                                                        665,593        632,745
  Long-term Debt                                                         321,002        222,530
  Deferred Income Taxes                                                   16,620         26,737
  Stockholders' Equity                                                   723,808        668,946
                                                                      ----------     ----------
                                                                      $2,343,982     $2,108,598
                                                                      ==========     ==========

            SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
Revenues                                                 $3,111,486     $3,281,198     $3,224,025
Costs and Expenses                                        3,023,447      3,194,642      3,089,126
                                                         ----------     ----------     ----------
Earnings Before Gain on CXP's Initial Public Offering
  and Income Taxes                                           88,039         86,556        134,899
Gain of CXP's Initial Public Offering                            --         59,328             --
                                                         ----------     ----------     ----------
Earnings Before Income Taxes                                 88,039        145,884        134,899
Income Taxes                                                 34,421         53,540         49,851
                                                         ----------     ----------     ----------
Net Earnings                                             $   53,618     $   92,344     $   85,048
                                                         ==========     ==========     ==========

                      CENTEX CORPORATION AND SUBSIDIARIES

                             (I) BUSINESS SEGMENTS

     The company operates in three business segments: Home Building, Financial Services and Contracting and Construction Services. These segments operate primarily in the United States and their markets are nationwide.

     Intersegment revenues and investments in joint ventures are not material and are not shown in the following tables. The investment in Centex Development Company, L.P. is included in the Home Building segment and the investment in Centex Construction Products, Inc. is included in the Corporate segment.

HOME BUILDING

     Home Building operations involve the construction and sale of residential housing. These activities also include the purchase and development of land. The following tables set forth financial information relating to the Home Building operations.

                                                                 FOR THE YEARS ENDED MARCH 31,
                                                               ----------------------------------
                                                                 1996         1995         1994
                                                               --------     --------     --------
                                                                     (DOLLARS IN MILLIONS)
Revenues                                                       $1,989.9     $2,110.7     $1,869.8
Cost of Sales & Expenses                                        1,883.2      1,998.6      1,773.8
                                                               --------     --------     --------
Operating Earnings                                             $  106.7     $  112.1     $   96.0
                                                               ========     ========     ========
Identifiable Assets                                            $1,318.7     $1,286.0     $1,203.2
                                                               ========     ========     ========
Capital Expenditures                                           $    4.9     $    6.4     $    9.3
                                                               ========     ========     ========
Depreciation and Amortization                                  $    3.1     $    3.3     $    2.8
                                                               ========     ========     ========

FINANCIAL SERVICES

     Financial Services operations involve the financing of residential housing. These activities include mortgage origination and other related services on homes sold by subsidiaries and by others. Savings and Loan includes the operations of CTX Holding and its subsidiary, Texas Trust Savings Bank, FSB (sold during fiscal 1995 -- see Note B). The following table sets forth financial information relating to the Financial Services operations.

                                                     FOR THE YEARS ENDED MARCH 31,
                                 ----------------------------------------------------------------------
                                  1996                 1995                            1994
                                 ------    ----------------------------    ----------------------------
                                           MORTGAGE    SAVINGS             MORTGAGE    SAVINGS
                                           BANKING     & LOAN    TOTAL     BANKING     & LOAN    TOTAL
                                           --------    ------    ------    --------    ------    ------
                                                         (DOLLARS IN MILLIONS)
Revenues                         $129.6     $ 97.4     $ 9.4     $106.8     $187.9     $ 15.5    $203.4
Cost of Sales & Expenses          112.4       96.0       1.4       97.4      116.9       12.9     129.8
                                 ------     ------     -----     ------     ------     ------    ------
Operating Earnings               $ 17.2     $  1.4     $ 8.0     $  9.4     $ 71.0     $  2.6    $ 73.6
                                 ======     ======     =====     ======     ======     ======    ======
Identifiable Assets              $674.2     $450.7     $  --     $450.7     $685.6     $238.0    $923.6
                                 ======     ======     =====     ======     ======     ======    ======
Capital Expenditures             $  2.5     $  6.7     $  .2     $  6.9     $ 11.0     $  2.3    $ 13.3
                                 ======     ======     =====     ======     ======     ======    ======
Depreciation and Amortization
  including Negative Goodwill    $  5.7     $  6.0     $(6.8 )   $  (.8)    $  3.6     $ (2.2)   $  1.4
                                 ======     ======     =====     ======     ======     ======    ======

                      CENTEX CORPORATION AND SUBSIDIARIES

CONTRACTING AND CONSTRUCTION SERVICES

     Contracting and Construction Services includes the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities, and educational institutions.

     The following table sets forth financial information relating to the Contracting and Construction Services operation. As this segment generates significant levels of cash flow, Intracompany Interest Income (credited at the prime rate in effect) is reflected in this segment. These amounts are eliminated in consolidation.

                                                                  FOR THE YEARS ENDED MARCH 31,
                                                                  ------------------------------
                                                                   1996        1995        1994
                                                                  ------     --------     ------
                                                                      (DOLLARS IN MILLIONS)
Revenues                                                          $983.5     $1,059.9     $966.6
Cost of Sales & Expenses                                           988.5      1,061.7      971.1
                                                                  ------     --------     ------
Operating Loss                                                      (5.0)        (1.8)      (4.5)
Intracompany Interest Income*                                        4.9          4.8        4.5
                                                                  ------     --------     ------
Total Economic Return                                             $  (.1)    $    3.0     $   -
                                                                  ======     ========     ======
Identifiable Assets*                                              $216.1     $  199.8     $178.9
                                                                  ======     ========     ======
Capital Expenditures                                              $  1.7     $    2.7     $  2.8
                                                                  ======     ========     ======
Depreciation and Amortization                                     $  2.9     $    3.1     $  3.0
                                                                  ======     ========     ======

- ---------------

* The "net assets" position of the Contracting and Construction Services segment provides significant cash flow because payables and accruals consistently exceed gross assets. Intracompany interest income as computed on the group's cash flow in excess of its equity.

CORPORATE

     Corporate general and administrative expenses represent salaries and other costs not identifiable with a specific segment. Corporate assets are primarily cash and cash equivalents, receivables and other assets not associated with a business segment, including the investment in CXP. The following table summarizes financial information relating to the Corporate segment.

                                                                   FOR THE YEARS ENDED MARCH 31,
                                                                   -----------------------------
                                                                    1996        1995       1994
                                                                   ------      ------      -----
                                                                       (DOLLARS IN MILLIONS)
Equity in Earnings of Affiliate (CXP)                              $ 25.6      $ 16.6      $16.6*
                                                                   ======      ======      =====
Corporate General and Administrative                               $ 15.0      $ 15.3      $15.2
                                                                   ======      ======      =====
Identifiable Assets                                                $127.9      $113.2      $21.3
                                                                   ======      ======      =====
Capital Expenditures                                               $   .1      $   .2      $  .1
                                                                   ======      ======      =====
Depreciation and Amortization                                      $   .8      $   .8      $  .8
                                                                   ======      ======      =====

- ---------------

* CXP was 100% owned in 1994 (see Note C).

                      CENTEX CORPORATION AND SUBSIDIARIES

                    (J) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires companies to disclose the estimated fair value of their financial instrument assets and liabilities. The estimated fair values shown below have been determined using current quoted market prices where available and, where necessary, estimates based on present value methodology suitable for each category of financial instruments. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the company could realize in a current market exchange.

     All assets and liabilities which are not considered financial instruments have been valued using historical cost accounting. There is no material difference between the recorded amount and the estimated fair value of CTX Mortgage's off-balance-sheet unfunded loan commitments. These are generally priced at market at the time of funding.

     The consolidated carrying values of Cash and Cash Equivalents, Other Receivables, Accounts Payable and Accrued Liabilities and Short-term Debt approximate their fair values. The carrying values and estimated fair values of other financial assets and liabilities were as follows:

                                                                    MARCH 31,
                                                 -----------------------------------------------
                                                         1996                       1995
                                                 --------------------       --------------------
                                                 CARRYING      FAIR         CARRYING      FAIR
                                                  VALUE       VALUE          VALUE       VALUE
                                                 --------    --------       --------    --------
Financial Assets
  Residential Mortgage Loans                     $629,756    $640,269(a)    $413,802    $414,801(a)
Financial Liabilities
  Long-term Debt                                 $321,002    $325,455(b)    $222,530    $237,603(b)

- ---------------

(a) Fair values are based on quoted market prices for similar instruments.

(b) Fair values are based on a present value discounted cash flow with the discount rate approximating current market for similar instruments.

                   (K) ACQUISITION OF VISTA PROPERTIES, INC.

     During the quarter ended September 30, 1995, the company acquired certain equity interests in Vista Properties, Inc. ("Vista") for a net investment of approximately $85 million in cash. At the time of the acquisition, Vista's real property portfolio consisted of approximately 3,400 acres of land located in seven states in which the company has major operations. Vista's real property portfolio generally consists of land that is zoned, planned or developed for single- and multi-family residential, office, retail, industrial and other commercial uses. The management of Vista and the company are continuing to evaluate what benefits could be derived from coordinating, combining or consolidating the business activities of Vista with those of certain of the company's subsidiaries. To date, Vista and the company have initiated joint planning and development work at several key residential sites included in Vista's portfolio and have identified commercial development opportunities in three of Vista's major projects. Vista has also initiated discussions regarding potential joint venture activities (which involve both subsidiaries of the company and unaffiliated third parties) in connection with selected properties. With respect to the balance of its properties, Vista is continuing to implement its existing plans to manage, maintain, develop and sell or otherwise dispose of such properties in the ordinary course of business.

                      CENTEX CORPORATION AND SUBSIDIARIES

     As a result of the above evaluations and in a further effort to optimize the benefits derived from the complimentary business of Vista and the company, the managements of both companies are working on a potential business combination ("Combination") pursuant to which the assets and operations of Vista would be combined with the company's existing home building operations. The managements of the company and Vista believe that a Combination would result in a more efficient means of operating their business activities and would facilitate the zoning, development and buildout of certain of Vista's properties as well as the disposition of the company's excess real estate parcels. In addition, Vista has approximately $335 million of net operating loss carryforwards and a tax basis in its assets that exceeds their book value by approximately $265 million. If a Combination is ultimately consummated, certain of Vista's tax-related benefits may become useable in future years, which could result in a significant contribution to the company's earnings. There can be no assurance that, if the managements of Vista and the company make a proposal to their boards, the directors of each company would approve the Combination, or that if approved, the potential operational or other benefits referred to above would be realized.

                       (L) COMMITMENTS AND CONTINGENCIES

     In order to assure the future availability of land for home building, the company has made deposits totaling $10 million as of March 31, 1996 for options to purchase undeveloped land and developed lots having a total purchase price of approximately $290 million. These options expire at various dates to 2001. The company has also committed to purchase land and developed lots totaling approximately $43 million. In addition, the company has executed lot purchase contracts with CDC (see Note H) which aggregate approximately $6 million.

     Management believes that none of the litigation matters, except as described below, in which it or any subsidiary is involved, if determined unfavorable to Centex or any subsidiary, would have a material adverse effect on the consolidated financial condition or results of operations of the company.

     The Harrah's New Orleans Casino contract was suspended in November 1995 due to a bankruptcy filing by the Harrah's Jazz Company partnership, the developer of the casino. Centex and its subcontractors have claims totaling nearly $40 million against the partnership for completed but unpaid work. Centex's liability to its subcontractors is for less than the total claim. Centex has filed a $40 million lawsuit against Harrah's Entertainment, Inc., parent company of the major partner in the partnership. Centex believes that it and its subcontractors will ultimately recover substantially all of the amounts owed to them.

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

                      CENTEX CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CENTEX CORPORATION:

     We have audited the accompanying consolidated balance sheets of Centex Corporation (a Nevada corporation) and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centex Corporation and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

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

ARTHUR ANDERSEN LLP

Dallas, Texas,
  May 8, 1996

                      CENTEX CORPORATION AND SUBSIDIARIES

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


                 FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     Centex reported consolidated revenues of $3.1 billion for fiscal 1996, 5% less than $3.3 billion for fiscal 1995. Earnings before income taxes were $87.8 million, 2% more than $86.5 million for fiscal 1995. Total earnings before income taxes for fiscal 1995, including the gain on the sale of 51% of Centex Construction Products, Inc. (CXP), were $145.8 million. Net earnings for fiscal 1996 were $53.4 million, down 3% compared to $54.7 million last year. Total net earnings for last year, including the gain on the CXP sale, were $92.2 million. Earnings per share for fiscal 1996 were $1.83 compared to $1.81 for fiscal 1995. Total earnings per share for fiscal 1995, including the gain from the CXP sale, were $3.04.

HOME BUILDING

     The following summarizes Home Building results for the two-year period ending March 31, 1996 (dollars in millions, except per unit data):

                                                              1996                     1995
                                                       ------------------       ------------------
Home Building Revenues                                 $ 1,989.9    100.0%      $ 2,110.7    100.0%
Cost of Sales                                           (1,640.0)   (82.4%)      (1,748.6)   (82.9%)
Selling, General & Administrative                         (243.2)   (12.2%)        (250.0)   (11.8%)
                                                       ---------    -----       ---------    -----
Operating Earnings                                     $   106.7      5.4%      $   112.1      5.3%
                                                       =========    =====       =========    =====
Units Closed                                              11,970                   12,964
Unit Sales Price                                       $ 163,912                $ 159,222
  % Change                                                   2.9%                     8.0%
Operating Earnings per Unit                            $   8,914                $   8,651
  % Change                                                   3.0%                    13.2%
Backlog Units                                              5,533                    3,987
  % Change                                                  38.8%                   (31.2%)

     The operating earnings for fiscal 1996 were higher as a percentage of revenues and on a per unit basis compared to fiscal 1995 as a result of an increase in the per unit sales price even though certain general and administrative costs were being absorbed by 8% fewer closed units in fiscal 1996.

FINANCIAL SERVICES

     The Financial Services segment consists primarily of the Mortgage Banking operations. Savings and Loan operations were also included in this segment until their sale in December 1994. The following summarizes Mortgage Banking's results for the two-year period ending March 31, 1996 (dollars in millions):

                                                                            1996         1995
                                                                          --------     --------
Revenues                                                                  $  129.6     $   97.4
                                                                          ========     ========
Operating Earnings                                                        $   17.2     $    1.4
                                                                          ========     ========
Origination Volume                                                        $4,886.1     $4,195.2
                                                                          ========     ========
Number of Loans Originated
  Centex-built Homes                                                         8,445        8,504
  Non-Centex-built Homes ("Spot")                                           33,151       28,574
                                                                          --------     --------
                                                                            41,596       37,078
                                                                          ========     ========

                      CENTEX CORPORATION AND SUBSIDIARIES

     Declining interest rates in fiscal 1996 have resulted in an increase in mortgage applications and originations compared to fiscal 1995. Applications for the current fiscal year were 47,763, up 31% from 36,487 for the prior fiscal year. Builder applications rose 35% for the year while spot applications increased 30%. These increases occurred even though Mortgage Banking had substantially fewer offices than it had during most of fiscal year 1995.

     Savings and Loan revenues and operating earnings in fiscal 1995 were $9.4 million and $8.0 million, respectively. In December 1994, the Savings and Loan sold its deposits and branches for a pre-tax gain of $3.2 million. The completion of the sale was Centex's final step in exiting the savings and loan industry.

CONTRACTING AND CONSTRUCTION SERVICES

     The following summarizes Contracting and Construction Services results for the two-year period ending March 31, 1996 (dollars in millions):

                                                                          1996          1995
                                                                        --------     ----------
Revenues                                                                $  983.5       $1,059.9
                                                                        ========       ========
Operating Loss                                                          $   (5.0)      $   (1.8)
                                                                        ========       ========
New Contracts Received                                                  $  857.0       $1,151.8
                                                                        ========       ========
Backlog of Uncompleted Contracts                                        $1,201.5       $1,328.0
                                                                        ========       ========

     Contracting and Construction Services' operating loss during fiscal 1996 results from continued weak operating margins and write-downs of certain projects. In an effort to improve its operating margins, the Contracting and Construction Services operations have not been the low bidder as frequently as during fiscal 1995. This has resulted in a decrease in revenues, fewer new contracts received and a decrease in backlog of uncompleted contracts in fiscal 1996. The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of approximately $55-$60 million during fiscal 1996 and 1995.

     In November 1995, the contract to build the Harrah's New Orleans Casino was suspended due to a bankruptcy filing by the Harrah's Jazz Company partnership, the developer of the casino. Centex and its subcontractors have claims totaling nearly $40 million against the partnership for completed but unpaid work. Centex's liability to its subcontractors is for less than the total claim. Centex has filed a $40 million lawsuit against Harrah's Entertainment, Inc., parent company of the major partner in the partnership. Centex believes that it and its subcontractors will ultimately recover substantially all of the amounts owed to them.

EQUITY IN EARNINGS OF AFFILIATES (CXP)

     Centex's 49% "Equity in Earnings of Affiliate (CXP)" was $25.6 million for fiscal 1996, a 55% increase over $16.6 million for fiscal 1995. Centex Construction Products, Inc. benefited during the year from continued strong product demand, improved operating efficiencies in its wallboard plants and stronger than expected product shipments due to unseasonably mild weather.

                 FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

     Centex reported record revenues of $3.3 billion for fiscal 1995, an 8% increase over fiscal 1994 revenues. Earnings before income taxes and prior to the gain related to the 51% initial public offering of CXP were $86.5 million, down 36% compared to $135.0 million for fiscal 1994. Net earnings were $54.7 million and earnings per share were $1.81 for fiscal 1995 before the CXP gain, compared to $85.2 million and $2.60 for fiscal 1994. Including the CXP gain, net earnings and earnings per share for fiscal 1995 were $92.2 million and $3.04, respectively.

                      CENTEX CORPORATION AND SUBSIDIARIES

     On April 19, 1994, CXP completed the sale of 11,730,000 shares, or 51% of its common stock, through an initial public offering. Including a dividend and other payments, Centex received $186.5 million from the transaction. Centex retains ownership of 49% of CXP's stock.

HOME BUILDING

     The following summarizes Home Building results for the two-year period ending March 31, 1995 (dollars in millions, except per unit data):

                                                            1995                      1994
                                                    --------------------      --------------------
Home Building Revenues                              $ 2,110.7      100.0%     $ 1,869.8      100.0%
Cost of Sales                                        (1,748.6)     (82.9%)     (1,560.0)     (83.5%)
Selling, General & Administrative                      (250.0)     (11.8%)       (213.8)     (11.4%)
                                                    ---------      -----      ---------      -----
Operating Earnings                                  $   112.1        5.3%     $    96.0        5.1%
                                                    =========      =====      =========      =====
Units Closed                                           12,964                    12,563
Unit Sales Prices                                   $ 159,222                 $ 147,466
  % Change                                                8.0%                      6.6%
Operating Earnings per Unit                         $   8,651                 $   7,640
  % Change                                               13.2%                      3.1%
Backlog Units                                           3,987                     5,795
  % Change                                              (31.2%)                    12.5%

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

FINANCIAL SERVICES

     The Financial Services segment consists of the Mortgage Banking and Savings and Loan operations. The following summarizes Mortgage Banking's results for the two-year period ending March 31, 1995 (dollars in millions):

                                                                            1995         1994
                                                                          --------     --------
Revenues                                                                  $   97.4     $  187.9
                                                                          ========     ========
Operating Earnings                                                        $    1.4     $   71.0
                                                                          ========     ========
Origination Volume                                                        $4,195.2     $6,428.4
                                                                          ========     ========
Number of Loans Originated
  Centex-built Homes                                                         8,504        9,289
  Non-Centex-built Homes                                                    28,574       49,254
                                                                          --------     --------
                                                                            37,078       58,543
                                                                          ========     ========

                      CENTEX CORPORATION AND SUBSIDIARIES

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

CONTRACTING AND CONSTRUCTION SERVICES

     The following summarizes Contracting and Construction Services results for the two-year period ending March 31, 1995 (dollars in millions):

                                                                             1995        1994
                                                                           --------    --------
Revenues                                                                   $1,059.9    $  966.6
                                                                           ========    ========
Operating Loss                                                             $   (1.8)   $   (4.5)
                                                                           ========    ========
New Contracts Received                                                     $1,151.8    $1,029.2
                                                                           ========    ========
Backlog of Uncompleted Contracts                                           $1,328.0    $1,236.1
                                                                           ========    ========

     Although Contracting and Construction Services' results continued to be negatively impacted by an intensely competitive environment, the operating loss in fiscal 1995 was reduced compared to fiscal 1994. Nonresidential construction is improving as the economy strengthens and profit margins in this group are beginning to improve. The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of $60 million during fiscal 1995 and $74 million during fiscal 1994.

EQUITY IN EARNINGS OF AFFILIATE (CXP)

     Centex's 49% "Equity in Earnings of Affiliate (CXP)" was $16.6 million in fiscal 1995. Fiscal year 1994's earnings, which represented Centex's 100% ownership of CXP, were also $16.6 million. Centex Construction Products, Inc.'s fiscal 1995 operating results benefited from improved demand and pricing for its cement and gypsum wallboard products.

STOCK REPURCHASE PROGRAM

     As a result of Centex's strengthened financial position after CXP's initial public offering, Centex commenced a stock repurchase program as the Centex stock price fell to and remained at depressed levels. In fiscal 1995, the company repurchased 3.74 million shares of its common stock, or about 12% of the shares outstanding at the beginning of fiscal 1995. No shares were repurchased in fiscal 1996. Centex currently has Board authorization to purchase approximately 930,000 additional shares.

                      CENTEX CORPORATION AND SUBSIDIARIES

FINANCIAL CONDITION AND LIQUIDITY

     Centex fulfills its short-term financing requirements with cash generated from its operations and funds available under its credit facilities. These credit facilities also serve as back-up lines for overnight borrowings under its uncommitted bank facilities and commercial paper program. During fiscal 1995, Centex replaced two separate bank credit agreements with a five-year $425 million bank revolving credit facility. During fiscal 1996, this facility was renegotiated to improve pricing and extend the term to fiscal year 2001. There were no borrowings under this or the prior facilities during fiscal 1996, 1995 or 1994. In addition, CTX Mortgage Company has its own $600 million of credit facilities to finance mortgages which are held during the period while they are being securitized and readied for delivery against forward sale commitments.

     During fiscal year 1996, debt increased by approximately $184 million. These borrowings were used to partially fund the increase in residential mortgage loans and the Vista Properties acquisition.

     The company believes it has adequate resources and sufficient credit facilities to satisfy its current needs and provide for future growth. The $100 million Senior Notes, due in May 1996, will be replaced by short-term borrowings under various credit facilities.

OUTLOOK

     During the quarter ended September 30, 1995, the company acquired certain equity interests in Vista Properties, Inc. ("Vista") for a net investment of approximately $85 million in cash. At the time of the acquisition, Vista's real property portfolio consisted of approximately 3,400 acres of land located in seven states in which the company has major operations. Vista's real property portfolio generally consists of land that is zoned, planned or developed for single- and multi-family residential, office, retail, industrial and other commercial uses. The management of Vista and the company are continuing to evaluate what benefits could be derived from coordinating, combining or consolidating the business activities of Vista with those of certain of the company's subsidiaries. To date, Vista and the company have initiated joint planning and development work at several key residential sites included in Vista's portfolio and have identified commercial development opportunities in three of Vista's major projects. Vista has also initiated discussions regarding potential joint venture activities (which involve both subsidiaries of the company and unaffiliated third parties) in connection with selected properties. With respect to the balance of its properties, Vista is continuing to implement its existing plans to manage, maintain, develop and sell or otherwise dispose of such properties in the ordinary course of business.

     As a result of the above evaluations and in a further effort to optimize the benefits derived from the complimentary business of Vista and the company, the managements of both companies are working on a potential business combination ("Combination") pursuant to which the assets and operations of Vista would be combined with the company's existing home building operations. The managements of the company and Vista believe that a Combination would result in a more efficient means of operating their business activities and would facilitate the zoning, development and buildout of certain of Vista's properties as well as the disposition of the company's excess real estate parcels. If a Combination is ultimately consummated, certain of Vista's tax-related benefits may become useable in future years, which could result in a significant contribution to the company's earnings. There can be no assurance that, if the managements of Vista and the company make a proposal to their boards, the directors of each company would approve the Combination, or that if approved, the potential operational or other benefits referred to above would be realized.

                      CENTEX CORPORATION AND SUBSIDIARIES

     Centex Home Services Company was formed in fiscal year 1996 to provide value added services to new home buyers. These services will initially be offered to buyers of Centex homes and eventually to other builders and their customers. In April 1996, Centex Home Services Company entered the security and pest control businesses by acquiring the operating assets of two entities -- Dallas-based Advanced Protection Systems, Inc. (APS) and Environmental Safety Systems, Inc. (ESI) of Melbourne, Florida. APS specializes in the installation and monitoring of security systems as well as in access control installations, and currently monitors more than 80,000 residential security systems in 22 states. The current management of APS is retaining a minority stock ownership interest in the new company. In addition to operating a conventional pest and termite control business, ESI developed the Pest Defense System, an innovative patented method of delivering pest control material inside structural walls through permanent tubing that is accessed via ports on outside walls. Centex is acquiring approximately 7,500 of the 11,000 accounts currently being serviced by ESI. The remainder of the accounts are owned by franchisees.

     Also in April 1996, Centex acquired substantially all of the assets of Advanced Financial Technology, Inc. (Adfitech) and Loan Processing Technologies, Inc.(LPT), headquartered in Oklahoma City, Oklahoma. Adfitech is one of the largest and lowest cost providers of quality control mortgage services, and LPT owns and operates an automated mortgage processing system. The acquisitions should expand and create more flexible mortgage processing capacity for Financial Services, enhancing Financial Services' existing systems capabilities. LPT is also offering these processing services to other mortgage companies.

     The company expects fiscal 1997 results to be positively impacted by Home Building's strong beginning backlog levels and continued favorable sales trends, increasing applications and originations in Financial Services and the continuation of favorable results from CXP.

                      CENTEX CORPORATION AND SUBSIDIARIES

                         QUARTERLY RESULTS (UNAUDITED)

                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1996           1995
                                                                       --------       --------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)
FIRST QUARTER
  Revenues                                                             $700,950       $832,517
  Earnings Before Income Taxes                                         $ 13,073       $ 84,779
  Net Earnings                                                         $  7,873       $ 53,398
  Earnings Per Share                                                   $    .27       $   1.67

SECOND QUARTER
  Revenues                                                             $786,846       $855,709
  Earnings Before Income Taxes                                         $ 24,015       $ 27,087
  Net Earnings                                                         $ 14,551       $ 16,901
  Earnings Per Share                                                   $    .50       $    .55

THIRD QUARTER
  Revenues                                                             $790,149       $793,205
  Earnings Before Income Taxes                                         $ 24,906       $ 19,311
  Net Earnings                                                         $ 15,156       $ 13,057
  Earnings Per Share                                                   $    .52       $    .44

FOURTH QUARTER
  Revenues                                                             $825,042       $796,073
  Earnings Before Income Taxes                                         $ 25,792       $ 14,611
  Net Earnings                                                         $ 15,785       $  8,892
  Earnings Per Share                                                   $    .54       $    .31

                      CENTEX CORPORATION AND SUBSIDIARIES

                 SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)

                                                  1996          1995          1994          1993
                                               ----------    ----------    ----------    ----------
Revenues                                       $3,102,987    $3,277,504    $3,039,709    $2,363,325
Net Earnings Before 1995 CXP Gain and 1988
  Accounting Change                            $   53,365    $   54,753    $   85,162    $   61,038
  Gain on CXP's IPO for 1995 and Effect of
     Change in Accounting for Income Taxes in
     1988                                              --        37,495            --            --
                                               ----------    ----------    ----------    ----------
Net Earnings                                   $   53,365    $   92,248    $   85,162    $   61,038
                                                =========     =========     =========     =========
Total Assets                                   $2,336,966    $2,049,698    $2,580,356    $2,272,093
Total Long-term Debt, Including Debentures     $  321,002    $  222,530    $  222,832    $  223,988
Total Debt                                     $  408,253    $  427,381    $  429,470    $  368,988
Deferred Income Taxes                          $   16,085    $   27,795    $   35,088    $   55,722
Stockholders' Equity                           $  722,836    $  668,227    $  668,659    $  578,415
Total Debt as a Percent of Total
  Capitalization (Total Debt, Deferred
  Income Taxes, Negative Goodwill and
  Stockholders' Equity)                              35.6%         38.0%         37.1%         35.8%
Net Earnings as a Percent of Beginning
  Stockholders' Equity                                8.0%         13.8%         14.7%         11.8%
Per Common Share
  Earnings Before 1995 CXP Gain and 1988
     Accounting Change                         $     1.83    $     1.81    $     2.60    $     1.91
  Gain on CXP's IPO for 1995 and Effect of
     Change in Accounting for Income
     Taxes in 1988                                     --          1.23            --            --
                                               ----------    ----------    ----------    ----------
  Net Earnings                                 $     1.83    $     3.04    $     2.60    $     1.91
                                                =========     =========     =========     =========
  Cash Dividends                               $      .20    $      .20    $      .20    $      .20
  Book Value Based on Shares Outstanding
    at Year End                                $    25.43    $    23.80    $    21.12    $    18.57
  Stock Prices
    High                                       $   35 5/8    $   32 3/8    $   45 5/8    $   34 1/8
    Low                                        $   23 1/2    $   20 1/4    $   27 1/2    $       20

     On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (see Note H to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with and as a part of, the common stock of Centex Corporation.

     Debt and deferred income taxes reflect Centex Corporation only, with the mortgage company and savings and loan association reflected on the equity method versus consolidation.

                      CENTEX CORPORATION AND SUBSIDIARIES

                            FOR THE YEARS ENDED MARCH 31,
- -------------------------------------------------------------------------------------
   1992           1991           1990           1989           1988           1987
- ----------     ----------     ----------     ----------     ----------     ----------
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
$2,028,646     $2,089,110     $1,925,423     $1,707,989     $1,352,601     $1,165,375
$   34,557     $   43,605     $   62,003     $   40,020     $   24,063     $   44,204
        --             --             --             --         50,100             --
- ----------     ----------     ----------     ----------     ----------     ----------
$   34,557     $   43,605     $   62,003     $   40,020     $   74,163     $   44,204
==========     ==========     ==========     ==========     ==========     ==========
$2,347,452     $2,037,486     $2,045,141     $1,800,522     $1,148,098     $1,150,720
$  232,294     $  137,235     $  140,112     $  140,192     $  178,862     $  133,461
$  298,508     $  267,946     $  267,739     $  240,457     $  222,962     $  134,724
$   56,627     $   80,205     $   59,311     $   74,487     $  139,767     $  229,576
$  518,494     $  483,677     $  447,911     $  384,174     $  364,846     $  363,014
      33.0%          30.9%          33.0%          32.6%          30.6%          18.5%
       7.1%           9.7%          16.1%          11.0%          20.4%          13.5%
$     1.11     $     1.42     $     2.01     $     1.32     $      .75     $     1.24
        --             --             --             --           1.57             --
- ----------     ----------     ----------     ----------     ----------     ----------
$     1.11     $     1.42     $     2.01     $     1.32     $     2.32     $     1.24
==========     ==========     ==========     ==========     ==========     ==========
$      .20     $      .20     $      .20     $   .14375     $     .125     $     .125
$    16.99     $    16.07     $    14.85     $    13.28     $    12.13     $    10.23
$   27 3/8     $   21 7/8     $   20 7/8     $   14 7/8     $       17     $   20 1/4
$       17     $    9 3/4     $       14     $       10     $    7 7/8     $   14 1/2

                            3333 HOLDING CORPORATION

                            ------------------------

                           AND SUBSIDIARY AND CENTEX

                           --------------------------

                            DEVELOPMENT COMPANY, L.P.

                            -------------------------



                              TO OUR STOCKHOLDERS:


For the year ended March 31, 1996, the Partnership's combined revenues were $14.5 million versus revenues of $10.3 million in the prior year. Fiscal 1996 revenues resulted from interest income and the sale of several properties including: 121.2 acres of residential land and 52.2 acres of commercial land in The Colony, near the Dallas/Fort Worth, Texas metroplex; 398.7 acres of agricultural land in New Braunfels, Texas; and 7.2 acres of agricultural land in Fate, Texas. The Partnership also sold 180 residential lots located in Orlando, Florida and East Windsor, New Jersey to Centex Homes.

Net income for fiscal 1996 was $277,000 compared to the Partnership's 1995 net loss of $16.2 million. The 1995 loss included property valuation adjustments of $15.5 million. The pre-adjustment improvement in 1996 was due primarily to higher gross margins on real estate sales, principally in New Jersey, and increased interest income. Selling and administrative costs rose in 1996 due to the Partnership's multi-family development activities. A joint-venture apartment project in College Station, Texas is in the final stages of construction and leasing activities are under way.

In July 1995, at the combined annual meeting of stockholders of Centex Corporation and 3333 Holding Corporation, stockholders approved the proposal to extend until November 30, 2007, the detachment of warrants to purchase limited partnership interests in the Partnership. The previous detachment date was November 30, 1997. Also in July 1995, Centex Real Estate Corporation (CREC) waived cumulative preference accruals of $37.5 million and redefined its unrecovered capital in the Partnership as $47.3 million, which became the new basis for future preference accruals. Subsequent to July 1995, the Partnership made capital return payments to CREC of $10.0 million.

In November 1995, the Partnership surrendered to its non-recourse lender any and all interest it had in the Forster Ranch property located in San Clemente, California and tendered to the lender the deed for the remaining property. Since the book value of the property equaled the balance of the non-recourse debt, there was no impact on earnings or on the Partnership's capital.

The revenues and earnings of the Partnership are largely dependent on lot and land sales, the timing of which is uncertain. Consistent with the nature of the land development business, the Partnership's financial results have varied significantly.

We continue to examine viable alternatives for our existing residential and commercial properties and to investigate new acquisition, development and other opportunities consistent with our objectives.


/s/  J.S. Bilheimer
J.S. Bilheimer

President



May 8, 1996

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

     We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1996 and 1995, and the related combining statements of operations and cash flows and stockholders' equity and partners' capital for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1996 and 1995, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Dallas, Texas,
  May 8, 1996

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

                              FINANCIAL HIGHLIGHTS

                                                        FOR THE YEARS ENDED MARCH 31,
                                           -------------------------------------------------------
                                            1996        1995        1994        1993        1992
                                           -------    --------    --------    --------    --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE/UNIT DATA)
REVENUES
  3333 Holding Corporation and Subsidiary  $ 2,045    $  1,602    $    537    $    566    $    679
  Centex Development Company, L.P.         $13,943    $  9,796    $ 12,859    $  9,783    $ 23,998
  Combined Revenues                        $14,470    $ 10,342    $ 13,249    $ 10,156    $ 24,399

OPERATING EARNINGS (LOSS)
  3333 Holding Corporation and Subsidiary  $   253    $     96    $   (114)   $    (96)   $   (107)
  Centex Development Company, L.P.         $    24    $(16,323)   $ (1,510)   $ (4,176)   $   (706)
  Combined Operating Earnings (Loss)       $   277    $(16,227)   $ (1,624)   $ (4,272)   $   (813)

TOTAL ASSETS
  3333 Holding Corporation and Subsidiary  $ 8,652    $  8,673    $  8,600    $  8,600    $  8,613
  Centex Development Company, L.P.         $43,168    $105,946    $121,027    $128,621    $121,244
  Combined Assets                          $50,786    $113,282    $128,092    $134,691    $127,402

TOTAL DEBT
  3333 Holding Corporation and Subsidiary  $ 7,600    $  7,600    $  7,600    $  6,500    $  6,500
  Centex Development Company, L.P.         $ 3,326    $ 56,485    $ 54,149    $ 59,262    $ 44,280
  Combined Debt                            $10,926    $ 64,085    $ 61,749    $ 65,762    $ 50,780

OPERATING EARNINGS (LOSS) PER SHARE/UNIT
  (Average Outstanding Shares, 1,000;
     Units 1,000)
  3333 Holding Corporation and Subsidiary  $   253    $     96    $   (114)   $    (96)   $   (107)
  Centex Development Company, L.P.         $    24    $(16,323)   $ (1,510)   $ (4,176)   $   (706)

                    3333 HOLDING CORPORATION AND SUBSIDIARY
                      AND CENTEX DEVELOPMENT COMPANY, L.P.

                            COMBINING BALANCE SHEETS

                                                                   MARCH 31,
                                           ---------------------------------------------------------
                                            1996       1995      1996       1995      1996     1995
                                           -------   --------   -------   --------   ------   ------
                                                                                      3333 HOLDING
                                                                CENTEX DEVELOPMENT     CORPORATION
                                                COMBINED          COMPANY, L.P.      AND SUBSIDIARY
                                           ------------------   ------------------   ---------------
                                                            (DOLLARS IN THOUSANDS)
ASSETS
  Cash                                     $   231   $  1,422   $   225   $  1,403   $    6   $   19
  Accounts Receivable --
     Affiliates                                 --         --       267        570       --       --
     Centex Corporation and Subsidiaries       179        187        --         --      179      187
     Other                                     181         --       181         --       --       --
  Notes Receivable --
     Centex Corporation and Subsidiaries     7,700      7,700        --         --    7,700    7,700
     Other                                   3,809      4,025     3,809      4,025       --       --
  Investment in Affiliate                       --         --        --         --      767      767
  Investment in Real Estate Joint Venture      180         --       180         --       --       --
  Land Held for Development and Sale --
     Forster Ranch                              --     53,493        --     53,493       --       --
     Other                                  38,506     46,455    38,506     46,455       --       --
                                           -------   --------   -------   --------   ------   ------
                                           $50,786   $113,282   $43,168   $105,946   $8,652   $8,673
                                           =======    =======    ======    =======   ======   ======
LIABILITIES, STOCKHOLDERS' EQUITY AND
  PARTNERS' CAPITAL
  Accounts Payable and Accrued
     Liabilities --
       Affiliates                          $    --   $     --   $    --   $     --   $  267   $  570
       Centex Corporation and Subsidiaries     153        160        --         --      153      160
       Other                                 2,718      2,320     2,558      2,196      160      124
  Notes Payable --
     Centex Corporation and Subsidiaries     7,600      7,600        --         --    7,600    7,600
     Forster Ranch                              --     53,493        --     53,493       --       --
     Other                                   3,326      2,992     3,326      2,992       --       --
  Land Sale Deposits                            --          5        --          5       --       --
  Stockholders' Equity and Partners'
     Capital --
       Stock and Stock/Class B Unit
         Warrants                              501        501       500        500        1        1
       Capital in Excess of Par Value          800        800        --         --      800      800
       Retained Earnings (Deficit)            (329)      (582)       --         --     (329)    (582)
       Partners' Capital                    36,017     45,993    36,784     46,760       --       --
                                           -------   --------   -------   --------   ------   ------
  Total Stockholders' Equity and
     Partners' Capital                      36,989     46,712    37,284     47,260      472      219
                                           -------   --------   -------   --------   ------   ------
                                           $50,786   $113,282   $43,168   $105,946   $8,652   $8,673
                                           =======   ========   =======   ========   ======   ======

                  See notes to combining financial statements.

                    3333 HOLDING CORPORATION AND SUBSIDIARY
                      AND CENTEX DEVELOPMENT COMPANY, L.P.

               COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS

                                                                FOR THE YEARS ENDED MARCH 31,
                               -----------------------------------------------------------------------------------------------
                                 1996        1995       1994        1996        1995       1994       1996      1995     1994
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
                                                                        CENTEX DEVELOPMENT           3333 HOLDING CORPORATION
                                          COMBINED                         COMPANY, L.P.                  AND SUBSIDIARY
                               -------------------------------    -------------------------------    -------------------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE/UNIT DATA)
COMBINING STATEMENTS OF
  OPERATIONS
  REVENUES
    Real Estate Sales          $ 13,018    $  9,506    $12,540    $ 13,018    $  9,506    $12,540    $   --    $   --    $  --
    Interest and Other Income     1,452         836        709         925         290        319     2,045     1,602      537
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
                                 14,470      10,342     13,249      13,943       9,796     12,859     2,045     1,602      537
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
  COSTS AND EXPENSES
    Real Estate Sales            11,861       9,064     12,684      11,861       9,064     12,684        --        --       --
    Property Valuation
      Adjustment                     --      15,500         --          --      15,500         --        --        --       --
    Selling and
      Administrative              1,774       1,394      1,750       2,058       1,555      1,685     1,011       761       65
    Interest                        558         611        439          --          --         --       781       745      586
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
                                 14,193      26,569     14,873      13,919      26,119     14,369     1,792     1,506      651
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
  EARNINGS (LOSS) BEFORE
    INCOME TAXES                    277     (16,227)    (1,624)         24     (16,323)    (1,510)      253        96     (114)

      Income Taxes                   --          --         --          --          --         --        --        --       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
  NET EARNINGS (LOSS)          $    277    $(16,227)   $(1,624)   $     24    $(16,323)   $(1,510)   $  253    $   96    $(114)
                               ========    ========    =======    ========    ========    =======    ======    ======    =====
  EARNINGS (LOSS) PER
    SHARE/UNIT
    (Average Outstanding
      Shares, 1,000; Units,
      1,000)                                                      $     24    $(16,323)   $(1,510)   $  253    $   96    $(114)
                                                                  ========    ========    =======    ======    ======    =====
COMBINING STATEMENTS OF CASH
  FLOWS
  CASH FLOWS -- OPERATING
    ACTIVITIES
    Net Earnings (Loss)        $    277    $(16,227)   $(1,624)   $     24    $(16,323)   $(1,510)   $  253    $   96    $(114)
    Property Valuation
      Adjustment                     --      15,500         --          --      15,500         --        --        --       --
    Net Change in Payables,
      Receivables and
      Deposits                      (90)       (281)      (110)        176        (204)      (224)     (266)      (77)     114
    Decrease in (Increase) in
      Notes Receivable              216      (2,874)      (480)        216      (2,874)      (480)       --        --       --
    Increase in Advances to
      Joint Venture                (180)         --         --        (180)         --         --        --        --       --
    Decrease in Land Held for
      Development and Sale        7,949       3,454      5,746       7,949       3,454      5,746        --        --       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
                                  8,172        (428)     3,532       8,185        (447)     3,532       (13)       19       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
  CASH FLOWS -- FINANCING
    ACTIVITIES
    Increase (Decrease) in
      Notes Payable --
      Centex Corporation &
        Subsidiaries                303        (587)       430         303        (587)       430        --        --       --
      Other                         334       2,336     (5,113)        334       2,336     (5,113)       --        --       --
    Capital Distributions       (10,000)         --         --     (10,000)         --         --        --        --       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
                                 (9,363)      1,749     (4,683)     (9,363)      1,749     (4,683)       --        --       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
NET (DECREASE) INCREASE IN
  CASH                           (1,191)      1,321     (1,151)     (1,178)      1,302     (1,151)      (13)       19       --
CASH AT BEGINNING OF YEAR         1,422         101      1,252       1,403         101      1,252        19        --       --
                               --------    --------    -------    --------    --------    -------    ------    ------    -----
CASH AT END OF YEAR            $    231    $  1,422    $   101    $    225    $  1,403    $   101    $    6    $   19    $  --
                               ========    ========    =======    ========    ========    =======    ======    ======    =====

                  See notes to combining financial statements.

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

       COMBINING STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                                   FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994
                             ----------------------------------------------------------------------------------------------
                                                 CENTEX DEVELOPMENT
                                                   COMPANY, L.P.                 3333 HOLDING CORPORATION AND SUBSIDIARY
                                         ----------------------------------    --------------------------------------------
                                         CLASS B      GENERAL      LIMITED                           CAPITAL IN    RETAINED
                                           UNIT      PARTNER'S    PARTNER'S     STOCK      COMMON    EXCESS OF     EARNINGS
                             COMBINED    WARRANTS     CAPITAL      CAPITAL     WARRANTS    STOCK     PAR VALUE     (DEFICIT)
                             --------    --------    ---------    ---------    --------    ------    ----------    --------
                                                                 (DOLLARS IN THOUSANDS)
Balance at March 31, 1993    $64,563       $500        $ 767      $ 63,826       $  1       $ --        $800        $ (564)
  Net Loss                    (1,624)        --           --        (1,510)        --         --          --          (114)
                             -------       ----        -----      --------       ----       ----        ----        ------
Balance at March 31, 1994     62,939        500          767        62,316          1         --         800          (678)
  Net Earnings (Loss)        (16,227)        --           --       (16,323)        --         --          --            96
                             -------       ----        -----      --------       ----       ----        ----        ------
Balance at March 31, 1995     46,712        500          767        45,993          1         --         800          (582)
  CAPITAL DISTRIBUTIONS      (10,000)        --           --       (10,000)        --         --          --            --
  NET EARNINGS                   277         --           --            24         --         --          --           253
                             -------       ----        -----      --------       ----       ----        ----        ------
BALANCE AT MARCH 31, 1996    $36,989       $500        $ 767      $ 36,017       $  1       $ --        $800        $ (329)
                             =======       ====        =====      ========       ====       ====        ====        ======

                  See notes to combining financial statements.

NOTES TO COMBINING FINANCIAL STATEMENTS

                                (A) ORGANIZATION

     Centex Development Company, L.P. (the Partnership) was formed on March 31, 1987 to invest in, acquire, develop, operate and sell residential and commercial real estate within the United States. Centex Real Estate Corporation (CREC), its limited partner, is a subsidiary of Centex Corporation (Centex). 3333 Development Corporation, a Nevada corporation (Development), which serves as its general partner, is owned by 3333 Holding Corporation, a Nevada corporation (Holding). In November 1987, Centex distributed all of the issued and outstanding shares of the common stock of Holding and warrants to purchase approximately 80% of the Class B units of limited partnership interest in the Partnership (see Note F). These securities trade in tandem with the common stock of Centex and are being held by a nominee on behalf of Centex stockholders until such time as the securities are detached and trade separately. The securities may be detached at any time by Centex's Board of Directors, but the warrants to purchase Class B units automatically become detached in November 2007.

     Supplementary condensed combined financial statements of Centex Corporation and subsidiaries, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on Centex Corporation and subsidiaries, see their separate financial statements and related footnotes.

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

                SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS

                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1996             1995
                                                                    ----------       ----------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
  Cash and Cash Equivalents                                         $   14,273       $   25,207
  Receivables                                                          914,549          653,622
  Inventories                                                        1,244,931        1,266,509
  Investments in
     Centex Construction Products, Inc.                                106,504           89,871
     Joint Ventures and Unconsolidated Subsidiaries                      3,984            5,695
  Property and Equipment, net                                           37,139           41,267
  Other Assets and Deferred Charges                                     22,602           26,427
                                                                    ----------       ----------
                                                                    $2,343,982       $2,108,598
                                                                    ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                          $  616,959       $  557,640
  Short-term Debt                                                      665,593          632,745
  Long-term Debt                                                       321,002          222,530
  Deferred Income Taxes                                                 16,620           26,737
  Stockholders' Equity                                                 723,808          668,946
                                                                    ----------       ----------
                                                                    $2,343,982       $2,108,598
                                                                    ==========       ==========

            SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                        -----------------------------------------
                                                           1996           1995            1994
                                                        ----------     -----------     ----------
                                                                 (DOLLARS IN THOUSANDS)
Revenues                                                $3,111,486      $3,281,198     $3,224,025
Costs and Expenses                                       3,023,447       3,194,642      3,089,126
                                                        ----------      ----------     ----------
Earnings Before Gain on CXP's Initial Public
  Offering and Income Taxes                                 88,039          86,556        134,899
Gain on CXP's Initial Public Offering                           --          59,328             --
                                                        ----------      ----------     ----------
Earnings Before Income Taxes                                88,039         145,884        134,899
Income Taxes                                                34,421          53,540         49,851
                                                        ----------      ----------     ----------
Net Earnings                                            $   53,618      $   92,344     $   85,048
                                                        ==========      ==========     ==========

                    3333 HOLDING CORPORATION AND SUBSIDIARY
                      AND CENTEX DEVELOPMENT COMPANY, L.P.

                           (B) BASIS OF PRESENTATION

     The accompanying combining financial statements present the individual and combined financial statements of Holding and its subsidiary and the Partnership as of March 31, 1996 and 1995 and results of operations for each of the three years ended March 31, 1996. The financial statements of the Partnership are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership.

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

     In March 1995, CDC recorded a pre-tax adjustment to reduce the book value of certain properties by approximately $15.5 million to reflect CDC's view that development activity had not reached anticipated levels in order to continue to support the historical carrying value of such properties. This adjustment resulted in carrying values that facilitate a nearer-term disposition or development of these properties. A substantial portion of the adjustment relates to the book values of two Dallas area properties.

EARNINGS (LOSS) PER SHARE/UNIT

     Earnings (loss) per share/unit are based on the weighted average number of outstanding shares of common stock (1,000 for Holding) and Class A limited partnership units (1,000 for the Partnership). These shares/units do not include common stock/unit equivalents because they have no material effect on earnings
(loss) per share/unit.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 121, issued in March 1995, establishes methods of accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement will be implemented on April 1, 1996 and will not have a material impact on the individual or combined financial statements of Holding and its subsidiary and the Partnership.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

     Interest capitalized by the Partnership during fiscal years ended March 31, 1996, 1995 and 1994 totaled $98,000, $4,787,000 and $4,090,000, respectively, of which $4,687,000 and $3,945,000 relates to the Forster Ranch property in 1995 and 1994, respectively. No income taxes were paid during the years ended March 31, 1996, 1995 and 1994.

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

                              (D) NOTES RECEIVABLE

     Development issued common stock to Holding and used the proceeds to advance $7.7 million to CREC, as evidenced by a note receivable due April 30, 1996 bearing interest at prime plus .875%. Interest is due in quarterly installments. Interest income of $750,000, $680,000, and $537,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1996, 1995 and 1994, respectively. On April 30, 1996 the maturity date was extended two years to April 30, 1998.

     Notes Receivable -- Other at March 31, 1996 and 1995 have stated interest rates ranging up to 10% and are due in monthly or quarterly installments. Discounts and allowances totaled $21,000 at March 31, 1996 and $40,000 at March 31, 1995. The weighted average interest rate, inclusive of discounts, was 9% at March 31, 1996 and 9% at March 31, 1995. Notes receivable at March 31, 1996 are collectible over seven years, with $1,028,000 being due within one year.

                               (E) NOTES PAYABLE

     Centex had advanced Holding $7.6 million as of March 31, 1996 which is evidenced by a note secured by the common stock of Development. The note, which had a fluctuating balance during fiscal 1996 and 1995, bears interest at prime plus 1% that is payable quarterly. The principal balance together with all unpaid accrued interest is due on the earlier of April 1, 1998 or the date on which the warrants to purchase Class B units of limited partnership interests are detached from shares of the common stock of Centex. Interest expense of $558,000, $611,000, and $439,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1996, 1995 and 1994, respectively.

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

     All notes payable are non-recourse, secured solely by the underlying real estate. As land is sold, a portion of the proceeds is restricted for repayment of the notes. The prime rate in effect was 8.25% at March 31, 1996 and 9% at March 31, 1995. The 30 day LIBOR rate at March 31, 1996 was 5 7/16% and 6 1/8% at March 31, 1995. The note balances and rates in effect were as follows:

                                                                                MARCH 31,
                                                                            ------------------
                                                                             1996       1995
                                                                            ------     -------
                                                                               (DOLLARS IN
                                                                                THOUSANDS)
Credit Line at LIBOR Plus  3/4% Maturing in Fiscal Year 1997, Unsecured,
  Guaranteed by CREC                                                        $1,373     $ 1,039
Note Payable at 12%, Matured in April 1994                                     785         785
Note Payable at 5.56%, Maturing in fiscal year 1997                            682         682
Note Payable, Maturing in Fiscal Year 1997                                     486         486
Forster Ranch Non-recourse Notes --
  Payable at Prime Plus 1%, Retired in November 1995                            --      11,602
  Payable at Prime Plus 2% (10 1/2% floor), Retired in November 1995            --      41,891
                                                                            ------     -------
                                                                            $3,326     $56,485
                                                                            ======     =======

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

     During November 1995, the Partnership tendered to its non-recourse lender a deed to the remaining property in Forster Ranch, the Partnership's pro rata portion of the 1995-1996 real property taxes, an assignment of the Development Agreement made between the Partnership and the City of San Clemente and payment of certain developer fee credits. With these deliveries, the Partnership has surrendered any and all interest it may have in the Forster Ranch property to the lender.

                 (F) STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

PREFERRED RETURN

     The partnership agreement provides that the Class A limited partner is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its Unrecovered Capital. In July 1995, in conjunction with the extension of the detachment date, CREC waived unrecovered preference through July 1995 of $37.5 million, and reduced its unrecovered capital in the Partnership from $75.8 million to $47.3 million. Unrecovered Capital represents initial capital contributions as reduced by repayments, and is the basis for preference accruals. The Partnership distributed $10,000,000 to CREC as a return of original capital during fiscal year 1996. Preference payments in arrears at March 31, 1996 amounted to $2,506,000, and Unrecovered Capital totaled $37,261,000.

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

     All loss allocations and allocations of net income after Payout, shall be made to the partners in accordance with their percentage interests, as defined.

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

             (a) To the Class A limited partner with respect to its preferred return, then

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

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

WARRANTS

     In November 1987, Centex acquired from the Partnership 100 warrants to purchase 100 Class B units in the Partnership at an exercise price of $500 per Class B unit, and Centex acquired from Holding 100 warrants to purchase 100 shares of Holding common stock at an exercise price of $800 per share. These warrants are subject to future adjustment to provide the holders of options to purchase Centex common stock with the opportunity to acquire Class B units and shares of Holding. These warrants will generally become exercisable upon the detachment of the tandem-traded securities from Centex common stock.

                         (G) RELATED PARTY TRANSACTIONS

SERVICE AND MANAGEMENT AGREEMENTS

     Holding entered into a service agreement in May 1987 with Centex Service Company (CSC), a wholly-owned subsidiary of Centex, whereby CSC will provide certain tax, accounting and other similar services for Holding at a fee of $2,500 per month. Service fees of $30,000 for each of fiscal years 1996, 1995, and 1994 are reflected as administrative expenses in the accompanying combining financial statements.

     The Partnership paid $1,295,000 and $922,000 to Holding during the fiscal years 1996 and 1995, respectively, pursuant to an agreement whereby Holding provides management services to the Partnership in connection with the development and operation of properties acquired by the Partnership, maintenance of partnership property and accounting and clerical services. Also in the fiscal year 1995, the Partnership paid certain Centex subsidiaries $785,000 in management fees accrued in the year ended March 31, 1994 relative to a similar management agreement.

SALES AND PURCHASES

     Partnership revenues during fiscal years 1996, 1995, and 1994 include land sales to CREC of $4,416,000, $5,423,000, and $2,354,000, respectively.
Additionally, CREC has contracts to purchase lots for the aggregate price of approximately $5.4 million to be paid as lots are delivered.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     Included in Accounts Receivable-Affiliates and Accounts Payable-Affiliates in the accompanying combining financial statements are $267,000 at March 31, 1996 and $570,000 at March 31, 1995, which the Partnership advanced to Holding. Interest of $223,000 and $134,000 was accrued on advances during fiscal years 1996 and 1995, respectively.

                                (H) INCOME TAXES

     At March 31, 1996, Holding had operating loss carryforwards for income tax reporting purposes of $296,000. If unused, the loss carryforwards will expire in the fiscal years 2007 through 2009. Holding joins with its subsidiary in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holder of the Class A units. Accordingly, no tax provision for Partnership earnings is shown in the combining financial statements.

                    3333 HOLDING CORPORATION AND SUBSIDIARY
                      AND CENTEX DEVELOPMENT COMPANY, L.P.

                         QUARTERLY RESULTS (UNAUDITED)

                                                                  MARCH 31,
                                           --------------------------------------------------------
                                            1996       1995       1996       1995      1996    1995
                                           ------    --------    ------    --------    ----    ----
                                                                                       3333 HOLDING
                                                                                       CORPORATION
                                                                 CENTEX DEVELOPMENT        AND
                                                COMBINED           COMPANY, L.P.        SUBSIDIARY
                                           ------------------    ------------------    ------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE/UNIT DATA)
FIRST QUARTER
  Revenues                                 $2,382    $  3,105    $2,241    $  2,977    $611    $336
  Earnings (Loss) Before Taxes             $   10    $   (137)   $ (188)   $   (151)   $198    $ 14
  Net Earnings (Loss)                      $   10    $   (137)   $ (188)   $   (151)   $198    $ 14
  Earnings (Loss) Per Share/Unit                                 $ (188)   $   (151)   $198    $ 14

SECOND QUARTER
  Revenues                                 $8,099    $  1,330    $7,998    $  1,197    $470    $376
  Earnings (Loss) Before Taxes             $  186    $   (229)   $  169    $   (264)   $ 17    $ 35
  Net Earnings (Loss)                      $  186    $   (229)   $  169    $   (264)   $ 17    $ 35
  Earnings (Loss) Per Share/Unit                                 $  169    $   (264)   $ 17    $ 35

THIRD QUARTER
  Revenues                                 $3,508    $  4,467    $3,371    $  4,325    $465    $379
  Earnings (Loss) Before Taxes             $  193    $   (261)   $  184    $   (283)   $  9    $ 22
  Net Earnings (Loss)                      $  193    $   (261)   $  184    $   (283)   $  9    $ 22
  Earnings (Loss) Per Share/Unit                                 $  184    $   (283)   $  9    $ 22

FOURTH QUARTER
  Revenues                                 $  481    $  1,440    $  333    $  1,297    $499    $511
  Earnings (Loss) Before Taxes             $ (112)   $(15,600)   $ (141)   $(15,625)   $ 29    $ 25
  Net Earnings (Loss)                      $ (112)   $(15,600)   $ (141)   $(15,625)   $ 29    $ 25
  Earnings (Loss) Per Share/Unit                                 $ (141)   $(15,625)   $ 29    $ 25

                  3333 HOLDING CORPORATION AND SUBSIDIARY AND
                        CENTEX DEVELOPMENT COMPANY, L.P.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

     On a combined basis, revenues for the year ended March 31, 1996 of $14.5 million are attributable to interest income and sales of 121.2 acres of residential and 52.2 acres of commercial land in The Colony, Texas; 398.7 acres of agricultural land in New Braunfels, Texas; 7.2 acres of agricultural land in Fate, Texas; and the sale of 180 residential lots to Centex Real Estate Corporation (CREC) in Orlando, Florida and East Windsor, New Jersey. Revenue of $10.3 million for fiscal 1995 included results from the sales of a commercial property in Sonora, California; 116.5 acres in Puerto Rico; a 33.9 acre commercial tract in Bolingbrook, Illinois; and 254 residential lots in Orlando, Florida and East Windsor, New Jersey to CREC. Revenues of $13.2 million for fiscal 1994 included a 15-acre industrial site in Houston, Texas; 168 acres of ranch land in Comal County, Texas; the Sonora, California shopping center property; and the sale to CREC of 246 residential lots in Orlando, Florida, The Colony, Texas and East Windsor, New Jersey.

     Operations for the year ended March 31, 1996 resulted in net income of $277,000. The year ended March 31, 1995 reflected a combined net loss of $16.2 million, which included property valuation adjustments of $15.5 million. The property valuation adjustments were recorded in March 1995 to reflect CDC's view that development activity has not reached anticipated levels during the current economic cycle in order to continue to support the historical carrying value of such properties, primarily The Colony and Bryan Place properties located in the Dallas area. These adjustments resulted in carrying values that will facilitate a nearer-term disposition or development of these properties. Without the property valuation adjustments, the combined net loss for fiscal 1995 was $.7 million compared to $1.6 million in fiscal 1994.

     The improvement in operations before property valuation adjustments for each of the last three years is primarily attributed to higher gross margins on real estate sales, principally in new Jersey, and increases in interest income resulting from real estate sold with financing. During fiscal 1996, the Partnership entered into a real estate joint venture to develop an apartment complex in College Station, Texas. The related costs and expenses associated with the Partnership's investigation into the apartment business resulted in increased selling and administrative costs in fiscal 1996 compared to fiscal 1995.

     In July 1995, the Stockholders of Centex Corporation (Centex) approved a proposal to extend by ten years to November 2007 the date at which automatic detachment would occur of the tandemly traded shares of Holding and Centex. Also at that time, CREC waived unrecovered preference through July, 1995 of $37.5 million, and reduced its unrecovered capital in the Partnership from $75.8 million to $47.3 million. Unrecovered capital represents initial capital contributions as reduced by repayments, and is the basis for preference accruals. Subsequent to this capital reduction, the Partnership returned $10.0 million of original capital to CREC.

     During November 1995, the Partnership tendered to its non-recourse lender a deed to the remaining property in Forster Ranch, the Partnership's pro rata portion of the 1995-1996 real property taxes, an assignment of the Development Agreement made between the Partnership and the City of San Clemente and payment of certain developer fee credits. With these deliveries, the Partnership has surrendered any and all interest it may have in the Forster Ranch property to the lender. Since the book value of the property equaled the balance of the non-recourse debt, there was no resulting earnings impact.

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

                      CENTEX CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------


BOARD OF DIRECTORS             Vicki A. Roberts                NORTHERN CALIFORNIA            MINNESOTA
                               Treasurer                       David L. Barclay               Scott J. Richter
Alan B. Coleman (3,4)                                          President                      President
Former President,              Rodney E. Cummickel
Southwestern Graduate          Assistant Vice President          Sacramento                   ILLINOIS
School of Banking                                                Jack E. Hood                 Jon E. Fogg
Foundation Southern            Barry G. Wilson                   Manager                      President
Methodist University           Assistant Controller
                                                               CENTRAL VALLEY                 INDIANAPOLIS
Dan W. Cook III (2*)           CENTEX REAL ESTATE              Richard L. Langdon, Jr.        Timothy K. McMahon
Former General Partner         CORPORATION/CENTEX HOMES        President                      President
Goldman, Sachs & Co.
                               Timothy R. Eller                LOS ANGELES/VENTURA            COLUMBUS
Juan L. Elek                   President and Chief             James J. Kopel, Jr.            Joseph H. Mathias
Co-Chairman                    Executive Officer               President                      President
Elek Moreno Valle y
Asociados                      Andrew J. Hannigan              SOUTHERN CALIFORNIA            NASHVILLE
                               Executive Vice President        Larry B. Ludwig                R. Martin Kerr, Jr.
William J Gillilan III (1)     and Chief Operating             President                      President
President and Chief            Officer
Operating Officer                                              SAN DIEGO                      NEW JERSEY
                               Thomas M. Boyce                 Douglas R. Jaeger              Joseph M. Mutinsky
Laurence E. Hirsch (1)         Executive Vice President        President                      President
Chairman and Chief
Executive Officer              Robert D. Hillmann              NEVADA                         NORTHERN VIRGINIA
                               Executive Vice President        Mark L. Krivel                 Gary L. Jernigan
C.W. Murchison, III                                            President                      President
(2,3,5)                        Steven R. Muller
Private Real Estate            Executive Vice President        COLORADO                       HAMPTON ROADS
Development and Other                                          Miles R. Grant                 Jode L. Kirk
Investments                    Richard L. Sconyers             President                      President
                               Executive Vice President
Charles H. Pistor (2,4,5*)                                     NEW MEXICO                     MARYLAND
Retired Vice Chair             Joel H. Sowers                  Thomas A. Houser               Jeffrey J. Doyle
Southern Methodist             Executive Vice President        President                      President
University
                               Melvin M. Chadwick              PHOENIX                        ATLANTA
David W. Quinn                 Vice President-Finance          Michael D. Trailor             William F. Shean
Executive Vice President                                       President                      President
and Chief Financial            F. Timothy Hoyt
Officer                        Vice President and Counsel      DALLAS NORTH                   COLUMBIA
                                                               Benton H. Karnes               Victor L. Buscaino, Jr.
Paul R. Seegers (1*,4*)        John M. Lile                    President                      President
President, Seegers             Vice President
Enterprises                                                    DALLAS NORTHEAST                 Greenville
                               Joseph Luciani                  Richard D. Alberque              Jonathan P. Giles
Paul T. Stoffel (3*,5)         Vice President                  President                        Manager
Private Investments
                               Joseph S. Powell                DALLAS SOUTHWEST               CHARLOTTE
(Numbers in parentheses        Vice President                  Joe J. Arcisz                  Daniel L. Barnobi
indicate Board Committees)                                     President                      President
(1) Executive Committee        Renate I. Shiver
(2) Compensation Committee     Vice President                  DALLAS FOX & JACOBS            RALEIGH/DURHAM
(3) Audit Committee                                            W. Lee Thompson                E. Scott Batchelor
(4) Director Nominating        Douglas A. Stempowski           President                      President
    Committee                  Vice President
(5) Stock Option Committee                                     CENTRAL TEXAS                  COASTAL CAROLINA
                               Burgess N. Trank                Philip W. Warnick              John D. Carpenter
*   Chairman                   Vice President and Counsel      President                      President

OFFICERS                       James B. Watkins                  Killeen                      NORTH FLORIDA
                               Vice President and Counsel        Thomas E. Lynch              Douglas W. Smith
Laurence E. Hirsch                                               Manager                      President
Chairman and Chief             David C. Wheatley
Executive Officer              Vice President                  SAN ANTONIO                    ORLANDO NORTH
                                                               J. Damon Lyles                 Gregory L. LePera
William J Gillilan III         OPERATING DIVISIONS             President                      President
President and Chief
Operating Officer              WASHINGTON STATE                HOUSTON                        ORLANDO SOUTH
                               Robert J. Fogarty               A. Wayne Culpepper             Patrick J. Knight
David W. Quinn                 President                       President                      President
Executive Vice President
and Chief Financial            PORTLAND, OREGON
Officer                        Jay L. Smith
                               President
Raymond G. Smerge
Vice President, Chief
Legal Officer, General
Counsel and Secretary

Michael S. Albright
Vice President-Finance and
Controller

Richard C. Harvey
Vice President-Tax

Sheila E. Gallagher
Vice President-Corporate
Communications

Michael M. Vick
Vice President

                      CENTEX CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------


TAMPA                          David F. Robinson               COLORADO                       FORT WORTH
Mikell A. McElroy              Regional Vice President         COLORADO SPRINGS               John R. Granger
President                                                      Rose M. Kelly                  Division Vice President
                               John B. Rogers                  Division Vice President
BRADENTON/SARASOTA             Regional Vice President                                        HOUSTON
David L. Hahn                                                  DENVER                         Mark D. Cady
President                      Andrew A. Warrick               Catherine S. Stroud            Division Vice President
                               Regional Vice President         Division Vice President
PALM BEACH                                                                                    Richard D. Davis
W. Trent Bass                  CTX MORTGAGE COMPANY            ENGLEWOOD                      Division Vice President
President                      BRANCH OFFICES                  Vicki L. Gjesdal
                                                               Division Vice President        Joy L. Reichart
NAPLES/FORT MYERS              WASHINGTON STATE                                               Division Vice President
Timothy J. Ruemler             BELLEVUE                        FORT COLLINS
President                      Vern Smith                      Karen C. Sipes                 Bob Tavel
                               Division Vice President         Division Vice President        Division Vice President
SOUTH FLORIDA
Henry E. Magnuson              RENTON                          ARIZONA                        LEWISVILLE
President                      William W. Haines, Jr.          PHOENIX                        Linda J. Frank
                               Division Vice President         Kathleen A. Doyle              Division Vice President
CTX BUILDERS SUPPLY                                            Division Vice President
John Mikkelson                 OREGON                                                         PLANO
President                      PORTLAND                        Michael A. Neill               Rodney J. Anderson
                               Michael G. Russell              Division Vice President        Division Vice President
CENTEX FINANCIAL               Division Vice President
SERVICES GROUP                                                 NEW MEXICO                     SAN ANTONIO
                               CALIFORNIA                      ALBUQUERQUE                    Janis E. Anderson
Carl N. Hearne                 CONCORD                         W. Gregory Frost               Division Vice President
Chairman                       Christie H. Craig               Division Vice President
                               Division Vice President                                        MINNESOTA
CTX MORTGAGE COMPANY                                           Diane R. Nielsen               MINNETONKA
                               DEL MAR                         Division Vice President        Kristin K. Hoaglund
Judson H. Croom                James C. Doan                                                  Division Vice President
President and Chief            Division Vice President         UTAH
Executive Officer                                              SALT LAKE CITY                 ST. PAUL
                               ELK GROVE                       Kevin G. Haycock               Stephen J. Lange
Mark L. Meyer                  Daniel V. Plant                 Division Vice President        Division Vice President
Executive Vice President       Division Vice President
and Chief Operating                                            TEXAS                          ILLINOIS
Officer                        IRVINE                          ARLINGTON                      BLOOMINGDALE
                               Rhett A. Hubbard                Barbara J. Pacetti             Richard C. Grosse
Rick J. Carothers              Division Vice President         Division Vice President        Division Vice President
Executive Vice President
                               L.A. TRI-COUNTY                 Peggy J. Rahall                CHIGAGO
John L. Matthews               Donald W. Petty                 Division Vice President        Kelly A. Gleason
Executive Vice President       Division Vice President                                        Division Vice President
                                                               AUSTIN
Steven L. Deardorff            RIVERSIDE                       Linda I. Ingram                CRYSTAL LAKE
Senior Vice President          Kimberly Firek                  Division Vice President        James R. Sorenson
                               Division Vice President                                        Division Vice President
Timothy M. Bartosh                                             Ronnette L. Shay
Vice President                 SACRAMENTO                      Division Vice President        LAKE COUNTY
                               Christie H. Craig                                              Carl J. Macuiba
Debra R. Dunn                  Division Vice President         CASTLE HILLS                   Division Vice President
Vice President                                                 Nancy S. Kramer
                               SAN DIEGO                       Division Vice President        INDIANA
Carla M. Gustafson             Scott D. Beyer                                                 INDIANAPOLIS
Vice President                 Division Vice President         CORPUS CHRISTI                 Marsha L. Gibson-Buttery
                                                               Gloria A. Lopez                Division Vice President
Belinda M. Nicholson           SOUTHERN CALIFORNIA             Division Vice President
Vice President                 Terri L. Hogerty                                               OHIO
                               Division Vice President         DALLAS                         COLUMBUS
Thomas E. Tuohy                                                Patricia A. Donley             Diane L. Gardner
Vice President                 VISALIA                         Division Vice President        Division Vice President
                               Rebecca A. Vickers
Kimberly L. Yowell             Division Vice President         James C. McMahan II            WISCONSIN
Vice President                                                 Division Vice President        MILWAUKEE
                               NEVADA                                                         Steven W. Barbera
Ross T. Anderson               RENO                            Ilda J. Putnam                 Division Vice President
Regional Vice President        Gregory D. Shanklin             Division Vice President
                               Division Vice President
Mary C. Callegari
Regional Vice President

Paul V. Diamond
Regional Vice President

                      CENTEX CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------


RACINE                         NORTH CHARLESTON                CENTEX TITLE, INSURANCE        Pamela K. Wilson
Michael J. Bain                Amanda J. Williams              AND ESCROW OPERATIONS          Manager
Division Vice President        Division Vice President
                                                               Karren P. Bates                UVALDE
TENNESSEE                      FLORIDA                         President                      Win A. Dubose
                                                                                              Manager
BRENTWOOD                      FORT LAUDERDALE                 COMMERCE LAND TITLE, INC.
A. Frederick Campbell          Robin A. Karas                                                 METROPOLITAN TITLE AND
Division Vice President        Division Vice President         Gregory M. Lyssy               GUARANTY COMPANY
                                                               Executive Vice President
NASHVILLE                      JACKSONVILLE                                                   Rebecca R. Winters
Vicki L. Wickline              Marie M. McRee                  Randall P. Hood                Executive Vice President
Division Vice President        Division Vice President         Vice President
                                                                                              FLORIDA EXAMINATION CENTER
MARYLAND                       Kelly L. Wainwright             Monte R. Sturgeon              Kevin M. Arruda
                               Division Vice President         Vice President                 Manager
CROFTON
Charles B. Williams            MIAMI                           GREATER DALLAS                 METROPOLITAN TITLE AND
Division Vice President        John T. Mickel                  EXAMINATION CENTER             GUARANTY COMPANY BRANCH
                               Division Vice President         Bruce W. McRoberts             OFFICES
GREENBELT                                                      Manager
Jane B. Williams               NAPLES                                                         FLORIDA
Division Vice President        Kathleen M. Garren              COMMERCE LAND TITLE, INC.
                               Division Vice President         BRANCH OFFICES                 BOYNTON BEACH
PENNSYLVANIA                                                                                  Valarie S. Gross
                               ORLANDO                         TEXAS                          Manager
PHILADELPHIA                   Brenda C. Nicola
Joseph P. Deltch               Division Vice President         ARLINGTON                      FORT LAUDERDALE
Division Vice President                                        Cindy M. Hinson                Kathleen M. Beckinsale
                               Gregory D. Pingston             Manager                        Manager
VIRGINIA                       Division Vice President
                                                               AUSTIN                         JACKSONVILLE
CHANTILLY                      SARASOTA                        Janet S. Lucas                 Deborah M. Leavitt
M. Catherine Bell              Todd A. Kolbe                   Manager                        Manager
Division Vice President        Division Vice President
                                                               THE COLONY                     NAPLES
FAIRFAX                        TAMPA                           Carla B. Montgomery            Rosa M. Peck
Patrick A. Miller              Marsha G. Crowder               Manager                        Manager
Division Vice President        Division Vice President
                                                               HONDO                          ORLANDO
VIRGINIA BEACH                 Judith A. Fish                  Thomas J. Rothe                Pamela A. Morton
R. Lee Pearson                 Division Vice President         Manager                        Manager
Louis L. Tourgee
Division Vice Presidents       TITUSVILLE                      LEWISVILLE                     SARASOTA
                               Linda L. Gray                   Lajuannah Wilson               Susan B. Anderson
GEORGIA                        Division Vice President         Manager                        Manager

ATLANTA                        WEST PALM BEACH                 NEW BRAUNFELS                  TAMPA
ROSWELL                        Diana K. Maguire                Marva N. McCraw                Debra Blackwell-Thompson
Laurie K. Tracy                Division Vice President         Manager                        Manager
Division Vice President
                               ALABAMA                         PLANO                          CENTEX INSURANCE AGENCIES
NORTH CAROLINA                                                 Connie D. Beale
                               HUNTSVILLE                      Manager                        Charles W. Hoffman
CHARLOTTE                      James C. Hunter                                                Vice President and
Elizabeth H. South             Division Vice President         Linda S. Prockup               Managing Director
Division Vice President                                        Manager
                               TUSCALOOSA                                                     CENTEX ESCROW COMPANY
RALEIGH                        Ann G. Schieber                 SAN ANTONIO
K. Susan Tate                  Division Vice President         Gwen J. Derry                  Patty E. Parsons
Division Vice President                                        Manager                        Vice President
                               NOVA MORTGAGE CREDIT
Carter H. Ward                 CORPORATION                     Dinah K. Heilmann              CENTEX ESCROW COMPANY
Division Vice President                                        Manager                        BRANCH OFFICES
                               Richard L. Smith
SOUTH CAROLINA                 President                       David D. Mirmelli              WASHINGTON
                                                               Manager
COLUMBIA                       Bruce A. Bly                                                   BELLEVUE
Hollie L. Davis                Regional Vice President         Connie Smith                   Patty E. Parson
Division Vice President                                        Manager                        Manager
                               Gregory L. Auen
GREENVILLE                     Regional Vice President         Laurel B. Stuckey              FEDERAL WAY
Terri L. Davidson                                              Manager                        Karen J. McMillan
Division Vice President                                                                       Manager

                      CENTEX CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------


CENTEX CONSTRUCTION GROUP,     J. David Preston                CENTEX-RODGERS                 James L. Johnson
INC.                           Vice President                  CONSTRUCTION COMPANY           Vice President

Brice E. Hill                  John E. Reeves                  Edward A. Whitley              Morgan D. King
President and Chief            Vice President                  President and Chief            Vice President
Executive Officer                                              Executive Officer
                               William E. Reinhart                                            George K. Koos
John P. Tarpey, Jr.            Vice President                  Glen E. Pillow                 Vice President
Executive Vice President                                       Executive Vice President
and Chief Operating            Steven H. Williams                                             James T. Norris
Officer                        Vice President                  W. Howard Allums               Vice President
                                                               Senior Vice President
Christopher D. Genry           CENTEX FORCUM LANNOM, INC.                                     Albert J. Petrangeli
Vice President and                                             Joseph T. Hatch, Jr.           Vice President
Chief Financial Officer        L.D. Pennington                 Senior Vice President
                               Chairman                                                       John W. Traxler
Eric J. Gerner                                                 Douglas H. Jones               Vice President
Vice President-Finance         David R. Taylor                 Senior Vice President
                               President and Chief                                            J. Michael Wood
Frank J. Iuen III              Executive Officer               Rex E. Lewis                   Vice President
Vice President and Co-                                         Senior Vice President
General Counsel                Larry W. Rogers                                                CENTEX HOME SERVICES
                               Senior Vice President           Dennis R. Norvet               COMPANY
Eric E. Krueger                                                Senior Vice President
Vice President                 William F. Lamers                                              Stephen M. Weinberg
                               Vice President and              G. Roger Pitts                 President
Jeffery A. Neyland             Treasurer                       Senior Vice President
Vice President                                                                                G. Gaylon Hull
                               CENTEX GOLDEN CONSTRUCTION      Joseph M. Stephens             Vice President and
Charles R. Nixon               COMPANY                         Senior Vice President and      Controller
Vice President and Co-                                         Treasurer
General Counsel                John E. Bradel                                                 CENTEX ROOFING COMPANY
                               Vice President                  Alan B. Wooten
Richard M. Rantala                                             Senior Vice President          Jerry L. Morgan
Vice President                 Blaine L. Knoll                                                President
                               Vice President                  CENTEX-ROONEY CONSTRUCTION
L. Donald Sumrell                                              CO., INC.                      CENTEX SENIOR SERVICES
Vice President                 Jeffery A. Lage                                                CORPORATION
                               Vice President                  Bob L. Moss
CENTEX CONSTRUCTION                                            Chairman, President and        Nat S. Leakey
COMPANY, INC.                  Paul J. Santangelo              Chief Executive Officer        Vice President
                               Vice President
Robert C. Van Cleave                                           Frederick E. Wade              Terry N. Whitman
Chairman and Chief             Edwin M. Walsh                  Executive Vice President       Vice President
Executive Officer              Vice President
                                                               Gary W. Glenewinkel            3333 HOLDING CORPORATION
James L. Herndon               CENTEX LANDIS CONSTRUCTION      Senior Vice President          AND SUBSIDIARY AND CENTEX
President                      COMPANY, INC.                                                  DEVELOPMENT COMPANY, L.P.
                                                               Raymond C. Southern
John D. Jeniec                 James C. Landis                 Senior Vice President          BOARD OF DIRECTORS
Executive Vice President       President and Chief
and Chief Operating            Executive Officer               Robert S. Baker, Jr.           J. S. Bilheimer
Officer                                                        Vice President                 President
                               Kenneth K. Eshelman
M. Lamar Martin                Senior Vice President and       Jessie H. Brewer               Josiah O. Low, III
Chief Financial Officer,       Chief Operating Officer         Vice President                 Managing Director,
Senior Vice President and                                                                     Donaldson, Lufkin &
Treasurer                      James L. Clemmensen             John W. Cammack                Jenrette Securities
                               Vice President                  Vice President                 Corporation
Dewey W. Davis
Senior Vice President          James M. Lewis                  Larry D. Casey                 David M. Sherer
                               Vice President                  Vice President                 President
Randall S. Howard                                                                             Shenandoah Associates,
Senior Vice President                                          Robert E. Collie               Inc.
                                                               Vice President
Bruce W. Lady                                                                                 OFFICERS
Senior Vice President                                          Gary P. Esporrin
                                                               Vice President, Controller     J. S. Bilheimer
Stephen E. Yannucci                                            and Treasurer                  President
Senior Vice President
                                                               W. Brooks Gilmore              Roger D. Sefzik
Frank C. Dale                                                  Vice President                 Vice President and
Vice President                                                                                Treasurer
                                                               David E. Hamlin
Christopher L. Davis                                           Vice President
Vice President
                                                               Gary L. Huggins
George Keppler                                                 Vice President
Vice President

Robert W. Kriz
Vice President

Victorino A. Pangilinan
Vice President

CORPORATE HEADQUARTERS

3333 Lee Parkway
P.O. Box 199000
Dallas, TX 75219
(214) 559-6500

TRANSFER AGENT AND REGISTRAR

Chemical Mellon Shareholder Services
85 Challenger Road
Ridgefield Park, NJ 07660

STOCK LISTINGS

New York Stock Exchange
The International Stock Exchange (London)
Ticker Symbol "CTX"

ANNUAL MEETING

The Annual Meeting of Stockholders
of Centex Corporation and
3333 Holding Corporation will be
held on July 25, 1996 at 10:00 a.m.
in the auditorium of the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas.

STOCKHOLDER INQUIRIES

Communications concerning transfer
requirements, lost certificates, dividends or change of address should be sent to Chemical Mellon Shareholder Services at the address listed.

FORM 10-K

A copy of the Annual Report
on Form 10-K of Centex Corporation,
3333 Holding Corporation and Centex
Development Company, L.P. is available
upon request to the corporate secretary
at corporate headquarters.