Form 10-K405, Exhibit 13
period 1997-03-31
CENTEX CORP; 3333 HOLDING CORP; CENTEX DEVELOPMENT CO LP
filed 1997-06-27
CIK 18532, 818762, 818764

                      Centex Corporation and Subsidiaries

FINANCIAL  HIGHLIGHTS
(Amounts in thousands, except per share data)

                                                         For the Years Ended March 31,
                                        --------------------------------------------------------------
                                           1977         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------
Revenues                                $3,784,991   $3,102,987   $3,277,504   $3,039,709   $2,363,325
Earnings Before Income Taxes            $  163,743   $   87,786   $  145,788   $  135,013   $   91,759
Net Earnings Before Gain on CXP's IPO   $  106,563   $   53,365   $   54,753   $   85,162   $   61,038
    Gain on CXP's IPO, net of tax               --           --       37,495           --           --
                                        ----------   ----------   ----------   ----------   ----------
Net Earnings                            $  106,563   $   53,365   $   92,248   $   85,162   $   61,038
                                        ==========   ==========   ==========   ==========   ==========
Earnings Per Share -
    Before Gain on CXP's IPO            $     3.62   $     1.83   $     1.81         2.60   $     1.91
    Gain on CXP's IPO, net of tax               --           --         1.23           --           --
                                        ----------   ----------   ----------   ----------   ----------
Earnings Per Share                      $     3.62   $     1.83   $     3.04   $     2.60   $     1.91
                                        ==========   ==========   ==========   ==========   ==========
Cash Dividends Per Share                $      .20   $      .20   $      .20   $      .20   $      .20
Average Shares Outstanding                  29,429       29,091       30,327       32,790       32,016
Debt                                    $  283,769   $  408,253   $  427,381   $  429,470   $  368,988
Stockholders' Equity                    $  835,777   $  722,836   $  668,227   $  668,659   $  578,415
Book Value Per Share At Year End        $    28.80   $    25.43   $    23.80   $    21.12   $    18.57

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


--------------------------------------------------------------------------------


STOCK PRICES AND DIVIDENDS

                    YEAR ENDED MARCH 31, 1997           Year Ended March 31, 1996
                  --------------------------------------------------------------------
                         PRICE                               Price
                  -----------------                   -------------------
QUARTER             HIGH      LOW     DIVIDENDS         High       Low       Dividends
                  --------------------------------------------------------------------
First             $32 3/4   $25 7/8     $.05          $30        $23 1/2       $.05
Second            $33 5/8   $26 1/8     $.05          $31        $26           $.05
Third             $37 5/8   $30         $.05          $35 5/8    $28 5/8       $.05
Fourth            $41 3/4   $35 1/4     $.05          $35 1/4    $27 3/4       $.05

     The common stock of Centex Corporation is traded on the New York Stock Exchange (ticker symbol CTX) and The International Stock Exchange (London). The approximate number of record holders of the common stock of Centex Corporation at May 9, 1997 was 2,397.

     On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P (see Note H to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

     Amounts represent cash dividends per share paid by Centex Corporation on the common stock of Centex Corporation. 3333 Holding Corporation has paid no dividends on its common stock since its incorporation.

                               97 ANNUAL REPORT

                             THE CENTEX STRUCTURE
                             FINANCIAL INFORMATION

Consolidated Revenues and Operating Earnings by Line of Business             18
Statements of Consolidated Earnings                                          19
Consolidated Balance Sheets                                                  20
Statements of Consolidated Cash Flows                                        22
Statements of Consolidated Stockholders' Equity                              23
Notes to Consolidated Financial Statements                                   24
Report of Independent Public Accountants                                     41
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                                    42
Quarterly Results                                                            49
Summary of Selected Financial Data                                           50

3333 HOLDING CORPORATION AND SUBSIDIARY
AND CENTEX DEVELOPMENT COMPANY, L.P.

Letter to Our Stockholders                                                   52
Report of Independent Public Accountants                                     53
Financial Highlights                                                         54
Combining Balance Sheets                                                     55
Combining Statements of Operations and Cash Flows                            56
Combining Statements of Stockholders' Equity and Partners' Capital           57
Notes to Combining Financial Statements                                      57
Quarterly Results                                                            64
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                                    65

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

 CONSOLIDATED REVENUES AND OPERATING EARNINGS BY LINE OF BUSINESS

(Dollars in thousands)

                                                          For the Years Ended March 31,
                                   ---------------------------------------------------------------------------
                                      1997            1996            1995            1994            1993
                                   -----------     -----------     -----------     -----------     -----------
REVENUES
   Home Building                   $ 2,299,592     $ 1,989,929     $ 2,110,735     $ 1,869,754     $ 1,433,062
                                            61%             64%             65%             61%             61%
   Investment Real Estate                9,032              --              --              --              --
                                            --%             --%             --%             --%             --%
   Financial Services                  168,722         129,546         106,841         203,393         147,041
                                             5%              4%              3%              7%              6%
   Construction Products(A)            239,380              --              --              --              --
                                             6%             --%             --%             --%             --%
   Contracting and
     Construction Services           1,068,265         983,512       1,059,928         966,562         783,222
                                            28%             32%             32%             32%             33%
                                   -----------     -----------     -----------     -----------     -----------
                                   $ 3,784,991     $ 3,102,987     $ 3,277,504     $ 3,039,709     $ 2,363,325
                                   ===========     ===========     ===========     ===========     ===========
                                           100%            100%            100%            100%            100%

OPERATING EARNINGS
   Home Building                   $   144,043     $   106,695     $   112,149     $    95,977     $    79,850
                                            59%             63%             74%             53%             62%
   Investment Real Estate               17,896              --              --              --              --
                                             7%             --%             --%             --%             --%
   Financial Services                   24,410          17,155           9,399          73,550          50,854
                                            10%             10%              6%             41%             40%
   Construction Products(A)             64,406          52,304          33,829          16,626           4,648
                                            26%             31%             22%              9%              4%
   Contracting and
     Construction Services              (2,183)         (4,995)         (1,790)         (4,500)         (4,103)
                                            (1%)            (3%)            (1%)            (2%)            (3%)
   Other, net                           (2,260)           (866)         (1,608)         (1,799)         (4,262)
                                            (1%)            (1%)            (1%)            (1%)            (3%)
                                   -----------     -----------     -----------     -----------     -----------
        OPERATING EARNINGS             246,312         170,293         151,979         179,854         126,987
                                           100%            100%            100%            100%            100%

   Corporate General and
     Administrative                     16,817          14,969          15,253          15,158          13,120
   Interest                             34,062          40,862          33,014          29,683          22,108
   Minority Interest in
     Construction Products (A)          31,690          26,676          17,252              --              --
                                   -----------     -----------     -----------     -----------     -----------
   Earnings Before Gain on CXP's
     Initial Public Offering and
     Income Taxes                      163,743          87,786          86,460         135,013          91,759
   Gain on CXP's Initial
     Public Offering                        --              --          59,328              --              --
                                   -----------     -----------     -----------     -----------     -----------
        EARNINGS BEFORE
           INCOME TAXES            $   163,743     $    87,786     $   145,788     $   135,013     $    91,759
                                   ===========     ===========     ===========     ===========     ===========

Applicable segment overhead costs have been deducted from lines of business operating earnings.

(A) As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (51.4% as of March 31, 1997). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's revenues and operating earnings. In order to facilitate comparisons between years, CXP's operating earnings and the related minority interest in CXP have been reclassified to reflect the total amounts for the years ended March 31, 1996, 1995, 1994 and 1993. Had CXP's revenues been consolidated for the years ended March 31, 1996, 1995, 1994 and 1993, Centex's consolidated revenues for those years would have increased by $222,594, $194,313, $166,826 and $136,526 respectively.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

STATEMENTS OF CONSOLIDATED EARNINGS

(Dollars in thousands, except per share data)

                                                              For the Years Ended March 31,
                                                       -----------------------------------------
                                                           1997           1996           1995
                                                       -----------    -----------    -----------
REVENUES
   Home Building                                       $ 2,299,592    $ 1,989,929    $ 2,110,735
   Investment Real Estate                                    9,032             --             --
   Financial Services                                      168,722        129,546        106,841
   Construction Products (A)                               239,380             --             --
   Contracting and Construction Services                 1,068,265        983,512      1,059,928
                                                       -----------    -----------    -----------
                                                         3,784,991      3,102,987      3,277,504
                                                       -----------    -----------    -----------

COSTS AND EXPENSES
   Home Building                                         2,155,549      1,883,234      1,998,586
   Investment Real Estate                                   (8,864)            --             --
   Financial Services                                      144,312        112,391         97,442
   Construction Products (A)                               174,974             --             --
   Minority Interest (Equity) in Earnings of CXP (A)        31,690        (25,628)       (16,577)
   Contracting and Construction Services                 1,070,448        988,507      1,061,718
   Other, net                                                2,260            866          1,608
   Corporate General and Administrative                     16,817         14,969         15,253
   Interest                                                 34,062         40,862         33,014
                                                       -----------    -----------    -----------
                                                         3,621,248      3,015,201      3,191,044
                                                       -----------    -----------    -----------

EARNINGS BEFORE GAIN ON CXP'S INITIAL PUBLIC
   OFFERING AND INCOME TAXES                               163,743         87,786         86,460
   Gain on CXP's Initial Public Offering                        --             --         59,328
                                                       -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES                               163,743         87,786        145,788
   Income Taxes                                             57,180         34,421         53,540
                                                       -----------    -----------    -----------

NET EARNINGS                                           $   106,563    $    53,365    $    92,248
                                                       ===========    ===========    ===========

EARNINGS PER SHARE                                     $      3.62    $      1.83    $      3.04
                                                       ===========    ===========    ===========

See notes to consolidated financial statements.

(A) As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (51.4% as of March 31, 1997). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's revenues and operating earnings. Had CXP's revenues been consolidated for the years ended March 31, 1996 and 1995, Centex's consolidated revenues for those years would have increased by $222,594 and $194,313, respectively.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

                                                                      Centex Corporation
                                                                       and Subsidiaries
                                                                   -------------------------
                                                                           March 31,
                                                                   -------------------------
                                                                      1997          1996
                                                                   -----------   -----------
ASSETS
   Cash and Cash Equivalents                                       $    31,320   $    14,042
   Receivables -
     Residential Mortgage Loans                                        632,657       629,756
     Construction Contracts                                            208,847       199,232
     Trade, including Notes of $19,244 and $8,531                      145,881        81,571
     Affiliates                                                             --            --
   Inventories -
     Housing Projects                                                  944,216     1,055,478
     Land Held for Development and Sale                                 26,061       149,972
     Construction Products                                              31,482            --
   Investments -
     Centex Construction Products, Inc.                                     --       106,504
     Centex Development Company, L.P.                                   32,664        36,866
     Joint Ventures and Other                                            5,277         3,804
     Unconsolidated Subsidiaries                                            --            --
   Property and Equipment, net                                         293,143        37,139
   Other Assets -
     Deferred Income Taxes                                             197,413       (16,620)
     Goodwill, net                                                     103,622         3,448
     Deferred Charges and Other                                         26,246        19,154
                                                                   -----------   -----------
                                                                   $ 2,678,829   $ 2,320,346
                                                                   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts Payable and Accrued Liabilities                        $   737,698   $   614,241
   Short-term Debt                                                     627,518       662,267
   Long-term Debt                                                      236,769       321,002
   Minority Stockholders' Interest                                     142,230            --
   Negative Goodwill                                                    98,837            --
   Stockholders' Equity -
     Preferred Stock, Authorized 5,000,000 Shares, None Issued              --            --
     Common Stock, $.25 Par Value; Authorized 50,000,000 Shares;
        Issued and Outstanding 29,016,089 and 28,425,851 Shares          7,254         7,107
     Capital in Excess of Par Value                                     18,789         6,814
     Retained Earnings                                                 809,734       708,915
                                                                   -----------   -----------
   Total Stockholders' Equity                                          835,777       722,836
                                                                   -----------   -----------
                                                                   $ 2,678,829   $ 2,320,346
                                                                   ===========   ===========

See notes to consolidated financial statements.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


    Centex Corporation               Financial Services
-------------------------         --------------------------
        March 31,                         March 31,
-------------------------         --------------------------
   1997          1996                1997           1996
-----------   -----------         -----------    -----------

$    21,679   $    11,897         $     9,641    $     2,145

         --            --             632,657        629,756
    208,847       199,232                  --              -
    122,244        59,429              23,637         22,142
         --            --             (19,985)        (1,267)

    944,216     1,055,478                  --             --
     26,061       149,972                  --             --
     31,482            --                  --             --

         --       106,504                  --             --
     32,664        36,866                  --             --
      5,277         3,804                  --             --
     68,171        38,366                  --             --
    276,627        25,413              16,516         11,726

    195,983       (16,085)              1,430           (535)
     91,442         1,854              12,180          1,594
     18,233        12,913               8,013          6,241
-----------   -----------         -----------    -----------
$ 2,042,926   $ 1,685,643         $   684,089    $   671,802
===========   ===========         ===========    ===========

$   685,050   $   554,554         $    52,648    $    59,687
     47,000        87,251             580,518        575,016
    236,769       321,002                  --             --
    139,493            --               2,737             --
     98,837            --                  --             --

         --            --                  --             --

      7,254         7,107                   1              2
     18,789         6,814              44,075         37,917
    809,734       708,915               4,110           (820)
-----------   -----------         -----------    -----------
    835,777       722,836              48,186         37,099
-----------   -----------         -----------    -----------
$ 2,042,926   $ 1,685,643         $   684,089    $   671,802
===========   ===========         ===========    ===========

In the supplemental data presented above, "Centex Corporation" means the basis of presentation as described in Note A to the consolidated financial statements, and "Financial Services" means CTX Mortgage Company and Affiliates. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Dollars in thousands)

                                                            For the Years Ended March 31,
                                                         -----------------------------------
                                                           1997         1996         1995
                                                         ---------    ---------    ---------
CASH FLOWS -- OPERATING ACTIVITIES
   Net Earnings                                          $ 106,563    $  53,365    $  92,248
   Adjustments --
     Depreciation, Depletion and Amortization               13,512       12,499        6,438
     Deferred Income Taxes                                  42,843       (6,542)      (4,285)
     Gain Related to CXP's IPO, net of Tax                      --           --      (37,495)
     Equity in Earnings of CXP, CDC and Joint Ventures        (996)     (16,603)      (9,827)
     Minority Interest in CXP                               31,690           --           --
   Increase in Receivables                                 (22,834)     (42,503)     (10,813)
   (Increase) Decrease in Residential Mortgage Loans        (2,901)    (215,954)     263,718
   Decrease (Increase) in Inventories                       99,260       55,463      (92,255)
   Decrease in Government-Guaranteed S&L Assets                 --           --       43,767
   Increase (Decrease) in Payables and Accruals             12,833       46,772      (56,866)
   Increase in Other Assets, net                           (40,988)        (660)     (14,924)
   Other, net                                               18,526         (436)          (9)
                                                         ---------    ---------    ---------
                                                           257,508     (114,599)     179,697
                                                         ---------    ---------    ---------
CASH FLOWS -- INVESTING ACTIVITIES
   Decrease in Advances to CDC and Joint Ventures            4,725       11,580       24,334
   Acquisitions -- Cavco and Wallboard Facility           (104,894)     (85,422)          --
   Dividend and Other Receipts Related to CXP's IPO             --           --      186,525
   Property and Equipment Additions, net                   (16,137)      (7,025)     (10,552)
   Decrease in Marketable Securities                            --           --       78,241
                                                         ---------    ---------    ---------
                                                          (116,306)     (80,867)     278,548
                                                         ---------    ---------    ---------

CASH FLOWS -- FINANCING ACTIVITIES
   Decrease in S&L Deposits and Debt                            --           --     (211,055)
   (Decrease) Increase in Debt                            (130,302)     184,479     (207,012)
   Retirement of Common Stock                                   --           --      (89,093)
   Proceeds from Stock Option Exercises                     12,122        6,903        2,320
   Dividends Paid                                           (5,744)      (5,659)      (5,907)
                                                         ---------    ---------    ---------
                                                          (123,924)     185,723     (510,747)
                                                         ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH                             17,278       (9,743)     (52,502)

CASH AT BEGINNING OF YEAR                                   14,042       23,785       76,287
                                                         ---------    ---------    ---------

CASH AT END OF YEAR                                      $  31,320    $  14,042    $  23,785
                                                         =========    =========    =========


See notes to consolidated financial statements.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

(Dollars in thousands)

                                                           Capital In
                                    Preferred    Common     Excess Of    Retained
                                      Stock      Stock      Par Value    Earnings       Total
                                    ---------  ---------   ----------    ---------    ---------
Balance, March 31, 1994             $     --   $   7,916    $  26,631    $ 634,112    $ 668,659
   Exercise of Stock Options              --          36        2,284           --        2,320
   Retirement of 3,737,500 Shares         --        (934)     (28,915)     (59,244)     (89,093)
   Net Earnings                           --          --           --       92,248       92,248
   Cash Dividends                         --          --           --       (5,907)      (5,907)
                                    --------   ---------    ---------    ---------    ---------

Balance, March 31, 1995                   --       7,018           --      661,209      668,227
   Exercise of Stock Options              --          89        6,814           --        6,903
   Net Earnings                           --          --           --       53,365       53,365
   Cash Dividends                         --          --           --       (5,659)      (5,659)
                                    --------   ---------    ---------    ---------    ---------

Balance, March 31, 1996                   --       7,107        6,814      708,915      722,836
   EXERCISE OF STOCK OPTIONS              --         147       11,975           --       12,122
   NET EARNINGS                           --          --           --      106,563      106,563
   CASH DIVIDENDS                         --          --           --       (5,744)      (5,744)
                                    --------   ---------    ---------    ---------    ---------

BALANCE, MARCH 31, 1997              $    --   $   7,254    $  18,789    $ 809,734    $ 835,777
                                    ========   =========    =========    =========    =========

See notes to consolidated financial statements.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

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

Balance sheet data are presented in the following categories:

     o Centex Corporation and Subsidiaries. This represents the adding together of Centex Corporation, Financial Services and all of their consolidated subsidiaries. The effects of transactions among related companies within the consolidated group have been eliminated.

     o Centex Corporation. This information is presented as supplemental information and represents the adding together of all subsidiaries other than those included in Financial Services (CTX Mortgage and Affiliates) which are presented on an equity basis of accounting.

     o    Financial Services. This represents CTX Mortgage and Affiliates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues from housing projects and Investment Real Estate are recognized as homes and properties are sold and title passes. Earnings from sale of mortgage servicing rights and from loan origination fees are recognized when the related loan is sold and delivered to third-party purchasers.

Long-term construction contract revenues are recognized on the percentage-of-completion method based on the costs incurred relative to total estimated costs. Full provision is made for any anticipated losses. Billings for long-term construction contracts are rendered monthly, including the amount of retainage withheld by the customer until contract completion. As a general contractor, the company withholds similar retainages from each subcontractor. Retainages of $74 million included in construction contracts receivable and $73 million included in accounts payable at March 31, 1997 are generally receivable and payable within one year.

Claims are recognized as revenue only after management is confident of collection or when agreement has been reached with the customer.

Notes receivable at March 31, 1997 are collectible primarily over three years, with $10.0 million being due within one year. The weighted average interest rate at March 31, 1997 was 7.8%.

INVENTORY, CAPITALIZATION AND SEGMENT EXPENSES

Housing projects and land held for development and sale are stated at the lower of cost (including direct construction costs and capitalized interest and real estate taxes) or market. The capitalized costs, other than interest, are included in Home Building and Investment Real Estate costs and expenses in the statement of consolidated earnings as related revenues are recognized. Interest costs relieved from inventories are included as interest expense.

Construction Products inventories are stated at the lower of average cost (including applicable material, labor and plant overhead) or market.

                      Centex Corporation and Subsidiaries

-------------------------------------------------------------------------------


General operating expenses associated with each segment of business are expensed as incurred and are included in the appropriate segment of business.

JOINT VENTURES

Earnings or losses of joint ventures are not significant and are included in the appropriate segment of business revenues. Investments in non-controlled joint ventures are carried on the equity method in the consolidated financial statements except for Centex Construction Products, Inc.'s (CXP) 50% joint venture interests in its cement plants in Illinois and Texas. CXP has proportionately consolidated its pro rata interest in the revenues, expenses, assets and liabilities of those ventures.

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

GOODWILL AND NEGATIVE GOODWILL

Goodwill represents the excess of purchase price over net assets of businesses acquired. Goodwill is amortized over various periods between 10 years and 30 years. Goodwill and other intangibles are reassessed annually to determine whether any potential impairment exists.

Negative goodwill arose in conjunction with Centex's Home Building subsidiary's combination transaction with Vista Properties, Inc. (Vista). Negative goodwill of $114.8 million was recorded and is being amortized over approximately seven years which represents the estimated period over which Vista's land will be developed and/or sold. Amortization is included in costs and expenses in the accompanying statements of consolidated earnings.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common and common equivalent shares outstanding in 1997, 1996 and 1995 of 29,429,451; 29,090,919 and 30,326,906, respectively.

RESIDENTIAL MORTGAGE LOANS RECEIVABLE

Residential mortgage loans of $632.7 million at March 31, 1997 are stated at the lower of aggregate cost or market. Market is determined based on forward sale commitments. Substantially all of the mortgage loans are sold forward upon closing and subsequently delivered to third-party purchasers within 60 days thereafter. Due to the fact that defaults of new loans within the first 60 days are not material, no significant reserves are required.

OFF-BALANCE-SHEET RISK

CTX Mortgage enters into various financial agreements, in the normal course of business, in order to manage the exposure to changing interest rates as a result of having issued loan commitments to its customers at a specified price and period, and committing to sell mortgage loans to various investors. CTX Mortgage had commitments to mortgagors of approximately $270 million and commitments to sell to investors against these loan commitments of approximately $242 million at March 31, 1997.

The company does not engage in the trading of securities or other financial instruments.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


STATEMENTS OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

Interest expenses relating to the Financial Services operations are included in their respective costs and expenses. Interest related to non-financial services operations are included as interest expense as summarized below:

                                              For the Years Ended March 31,
                                         --------------------------------------
                                           1997           1996           1995
                                         --------       --------       --------
Total Interest Incurred                  $ 65,517       $ 69,724       $ 58,771
Less -- Financial Services                (31,455)       (28,862)       (25,757)
                                         --------       --------       --------
Interest Expense                         $ 34,062       $ 40,862       $ 33,014
                                         ========       ========       ========

Net payments made for federal, state and foreign income taxes during the fiscal years ended March 31, 1997, 1996 and 1995 were $16.0 million, $28.0 million, and $49.8 million, respectively.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 121, issued in March 1995, established methods of accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement was implemented in April 1996 and did not have a material impact on the company's financial statements.

Statement of Financial Accounting Standards No. 122, issued in May 1995, eliminated the accounting distinction between mortgage servicing rights acquired through loan origination and those acquired through purchase. This Statement was adopted in January 1996 and did not have a material impact on the company's financial statements.

Statement of Financial Accounting Standards (SFAS) No. 123, issued in October 1995, established financial accounting and reporting standards for stock-based employee compensation plans. This Statement requires either (1) recognition of compensation cost in the financial statements for those companies that adopt the new fair value based method or (2) expanded disclosure of pro forma net income and earnings per share information for those companies that retain the current method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees." This Statement became effective for Centex's fiscal 1997, ending March 31, 1997. The company continues to use APB Opinion 25 in accounting for employee stock option plans and has added the expanded disclosure in Note F to comply with SFAS No. 123.

Statement of Financial Accounting Standards No. 125, issued in June 1996, superseded SFAS No. 122 in establishing standards for resolving issues relating to the accounting for continuing involvement arising from the transfer of financial assets. Under SFAS No. 125, an entity that undertakes an obligation to service financial assets recognizes a financial asset or servicing liability for that servicing contract and amortizes the estimated net servicing income or loss over the projected contract period. The servicing asset or liability is periodically reviewed for impairment or increased obligation based on its fair value. This Statement is effective for transfers and servicing of financial assets occurring after December 31, 1996. The actual effects of implementing this new Statement did not have a material effect on the company's financial position or results of operations.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


Statement of Financial Accounting Standards No. 128, issued in February 1997, established standards for computing and presenting earnings per share (EPS). This Statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS. This Statement will be effective for Centex's fiscal 1998, ending March 31, 1998.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to be consistent with the fiscal 1997 presentation.

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

In December 1994, Texas Trust and CTX Holding executed an agreement with the Fund which terminated the assistance agreement. Also, in December 1994, a non-affiliated entity purchased all of Texas Trust's branch office facilities and assumed its deposit liabilities. Immediately after the sale, Texas Trust was dissolved and its charter was canceled.

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

As a result of Centex Construction Products, Inc.'s repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (51.4% as of March 31, 1997). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial statements have been consolidated with those of Centex.

In February 1997, CXP acquired a gypsum wallboard manufacturing facility, a gypsum mine, and a cogeneration power facility located in Eagle County, Colorado together with the working capital assets, for a total purchase price of approximately $56 million.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


(D) PROPERTY AND EQUIPMENT

Property and equipment cost by major category and accumulated depreciation are summarized below:

                                                               March 31,
                                                       -----------------------
                                                          1997          1996
                                                       ---------     ---------
Land, Buildings and Improvements                       $  42,474     $   1,837
Machinery, Equipment and Other                           153,112        82,539
Plants                                                   294,117            --
                                                       ---------     ---------
                                                         489,703 *      84,376
Accumulated Depreciation                                (196,560)*     (47,237)
                                                       ---------     ---------
                                                       $ 293,143     $  37,139
                                                       =========     =========

*Includes June, 1996 balances of $309,674 and $131,594, respectively, related to the consolidation of CXP.

(E) INDEBTEDNESS

SHORT-TERM DEBT

Balances of short-term debt were:

                                                     March 31,
                               -----------------------------------------------------
                                         1997                       1996
                               -------------------------   -------------------------
                                 Centex        Financial     Centex        Financial
                               Corporation     Services    Corporation     Services
                               -----------     ---------   -----------     ---------
Banks                            $ 34,000      $273,147      $ 51,000      $245,000
Commercial Paper                   13,000            --        35,000            --
Other Financial Institutions           --       307,371         1,251       330,016
                                 --------      --------      --------      --------
                                 $ 47,000      $580,518      $ 87,251      $575,016
                                 --------      --------      --------      --------
Consolidated Short-term Debt            $627,518                    $662,267
                                        ========                    ========

The company borrows on a short-term basis from banks under uncommitted lines which bear interest at prevailing market rates. The weighted average interest rates of the short-term indebtedness outstanding during fiscal 1997 and 1996 were 6.0% and 6.4%, respectively. The weighted average rates of balances outstanding at March 31, 1997 and 1996 were 6.2% and 6.1%, respectively.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


LONG-TERM DEBT

Balances of long-term debt were:

                                                                  March 31,
                                                            --------------------
                                                              1997        1996
                                                            --------    --------
Senior Notes, 9.05% Paid in May 1996                        $     --    $100,000
Subordinated Debentures, 8.75% to 8.8% Due in 2007           119,387     119,350
Subordinated Debentures, 7.375% Due in 2005                   99,601      99,552
Other Indebtedness, 7.0% to 9.06% Due through 2005            17,781       2,100
                                                            --------    --------
                                                            $236,769    $321,002
                                                            ========    ========

     Maturities of long-term debt during the next five fiscal years are:
     1998, $4,797; 1999, $3,900; 2000, $6,398; 2001, $1,892; 2002, $554.

Included in other long-term debt is a $2.1 million convertible subordinated debenture sold in August 1985 to a corporate officer at par. The indebtedness bears interest at LIBOR plus 1.5% and is convertible into 200,000 shares of the company's common stock. In connection with this transaction, the company has guaranteed the payment of a $2.1 million note payable to a bank by the officer.

CREDIT FACILITIES

Centex maintains a $425 million revolving credit agreement expiring in August 2001. Under the terms of the agreement, $170 million may be borrowed directly by CTX Mortgage. There were no borrowings outstanding to Centex Corporation under this facility during the fiscal years ended March 31, 1997 and 1996. There were no borrowings outstanding to CTX Mortgage under this facility during the fiscal year ended March 31, 1997 and a one-time short-term borrowing of $25 million was outstanding to CTX Mortgage during fiscal year 1996.

CTX Mortgage has a $300 million committed and secured mortgage warehouse facility with a bank group, which expires in October 1999. CTX Mortgage also maintains committed mortgage warehouse facilities of $200 million expiring December 1997 with two investment banks. In addition, CTX Mortgage has a $100 million asset-backed commercial paper program which expires in July 1997 and is expected to be renewed at that time. CTX Mortgage's warehouse facilities provide for limited support by Centex which, under certain conditions, may require Centex's purchase of up to 10% of the outstanding collateral from time to time.

Under the most restrictive covenants of the various debt agreements, retained earnings of $404 million were free of restrictions at March 31, 1997.

(F) CAPITAL STOCK

SHAREHOLDER RIGHTS PLAN

On October 2, 1996, the Board of Directors of the company adopted a new stockholder rights plan (Plan) to replace the original rights plan which expired on October 1, 1996. In connection with the Plan, the Board authorized and declared a dividend of one right (Right) for each share of Common Stock, par value $.25 per share, of the company (Common Stock) to all stockholders of record at the close of business on October 15, 1996. Each Right entitles its holder to purchase one one-hundredth of a share of a new series of preferred stock designated Junior Participating Preferred Stock, Series D, at an exercise price of $135. The Rights will become exercisable upon the earlier of

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


10 days after the first public announcement that a person or group has acquired beneficial ownership of 15 percent or more of the Common Stock, or 10 business days after a person or group announces an offer the consummation of which would result in such person or group beneficially owning 15 percent or more of the Common Stock (even if no purchases actually occur), unless such time periods are deferred by appropriate Board action. The Plan excludes FMR Corp. from causing the rights to become exercisable until such time as FMR Corp., together with certain affiliated and associated persons, collectively own 20 percent or more of the Common Stock. If the company is involved in a merger or other business combination at any time after a person or group has acquired beneficial ownership of 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of Common Stock, the Rights will entitle a holder to buy a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each Right. If any person or group acquires beneficial ownership of 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of Common Stock, the Rights will entitle a holder (other than such person or any member of such group) to buy a number of additional shares of Common Stock having a market value of twice the exercise price of each Right. Alternatively, if a person or group has acquired 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of the Common Stock, but less than 50 percent of the Common Stock, the company may at its option exchange each Right of a holder (other than such person or any member of such group) for one share of Common Stock. In general, the rights are redeemable at $0.01 per right until 15 days after the Rights become exercisable as described above. Unless earlier redeemed, the Rights will expire on October 12, 2006.

STOCK OPTIONS

The company has two stock option plans for directors, officers and key employees of the company, the Centex Corporation 1987 Stock Option Plan (the 1987 Plan) and the Centex Corporation Stock Option Plan (the Centex Plan). Options granted under the Centex Plan were not granted at less than the fair market value at the date of the grant. Although the 1987 Plan provides that option grants may be at less than the fair market value at the date of the grant, the company has consistently followed the practice of issuing options at the fair market value at the date of grant. Under both plans, option periods and exercise dates may vary within a maximum period of 10 years.
A summary of the activity in the stock option plans is presented below:

                                                       1997                        1996
                                            --------------------------   --------------------------
                                              Number    Weighted Avg.      Number    Weighted Avg.
                                            of Shares   Exercise Price   of Shares   Exercise Price
                                            ---------   --------------   ---------   --------------
Outstanding Options at Beginning of Year    3,025,909      $   18.93     3,397,073     $   17.86

Granted                                       357,875      $   32.02       170,000     $   29.11

Exercised                                    (595,315)     $   12.93      (372,873)    $   13.67

Forfeited/Expired                            (108,440)     $   25.21      (168,291)    $   18.56
                                            ---------                    ---------

Outstanding Options at End of Year          2,680,029      $   21.75     3,025,909     $   18.93
                                            =========                    =========

Using the treasury stock method, which assumes that any proceeds from the exercise of options would be used to purchase common stock at current prices, the dilutive effect of the options on outstanding shares as of March 31, 1997 would have been 2.3%. This is significantly less than appears on a gross basis when compared to the 29,016,089 common shares outstanding as of March 31, 1997.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding at March 31, 1997:

                                          Options Outstanding               Options Exercisable
                                ---------------------------------------    ----------------------
                                                Weighted
                                                 Average       Weighted                  Weighted
                                 Number of      Remaining      Average     Number of     Average
                                  Shares       Contractual     Exercise      Shares      Exercise
Range of Exercise Prices        Outstanding    Life (Years)      Price     Outstanding     Price
------------------------        -----------    ------------    --------    -----------   --------
$  8.50  to  $  9.4375             198,107          .6          $ 8.51         98,705     $ 8.52
$ 12.75  to  $ 18.375            1,436,547         3.3          $16.83        875,683     $16.57
$ 23.125 to  $ 28.75               430,875         8.3          $27.34         10,534     $24.56
$ 30.00  to  $ 39.3125             614,500         7.2          $33.58         34,720     $32.87
                                 ---------                                  ---------
$  8.50  to  $ 39.3125           2,680,029         4.8          $21.75      1,019,642     $16.43
                                 =========                                  =========

The weighted average fair value of options granted during fiscal year 1997 was $14.18 and $13.80 for options granted in fiscal year 1996. The fair value of each option granted in 1997 and 1996 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.8% and 6.3%; a dividend yield of .6% and .7%; expected volatility of 35.7% and expected lives of eight years for both 1997 and 1996.

The company records proceeds from the exercise of options as additions to common stock and capital in excess of par value. The federal tax benefit, if any, is considered additional capital in excess of par value. No charges or credits would be made to earnings unless options were to be granted at less than fair market value at the date of the grant.

SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for employee stock-based compensation plans at fair value as determined by generally recognized option pricing models such as the Black-Scholes model or the binominal model. Because of the inexact and subjective nature of deriving stock option values using these methods, the company has adopted the disclosure-only provisions of SFAS No. 123 and continues to account for stock-based compensation as it has in the past using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for the company's employee stock option plans. Had compensation cost for the company's employee stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the company's net earnings and earnings per share for the fiscal years ended March 31, 1997 and 1996 would not have been materially different than those reported. SFAS No. 123 has not been applied to options granted prior to April 1, 1995.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


(G) INCOME TAXES

The provision for income taxes includes the following components:

                                                                 For the Years Ended March 31,
                                                               --------------------------------
                                                                 1997        1996        1995
                                                               --------    --------    --------
Current Provision (Benefit)
   Federal                                                     $ 11,216    $ 41,805    $ 53,754
   State                                                          3,121        (842)      4,071
                                                               --------    --------    --------
                                                                 14,337      40,963      57,825
                                                               --------    --------    --------
Deferred Provision (Benefit)
   Federal                                                       38,771     (10,438)     (4,570)
   State                                                          4,072       3,896         285
                                                               --------    --------    --------
                                                                 42,843      (6,542)     (4,285)
                                                               --------    --------    --------
Provision for Income Taxes                                     $ 57,180    $ 34,421    $ 53,540
                                                               ========    ========    ========

The effective tax rate is greater than the federal statutory rate of 35% in 1996 and 1995 due to the following items:

                                                                 For the Years Ended March 31,
                                                               --------------------------------
                                                                 1997        1996        1995
                                                               --------    --------    --------
Financial Income Before Taxes                                  $ 163,743   $  87,786   $ 145,788
                                                               =========   =========   =========
Income Taxes at Statutory Rate                                 $  57,311   $  30,724   $  51,025
Increases (Decreases) in Tax Resulting From --
   State Income Taxes, net                                         4,131       1,966       2,791
   Negative Goodwill Amortization                                 (6,000)         --          --
   Other                                                           1,738       1,731        (276)
                                                               ---------   ---------   ---------
Provision for Income Taxes                                     $  57,180   $  34,421   $  53,540
                                                               =========   =========   =========
Effective Tax Rate                                                    35%         39%         37%

The deferred income tax provision (benefit) results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:

                                                                 For the Years Ended March 31,
                                                               --------------------------------
                                                                 1997        1996        1995
                                                               --------    --------    --------
Utilization of Net Operating Loss Carryforwards                $ 46,865    $     --    $     --
Tax Basis in Excess of Book Basis-Real Estate                     3,648          --          --
Uniform Capitalization for Tax Reporting                         (2,893)     (5,112)     (2,377)
Software Development Costs Expensed as Incurred                  (4,067)      1,728       1,243
Equity Adjustments and Gain on CXP's Initial Public Offering      1,329        (254)     21,500
Excess Tax Depreciation and Amortization                          2,257         502     (32,389)
Alternative Minimum Tax                                          (1,973)       (349)       (507)
Interest and Real Estate Taxes Expensed as Incurred              (4,002)      1,736        (749)
Financial and Accrual Changes and Other                           1,679      (4,793)      8,994
                                                               --------    --------    --------
                                                               $ 42,843    $ (6,542)   $ (4,285)
                                                               ========    ========    ========

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


Components of deferred income taxes are as follows:

                                                                       March 31,
                                                                  -------------------
                                                                    1997       1996
                                                                  --------   --------
Deferred Tax Liabilities
   Excess Tax Depreciation and Amortization                       $ 23,413   $  1,874
   Interest and Real Estate Taxes Expensed as Incurred              23,571     27,573
   Equity Adjustments and Gain on CXP's Initial Public Offering     22,575     21,246
   State Income Taxes                                                   --      8,354
   Consolidated Return Regulation Deferrals                          6,870      6,888
   Software Development Expensed as Incurred                            --      3,685
   All Other                                                         9,173      8,771
                                                                  --------   --------
Total Deferred Tax Liabilities                                      85,602     78,391
                                                                  --------   --------

Deferred Tax Assets
   Tax Basis in Excess of Book Basis -- Real Estate                108,488         --
   Net Operating Loss Carryforwards                                 77,256         --
   Uniform Capitalization for Tax Reporting                         41,889     19,990
   Financial Accruals                                               43,098     36,127
   State Income Taxes                                                4,610         --
   All Other                                                         7,674      5,654
                                                                  --------   --------
Total Deferred Tax Assets                                          283,015     61,771
                                                                  --------   --------

Net Deferred Tax Asset (Liability)                                $197,413   $(16,620)
                                                                  ========   ========

At March 31, 1997, Centex had $220.7 million of net operating loss carryforwards available to reduce future federal taxable income which expire if unused as follows: 2008, $45.6; 2009, $33.8; 2010, $126.1; 2011, $15.2.

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

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


The partnership agreement provides that Centex, the Class A limited partner, is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its unrecovered capital, defined as its initial capital contribution, adjusted for cash distributions representing return of the initial capital contribution. In July 1995, in conjunction with the extension of the automatic detachment date from 1997 to 2007, Centex reduced its unrecovered capital to $47.3 million and waived unpaid preference as of that date of $37.5 million. Unrecovered capital was reduced by an additional $4.5 million during fiscal 1997 and $10 million during fiscal 1996 through partnership distributions. No distributions were made in fiscal 1995. Preference payments in arrears at March 31, 1997 amounted to $5.7 million.

Supplementary condensed combined financial statements for the company, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on 3333 Holding Company and its subsidiary and Centex Development Company, L.P., see their separate financial statements and related footnotes included elsewhere in this annual report.

-------------------------------------------------------------------------------

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS

                                                             March 31,
                                                      -----------------------
                                                         1997         1996
                                                      ----------   ----------
ASSETS
   Cash and Cash Equivalents                          $   31,950   $   14,273
   Receivables                                           989,886      914,549
   Inventories                                         1,041,855    1,244,931
   Investments in
     Centex Construction Products, Inc.                       --      106,504
     Joint Ventures and Unconsolidated Subsidiaries        5,479        3,984
   Property and Equipment, net                           293,143       37,139
   Other Assets                                          327,281        5,982
                                                      ----------   ----------
                                                      $2,689,594   $2,327,362
                                                      ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts Payable and Accrued Liabilities           $  740,230   $  616,959
   Short-term Debt                                       634,573      665,593
   Long-term Debt                                        236,769      321,002
   Minority Stockholders' Interest                       142,230           --
   Negative Goodwill                                      98,837           --
   Stockholders' Equity                                  836,955      723,808
                                                      ----------   ----------
                                                      $2,689,594   $2,327,362
                                                      ==========   ==========

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS

                                                             For the Years Ended March 31,
                                                        ------------------------------------
                                                           1997         1996         1995
                                                        ----------   ----------   ----------
Revenues                                                $3,793,621   $3,111,486   $3,281,198
Costs and Expenses                                       3,629,672    3,023,447    3,194,642
                                                        ----------   ----------   ----------
Earnings Before Gain on CXP's Initial Public Offering
   and Income Taxes                                        163,949       88,039       86,556
Gain on CXP's Initial Public Offering                           --           --       59,328
                                                        ----------   ----------   ----------
Earnings Before Income Taxes                               163,949       88,039      145,884
Income Taxes                                                57,180       34,421       53,540
                                                        ----------   ----------   ----------
Net Earnings                                            $  106,769   $   53,618   $   92,344
                                                        ==========   ==========   ==========

(I) ACQUISITION OF VISTA PROPERTIES, INC.

During September 1995, the company acquired certain equity interests in Vista for a net investment of approximately $85 million in cash. At the time of the acquisition, Vista's real property portfolio consisted of approximately 3,400 acres of land located in seven states in which the company has major operations. Vista's real property portfolio generally consists of land that is zoned, planned or developed for single- and multi-family residential, office, retail, industrial and other commercial uses. After a period of extensive evaluation of benefits relating to combining Vista's planning, development and operational efforts with certain of the company's subsidiaries and in a further effort to optimize the benefits derived from the complimentary business of Vista and the company, the managements of both companies agreed to a business combination pursuant to which the assets and operations of Vista were to be combined with the company's existing home building operations.

Accordingly, during the quarter ended June 30, 1996, Centex's Home Building subsidiary completed a business combination transaction and reorganization with Vista that increased Centex's ownership of Vista's common stock from approximately 53% to 99.975%. Under the terms of the combination transaction, Centex's Home Building assets and operations were contributed to Vista in exchange for 12.4 million shares of Vista's common stock and Vista changed its name to Centex Real Estate Corporation. As a result of the combination, Centex's Investment Real Estate portfolio, valued in excess of $125 million, was reduced to a nominal "book basis" after recording certain Vista-related tax benefits. Accordingly, as these properties are developed or sold, the net sales proceeds will be reflected as operating margin. "Negative Goodwill" recorded as a result of the business combination is being amortized to earnings over approximately seven years which represents the estimated period over which the land will be developed and/or sold.

All investment property operations are being reported through the "Investment Real Estate" business segment which operates under the Vista Properties Company name.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------



(J) ACQUISITION OF CAVCO INDUSTRIES, INC.

During March 1997, Centex Real Estate Corporation acquired 78% of Cavco Industries, Inc.'s (Cavco) outstanding common stock at $26.75 per share for a total of $74.3 million. Prior to the acquisition, Cavco's common stock was publicly traded on the NASDAQ exchange.

Cavco is the largest producer of manufactured housing in Arizona as well as the nation's largest producer of park model homes, having delivered 4,893 manufactured housing units during its most recent fiscal year ended September 30, 1996. Cavco currently operates three manufactured housing facilities in the Phoenix area and is building a plant near Albuquerque, New Mexico, which will be that state's first manufactured housing operation.

Goodwill of $68.7 million was recorded in connection with the Cavco acquisition (approximately $53.6 million relates to the 78% acquired by Centex) and will be amortized over 30 years beginning in fiscal 1998.

(K) BUSINESS SEGMENTS

The company operates in five business segments: Home Building, Investment Real Estate, Financial Services, Construction Products and Contracting and Construction Services. These segments operate primarily in the United States and their markets are nationwide.

Intersegment revenues and investments in joint ventures are not material and are not shown in the following tables. The investment in Centex Development Company, L.P. is included in the Investment Real Estate segment.

HOME BUILDING

HOUSING

Housing operations involve the purchase and development of land or lots as well as the construction and sale of single-family homes. The following table sets forth financial information relating to the Housing operations.

                                             For the Years Ended March 31,
                                         --------------------------------------
                                            1997          1996         1995
                                         ----------    ----------    ----------
                                                  (Dollars in millions)
Revenues                                 $  2,299.6    $  1,989.9    $  2,110.7

Cost of Sales & Expenses                    2,155.6       1,883.2       1,998.6
                                         ----------    ----------    ----------
Operating Earnings                       $    144.0    $    106.7    $    112.1
                                         ==========    ==========    ==========
Identifiable Assets                      $  1,036.5    $  1,318.7    $  1,286.0
                                         ==========    ==========    ==========
Capital Expenditures                     $      4.2    $      4.9    $      6.4
                                         ==========    ==========    ==========
Depreciation and Amortization            $      3.4    $      3.1    $      3.3
                                         ==========    ==========    ==========

MANUFACTURED HOUSING

Manufactured Housing operations involve the manufacture of quality residential and recreational homes and the sale thereof through a network of independent dealers. The company entered the Manufactured Housing industry in late March 1997, when a subsidiary acquired 78% of Cavco's outstanding common stock. (See Note J).

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


As of March 31, 1997, Manufactured Housing had identifiable assets of $93.3 million. The Cavco acquisition had no effect on Centex's earnings this fiscal year as the acquisition was not effective until late March 1997. Cavco had revenues of $131.1 million and operating earnings of $6.9 million for their most recent fiscal year ended September 30, 1996.

INVESTMENT REAL ESTATE

During the quarter ended June 30, 1996, Centex's Home Building subsidiary completed a business combination transaction and reorganization with Vista (see
Note I). The following table sets forth financial information relating to the Investment Real Estate operation.

                                                               For the Year Ended March 31,
                                                               ----------------------------
                                                                         1997
                                                               ----------------------------
                                                                  (Dollars in millions)
Revenues                                                               $    9.0

Cost of Sales & Expenses                                                    7.1

Negative Goodwill Amortization                                            (16.0)
                                                                       --------
Operating Earnings                                                     $   17.9
                                                                       ========
Identifiable Assets                                                    $  269.3
                                                                       ========
Capital Expenditures                                                   $     .2
                                                                       ========
Depreciation and Amortization, including Negative Goodwill             $  (15.9)
                                                                       ========

FINANCIAL SERVICES

Financial Services operations involve the financing of housing, home equity lending and the sale of title and other insurance coverages. These activities include mortgage origination, the sale of title and other insurance coverages and other related services for homes sold by subsidiaries and by others. The Savings and Loan included the operations of CTX Holding and its subsidiary, Texas Trust Savings Bank, FSB (sold during fiscal 1995 -- see Note B). The following table sets forth financial information relating to the Financial Services operations.

                                                           For the Years Ended March 31,
                                           ---------------------------------------------------------------
                                                               (Dollars in millions)
                                              1997         1996                     1995
                                           ----------   ----------   -------------------------------------
                                                                      Mortgage     Savings
                                                                      Banking       & Loan        Total
                                                                     ----------   ----------    ----------
Revenues                                   $    168.7   $    129.6   $     97.4   $      9.4    $    106.8

Cost of Sales & Expenses                        144.3        112.4         96.0          1.4          97.4
                                           ----------   ----------   ----------   ----------    ----------
Operating Earnings                         $     24.4   $     17.2   $      1.4   $      8.0    $      9.4
                                           ==========   ==========   ==========   ==========    ==========
Identifiable Assets                        $    704.1   $    674.2   $    450.7   $       --    $    450.7
                                           ==========   ==========   ==========   ==========    ==========
Capital Expenditures                       $     11.1   $      2.5   $      6.7   $       .2    $      6.9
                                           ==========   ==========   ==========   ==========    ==========
Depreciation and Amortization, including
   Negative Goodwill in 1995               $      7.6   $      5.7   $      6.0   $     (6.8)   $      (.8)
                                           ==========   ==========   ==========   ==========    ==========

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


CONSTRUCTION PRODUCTS

Construction Products operations involve the manufacture and sale of cement, gypsum wallboard, aggregates and readymix concrete. The following table sets forth financial information relating to the Construction Products operations.

                                                  For the Years Ended March 31,
                                                  ------------------------------
                                                   1997       1996        1995
                                                  ------     ------      ------
                                                      (Dollars in millions)
Revenues                                          $239.4     $   --      $   --

Cost of Sales & Expenses                           175.0         --          --
                                                  ------     ------      ------
Operating Earnings                                  64.4       52.3        33.8
   Minority Interest                               (31.7)     (26.7)      (17.2)
                                                  ------     ------      ------
   Net Operating Earnings to Centex               $ 32.7     $ 25.6      $ 16.6
                                                  ======     ======      ======
Identifiable Assets                               $286.8     $106.5*     $ 89.9*
                                                  ======     ======      ======
Capital Expenditures                              $  6.3     $   --      $   --
                                                  ======     ======      ======
Depreciation and Amortization                     $ 13.8     $   --      $   --
                                                  ======     ======      ======

*Amounts represent Centex's 49% Investment in CXP.

As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the quarter ended June 30, 1996, Centex's ownership interest in CXP increased to more than 50%, (51.4% as of March 31, 1997). Accordingly, CXP's financial results have been consolidated with those of Centex in fiscal 1997.

CONTRACTING AND CONSTRUCTION SERVICES

Contracting and Construction Services includes the construction of buildings for both private and government interests, including (among others) office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities, and educational institutions.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


The following table sets forth financial information relating to the Contracting and Construction Services operation. As this segment generates significant levels of balance sheet related cash flow, Intracompany Interest Income (credited at the prime rate in effect) is reflected in this segment. These amounts are eliminated in consolidation.

                                                For the Years Ended March 31,
                                             ----------------------------------
                                               1997          1996        1995
                                             --------      --------    --------
                                                    (Dollars in millions)
Revenues                                     $1,068.3      $  983.5    $1,059.9
Cost of Sales & Expenses                      1,070.5         988.5     1,061.7
                                             --------      --------    --------
Operating Loss, as reported                      (2.2)         (5.0)       (1.8)
   Intracompany Interest Income*                  5.3           4.9         4.8
                                             --------      --------    --------
   Total Economic Return                     $    3.1      $    (.1)   $    3.0
                                             ========      ========    ========
Identifiable Assets*                         $  227.5      $  216.1    $  199.8
                                             ========      ========    ========
Capital Expenditures                         $    2.0      $    1.7    $    2.7
                                             ========      ========    ========
Depreciation and Amortization                $    2.5      $    2.9    $    3.1
                                             ========      ========    ========

* The "net assets" position of the Contracting and Construction Services segment provides significant cash flow because payables and accruals consistently exceed identifiable assets. Intracompany interest income is computed on the group's cash flow in excess of its equity.

CORPORATE AND OTHER, NET

Corporate general and administrative expenses represent salaries and other costs not identifiable with a specific segment. Other, net includes new business initiatives and other businesses which are not mature enough to stand alone as separate business segments. Assets are primarily cash and cash equivalents, receivables, property and equipment and other assets not associated with a business segment. The following table summarizes financial information relating to the Corporate and Other, net segments.

                                                 For the Years Ended March 31,
                                                ------------------------------
                                                  1997       1996       1995
                                                --------   --------   --------
                                                    (Dollars in millions)
Corporate General and Administrative Expenses   $   16.8   $   15.0   $   15.3
                                                ========   ========   ========
Identifiable Assets                             $   61.4   $   21.4   $   23.3
                                                ========   ========   ========
Capital Expenditures                            $    6.6   $     .1   $     .2
                                                ========   ========   ========
Depreciation and Amortization                   $    2.3   $     .8   $     .8
                                                ========   ========   ========

(L) FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


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

The consolidated carrying values of Cash and Cash Equivalents, Other Receivables, Accounts Payable and Accrued Liabilities and Short-term Debt approximate their fair values. The carrying values and estimated fair values of other financial assets and liabilities were as follows:

                                                 March 31,
                                --------------------------------------------
                                        1997                     1996
                                -------------------      -------------------
                                Carrying     Fair        Carrying     Fair
                                 Value       Value        Value       Value
                                --------   --------      --------   --------
Financial Assets
   Residential Mortgage Loans   $632,657   $645,604(A)   $629,756   $640,269(A)
Financial Liabilities
   Long-term Debt               $236,769   $233,757(B)   $321,002   $325,455(B)

(A)  Fair values are based on quoted market prices for similar instruments.

(B) Fair values are based on a present value discounted cash flow with the discount rate approximating current market for similar instruments.

(M) COMMITMENTS AND CONTINGENCIES

In order to assure the future availability of land for home building, the company has made deposits totaling $14 million as of March 31, 1997 for options to purchase undeveloped land and developed lots having a total purchase price of approximately $380 million. These options and commitments expire at various dates to 2003. The company has also committed to purchase land and developed lots totaling approximately $28 million. In addition, the company has executed lot purchase contracts with CDC (see Note H) which aggregate approximately $2 million.

Management believes that none of the litigation matters in which it or any subsidiary is involved, if determined unfavorably to Centex or any subsidiary, would have a material adverse effect on the consolidated financial condition or results of operations of the company.

The Harrah's New Orleans Casino contract was suspended on November 22, 1995 due to a bankruptcy filing by the Harrah's Jazz Company partnership, the developer of the casino. Centex and its subcontractors filed claims against the partnership for completed but unpaid work. Centex also filed a lawsuit against Harrah's Entertainment, Inc., parent company of the major partner in the partnership, to recover its claims. In late November 1996, Centex and Harrah's reached a settlement which is conditioned upon Harrah's plan of reorganization becoming effective. It appears possible that the plan will go effective in the summer, 1997, at which time Harrah's will pay $34 million in settlement of the claims of Centex and its subcontractors. Upon payment of such sum, Centex will resume construction of the casino.

The company has certain deductible limits under its workers' compensation and automobile and general liability insurance policies for which reserves are established based on the estimated costs of known and anticipated claims.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CENTEX CORPORATION:

We have audited the accompanying consolidated balance sheets of Centex Corporation (a Nevada corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centex Corporation and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

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


ARTHUR ANDERSEN LLP


Dallas, Texas,
  May 9, 1997

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
  AND FINANCIAL CONDITION

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

Centex reported consolidated revenues of $3.8 billion for fiscal 1997, 22% above $3.1 billion for fiscal 1996. Earnings before income taxes were $163.7 million, 87% more than $87.8 million for fiscal 1996. Net earnings for fiscal 1997 reached $106.6 million, a historical high and 100% improvement over net earnings of $53.4 million last year. Earnings per share for fiscal 1997 were $3.62 per share compared to $1.83 for the prior year.

HOME BUILDING

HOUSING

The following summarizes Housing results for the two-year period ended March 31, 1997 (dollars in millions, except per unit data):

                                               1997                         1996
                                    -------------------------     ------------------------
Home Building Revenues              $  2,299.6          100.0%    $  1,989.9         100.0%
Cost of Sales                         (1,877.3)         (81.6%)     (1,640.0)        (82.4%)
Selling, General & Administrative       (278.3)         (12.1%)       (243.2)        (12.2%)
                                    ----------     ----------     ----------    ----------
Operating Earnings                  $    144.0            6.3%    $    106.7           5.4%
                                    ==========     ==========     ==========    ==========
Units Closed                            13,107                        11,970
Unit Sales Price                    $  172,296                    $  163,912
   % Change                                5.1%                          2.9%
Operating Earnings per Unit         $   10,990                    $    8,914
   % Change                               23.3%                          3.0%
Backlog Units                            4,308                         5,533
   % Change                              (22.1%)                        38.8%

The operating earnings for fiscal 1997 were higher as a percentage of revenues and on a per unit basis compared to fiscal 1996 as a result of the divisions' focus on improving operating margins.

Fiscal 1997 home closings of 13,107 were the highest in company history. Impacted by higher interest rates and fewer neighborhoods, home orders declined 12% to 11,882 units from 13,516 units in fiscal 1996.

MANUFACTURED HOUSING

During March 1997, Centex Real Estate Corporation acquired 78% of Cavco Industries, Inc.'s (Cavco) outstanding common stock at $26.75 per share for a total of $74.3 million. Prior to the acquisition, Cavco's common stock was publicly traded on the NASDAQ exchange.

Cavco is the largest producer of manufactured housing in Arizona as well as the nation's largest producer of park model homes, having delivered 4,893 manufactured housing units during its most recent fiscal year ended September 30, 1996. Cavco currently operates three manufactured housing facilities in the Phoenix area and is building a plant near Albuquerque, New Mexico, which will be that state's first manufactured housing operation.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


This acquisition creates a strategic base for Centex's expansion into the manufactured housing industry, providing an additional way to serve the growing affordable housing market. The company is also evaluating opportunities related to the development of manufactured home communities as well as financing for manufactured homes.

INVESTMENT REAL ESTATE

In June 1996, by completing a business combination transaction and reorganization with Vista Properties, Inc., Centex created an Investment Real Estate operation through which all investment property transactions are reported. For fiscal 1997, operating earnings from Investment Real Estate totaled $17.9 million.

FINANCIAL SERVICES

The Financial Services segment consists primarily of the financing of housing, home equity lending and the sale of title and other insurance coverages. The following summarizes Financial Services' results for the two-year period ended March 31, 1997 (dollars in millions):

                                                          1997          1996
                                                       ----------    ----------
Revenues                                               $    168.7    $    129.6
                                                       ==========    ==========
Operating Earnings                                     $     24.4    $     17.2
                                                       ==========    ==========
Origination Volume                                     $  5,394.9    $  4,886.1
                                                       ==========    ==========
Number of Loans Originated
   Centex-built Homes                                       9,489         8,445
   Non-Centex-built Homes ("Spot")                         37,673        33,151
                                                       ----------    ----------
                                                           47,162        41,596
                                                       ==========    ==========

Total mortgage originations for fiscal 1997 increased 13% to 47,162 from 41,596 for fiscal 1996. The per loan margin for fiscal 1997 was $518, 26% higher than $412 per loan in fiscal 1996. Total mortgage applications for fiscal 1997 increased 20% to 57,276 from 47,763 applications reported for fiscal 1996.

CONSTRUCTION PRODUCTS

As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the quarter ended June 30, 1996, Centex's ownership interest in CXP has increased to more than 50%, (51.4% as of March 31, 1997). Accordingly, beginning with the June 30, 1996 quarter, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's financial statements.

For fiscal 1997, CXP's revenues were $239.4 million. CXP's revenues for fiscal 1996, which were not consolidated with Centex's results, were $222.6 million. For the current year, CXP's pretax earnings, net to Centex's ownership interest, were $32.7 million, a 28% increase over $25.6 million last year.

CXP's record results for fiscal 1997 were due to higher pricing for all its products, particularly gypsum wallboard, along with continued strong product demand.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ended March 31, 1997 (dollars in millions):

                                                           1997          1996
                                                         --------      --------
Revenues                                                 $1,068.3      $  983.5
                                                         ========      ========
Operating Loss                                           $   (2.2)     $   (5.0)
                                                         ========      ========
New Contracts Received                                   $  981.0      $  857.0
                                                         ========      ========
Backlog of Uncompleted Contracts                         $1,114.1      $1,201.5
                                                         ========      ========

The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of $64.2 million in fiscal 1997 and $55.4 million in fiscal 1996.

The Harrah's New Orleans Casino contract was suspended on November 22, 1995 due to a bankruptcy filing by the Harrah's Jazz Company partnership, the developer of the casino. Centex and its subcontractors filed claims against the partnership for completed but unpaid work. Centex also filed a lawsuit against Harrah's Entertainment, Inc., parent company of the major partner in the partnership, to recover its claims. In late November 1996, Centex and Harrah's reached a settlement which is conditioned upon Harrah's plan of reorganization becoming effective. It appears possible that the plan will go effective in the summer, 1997, at which time Harrah's will pay $34 million in settlement of the claims of Centex and its subcontractors. Upon payment of such sum, Centex will resume construction of the casino.

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

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


HOME BUILDING

The following summarizes Home Building results for the two-year period ended March 31, 1996 (dollars in millions, except per unit data):

                                              1996                          1995
                                    -------------------------     ------------------------
Home Building Revenues              $  1,989.9          100.0%    $  2,110.7         100.0%
Cost of Sales                         (1,640.0)         (82.4%)     (1,748.6)        (82.9%)
Selling, General & Administrative       (243.2)         (12.2%)       (250.0)        (11.8%)
                                    ----------     ----------     ----------    ----------
Operating Earnings                  $    106.7            5.4%    $    112.1           5.3%
                                    ==========     ==========     ==========    ==========
Units Closed                            11,970                        12,964
Unit Sales Price                    $  163,912                    $  159,222
   % Change                                2.9%                          8.0%
Operating Earnings per Unit         $    8,914                    $    8,651
   % Change                                3.0%                         13.2%
Backlog Units                            5,533                         3,987
   % Change                               38.8%                        (31.2%)

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

Mortgage Banking

The following summarizes Mortgage Banking's results for the two-year period ended March 31, 1996 (dollars in millions):

                                                          1996          1995
                                                       ----------    ----------
Revenues                                               $    129.6    $     97.4
                                                       ==========    ==========
Operating Earnings                                     $     17.2    $      1.4
                                                       ==========    ==========
Origination Volume                                     $  4,886.1    $  4,195.2
                                                       ==========    ==========
Number of Loans Originated
   Centex-built Homes                                       8,445         8,503
   Non-Centex-built Homes ("Spot")                         33,151        28,548
                                                       ----------    ----------
                                                           41,596        37,051
                                                       ==========    ==========

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


Declining interest rates in fiscal 1996 resulted in an increase in mortgage applications and originations compared to fiscal 1995. Applications for the 1996 fiscal year were 47,763, up 31% from 36,487 for the prior fiscal year. Builder applications rose 35% for the year while spot applications increased 30%. These increases occurred even though Mortgage Banking had substantially fewer offices than it had during most of fiscal year 1995.

SAVINGS AND LOAN

Savings and Loan revenues and operating earnings in fiscal 1995 were $9.4 million and $8.0 million, respectively. In December 1994, the Savings and Loan sold its deposits and branches for a pre-tax gain of $3.2 million. The completion of the sale was Centex's final step in exiting the savings and loan industry.

CONSTRUCTION PRODUCTS

Earnings from Centex's 49% investment in Centex Construction Products, Inc.
(CXP) were $25.6 million for fiscal 1996, a 55% increase over $16.6 million for fiscal 1995. CXP benefited during the year from continued strong product demand, improved operating efficiencies in its wallboard plants and stronger than expected product shipments due to unseasonably mild weather.

CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ended March 31, 1996 (dollars in millions):

                                                          1996          1995
                                                        --------      --------
Revenues                                                $  983.5      $1,059.9
                                                        ========      ========
Operating Loss                                          $   (5.0)     $   (1.8)
                                                        ========      ========
New Contracts Received                                  $  857.0      $1,151.8
                                                        ========      ========
Backlog of Uncompleted Contracts                        $1,201.5      $1,328.0
                                                        ========      ========

Contracting and Construction Services' operating loss during fiscal 1996 resulted from weak operating margins and write-downs of certain projects. In an effort to improve its operating margins, the Contracting and Construction Services operations became more selective with respect to the jobs it bid during fiscal 1996. This resulted in a decrease in revenues, fewer new contracts received and a decrease in backlog of uncompleted contracts in fiscal 1996. The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of approximately $55-$60 million during fiscal 1996 and 1995.

FINANCIAL CONDITION AND LIQUIDITY

Centex fulfills its short-term financing requirements with cash generated from its operations and funds available under its credit facilities. These credit facilities also serve as back-up lines for overnight borrowings under its uncommitted bank facilities and commercial paper program. During fiscal 1995, Centex replaced two separate bank credit agreements with a five-year $425 million bank revolving credit facility. During fiscal 1997, this facility was renegotiated to improve pricing and to extend the term to fiscal year 2002. There were no borrowings to Centex under this or the prior facilities during fiscal 1997, 1996, or 1995 or to CTX Mortgage Company during fiscal 1997 and 1995. CTX Mortgage Company made a one-time short-term borrowing of $25 million under this agreement during fiscal

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


1996. In addition, CTX Mortgage Company has its own $600 million of credit facilities to finance mortgages which are held during the period while they are being securitized and readied for delivery against forward sale commitments. Record earnings combined with a decrease in inventories provided Centex with the capital necessary to reduce its debt and to acquire Cavco Industries. Additionally, Centex's 51.4% owned subsidiary, CXP, acquired Eagle Gypsum during the year. The reconsolidation of CXP in June 1996 had a $6.6 million net effect on the Statement of Cash Flows as of June 30, 1996 and was included in Other, net. The major items making up the net effect were (in millions) Property and Equipment ($181.4), Investment in CXP $106.5, Minority Interest $95.0, Inventories ($26.9) and Receivables, Payables and Other $13.4.

The company believes it has adequate resources and sufficient credit facilities to satisfy its current needs and provide for future growth. The $100 million Senior Notes, which were retired in May 1996, were replaced by short-term borrowings under various credit facilities.

OTHER DEVELOPMENTS AND OUTLOOK

During the year, Centex expanded its "B & C" (sub-prime) mortgage business, Centex Home Equity Corporation (formerly, Nova Credit Corporation), opening approximately 30 offices since January 1996. The division added two senior industry executives and made major progress in adding other experienced industry leaders to expand its management team.

During the quarter ended December 31, 1996, a subsidiary of Centex Corporation completed the company's first Mexican investment (capital commitment of approximately $10 million) through its acquisition of a 30% interest in a Mexican corporation (Inverloma) which was organized to acquire and develop approximately 70 acres of real estate in Mexico City. This property is the last large undeveloped tract available for residential development in Mexico City which is both close to downtown and located in an affluent area. The current development plan includes up to 750 residential lots and homes, ranging in price from $230,000 to over $1 million. The project should be completed in approximately 5 to 7 years. Grupo Loma, a large and experienced upper end real estate developer in Mexico City, owns a 50% interest in Inverloma.

During the quarter ended June 30, 1996, Centex's Home Building subsidiary completed a business combination transaction and reorganization with Vista Properties, Inc. that increased Centex's ownership of Vista's common stock from approximately 53% to 99.975%. Under the terms of the combination transaction, Centex's Home Building assets and operations were contributed to Vista in exchange for 12.4 million shares of Vista's common stock.

As a result of the combination, Centex's Investment Real Estate portfolio, valued in excess of $125 million, was reduced to a nominal "book basis" after recording certain Vista-related tax benefits. Accordingly, as these properties are developed or sold, the net sales proceeds will be reflected as operating margin. "Negative Goodwill" recorded as a result of the business combination is being amortized to earnings over approximately seven years.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------


HomeTeam Services was formed in fiscal year 1996 to provide value added services to new home buyers. In April 1996, HomeTeam Services entered the security and pest control businesses by acquiring the operating assets of two entities -- Dallas-based Apartment Protection Systems, Inc. (APS) and Environmental Safety Systems, Inc. (ESI) of Melbourne, Florida. APS does business under the HomeTeam Services umbrella of companies as HomeTeam Security
(HTS). HTS specializes in the installation and monitoring of security systems as well as in access control installations, and through their Underwriters Laboratory approved monitoring station monitors more than 97,000 security systems. The former owners of APS have retained a minority stock ownership interest in HTS. During fiscal year 1997, HTS has expanded their base of operations out of Dallas and into seven new home-building markets by building on its relationship with Centex Homes.

ESI developed the Pest Defense System, an innovative patented method of delivering pest control materials inside structural walls through permanent tubing that is accessed via ports on outside walls. HomeTeam Services acquired ESI which had approximately 7,500 of the 11,000 accounts currently serviced by ESI. The remainder of the accounts are owned by franchisees. During fiscal year 1997, HomeTeam acquired the accounts and the territorial rights from three franchisees and in addition opened new offices in Phoenix and Dallas. All of the offices were brought into the HomeTeam group as HomeTeam Environmental
(HTE). By the end of the fiscal year HTE had installed over 4,200 new systems and began service on approximately 1,900 new accounts. During fiscal year 1997, HTE entered the conventional pest and termite control business through the acquisition of the operations of eight conventional pest control companies. HTE plans to continue its expansion activity in fiscal 1998 through similar type acquisitions.

Higher interest rates in recent months slowed both home sales and mortgage applications resulting in lower backlogs. However, if interest rates remain at or near current levels, Home Building margins should continue to improve in fiscal 1998. The company also expects improved results from its Financial Services, Construction Products and Contracting and Construction Services operations during fiscal 1998.

-------------------------------------------------------------------------------

Certain statements in this Annual Report may be "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, including changes in economic conditions and interest rates, increases in raw material and labor costs, and general competitive factors that may cause actual results to differ materially. For more information about risks, uncertainties and other factors please refer to the company's Form 10K for fiscal 1997.

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

QUARTERLY RESULTS (UNAUDITED)

(Dollars in thousands, except per share data)

                                                            March 31,
                                                   ---------------------------
                                                      1997             1996
                                                   ----------       ----------
FIRST QUARTER
   Revenues                                        $  892,411       $  700,950
   Earnings Before Income Taxes                    $   33,351       $   13,073
   Net Earnings                                    $   21,819       $    7,873
   Earnings Per Share                              $      .75       $      .27

SECOND QUARTER
   Revenues                                        $1,001,603       $  786,846
   Earnings Before Income Taxes                    $   43,319       $   24,015
   Net Earnings                                    $   28,240       $   14,551
   Earnings Per Share                              $      .96       $      .50

THIRD QUARTER
   Revenues                                        $  939,107       $  790,149
   Earnings Before Income Taxes                    $   42,494       $   24,906
   Net Earnings                                    $   27,463       $   15,156
   Earnings Per Share                              $      .93       $      .52

FOURTH QUARTER
   Revenues                                        $  951,870       $  825,042
   Earnings Before Income Taxes                    $   44,579       $   25,792
   Net Earnings                                    $   29,041       $   15,785
   Earnings Per Share                              $      .98       $      .54

                      Centex Corporation and Subsidiaries
-------------------------------------------------------------------------------

SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except per share data)



                                                  ---------------------------------------------------------
                                                     1997            1996           1995           1994
                                                  -----------     -----------    -----------    -----------
Revenues                                          $ 3,784,991     $ 3,102,987    $ 3,277,504    $ 3,039,709
Net Earnings Before 1995 CXP Gain and
   1988 Accounting Change                         $   106,563     $    53,365    $    54,753    $    85,162
     Gain on CXP's IPO for 1995, net of tax
        and Effect of Change in Accounting
        for Income Taxes in 1988                           --              --         37,495             --
                                                  -----------     -----------    -----------    -----------
Net Earnings                                      $   106,563     $    53,365    $    92,248    $    85,162
                                                  ===========     ===========    ===========    ===========
Total Assets                                      $ 2,672,535     $ 2,336,966    $ 2,049,698    $ 2,580,356
Total Long-term Debt, Including Debentures        $   236,769     $   321,002    $   222,530    $   222,832
Total Debt                                        $   283,769     $   408,253    $   427,381    $   429,470
Deferred Income Taxes                             $  (195,983)    $    16,085    $    27,795    $    35,088
Stockholders' Equity                              $   835,777     $   722,836    $   668,227    $   668,659
Total Debt as a Percent of Total Capitalization
   (Total Debt, Deferred Income Taxes, Negative
   Goodwill and Stockholders' Equity)                    23.3%           35.6%          38.0%          37.1%
Net Earnings as a Percent of Beginning
   Stockholders' Equity                                  14.7%            8.0%          13.8%          14.7%
Per Common Share
   Earnings Before 1995 CXP Gain and
     1988 Accounting Change                       $      3.62     $      1.83    $      1.81    $      2.60
   Gain on CXP's IPO for 1995, net of tax
     and Effect of Change in Accounting for
     Income Taxes in 1988                                  --              --           1.23             --
                                                  -----------     -----------    -----------    -----------
   Net Earnings                                   $      3.62     $      1.83    $      3.04    $      2.60
                                                  ===========     ===========    ===========    ===========
   Cash Dividends                                 $       .20     $       .20    $       .20    $       .20
   Book Value Based on Shares Outstanding
     at Year End                                  $     28.80     $     25.43    $     23.80    $     21.12
   Stock Prices
     High                                         $    41 3/4     $    35 5/8    $    32 3/8    $    45 5/8
     Low                                          $    25 7/8     $    23 1/2    $    20 1/4    $    27 1/2

On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (see Note H to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

Debt and deferred income taxes reflect Centex Corporation only, with the Financial Services reflected on the equity method versus consolidation. Fiscal year 1997 deferred income tax asset is not included in total capitalization.

For the Years Ended March 31,
--------------------------------------------------------------------------------------
   1993           1992           1991           1990           1989           1988
-----------    -----------    -----------    -----------    -----------    -----------
$ 2,363,325    $ 2,028,646    $ 2,089,110    $ 1,925,423    $ 1,707,989    $ 1,352,601

$    61,038    $    34,557    $    43,605    $    62,003    $    40,020    $    24,063


         --             --             --             --             --         50,100
-----------    -----------    -----------    -----------    -----------    -----------
$    61,038    $    34,557    $    43,605    $    62,003    $    40,020    $    74,163
===========    ===========    ===========    ===========    ===========    ===========
$ 2,272,093    $ 2,347,452    $ 2,037,486    $ 2,045,141    $ 1,800,522    $ 1,148,098
$   223,988    $   232,294    $   137,235    $   140,112    $   140,192    $   178,862
$   368,988    $   298,508    $   267,946    $   267,739    $   240,457    $   222,962
$    55,722    $    56,627    $    80,205    $    59,311    $    74,487    $   139,767
$   578,415    $   518,494    $   483,677    $   447,911    $   384,174    $   364,846


       35.8%          33.0%          30.9%          33.0%          32.6%          30.6%

       11.8%           7.1%           9.7%          16.1%          11.0%          20.4%


$      1.91    $      1.11    $      1.42    $      2.01    $      1.32    $       .75


         --             --             --             --             --           1.57
-----------    -----------    -----------    -----------    -----------    -----------
$      1.91    $      1.11    $      1.42    $      2.01    $      1.32    $      2.32
===========    ===========    ===========    ===========    ===========    ===========
$       .20    $       .20    $       .20    $       .20    $    .14375    $      .125

$     18.57    $     16.99    $     16.07    $     14.85    $     13.28    $     12.13

$    34 1/8    $    27 3/8    $    21 7/8    $    20 7/8    $    14 7/8    $        17
$        20    $        17    $     9 3/4    $        14    $        10    $     7 7/8

3333 HOLDING CORPORATION AND SUBSIDIARIES AND CENTEX DEVELOPMENT COMPANY, L.P.

TO OUR STOCKHOLDERS:

The revenues and earnings for 3333 Holding Corporation (Holding) and Subsidiary (Development) and Centex Development Company, L.P. (the Partnership or CDC) are largely dependent on land sales, the timing of which varies significantly from period to period. For the fiscal year ended March 31, 1997, the entities had combined revenues of $9.5 million versus revenues of $14.5 million in the prior year. Significant land sales in fiscal 1997 included the sale of 63.2 acres of commercial land in The Colony located near Dallas, Texas and 153 residential lots sold to Centex Homes in Florida and New Jersey.

Combined net earnings totaled $925,000 for the current year compared to $277,000 for the prior year. The improvement in earnings in fiscal 1997 is largely due to a reduction in administrative costs and higher margins on land sales due to the recent improvement in the North Texas real estate market.

During the year CDC entered into a limited partnership with Centex Multi-Family Company to develop multi-family housing. Development and construction is projected to commence in early fiscal 1998. The first site scheduled for construction is on CDC-owned land in The Colony, Texas.

In addition to multi-family housing, the Partnership is continuing to evaluate other development opportunities for both existing properties and new acquisitions.


/s/ J.S. BILHEIMER


J.S. Bilheimer
President

May 9, 1997

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1997 and 1996, and the related combining statements of operations and cash flows and stockholders' equity and partners' capital for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1997 and 1996, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Dallas, Texas,
  May 9, 1997

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share/unit data)

                                                                     For the Years Ended March 31,
                                                      -----------------------------------------------------------
                                                         1997        1996        1995         1994         1993
                                                      ---------   ---------   ---------    ---------    ---------
REVENUES
   3333 Holding Corporation and Subsidiary            $   1,664   $   2,045   $   1,602    $     537    $     566
   Centex Development Company, L.P.                   $   9,026   $  13,943   $   9,796    $  12,859    $   9,783
   Combined Revenues                                  $   9,529   $  14,470   $  10,342    $  13,249    $  10,156

OPERATING EARNINGS (LOSS)
   3333 Holding Corporation and Subsidiary            $     206   $     253   $      96    $    (114)   $     (96)
   Centex Development Company, L.P.                   $     719   $      24   $ (16,323)   $  (1,510)   $  (4,176)
   Combined Operating Earnings (Loss)                 $     925   $     277   $ (16,227)   $  (1,624)   $  (4,272)

TOTAL ASSETS
   3333 Holding Corporation and Subsidiary            $   8,648   $   8,652   $   8,673    $   8,600    $   8,600
   Centex Development Company, L.P.                   $  42,978   $  43,168   $ 105,946    $ 121,027    $ 128,621
   Combined Assets                                    $  50,127   $  50,786   $ 113,282    $ 128,092    $ 134,691

TOTAL DEBT
   3333 Holding Corporation and Subsidiary            $   7,000   $   7,600   $   7,600    $   7,600    $   6,500
   Centex Development Company, L.P.                   $   7,055   $   3,326   $  56,485    $  54,149    $  59,262
   Combined Debt                                      $  14,055   $  10,926   $  64,085    $  61,749    $  65,762

OPERATING EARNINGS (LOSS)
PER SHARE/UNIT
   (Average Outstanding Shares, 1,000; Units 1,000)
   3333 Holding Corporation and Subsidiary            $     206   $     253   $      96    $    (114)   $     (96)
   Centex Development Company, L.P.                   $     719   $      24   $ (16,323)   $  (1,510)   $  (4,176)

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

COMBINING BALANCE SHEETS

(Dollars in thousands)

                                                                            March 31,
                                               ------------------------------------------------------------------
                                                 1997        1996        1997       1996       1997        1996
                                               --------    --------    --------   --------   --------    --------
                                                                                                 3333 Holding
                                                                       Centex Development        Corporation
                                                     Combined             Company, L.P.         and Subsidiary
                                               --------------------    -------------------   --------------------
ASSETS
Cash                                           $    630    $    231    $    625   $    225   $      5    $      6
Accounts Receivable --
   Affiliates                                        --          --         732        267         --          --
   Centex Corporation and Subsidiaries              176         179          --         --        176         179
   Other                                            136         181         136        181         --          --
Notes Receivable --
   Centex Corporation and Subsidiaries            7,700       7,700          --         --      7,700       7,700
   Other                                          2,365       3,809       2,365      3,809         --          --
Investment in Affiliate                              --          --          --         --        767         767
Investment in Real Estate Joint Venture             202         180         202        180         --          --
Projects Held for Development and Sale           38,918      38,506      38,918     38,506         --          --
                                               --------    --------    --------   --------   --------    --------
                                               $ 50,127    $ 50,786    $ 42,978   $ 43,168   $  8,648    $  8,652
                                               ========    ========    ========   ========   ========    ========

LIABILITIES, STOCKHOLDERS'
   EQUITY AND PARTNERS' CAPITAL
Accounts Payable and Accrued Liabilities --
   Affiliates                                  $     --    $     --    $     --   $     --   $    732    $    267
   Centex Corporation and Subsidiaries              126         153          --         --        126         153
   Other                                          2,522       2,718       2,410      2,558        112         160
Notes Payable --
   Centex Corporation and Subsidiaries            7,000       7,600          --         --      7,000       7,600
   Other                                          7,055       3,326       7,055      3,326         --          --
Land Sale Deposits                                   10          --          10         --         --          --
Stockholders' Equity and Partners' Capital --
   Stock and Stock/Class B Unit Warrants            501         501         500        500          1           1
   Capital in Excess of Par Value                   800         800          --         --        800         800
   Retained Earnings (Deficit)                     (123)       (329)         --         --       (123)       (329)
   Partners' Capital                             32,236      36,017      33,003     36,784         --          --
                                               --------    --------    --------   --------   --------    --------
Total Stockholders' Equity and
   Partners' Capital                             33,414      36,989      33,503     37,284        678         472
                                               --------    --------    --------   --------   --------    --------
                                               $ 50,127    $ 50,786    $ 42,978   $ 43,168   $  8,648    $  8,652
                                               ========    ========    ========   ========   ========    ========

See notes to combining financial statements.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS

(Dollars in thousands, except per share/unit data)

                                                                   For the Years Ended March 31,
                                 ------------------------------------------------------------------------------------------------
                                   1997       1996       1995       1997       1996       1995       1997       1996       1995
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                        Centex Development                   3333 Holding
                                            Combined                       Company, L.P.              Corporation and Subsidiary
                                 ------------------------------   ------------------------------    -----------------------------
COMBINING STATEMENTS
OF OPERATIONS
   REVENUES
     Real Estate Sales           $  8,270   $ 13,018   $  9,506   $  8,270   $ 13,018   $  9,506    $    --   $     --  $      --
     Interest and Other Income      1,259      1,452        836        756        925        290      1,664      2,045      1,602
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                    9,529     14,470     10,342      9,026     13,943      9,796      1,664      2,045      1,602
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
   COSTS AND EXPENSES
     Real Estate Sales              6,772     11,861      9,064      6,772     11,861      9,064         --         --         --
     Property Valuation
       Adjustment                      --         --     15,500         --         --     15,500         --         --         --
     Selling and Administrative     1,324      1,774      1,394      1,535      2,058      1,555        740      1,011        761
     Interest                         508        558        611         --         --         --        718        781        745
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                    8,604     14,193     26,569      8,307     13,919     26,119      1,458      1,792      1,506
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
   EARNINGS (LOSS) BEFORE
   INCOME TAXES                       925        277    (16,227)       719         24    (16,323)       206        253         96
     Income Taxes                      --         --         --         --         --         --         --         --         --
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
   NET EARNINGS (LOSS)           $    925   $    277   $(16,227)  $    719   $     24   $(16,323)  $    206   $    253   $     96
                                 ========   ========   ========   ========   ========   ========   ========   ========   ========
   EARNINGS (LOSS) PER
   SHARE/UNIT
     (Average Outstanding
       Shares, 1,000; Units,
       1,000)                                                     $    719   $     24   $(16,323)  $    206   $    253   $     96
                                                                  ========   ========   ========   ========   ========   ========
COMBINING STATEMENTS
OF CASH FLOWS
   CASH FLOWS --
   OPERATING ACTIVITIES
     Net Earnings (Loss)         $    925   $    277   $(16,227)  $    719   $     24   $(16,323)  $    206   $    253   $     96
     Property Valuation
       Adjustment                      --         --     15,500         --         --     15,500         --         --         --
     Net Change in Payables,
       Receivables and Deposits      (165)       213       (868)      (558)       479       (791)       393       (266)       (77)
     Decrease (Increase) in
       Notes Receivable             1,444        216     (2,874)     1,444        216     (2,874)        --         --         --
     Increase in Advances to
       Joint Venture                  (22)      (180)        --        (22)      (180)        --         --         --         --
     (Increase) Decrease in
       Projects Held for
       Development and Sale          (412)     7,949      3,454       (412)     7,949      3,454         --         --         --
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                    1,770      8,475     (1,015)     1,171      8,488     (1,034)       599        (13)        19
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
CASH FLOWS--
FINANCING ACTIVITIES
  (Decrease) Increase in
  Notes Payable --
    Centex Corporation and
      Subsidiaries                   (600)        --         --         --         --         --       (600)        --         --
    Other                           3,729        334      2,336      3,729        334      2,336         --         --         --
  Capital Distributions            (4,500)   (10,000)        --     (4,500)   (10,000)        --         --         --         --
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                   (1,371)    (9,666)     2,336       (771)    (9,666)     2,336       (600)        --         --
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Net Increase (Decrease)
  In Cash                             399     (1,191)     1,321        400     (1,178)     1,302         (1)       (13)        19
Cash at Beginning Of Year             231      1,422        101        225      1,403        101          6         19         --
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Cash at End of Year              $    630   $    231   $  1,422   $    625   $    225   $  1,403   $      5   $      6   $     19
                                 ========   ========   ========   ========   ========   ========   ========   ========   ========

See notes to combining financial statements.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

COMBINING STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

(Dollars in thousands)


                                                   For the Years Ended March 31, 1997, 1996 and 1995
                               ----------------------------------------------------------------------------------------
                                                 Centex Development                         3333 Holding
                                                    Company, L.P.                    Corporation and Subsidiary
                                           -------------------------------   ------------------------------------------
                                           Class B    General    Limited                          Capital In  Retained
                                             Unit    Partner's   Partners'    Stock      Common    Excess Of  Earnings
                               Combined    Warrants   Capital    Capital     Warrants    Stock     Par Value  (Deficit)
                               --------    --------  ---------   ---------   --------   --------  ----------  ---------
Balance at March 31, 1994      $ 62,939    $    500   $    767   $ 62,316    $      1   $     --   $    800   $   (678)
   Net Earnings (Loss)          (16,227)         --         --    (16,323)         --         --         --         96
                               --------    --------   --------   --------    --------   --------   --------   --------
Balance at March 31, 1995        46,712         500        767     45,993           1         --        800       (582)
   Capital Distributions        (10,000)         --         --    (10,000)         --         --         --         --
   Net Earnings                     277          --         --         24          --         --         --        253
                               --------    --------   --------   --------    --------   --------   --------   --------
Balance at March 31, 1996        36,989         500        767     36,017           1         --        800       (329)
   CAPITAL DISTRIBUTIONS         (4,500)         --         --     (4,500)         --         --         --         --
   NET EARNINGS                     925          --         --        719          --         --         --        206
                               --------    --------   --------   --------    --------   --------   --------   --------
BALANCE AT MARCH 31, 1997      $ 33,414    $    500   $    767   $ 32,236    $      1   $     --   $    800   $   (123)
                               ========    ========   ========   ========    ========   ========   ========   ========

See notes to combining financial statements.

-------------------------------------------------------------------------------

NOTES TO COMBINING FINANCIAL STATEMENTS

(A) ORGANIZATION

In March 1987, certain subsidiaries of Centex Corporation (Centex) contributed to Centex Development Company, L.P. (CDC or the Partnership), a newly formed master limited partnership, properties with a historical cost basis (which approximated market value) of approximately $76 million. CDC was formed to enable stockholders to participate in long-term real estate development projects whose dynamics are inconsistent with Centex's traditional financial objectives.

In November 1987, Centex distributed as a dividend to its stockholders securities relating to CDC. These securities included all of the issued and outstanding shares of common stock of 3333 Holding Corporation (Holding) and warrants to purchase approximately 80% of the Class B units of limited partnership interest in CDC. 3333 Development Corporation (Development), a wholly-owned subsidiary of Holding, serves as general partner of CDC. These securities are held by a nominee on behalf of the stockholders and will trade in tandem with the common stock of Centex until such time as they are detached. The securities may be detached at any time by Centex's Board of Directors but the warrants to purchase Class B units will automatically become detached on the scheduled detachment date which is in November 2007.

Supplementary condensed combined financial statements of Centex Corporation and subsidiaries, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on Centex Corporation and subsidiaries, see their separate financial statements and related footnotes.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS

(Dollars in thousands)

                                                                March 31,
                                                         -----------------------
                                                            1997         1996
                                                         ----------   ----------
ASSETS
   Cash and Cash Equivalents                             $   31,950   $   14,273
   Receivables                                              989,886      914,549
   Inventories                                            1,041,855    1,244,931
   Investments in
     Centex Construction Products, Inc.                          --      106,504
     Joint Ventures and Unconsolidated Subsidiaries           5,479        3,984
   Property and Equipment, net                              293,143       37,139
   Other Assets                                             327,281        5,982
                                                         ----------   ----------
                                                         $2,689,594   $2,327,362
                                                         ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts Payable and Accrued Liabilities              $  740,230   $  616,959
   Short-term Debt                                          634,573      665,593
   Long-term Debt                                           236,769      321,002
   Minority Stockholders' Interest                          142,230           --
   Negative Goodwill                                         98,837           --
   Stockholders' Equity                                     836,955      723,808
                                                         ----------   ----------
                                                         $2,689,594   $2,327,362
                                                         ==========   ==========

SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS

(Dollars in thousands)

                                                            For the Years Ended March 31,
                                                        ------------------------------------
                                                           1997         1996         1995
                                                        ----------   ----------   ----------
Revenues                                                $3,793,621   $3,111,486   $3,281,198
Costs and Expenses                                       3,629,672    3,023,447    3,194,642
                                                        ----------   ----------   ----------
Earnings Before Gain on CXP's Initial Public Offering
   and Income Taxes                                        163,949       88,039       86,556
Gain on CXP's Initial Public Offering                           --           --       59,328
                                                        ----------   ----------   ----------
Earnings Before Income Taxes                               163,949       88,039      145,884
Income Taxes                                                57,180       34,421       53,540
                                                        ----------   ----------   ----------
Net Earnings                                            $  106,769   $   53,618   $   92,344
                                                        ==========   ==========   ==========

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

(B) BASIS OF PRESENTATION

The accompanying combining financial statements present the individual and combined financial statements of Holding and its subsidiary and the Partnership as of March 31, 1997 and 1996 and results of operations for each of the three years ended March 31, 1997. The financial statements of the Partnership are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership.

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

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121

Statement of Financial Accounting Standards No. 121, issued in March 1995, establishes methods of accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement was implemented on April 1, 1996 and did not have a material impact on the individual or combined financial statements of Holding and its subsidiary and the Partnership.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

Interest capitalized by the Partnership during fiscal years ended March 31, 1997, 1996 and 1995 totaled $22,000, $98,000 and $4,787,000, respectively, of which $4,687,000 relates to the Forster Ranch property in 1995 (disposed of in 1995). No income taxes were paid during the years ended March 31, 1997, 1996 and 1995.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to be consistent with the fiscal 1997 presentation.

(D) NOTES RECEIVABLE

Development issued common stock to Holding and used the proceeds to advance $7.7 million to a wholly-owned subsidiary of Centex, as evidenced by a note receivable due April 30, 1998 bearing interest at prime plus .875%. Interest is due in quarterly installments. Interest income of $713,000, $750,000, and $680,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1997, 1996 and 1995, respectively.

Notes Receivable -- Other at March 31, 1997 and 1996 have stated interest rates ranging up to 10% and are due in monthly or quarterly installments. Discounts and allowances totaled $21,000 at both March 31, 1997 and 1996. The weighted average interest rate, inclusive of discounts, was 9% at both March 31, 1997 and 1996. Notes receivable at March 31, 1997 are collectible over five years, with $28,000 being due within one year.

(E) NOTES PAYABLE

Centex had advanced Holding $7.0 million as of March 31, 1997 which is evidenced by a note secured by the common stock of Development. The note, which had a fluctuating balance during fiscal 1997 and 1996, bears interest at prime plus 1% that is payable quarterly. The principal balance together with all unpaid accrued interest is due on the earlier of April 1, 1998 or the date on which the warrants to purchase Class B units of limited partnership interests are detached from shares of the common stock of Centex. Interest expense of $508,000, $558,000, and $611,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1997, 1996 and 1995, respectively.

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

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

All notes payable are non-recourse, secured solely by the underlying real estate. As land is sold, a portion of the proceeds is restricted for repayment of the notes. The prime rate in effect was 8.50% at March 31, 1997 and 8.25% at March 31, 1996. The 30 day LIBOR rate at March 31, 1997 and 1996 was 5 9/16% and 5 7/16%, respectively. The note balances and rates in effect were as follows (dollars in thousands):

                                                                    March 31,
                                                                 ---------------
                                                                  1997     1996
                                                                 ------   ------
Credit Line at LIBOR Plus 3/4% Maturing in Fiscal Year 1998,
   Unsecured, Guaranteed by CREC                                 $   --   $1,373
Note Payable at 12%, Retired in Fiscal Year 1997                     --      785
Note Payable at 9%, Maturing in Fiscal Year 1998                    555      682
Note Payable, Matured in Fiscal Year 1997                            --      486
Note Payable at 8%, Maturing in Fiscal Year 2000                  6,500       --
                                                                 ------   ------
                                                                 $7,055   $3,326
                                                                 ======   ======

(F) STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

PREFERRED RETURN

The partnership agreement provides that the Class A limited partners are entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of their Unrecovered Capital. In July 1995, in conjunction with the extension of the detachment date, Centex Real Estate Corporation
(CREC) waived unrecovered preference totaling $37.5 million, and reduced its Unrecovered Capital in the Partnership to $47.3 million. Unrecovered Capital represents initial capital contributions as reduced by repayments, and is the basis for preference accruals. Distributions made by the Partnership reduced Unrecovered Capital by an additional $4.5 million during fiscal 1997 and $10 million during fiscal 1996. Preference payments in arrears at March 31, 1997 amounted to $5,736,000, and Unrecovered Capital totaled $32,761,000.

ALLOCATION OF PROFITS AND LOSSES

As provided in the partnership agreement, prior to Payout (as defined below), net income of the Partnership is to be allocated to the partners in the following order of priority:

     (i) To the Class A limited partners to the extent of the cumulative preferred return.

     (ii) To the partners to the extent and in the same ratio that cumulative net losses were allocated.

     (iii) To the partners in accordance with their percentage interests, as defined. Currently, this would be 20% to the Class A limited partners and 80% to the general partner.

All loss allocations and allocations of net income after Payout shall be made to the partners in accordance with their percentage interests, as defined.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

DISTRIBUTIONS

Distributions of cash or other property are to be made at the discretion of the general partner and are to be distributed in the following order of priority:

     (i) Prior to the time at which the Class A limited partners have received aggregate distributions equal to their original capital contribution (Payout), distributions of cash or other property shall be made as follows:

          (a) To the Class A limited partners with respect to their preferred return, then

          (b) To the partners in an amount equal to the maximum marginal corporate tax rate times the amount of taxable income allocated to the partners, then

          (c) To the Class A limited partners until their Unrecovered Capital is reduced to zero.

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

(G) RELATED PARTY TRANSACTIONS

SERVICE AND MANAGEMENT AGREEMENTS

Holding entered into a service agreement in May 1987 with Centex Service Company (CSC), a wholly-owned subsidiary of Centex, whereby CSC will provide certain tax, accounting and other similar services for Holding at a fee of $2,500 per month. Service fees of $30,000 for each of fiscal years 1997, 1996, and 1995 are reflected as administrative expenses in the accompanying combining financial statements.

The Partnership paid $951,000, $1,295,000, and $922,000 to Holding during the fiscal years 1997, 1996 and 1995, respectively, pursuant to an agreement whereby Holding provides management services to the Partnership in connection with the development and operation of properties acquired by the Partnership, maintenance of partnership property and accounting and clerical services. Also in the fiscal year 1995, the Partnership paid certain Centex subsidiaries $785,000 in management fees accrued in the year ended March 31, 1994 relative to a similar management agreement.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

SALES AND PURCHASES

Partnership revenues during fiscal years 1997, 1996, and 1995 include land sales to CREC of $3,814,000, $4,416,000, and $5,423,000, respectively.
Additionally, at March 31, 1997, CREC had contracts to purchase lots for the aggregate price of approximately $2.0 million to be paid as lots are delivered.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

Included in Accounts Receivable-Affiliates and Accounts Payable-Affiliates in the accompanying combining financial statements are $732,000 at March 31, 1997 and $267,000 at March 31, 1996, which the Partnership advanced to Holding. Interest of $210,000 and $223,000 was accrued on advances during fiscal years 1997 and 1996, respectively.

(H) INCOME TAXES

At March 31, 1997, Holding had operating loss carryforwards for income tax reporting purposes of $85,000. If unused, the loss carryforwards will expire in the fiscal years 2009 through 2013. Holding joins with its subsidiary in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holders of the Class A units. Accordingly, no tax provision for Partnership earnings is shown in the combining financial statements.

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

QUARTERLY RESULTS (UNAUDITED)

(Dollars in thousands, except per share/unit data)

                                                              March 31,
                                    --------------------------------------------------------------
                                      1997      1996       1997       1996       1997       1996
                                    -------    -------    -------    -------    -------    -------
                                                                                   3333 Holding
                                                          Centex Development       Corporation
                                         Combined           Company, L.P.        and Subsidiary
                                    ------------------    ------------------    ------------------
FIRST QUARTER
   Revenues                         $ 3,472    $ 2,382    $ 3,322    $ 2,241    $   579    $   611
   Earnings (Loss) Before Taxes     $   356    $    10    $   176    $  (188)   $   180    $   198
   Net Earnings (Loss)              $   356    $    10    $   176    $  (188)   $   180    $   198
   Earnings (Loss) Per Share/Unit                         $   176    $  (188)   $   180    $   198

SECOND QUARTER
   Revenues                         $   825    $ 8,099    $   691    $ 7,998    $   445    $   470
   Earnings (Loss) Before Taxes     $   (91)   $   186    $  (190)   $   169    $    99    $    17
   Net Earnings (Loss)              $   (91)   $   186    $  (190)   $   169    $    99    $    17
   Earnings (Loss) Per Share/Unit                         $  (190)   $   169    $    99    $    17

THIRD QUARTER
   Revenues                         $ 4,026    $ 3,508    $ 3,932    $ 3,371    $   307    $   465
   Earnings (Loss) Before Taxes     $   644    $   193    $   708    $   184    $   (64)   $     9
   Net Earnings (Loss)              $   644    $   193    $   708    $   184    $   (64)   $     9
   Earnings (Loss) Per Share/Unit                         $   708    $   184    $   (64)   $     9

FOURTH QUARTER
   Revenues                         $ 1,206    $   481    $ 1,081    $   333    $   333    $   499
   Earnings (Loss) Before Taxes     $    16    $  (112)   $    25    $  (141)   $    (9)   $    29
   Net Earnings (Loss)              $    16    $  (112)   $    25    $  (141)   $    (9)   $    29
   Earnings (Loss) Per Share/Unit                         $    25    $  (141)   $    (9)   $    29

 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P.
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
  AND FINANCIAL CONDITION

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

For the year ended March 31, 1997, Holding, Development and the Partnership (together the Company) reported combined revenues of $9.5 million, a 34.5% decrease from the $14.5 million reported a year ago. Revenues for the Partnership are largely dependent on land sales, the timing of which are uncertain and can vary significantly from period to period. Fiscal year 1997 sales included the sale of 63.2 acres of commercial land in The Colony, Texas, and 153 residential lots sold to Centex Homes in Florida and New Jersey. Fiscal year 1996 sales included the sale of 121.2 acres of residential and 52.2 acres of commercial land in The Colony, Texas; 398.7 acres of agricultural land in New Braunfels, Texas; 7.2 acres of agricultural land in Fate, Texas; and 180 residential lots to Centex Homes in Florida and New Jersey.

Notwithstanding the decreased revenues, combined earnings for the year ended March 31, 1997 increased to $925,000 compared to $277,000 for the year ended March 31, 1996. The improved earnings in fiscal year 1997 were primarily due to a reduction in administrative costs and higher margins on real estate sales as a result of the improved real estate markets in areas in which land sales occurred.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

For the year ended March 31, 1996, Holding, Development and the Partnership reported combined revenues of $14.5 million compared to $10.3 million for the year ended March 31, 1995. Revenues for the Partnership were largely attributable to interest income and land sales. Fiscal 1996 sales included the sale of 579.3 acres of commercial, residential, and agricultural land in various counties in Texas and 180 lots to Centex Homes in Florida and New Jersey. Fiscal 1995 sales included the sale of a commercial property in Sonora, California; 116.5 acres in Puerto Rico; a 33.9 acre commercial tract in Bolingbrook, Illinois; and 254 residential lots in Florida and New Jersey.

Operations for the year ended March 31, 1996 resulted in net income of $277,000. The year ended March 31, 1995 reflected a combined net loss of $16.2 million, which included property valuation adjustments of $15.5 million. The property valuation adjustments were recorded in March 1995 to reflect CDC's view that development activity had not reached anticipated levels to support the historical carrying value of specific properties, primarily The Colony and Bryan Place properties located in the Dallas area. These adjustments resulted in carrying values that facilitate nearer-term disposition or development of these properties. Without the property valuation adjustments, the combined net loss for fiscal 1995 was $.7 million. The improvement in operations before property valuation adjustments was primarily attributed to higher gross margins on sales, principally in New Jersey, and increased interest income resulting from real estate sold with financing. During fiscal 1996, the Partnership entered into a real estate joint venture to develop an apartment complex in College Station, Texas. The costs and expenses associated with the Partnership's investigation into the apartment business resulted in increased selling and administrative costs in fiscal 1996 compared to fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

During the fiscal years ended March 31, 1997 and March 31, 1996, the Partnership made capital distributions totaling $4.5 million and $10.0 million, respectively.

Holding, Development, and the Partnership believe that they will be able to provide or obtain the necessary funding for their current operations and future expansion needs. The revenues, earnings and liquidity of these companies are largely dependent on future land sales, the timing of which is uncertain. The ability to obtain external debt or equity capital is subject to the provisions of Holding's loan agreement with Centex and the partnership agreement governing the Partnership.