Form 10-K405, Exhibit 13
period 1998-03-31
CENTEX CORP; 3333 HOLDING CORP; CENTEX DEVELOPMENT CO LP
filed 1998-06-25
CIK 18532, 818762, 818764

                                                                      EXHIBIT 13


                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


FINANCIAL HIGHLIGHTS
(Amounts in thousands, except per share data)

                                                             For the Years Ended March 31,
                                         ------------------------------------------------------------------
                                            1998          1997          1996          1995          1994
                                         ----------    ----------    ----------    ----------    ----------
Revenues                                 $3,975,450    $3,784,991    $3,102,987    $3,277,504    $3,039,709
Earnings Before Income Taxes             $  231,634    $  163,743    $   87,786    $  145,788    $  135,013
Net Earnings Before Gain on CXP's IPO    $  144,806    $  106,563    $   53,365    $   54,753    $   85,162
  Gain on CXP's IPO, net of tax                  --            --            --        37,495            --
                                         ----------    ----------    ----------    ----------    ----------
Net Earnings                             $  144,806    $  106,563    $   53,365    $   92,248    $   85,162
                                         ==========    ==========    ==========    ==========    ==========
Earnings Per Share - Diluted
  Before Gain on CXP's IPO               $     2.36    $     1.80    $      .91    $      .90    $     1.29
  Gain on CXP's IPO, net of tax                  --            --            --           .61            --
                                         ----------    ----------    ----------    ----------    ----------
Earnings Per Share - Diluted             $     2.36    $     1.80    $      .91    $     1.51    $     1.29
                                         ==========    ==========    ==========    ==========    ==========
Cash Dividends Per Share                 $     .135    $      .10    $      .10    $      .10    $      .10
Average Shares Outstanding - Diluted         61,265        59,259        58,582        61,054        65,980
Debt                                     $  311,538    $  283,769    $  408,253    $  427,381    $  429,470
Stockholders' Equity                     $  991,172    $  835,777    $  722,836    $  668,227    $  668,659
Book Value Per Share at Year End         $    16.65    $    14.40    $    12.72    $    11.90    $    10.56

     Reflects the two-for-one stock split effective March 2, 1998.

     Debt represents Centex Corporation's debt with the Financial Services Group reflected on the equity method versus consolidation. See Note A to financial statements.

--------------------------------------------------------------------------------

STOCK PRICES AND DIVIDENDS

                                             YEAR ENDED MARCH 31, 1998                Year Ended March 31, 1997
                                     ----------------------------------------------------------------------------------
                                             PRICE                                       Price
                                     ---------------------                      ------------------------
                                       HIGH         LOW         DIVIDENDS         High            Low         Dividends
                                     --------     --------      ---------       ---------      ---------      ---------
QUARTER
First                                $21 7/8      $16 3/4        $.025          $16 3/8        $12 15/16       $.025
Second                               $29 3/16     $20 9/16       $.035          $16 13/16      $13 1/16        $.025
Third                                $32 7/16     $28 3/16       $.035          $18 13/16      $15             $.025
Fourth                               $40 3/4      $29 7/8        $.04           $20 7/8        $17 5/8         $.025

     The common stock of Centex Corporation is traded on the New York Stock Exchange (ticker symbol CTX) and The International Stock Exchange (London). The approximate number of record holders of the common stock of Centex Corporation at May 8, 1998 was 2,637.

     On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (See Note G to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

     Amounts represent cash dividends per share paid by Centex Corporation on the common stock of Centex Corporation. 3333 Holding Corporation has paid no dividends on its common stock since its incorporation.

     Reflects the two-for-one stock split effective March 2, 1998.

FINANCIAL INFORMATION



CENTEX CORPORATION AND SUBSIDIARIES

Consolidated Revenues and Operating Earnings by Line of Business                              18

Statements of Consolidated Earnings                                                           19

Consolidated Balance Sheets                                                                   20

Statements of Consolidated Cash Flows                                                         22

Statements of Consolidated Stockholders' Equity                                               23

Notes to Consolidated Financial Statements                                                    24

Report of Independent Public Accountants                                                      43

Management's Discussion and Analysis of Results of Operations and Financial Condition         44

Quarterly Results                                                                             51

Summary of Selected Financial Data                                                            52

CENTEX DEVELOPMENT COMPANY (3333 HOLDING
CORPORATION, 3333 DEVELOPMENT CORPORATION,
CENTEX DEVELOPMENT COMPANY, L.P.)

Letter to Our Stockholders                                                                    54

Report of Independent Public Accountants                                                      55

Financial Highlights                                                                          56

Combining Balance Sheets                                                                      57

Combining Statements of Operations and Cash Flows                                             58

Combining Statements of Stockholders' Equity and Partners' Capital                            59

Notes to Combining Financial Statements                                                       59

Quarterly Results                                                                             65

Management's Discussion and Analysis of Results of Operations and Financial Condition         66

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


CONSOLIDATED REVENUES AND OPERATING EARNINGS BY LINE OF BUSINESS
(Dollars in thousands)

                                                                           For the Years Ended March 31,
                                                --------------------------------------------------------------------------------
                                                     1998             1997             1996             1995             1994
                                                --------------------------------------------------------------------------------
REVENUES
  Home Building
     Conventional Homes                         $  2,312,045     $  2,299,592     $  1,989,929     $  2,110,735     $  1,869,754
                                                          58%              61%              64%              65%              61%
     Manufactured Homes                              140,621               --               --               --               --
                                                           4%              --%              --%              --%              --%
  Investment Real Estate                              25,403            9,032               --               --               --
                                                           1%              --%              --%              --%              --%
  Financial Services                                 246,278          168,722          129,546          106,841          203,393
                                                           6%               5%               4%               3%               7%
  Construction Products (A)                          297,322          239,380               --               --               --
                                                           7%               6%              --%              --%              --%
  Contracting and Construction Services              953,781        1,068,265          983,512        1,059,928          966,562
                                                          24%              28%              32%              32%              32%
                                                ------------     ------------     ------------     ------------     ------------
                                                $  3,975,450     $  3,784,991     $  3,102,987     $  3,277,504     $  3,039,709
                                                ============     ============     ============     ============     ============
                                                         100%             100%             100%             100%             100%

OPERATING EARNINGS
  Home Building
     Conventional Homes                         $    170,531     $    144,043     $    106,695     $    112,149     $     95,977
                                                          60%              67%              74%              83%              53%
     Manufactured Homes (B)                            8,741               --               --               --               --
                                                           3%              --%              --%              --%              --%
  Investment Real Estate                              28,231           17,896               --               --               --
                                                          10%               8%              --%              --%              --%
  Financial Services                                  31,371           24,410           17,155            9,399           73,550
                                                          11%              12%              12%               7%              41%
  Construction Products (A) (B)                       47,746           32,716           25,628           16,577           16,626
                                                          17%              15%              18%              12%               9%
  Contracting and Construction Services                7,152           (2,183)          (4,995)          (1,790)          (4,500)
                                                           2%              (1%)             (3%)             (1%)             (2%)
  Other, net                                          (7,621)          (2,260)            (866)          (1,608)          (1,799)
                                                          (3%)             (1%)             (1%)             (1%)             (1%)
                                                ------------     ------------     ------------     ------------     ------------
     OPERATING EARNINGS                              286,151          214,622          143,617          134,727          179,854
                                                         100%             100%             100%             100%             100%

  Corporate General and Administrative                21,261           16,817           14,969           15,253           15,158
  Interest                                            33,256           34,062           40,862           33,014           29,683
                                                ------------     ------------     ------------     ------------     ------------
  Earnings Before Gain on CXP's Initial
     Public Offering and Income Taxes                231,634          163,743           87,786           86,460          135,013
  Gain on CXP's Initial Public Offering                   --               --               --           59,328               --
                                                ------------     ------------     ------------     ------------     ------------

     EARNINGS BEFORE INCOME TAXES               $    231,634     $    163,743     $     87,786     $    145,788     $    135,013
                                                ============     ============     ============     ============     ============


     Applicable segment overhead costs have been deducted from lines of business operating earnings.

     (A) As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (55.6% as of March 31, 1998). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's revenues and operating earnings. In order to facilitate comparisons between years, CXP's operating earnings and the related minority interest in CXP have been reclassified to reflect the total amounts for the years ended March 31, 1996, 1995 and 1994. Had CXP's revenues been consolidated for the years ended March 31, 1996, 1995 and 1994, Centex's consolidated revenues for those years would have increased by $222,594, $194,313 and $166,826, respectively.

     (B) Operating earnings for Manufactured Housing and Construction Products are reflected in this summary net of their respective minority interests. Operating earnings related to those minority interests were $2,678 for Manufactured Housing in 1998. Minority interest for Construction Products was $40,587, $31,690, $26,676 and $17,252 for 1998, 1997, 1996 and 1995,
     respectively. A small amount of minority interest is reflected in Other, net in 1998.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CONSOLIDATED EARNINGS
(Dollars in thousands, except per share data)


                                                  For the Years Ended March 31,
                                          --------------------------------------------
                                              1998            1997            1996
                                          --------------------------------------------
REVENUES
  Home Building
     Conventional Homes                   $  2,312,045    $  2,299,592    $  1,989,929
     Manufactured Homes                        140,621              --              --
  Investment Real Estate                        25,403           9,032              --
  Financial Services                           246,278         168,722         129,546
  Construction Products(A)                     297,322         239,380              --
  Contracting and Construction Services        953,781       1,068,265         983,512
                                          ------------    ------------    ------------
                                             3,975,450       3,784,991       3,102,987
                                          ------------    ------------    ------------

COSTS AND EXPENSES
  Home Building
     Conventional Homes                      2,141,514       2,155,549       1,883,234
     Manufactured Homes                        129,202              --              --
  Investment Real Estate                        (2,828)         (8,864)             --
  Financial Services                           214,907         144,312         112,391
  Construction Products (A)                    208,989         174,974              --
  Contracting and Construction Services        946,629       1,070,448         988,507
  Other, net                                     7,439           2,260             866
  Corporate General and Administrative          21,261          16,817          14,969
  Interest                                      33,256          34,062          40,862
  Minority Interest (Equity)                    43,447          31,690         (25,628)
                                          ------------    ------------    ------------
                                             3,743,816       3,621,248       3,015,201
                                          ------------    ------------    ------------

EARNINGS BEFORE INCOME TAXES                   231,634         163,743          87,786
  Income Taxes                                  86,828          57,180          34,421
                                          ------------    ------------    ------------

NET EARNINGS                              $    144,806    $    106,563    $     53,365
                                          ============    ============    ============

EARNINGS PER SHARE
  Basic                                   $       2.45    $       1.86    $        .94
                                          ============    ============    ============
  Diluted                                 $       2.36    $       1.80    $        .91
                                          ============    ============    ============


AVERAGE SHARES OUTSTANDING
  Basic                                     59,007,158      57,280,710      56,512,732
  Common Share Equivalents
     Options                                 1,857,785       1,578,192       1,669,107
     Convertible Debenture                     400,000         400,000         400,000
                                          ------------    ------------    ------------
  Diluted                                   61,264,943      59,258,902      58,581,839
                                          ============    ============    ============

  See notes to consolidated financial statements.

  (A) As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (55.6% as of March 31, 1998). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial results have been consolidated with those of Centex and are reflected in Centex's revenues and operating earnings. Had CXP's revenues been consolidated for the year ended March 31, 1996, Centex's consolidated revenues for that year would have increased by $222,594.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)


                                                                     Centex Corporation and Subsidiaries
                                                                     -----------------------------------
                                                                                  March 31,
                                                                     -----------------------------------
                                                                            1998              1997
                                                                     -----------------------------------
ASSETS
  Cash and Cash Equivalents                                              $     98,316   $     31,320
  Receivables -
     Residential Mortgage Loans                                             1,191,450        632,657
     Construction Contracts                                                   207,688        208,847
     Trade, including Notes of $12,904 and $19,244                            183,203        145,881
     Affiliates                                                                    --             --
  Inventories -
     Housing Projects                                                         970,290        943,054
     Land Held for Development and Sale                                        48,844         26,061
     Construction Products                                                     32,537         31,482
     Other                                                                     12,883          1,162
  Investments -
     Centex Development Company                                                34,526         32,664
     Joint Ventures                                                             7,558          5,277
     Unconsolidated Subsidiaries                                                   --             --
  Property and Equipment, net                                                 295,992        293,143
  Other Assets -
     Deferred Income Taxes                                                    147,607        197,413
     Goodwill, net                                                            133,847        103,622
     Mortgage Securitization Residual Interest                                 14,747             --
     Deferred Charges and Other                                                36,731         26,246
                                                                         ------------   ------------
                                                                         $  3,416,219   $  2,678,829
                                                                         ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities                               $    799,154   $    737,698
  Short-term Debt                                                           1,152,873        627,518
  Long-term Debt                                                              237,715        236,769
  Minority Stockholders' Interest                                             152,468        142,230
  Negative Goodwill                                                            82,837         98,837
  Stockholders' Equity -
     Preferred Stock, Authorized 5,000,000 Shares, None Issued                     --             --
     Common Stock, $.25 Par Value; Authorized 100,000,000 Shares;
       Issued and Outstanding 59,531,758 and 58,032,178 Shares                 14,883         14,508
     Capital in Excess of Par Value                                            36,761         18,553
     Retained Earnings                                                        939,528        802,716
                                                                         ------------   ------------
  Total Stockholders' Equity                                                  991,172        835,777
                                                                         ------------   ------------
                                                                         $  3,416,219   $  2,678,829
                                                                         ============   ============

    See notes to consolidated financial statements.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------



         Centex Corporation                Financial Services
-------------------------------------------------------------------
             March 31,                         March 31,
-------------------------------------------------------------------
      1998              1997            1998             1997
-------------------------------------------------------------------
$       87,491   $       21,679   $       10,825    $        9,641

            --               --        1,191,450           632,657
       207,688          208,847               --                --
       129,870          122,244           53,333            23,637
            --               --          (58,299)          (19,985)

       970,290          943,054               --                --
        48,844           26,061               --                --
        32,537           31,482               --                --
        12,883            1,162               --                --

        34,526           32,664               --                --
         7,558            5,277               --                --
       146,592           68,171               --                --
       276,008          276,627           19,984            16,516

       144,090          195,983            3,517             1,430
       123,709           91,442           10,138            12,180
            --               --           14,747                --
        23,730           18,233           13,001             8,013
--------------   --------------   --------------    --------------
$    2,245,816   $    2,042,926   $    1,258,696    $      684,089
==============   ==============   ==============    ==============


$      711,564   $      685,050   $       87,590    $       52,648
        73,823           47,000        1,079,050           580,518
       237,715          236,769               --                --
       148,705          139,493            3,763             2,737
        82,837           98,837               --                --

--------------   --------------   --------------    --------------

        14,883           14,508                1                 1
        36,761           18,553           74,944            44,075
       939,528          802,716           13,348             4,110
--------------   --------------   --------------    --------------
       991,172          835,777           88,293            48,186
--------------   --------------   --------------    --------------
$    2,245,816   $    2,042,926   $    1,258,696    $      684,089
==============   ==============   ==============    ==============

   In the supplemental data presented above, "Centex Corporation" represents the adding together of all subsidiaries other than those included in Financial Services as described in Note A to the consolidated financial statements. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


STATEMENTS OF CONSOLIDATED CASH FLOWS
(Dollars in thousands)

                                                                            For the Years Ended March 31,
                                                                     --------------------------------------------
                                                                         1998            1997            1996
                                                                     --------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES
  Net Earnings                                                       $    144,806    $    106,563    $     53,365
  Adjustments -
     Depreciation, Depletion and Amortization                              25,638          13,512          12,499
     Deferred Income Taxes                                                 59,181          42,843          (6,542)
     Equity in Earnings of CDC, Joint Ventures and CXP (1996 only)         (3,796)           (996)        (16,603)
     Minority Interest                                                     43,447          31,690              --
  Increase in Receivables                                                 (36,163)        (22,834)        (42,503)
  Increase in Residential Mortgage Loans                                 (558,793)         (2,901)       (215,954)
  (Increase) Decrease in Inventories                                      (62,795)         99,260          55,463
  Increase in Payables and Accruals                                        61,456          12,833          46,772
  Increase in Other Assets, net                                           (72,445)        (40,988)           (660)
  Other, net                                                              (33,209)         18,526            (436)
                                                                     ------------    ------------    ------------
                                                                         (432,673)        257,508        (114,599)
                                                                     ------------    ------------    ------------

CASH FLOWS - INVESTING ACTIVITIES
  (Increase) Decrease in Advances to CDC and Joint Ventures                  (347)          4,725          11,580
  Acquisitions - Cavco, Wallboard Facility and Vista                           --        (104,894)        (85,422)
  Property and Equipment Additions, net                                   (36,874)        (16,137)         (7,025)
                                                                     ------------    ------------    ------------
                                                                          (37,221)       (116,306)        (80,867)
                                                                     ------------    ------------    ------------

CASH FLOWS - FINANCING ACTIVITIES
  Increase (Decrease) in Debt -
     Secured by Residential Mortgage Loans                                498,532           5,502         203,607
     Other                                                                 27,769        (135,804)        (19,128)
  Proceeds from Stock Option Exercises                                     18,583          12,122           6,903
  Dividends Paid                                                           (7,994)         (5,744)         (5,659)
                                                                     ------------    ------------    ------------
                                                                          536,890        (123,924)        185,723
                                                                     ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH                                            66,996          17,278          (9,743)

CASH AT BEGINNING OF YEAR                                                  31,320          14,042          23,785
                                                                     ------------    ------------    ------------

CASH AT END OF YEAR                                                  $     98,316    $     31,320    $     14,042
                                                                     ============    ============    ============

    See notes to consolidated financial statements.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
(Dollars in thousands)


                                                     Capital In
                                                        Excess
                              Preferred    Common         Of      Retained
                                Stock       Stock     Par Value   Earnings       Total
                              ---------   ---------   ---------   ---------    ---------
Balance, March 31, 1995       $      --   $  14,036   $      --   $ 654,191    $ 668,227
  Exercise of Stock Options          --         178       6,725          --        6,903
  Net Earnings                       --          --          --      53,365       53,365
  Cash Dividends                     --          --          --      (5,659)      (5,659)
                              ---------   ---------   ---------   ---------    ---------

Balance, March 31, 1996              --      14,214       6,725     701,897      722,836
  Exercise of Stock Options          --         294      11,828          --       12,122
  Net Earnings                       --          --          --     106,563      106,563
  Cash Dividends                     --          --          --      (5,744)      (5,744)
                              ---------   ---------   ---------   ---------    ---------

Balance, March 31, 1997              --      14,508      18,553     802,716      835,777
  EXERCISE OF STOCK OPTIONS          --         375      18,208          --       18,583
  NET EARNINGS                       --          --          --     144,806      144,806
  CASH DIVIDENDS                     --          --          --      (7,994)      (7,994)
                              ---------   ---------   ---------   ---------    ---------

BALANCE, MARCH 31, 1998       $      --   $  14,883   $  36,761   $ 939,528    $ 991,172
                              =========   =========   =========   =========    =========

    See notes to consolidated financial statements.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


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

      o Centex Corporation. This information is presented as supplemental information and represents the adding together of all subsidiaries other than those included in Financial Services which are presented on an equity basis of accounting.

      o Financial Services. This represents Centex Financial Services and subsidiaries.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues from Home Building projects and Investment Real Estate are recognized as homes and properties are sold and title passes. Earnings from the sale of mortgage servicing rights and from loan origination fees are recognized when the related loan is sold and delivered to third-party purchasers.

Long-term Construction contract revenues are recognized on the percentage-of-completion method based on the costs incurred relative to total estimated costs. Full provision is made for any anticipated losses. Billings for long-term construction contracts are rendered monthly, including the amount of retainage withheld by the customer until contract completion. As a general contractor, the Company withholds similar retainages from each subcontractor. Retainages of $65 million included in construction contracts receivable and $63 million included in accounts payable at March 31, 1998 are generally receivable and payable within one year.

Claims are recognized as revenue only after management is confident of collection or when agreement has been reached with the customer.

Notes receivable at March 31, 1998 are collectible primarily over two years with $7.7 million being due within one year. The weighted average interest rate at March 31, 1998 was 9.3%.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


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

Negative goodwill arose in conjunction with Centex's Home Building subsidiary's combination transaction with Vista Properties, Inc. (Vista). Negative goodwill is being amortized over approximately seven years which represents the estimated period over which Vista's land will be developed and/or sold. Amortization is reflected as a reduction of costs and expenses in the accompanying statements of consolidated earnings.

EARNINGS PER SHARE

In December 1997, Centex adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." All per share data has been restated to conform to the provisions of this Statement. Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding. Diluted earnings per share, computed similarly to fully diluted earnings per share, is computed based upon basic plus the dilution of the stock options and the convertible debenture.

RESIDENTIAL MORTGAGE LOANS RECEIVABLE

Residential mortgage loans of $1.19 billion at March 31, 1998 are stated at the lower of aggregate cost or market. Market is determined based on forward sale commitments. Substantially all of the mortgage loans are sold forward upon closing and subsequently delivered to third-party purchasers within 60 days thereafter. Due to the fact that defaults of new loans within the first 60 days are minimal, no significant reserves are required.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


MORTGAGE SECURITIZATION RESIDUAL INTEREST

In February 1998, Centex Home Equity Corporation (CHEC) completed a $175 million securitization of sub-prime home equity loans. As a result, CHEC holds a $14.7 million residual interest in this security. The residual interest is valued and recorded at the discounted present value of the cash flows expected to be realized over the anticipated average life of the assets sold after estimated future credit losses, prepayments and normal servicing and other related fees. The discounted present value of such residual interest is computed using management's assumptions of market discount rates, prepayment rates, default rates, credit losses and other costs. The residual interest is periodically analyzed by CHEC to determine whether historical prepayment and loss experience, economic conditions and trends, collateral values and other relevant factors require any adjustment to the carrying value. Any such adjustments are reflected in earnings.

OFF-BALANCE-SHEET RISK

CTX Mortgage enters into various financial agreements, in the normal course of business, in order to manage the exposure to changing interest rates as a result of having issued loan commitments to its customers at a specified price and period, and committing to sell mortgage loans to various investors. CTX Mortgage had commitments to mortgagors of approximately $408 million and commitments to investors against these loan commitments of approximately $338 million at March 31, 1998.

The Company does not engage in the trading of securities or other financial instruments.

STATEMENTS OF CONSOLIDATED CASH FLOWS - SUPPLEMENTAL DISCLOSURES

Interest expenses relating to the Financial Services operations are included in their respective costs and expenses. Interest related to non-financial services operations are included as interest expense as summarized below:

                                     For the Years Ended March 31,
                            --------------------------------------------
                                1998            1997            1996
                            --------------------------------------------
Total Interest Incurred     $     78,128    $     65,517    $     69,724
Less - Financial Services        (44,872)        (31,455)        (28,862)
                            ------------    ------------    ------------
Interest Expense            $     33,256    $     34,062    $     40,862
                            ============    ============    ============

Net payments made for federal, state and foreign income taxes during the fiscal years ended March 31, 1998, 1997 and 1996 were $23.3 million, $16.0 million, and $28.0 million, respectively.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (SFAS) No.121, issued in March 1995, established methods of accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement was implemented in April 1996 and did not have a material impact on the Company's financial statements.

Statement of Financial Accounting Standards No. 122, issued in May 1995, eliminated the accounting distinction between mortgage servicing rights acquired through loan origination and those acquired through purchase. This Statement was adopted in January 1996 and did not have a material impact on the Company's financial statements.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


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

Statement of Financial Accounting Standards No. 130, issued in June 1997, requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect adoption of the Statement to have a material effect on the presentation of its financial statements.

Statement of Financial Accounting Standards No. 131, issued in June 1997, changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, requires companies to report selected quarterly segment information and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This Statement is effective for financial statements for fiscal years beginning after December 15, 1997. The Company does not expect adoption of the Statement to have a material effect on the presentation of its financial statements.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to be consistent with the fiscal 1998 presentation.

(B) INVESTMENT IN CXP

In April 1994, the Company's construction products subsidiary, Centex Construction Products, Inc. (CXP), completed the sale of 51% of its common stock in an Initial Public Offering (IPO). CXP's operations include Cement, Gypsum Wallboard, Concrete and Aggregate facilities, including its 50% joint venture interests in its Texas and Illinois cement plants. In connection with CXP's IPO, Centex received a dividend and other payments from CXP of $186.5 million, which was used by Centex to reduce outstanding indebtedness.

As a result of Centex Construction Products, Inc.'s repurchases of its own stock during the June 30, 1996 quarter, Centex's ownership interest in CXP increased to more than 50%, (55.6% as of March 31, 1998). Accordingly, beginning with the quarter ended June 30, 1996, CXP's financial statements have been consolidated with those of Centex.

In February 1997, CXP acquired a gypsum wallboard facility, a gypsum mine and a cogeneration power facility located in Eagle County, Colorado together with the working capital assets, for a total purchase price of approximately $56 million.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


(C) PROPERTY AND EQUIPMENT

Property and equipment cost by major category and accumulated depreciation are summarized below:

                                            March 31,
                                   ----------------------------
                                        1998            1997
                                   ----------------------------
Land, Buildings and Improvements   $     43,291    $     42,474
Machinery, Equipment and Other          174,403         153,112
Plants                                  299,895         294,117
                                   ------------    ------------
                                        517,589         489,703
Accumulated Depreciation               (221,597)       (196,560)
                                   ------------    ------------
                                   $    295,992    $    293,143
                                   ============    ============


(D) INDEBTEDNESS

SHORT-TERM DEBT

Balances of short-term debt were:

                                                   March 31,
                              --------------------------------------------------
                                        1998                       1997
                              --------------------------------------------------
                                CENTEX       FINANCIAL     Centex      Financial
                              CORPORATION    SERVICES   Corporation    Services
                              --------------------------------------------------
Banks                          $       --   $  406,546   $   34,000   $  273,147
Commercial Paper                   65,000           --       13,000           --
Other Financial Institutions        8,823      672,504           --      307,371
                               ----------   ----------   ----------   ----------
                               $   73,823   $1,079,050   $   47,000   $  580,518
                               ----------   ----------   ----------   ----------

Consolidated Short-term Debt         $1,152,873                 $627,518
                                     ==========                 ========

The Company borrows on a short-term basis from banks under uncommitted lines which bear interest at prevailing market rates. The weighted average interest rates of the short-term indebtedness outstanding during fiscal 1998 and 1997 were 6.2% and 6.0%, respectively. The weighted average rates of balances outstanding for both March 31, 1998 and 1997 were 6.2%.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


LONG-TERM DEBT

Balances of long-term debt were:

                                                                    March 31,
                                                          ---------------------------
                                                              1998           1997
                                                          ---------------------------
Subordinated Debentures, 8.75% to 8.8% Due in 2007        $    119,428   $    119,387
Subordinated Debentures, 7.375% Due in 2005                     99,650         99,601
Other Indebtedness, 7.0% to 8.0% Due through 2027               18,637         17,781
                                                          ------------   ------------
                                                          $    237,715   $    236,769
                                                          ============   ============

   Maturities of long-term debt during the next five fiscal years are: 1999, $4,918; 2000, $6,146; 2001, $2,829; 2002, $929; 2003, $195.

Included in other long-term debt is a $2.1 million convertible subordinated debenture sold in August 1985 to a corporate officer at par. The indebtedness bears interest at LIBOR plus 1.5% and is convertible into 400,000 shares of the Company's common stock. In connection with this transaction, the Company has guaranteed the payment of a $2.1 million note payable to a bank by the officer.

CREDIT FACILITIES

Centex maintains a $425 million revolving credit agreement expiring in August 2001. Under the terms of the agreement, $170 million may be borrowed directly by CTX Mortgage. There were no borrowings outstanding to Centex Corporation under this facility during the fiscal years ended March 31, 1998 and 1997. CTX Mortgage has borrowed under this facility during fiscal years ended March 31, 1998 and 1997.

CTX Mortgage has a $300 million committed and secured mortgage warehouse facility with a bank group, expiring in October 1999. CTX Mortgage also maintains a committed mortgage warehouse facility of $300 million expiring December 1998 with one investment bank. In addition, CTX Mortgage has a $200 million asset-backed commercial paper program that expires in April 2001. CTX Mortgage's warehouse facilities provide for limited support from Centex which, under certain conditions, may require Centex's purchase of up to 10% of the outstanding collateral from time to time.

CHEC has a $100 million committed and secured mortgage warehouse facility with a bank, expiring in November 1998. In April 1998, CHEC entered into a new $300 million committed and secured mortgage warehouse facility with a bank group, expiring in April 1999.

Under the most restrictive covenants of the various debt agreements, retained earnings of $524 million were free of restrictions at March 31, 1998.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


(E) CAPITAL STOCK

SHAREHOLDER RIGHTS PLAN

On October 2, 1996, the Board of Directors of the Company adopted a new stockholder rights plan (Plan) to replace the original rights plan which expired on October 1,1996. In connection with the Plan, the Board authorized and declared a dividend of one right (Right) for each share of Common Stock, par value $.25 per share, of the Company (Common Stock) to all stockholders of record at the close of business on October 15, 1996. After giving effect to the Company's two-for-one stock split effective March 2, 1998, each Right entitles its holder to purchase one twohundredths of a share of a new series of preferred stock designated Junior Participating Preferred Stock, Series D, at an exercise price of $67.50. The Rights will become exercisable upon the earlier of 10 days after the first public announcement that a person or group has acquired beneficial ownership of 15 percent or more of the Common Stock, or 10 business days after a person or group announces an offer the consummation of which would result in such person or group beneficially owning 15 percent or more of the Common Stock (even if no purchases actually occur), unless such time periods are deferred by appropriate Board action. The Plan excludes FMR Corp. from causing the rights to become exercisable until such time as FMR Corp., together with certain affiliated and associated persons, collectively own 20 percent or more of the Common Stock. If the Company is involved in a merger or other business combination at any time after a person or group has acquired beneficial ownership of 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of Common Stock, the Rights will entitle a holder to buy a number of shares of common stock of the acquiring Company having a market value of twice the exercise price of each Right. If any person or group acquires beneficial ownership of 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of Common Stock, the Rights will entitle a holder (other than such person or any member of such group) to buy a number of additional shares of Common Stock having a market value of twice the exercise price of each Right. Alternatively, if a person or group has acquired 15 percent or more (or, in the case of FMR Corp., 20 percent or more) of the Common Stock, but less than 50 percent of the Common Stock, the Company may at its option exchange each Right of a holder (other than such person or any member of such group) for one share of Common Stock. In general, the rights are redeemable at $0.01 per right until 15 days after the Rights become exercisable as described above. Unless earlier redeemed, the Rights will expire on October 12, 2006.

STOCK SPLIT

On March 2, 1998, the Company declared a two-for-one common stock split effected in the form of a 100% stock distribution for stockholders of record as of February 13, 1998. The effect of the stock split is reflected retroactively for all periods presented.

STOCK OPTIONS

The Company has three stock option plans: the Centex Corporation 1998 Stock Option Plan (the 1998 Plan), the Centex Corporation 1987 Stock Option Plan (the 1987 Plan) and the Centex Corporation Stock Option Plan (the Centex Plan). Options granted under the Centex Plan were not granted at less than the fair market value at the date of the grant. Although the 1987 Plan provides that option grants may be at less than the fair market value at the date of the grant, the Company has consistently followed the practice of issuing options at the fair market value at the date of grant. Options granted under the 1998 Plan may not be granted at less than fair market value at the date of grant. Under all three plans, option periods and exercise dates may vary within a maximum period of ten years.

The Company records proceeds from the exercise of options as additions to common stock and capital in excess of par value. The federal tax benefit, if any, is considered additional capital in excess of par value. No charges or credits would be made to earnings unless options were to be granted at less than fair market value at the date of the grant.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


A summary of the activity of the three stock option plans is presented below:

                                               1998                          1997                       1996
                                     -----------------------------------------------------------------------------------
                                                     WEIGHTED-                    Weighted-                    Weighted-
                                                      AVERAGE                      Average                      Average
                                        NUMBER       EXERCISE       Number        Exercise      Number         Exercise
                                      OF SHARES       PRICE        of shares        Price      of Shares         Price
                                     -----------------------------------------------------------------------------------
Options Outstanding,
   Beginning of Year                    5,360,058    $   10.89       6,051,818    $    9.47       6,794,146    $    8.93

Options Granted                         1,804,890    $   18.36         715,750    $   16.01         340,000    $   14.56

Options Exercised                      (1,660,518)   $    7.80      (1,190,630)   $    6.47        (745,746)   $    6.84

Options Forfeited/Expired                (244,374)   $   15.18        (216,880)   $   12.61        (336,582)   $    9.28
                                     ------------                -------------                -------------
Options Outstanding, End of Year        5,260,056    $   14.22       5,360,058    $   10.89       6,051,818    $    9.47
                                     ============                =============                =============
Options Exercisable, End of Year        2,045,732                    2,045,684                    3,000,316
                                     ============                =============                =============
Weighted-Average Fair Value of
   Options Granted during the Year   $       9.31                $        7.09                $        6.90


Using the treasury stock method, which assumes that any proceeds together with the related tax benefits from the exercise of options would be used to purchase common stock at current prices, the dilutive effect of the options on outstanding shares as of March 31, 1998 would have been 3.6%. This is significantly less than appears on a gross basis when compared to the 59,531,758 common shares outstanding as of March 31, 1998.

The following table summarizes information about stock options outstanding at March 31, 1998:

                                                          OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                                 ---------------------------------------     --------------------------
                                                                 WEIGHTED-
                                                                  AVERAGE      WEIGHTED-                      WEIGHTED-
                                                  NUMBER OF      REMAINING      AVERAGE       NUMBER OF        AVERAGE
                                                   SHARES       CONTRACTUAL     EXERCISE       SHARES          EXERCISE
Range of Exercise Prices                         OUTSTANDING    LIFE (YEARS)     PRICE       OUTSTANDING        PRICE
-----------------------------------------------------------------------------------------------------------------------
$ 6.75   - $ 9.1875                                1,687,410       2.60         $ 8.64        1,320,340       $  8.64

$11.5625 - $16.9375                                1,690,484       6.56         $15.00          419,872       $ 14.34

$17.3438 - $20.4375                                1,783,162       8.98         $17.81          305,520       $ 17.71

$26.5313 - $37.50                                     99,000       9.68         $31.06                -       $    --
                                                 -----------                                -----------
                                                   5,260,056       6.17         $14.22        2,045,732       $ 11.17
                                                 ===========                                ===========



The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


compensation cost for the Company's three stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                     1998           1997           1996
                                                ------------------------------------------
Net Earnings - as Reported                      $    144,806   $    106,563   $     53,365
Net Earnings - Pro Forma                        $    140,034   $    105,063   $     52,576
Earnings Per Share - as Reported
   Basic                                        $       2.45   $       1.86   $       0.94
   Diluted                                      $       2.36   $       1.80   $       0.91
Earnings Per Share - Pro Forma
   Basic                                        $       2.37   $       1.83   $       0.93
   Diluted                                      $       2.29   $       1.77   $       0.90


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     1998            1997            1996
                                                ------------------------------------------
Expected Volatility                                  35.3%           35.7%           35.7%

Risk-Free Interest Rate                               6.9%            6.8%            6.3%

Dividend Yield                                         .6%             .6%             .7%

Expected Life (Years)                                   8               8               8

(F) INCOME TAXES

The provision for income taxes includes the following components:

                                                        For the Years Ended March 31,
                                                -------------------------------------------
                                                    1998           1997            1996
                                                -------------------------------------------
Current Provision (Benefit)
   Federal                                      $     18,555   $     11,216    $     41,805
   State                                               9,092          3,121            (842)
                                                ------------   ------------    ------------
                                                      27,647         14,337          40,963
                                                ------------   ------------    ------------
Deferred Provision (Benefit)
   Federal                                            57,780         38,771         (10,438)
   State                                               1,401          4,072           3,896
                                                ------------   ------------    ------------
                                                      59,181         42,843          (6,542)
                                                ------------   ------------    ------------
Provision for Income Taxes                      $     86,828   $     57,180    $     34,421
                                                ============   ============    ============

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


The effective tax rate is greater than the federal statutory rate of 35% in 1998 and 1996 due to the following items:

                                                          For the Years Ended March 31,
                                                ----------------------------------------------
                                                    1998             1997             1996
                                                ----------------------------------------------
Financial Income Before Taxes                   $    231,634     $    163,743     $     87,786
                                                ============     ============     ============
Income Taxes at Statutory Rate                  $     81,072     $     57,311     $     30,724
Increases (Decreases) in Tax Resulting From -
  State Income Taxes, net                              5,822            4,131            1,966
  Negative Goodwill Amortization                      (6,000)          (6,000)              --
  Other                                                5,934            1,738            1,731
                                                ------------     ------------     ------------
Provision for Income Taxes                      $     86,828     $     57,180     $     34,421
                                                ============     ============     ============
Effective Tax Rate                                        37%              35%              39%

The deferred income tax provision (benefit) results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:

                                                                  For the Years Ended March 31,
                                                          --------------------------------------------
                                                              1998            1997            1996
                                                          --------------------------------------------
Utilization of Net Operating Loss Carryforwards           $     43,771    $     46,865    $         --
Tax Basis in Excess of Book Basis                                9,207           3,648              --
Uniform Capitalization for Tax Reporting                         7,379          (2,893)         (5,112)
Excess Tax Depreciation and Amortization                         4,097           2,257             502
Financial Accrual Changes and Other                             (5,273)          1,679          (4,793)
Software Development Costs Expensed as Incurred                     --          (4,067)          1,728
Equity Adjustments - CXP                                            --           1,329            (254)
Alternative Minimum Tax                                             --          (1,973)           (349)
Interest and Real Estate Taxes Expensed as Incurred                 --          (4,002)          1,736
                                                          ------------    ------------    ------------
                                                          $     59,181    $     42,843    $     (6,542)
                                                          ============    ============    ============

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


Components of deferred income taxes are as follows:

                                                                  March 31,
                                                        ---------------------------
                                                            1998           1997
                                                        ---------------------------
Deferred Tax Liabilities
  Excess Tax Depreciation and Amortization              $     30,517   $     23,413
  Interest and Real Estate Taxes Expensed as Incurred         20,828         23,571
  Equity Adjustments                                          24,714         22,575
  Consolidated Return Regulation Deferrals                     6,864          6,870
  All Other                                                   14,413          9,173
                                                        ------------   ------------
Total Deferred Tax Liabilities                                97,336         85,602
                                                        ------------   ------------

Deferred Tax Assets
  Tax Basis in Excess of Book Basis                           99,281        108,488
  Net Operating Loss Carryforwards                            43,536         77,256
  Uniform Capitalization for Tax Reporting                    34,493         41,889
  Financial Accruals                                          50,084         43,098
  State Income Taxes                                              --          4,610
  All Other                                                   17,549          7,674
                                                        ------------   ------------
Total Deferred Tax Assets                                    244,943        283,015
                                                        ------------   ------------

Net Deferred Tax Asset                                  $    147,607   $    197,413
                                                        ============   ============

At March 31, 1998, Centex had $124.4 million of net operating loss carryforwards available to reduce future federal taxable income which expire if unused as follows: 2010, $109.2 million; 2011, $15.2 million.

(G) CENTEX DEVELOPMENT COMPANY, L.P.

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

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


During fiscal year 1998, the agreement governing the Partnership was amended to allow for the issuance of a new class of limited partnership units, Class C Limited Partnership Units (Class C Units). On March 31, 1998, 7,542 Class C Units were issued in exchange for assets valued at $7,542,000. Additionally, on this date, the 1,000 Class A Units were converted to 32,260 new Class A Units. The partnership agreement provides that Centex, the Class A and Class C limited partner, is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its unrecovered capital, defined as its capital contributions, adjusted for cash distributions representing return of the capital contributions. In July 1995, in conjunction with the extension of the automatic detachment date from 1997 to 2007, Centex reduced its unrecovered capital to $47.3 million and waived unpaid preference as of that date of $37.5 million. Unrecovered capital was reduced by an additional $4.5 million during fiscal 1998, $4.5 million during fiscal 1997 and $10 million during fiscal 1996 through capital distributions and preference payments.
Preference payments in arrears at March 31, 1998 amounted to $4.2 million.

Supplementary condensed combined financial statements for the Company, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on 3333 Holding Corporation and its subsidiary and Centex Development, L.P., see their separate financial statements and related footnotes included elsewhere in this annual report.

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS

                                                      March 31,
                                             ---------------------------
                                                  1998           1997
                                             ---------------------------
ASSETS
  Cash and Cash Equivalents                  $     98,576   $     31,950
  Receivables                                   1,588,247        989,886
  Inventories                                   1,107,941      1,041,855
  Investments in Joint Ventures                    10,598          5,479
  Property and Equipment, net                     296,080        293,143
  Other Assets                                    333,044        327,281
                                             ------------   ------------
                                             $  3,434,486   $  2,689,594
                                             ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable and Accrued Liabilities   $    802,547   $    740,230
  Short-term Debt                               1,166,694        634,573
  Long-term Debt                                  237,715        236,769
  Minority Stockholders' Interest                 152,468        142,230
  Negative Goodwill                                82,837         98,837
  Stockholders' Equity                            992,225        836,955
                                             ------------   ------------
                                             $  3,434,486   $  2,689,594
                                             ============   ============

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS

                                      For the Years Ended March 31,
                               ------------------------------------------
                                   1998           1997           1996
                               ------------------------------------------
Revenues                       $  3,991,954   $  3,793,621   $  3,111,486

Costs and Expenses                3,760,445      3,629,672      3,023,447
                               ------------   ------------   ------------
Earnings Before Income Taxes        231,509        163,949         88,039

Income Taxes                         86,828         57,180         34,421
                               ------------   ------------   ------------
Net Earnings                   $    144,681   $    106,769   $     53,618
                               ============   ============   ============


(H) ACQUISITION OF VISTA PROPERTIES, INC.

In September 1995, the Company acquired certain equity interests in Vista for a net investment of approximately $85 million in cash. At the time of the acquisition, Vista owned a real estate portfolio of properties located in seven states in which the Company has major operations. Vista's real property portfolio generally consisted of land zoned, planned or developed for single- and multi-family residential, office, retail, industrial and other commercial uses. During the quarter ended June 30, 1996, Centex's Home Building subsidiary completed a business combination transaction and reorganization with Vista where Centex's Home Building assets and operations were contributed to Vista and Vista changed its name to Centex Real Estate Corporation. As a result of the combination, Centex's Investment Real Estate portfolio, valued in excess of $125 million, was reduced to a nominal "book basis" after recording certain deferred tax benefits. Accordingly, as these properties are developed or sold, the net sales proceeds are reflected as operating margin. "Negative Goodwill" recorded as a result of the business combination is being amortized to earnings over approximately seven years which represents the estimated period over which the land will be developed and/or sold.

All investment property operations are being reported through the "Investment Real Estate" business segment which operates under the Centex Development Company name.

(I) ACQUISITION OF CAVCO INDUSTRIES, INC.

During March 1997, Centex Real Estate Corporation acquired approximately 80% of Cavco Industries, Inc.'s (Cavco) outstanding common stock at $26.75 per share for a total of $74.3 million. Prior to the acquisition, Cavco's common stock was publicly traded on the NASDAQ National Market.

Cavco is the largest producer of manufactured homes in Arizona and New Mexico as well as the nation's largest producer of park model homes. Cavco currently operates three manufactured housing facilities in the Phoenix area and a plant near Albuquerque, New Mexico, which is that state's first manufactured housing plant.

Goodwill of approximately $76 million was recorded in connection with the Cavco acquisition (approximately $61 million relates to the 80% acquired by Centex) and is being amortized over 30 years.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


(J) BUSINESS SEGMENTS

The Company operates in five principal business segments: Home Building, Investment Real Estate, Financial Services, Construction Products and Contracting and Construction Services. These segments operate primarily in the United States and their markets are nationwide.

Intersegment revenues and investments in joint ventures are not material and are not shown in the following tables. The investment in Centex Development Company, L.P. is included in the Investment Real Estate segment.

HOME BUILDING

CONVENTIONAL HOMES

Conventional Homes operations involve the purchase and development of land or lots as well as the construction and sale of single-family homes. The following table sets forth financial information relating to the Conventional Homes operations.

                                       For the Years Ended March 31,
                               ------------------------------------------
                                    1998           1997           1996
                                ------------------------------------------
                                          (Dollars in millions)
Revenues                        $    2,312.0   $    2,299.6   $    1,989.9

Cost of Sales & Expenses             2,141.5        2,155.6        1,883.2
                                ------------   ------------   ------------
Operating Earnings              $      170.5   $      144.0   $      106.7
                                ============   ============   ============
Identifiable Assets             $    1,098.9   $    1,036.5   $    1,318.7
                                ============   ============   ============
Capital Expenditures            $        7.7   $        4.2   $        4.9
                                ============   ============   ============
Depreciation and Amortization   $        4.0   $        3.4   $        3.1
                                ============   ============   ============


MANUFACTURED HOMES

Manufactured Homes operations involve the manufacture of quality residential and park model homes and the sale of these homes through a network of independent dealers. The Company entered the Manufactured Homes industry in late March 1997, when a subsidiary acquired approximately 80% of Cavco's outstanding common stock. (See Note I).

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


The following table sets forth financial information relating to the Manufactured Homes operations.


                                                For the Years Ended March 31,
                                                ----------------------------
                                                     1998          1997 *
                                                ----------------------------
                                                    (Dollars in millions)
Revenues                                        $      140.6    $         --

Cost of Sales & Expenses                               129.2              --
                                                ------------    ------------
Operating Earnings                                      11.4              --

Minority Interest                                       (2.7)             --
                                                ------------    ------------
Net Operating Earnings to Centex                $        8.7    $         --
                                                ============    ============
Identifiable Assets                             $      118.5    $       93.3
                                                ============    ============
Capital Expenditures                            $        7.2    $         --
                                                ============    ============
Depreciation and Amortization                   $        3.7    $         --
                                                ============    ============

     *Cavco had no effect on Centex's earnings as this acquisition was not effective until late March 1997.


INVESTMENT REAL ESTATE
Investment Real Estate operations involve the development of land relating primarily to multi-family, industrial, office, retail and mixed-use projects. The following table sets forth financial information relating to the Investment Real Estate operations.

                                                             For the Years Ended March 31,
                                                             ----------------------------
                                                                  1998            1997
                                                             ----------------------------
                                                                 (Dollars in millions)
Revenues                                                     $       25.4    $        9.0

Cost of Sales & Expenses                                             13.2             7.1

Negative Goodwill Amortization                                      (16.0)          (16.0)
                                                             ------------    ------------
Operating Earnings                                           $       28.2    $       17.9
                                                             ============    ============
Identifiable Assets                                          $      227.9    $      269.3
                                                             ============    ============
Capital Expenditures                                         $         --    $         .2
                                                             ============    ============
Depreciation and Amortization, including Negative Goodwill   $      (15.9)   $      (15.9)
                                                             ============    ============

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


FINANCIAL SERVICES

Financial Services operations involve the financing of conventional and manufactured homes, home equity and sub- prime lending and the sale of title and other insurance coverages. These activities include mortgage origination and other related services for homes sold by subsidiaries and by others. The following table sets forth financial information relating to the Financial Services operations.


                                       For the Years Ended March 31,
                                ------------------------------------------
                                    1998           1997           1996
                                ------------------------------------------
                                           (Dollars in millions)
Revenues                        $      246.3   $      168.7   $      129.6

Cost of Sales & Expenses               214.9          144.3          112.4
                                ------------   ------------   ------------
Operating Earnings              $       31.4   $       24.4   $       17.2
                                ============   ============   ============
Identifiable Assets             $    1,317.0   $      704.1   $      674.2
                                ============   ============   ============
Capital Expenditures            $       11.2   $       11.1   $        2.5
                                ============   ============   ============
Depreciation and Amortization   $        9.3   $        7.6   $        5.7
                                ============   ============   ============


CONSTRUCTION PRODUCTS

Construction Products operations involve the manufacture and sale of cement, gypsum wallboard and aggregates and readymix concrete. The following table sets forth financial information relating to the Construction Products operations.


                                           For the Years Ended March 31,
                                   --------------------------------------------
                                       1998            1997            1996
                                   --------------------------------------------
                                             (Dollars in millions)
Revenues                           $      297.3    $      239.4    $         --

Cost of Sales & Expenses                  209.0           175.0              --
                                   ------------    ------------    ------------
Operating Earnings                         88.3            64.4            52.3

Minority Interest                         (40.6)          (31.7)          (26.7)
                                   ------------    ------------    ------------
Net Operating Earnings to Centex   $       47.7    $       32.7    $       25.6
                                   ============    ============    ============
Identifiable Assets                $      328.5    $      286.8    $      106.5*
                                   ============    ============    ============
Capital Expenditures               $       13.5    $        6.3    $         --
                                   ============    ============    ============
Depreciation and Amortization      $       15.9    $       13.8    $         --
                                   ============    ============    ============

     *Amount represented Centex's 49% Investment in CXP.

As a result of Centex Construction Products, Inc.'s (CXP) repurchases of its own stock during the quarter ended June 30, 1996, Centex's ownership interest in CXP increased to more than 50%, (55.6% as of March 31, 1998). Accordingly, CXP's financial results have been consolidated with those of Centex beginning in fiscal 1997.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


CONTRACTING AND CONSTRUCTION SERVICES

Contracting and Construction Services operations involve the construction of buildings for both private and government interests, including (among others) office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities and educational institutions.

The following table sets forth financial information relating to the Contracting and Construction Services operation. As this segment generates significant levels of balance sheet related cash flow, intracompany interest income (credited at the prime rate in effect) is reflected in this segment. These amounts are eliminated in consolidation.


                                                        For the Years Ended March 31,
                                                -------------------------------------------
                                                    1998           1997            1996
                                                -------------------------------------------
                                                           (Dollars in millions)
Revenues                                        $      953.8   $    1,068.3    $      983.5

Cost of Sales & Expenses                               946.6        1,070.5           988.5
                                                ------------   ------------    ------------
Operating Income (Loss), as reported                     7.2           (2.2)           (5.0)

Intracompany Interest Income*                            5.2            5.3             4.9
                                                ------------   ------------    ------------
Total Economic Return                           $       12.4   $        3.1    $        (.1)
                                                ============   ============    ============
Identifiable Assets*                            $      228.3   $      227.5    $      216.1
                                                ============   ============    ============
Capital Expenditures                            $        2.3   $        2.0    $        1.7
                                                ============   ============    ============
Depreciation and Amortization                   $        2.2   $        2.5    $        2.9
                                                ============   ============    ============

   *The "net assets" position of the Contracting and Construction Services segment provides significant cash flow because payables and accruals consistently exceed identifiable assets. Intracompany interest income is computed on the group's cash flow in excess of its equity.

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

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


The following table summarizes financial information relating to the Corporate and Other, net segments.

                                                       For the Years Ended March 31,
                                                --------------------------------------------
                                                    1998            1997            1996
                                                --------------------------------------------
                                                           (Dollars in millions)
Operating Loss, Other, net                      $       (7.4)   $       (2.3)   $        (.9)

Minority Interest                                        (.2)             --              --
                                                ------------    ------------    ------------
Net Operating Loss to Centex                    $       (7.6)   $       (2.3)   $        (.9)
                                                ============    ============    ============
Corporate General and Administrative Expenses   $       21.3    $       16.8    $       15.0
                                                ============    ============    ============
Identifiable Assets                             $       97.1    $       61.4    $       21.4
                                                ============    ============    ============
Capital Expenditures                            $       18.3    $        6.6    $         .1
                                                ============    ============    ============
Depreciation and Amortization                   $        5.3    $        2.3    $         .8
                                                ============    ============    ============

(K) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires companies to disclose the estimated fair value of their financial instrument assets and liabilities. The estimated fair values shown below have been determined using current quoted market prices where available and, where necessary, estimates based on present value methodology suitable for each category of financial instruments. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. All assets and liabilities which are not considered financial instruments have been valued using historical cost accounting. There is no material difference between the recorded amount and the estimated fair value of Centex Financial Services' off-balance-sheet unfunded loan commitments. These are generally priced at market at the time of funding.

The consolidated carrying values of Cash and Cash Equivalents, Other Receivables, Accounts Payable and Accrued Liabilities and Short-term Debt approximate their fair values. The carrying values and estimated fair values of other financial assets and liabilities were as follows:

                                                             March 31,
                               --------------------------------------------------------------------
                                              1998                               1997
                               --------------------------------------------------------------------
                                  CARRYING           FAIR              Carrying           Fair
                                   VALUE             VALUE               Value            Value
                               --------------------------------------------------------------------
                                                       (Dollars in thousands)
Financial Assets

  Residential Mortgage Loans   $    1,191,450   $    1,213,455(A)   $      632,657   $      645,604(A)

Financial Liabilities

  Long-term Debt               $      237,715   $      256,779(B)   $      236,769   $      233,757(B)

      (A) Fair values are based on quoted market prices for similar instruments.

      (B) Fair values are based on a present value discounted cash flow with the discount rate approximating current market for similar instruments.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


(L) COMMITMENTS AND CONTINGENCIES

In order to assure the future availability of land for home building, the Company has made deposits totaling approximately $30 million as of March 31, 1998 for options to purchase undeveloped land and developed lots having a total purchase price of approximately $707 million. These options and commitments expire at various dates to 2003. The Company has also committed to purchase land and developed lots totaling approximately $7 million. In addition, the Company has executed lot purchase contracts with CDC (see Note G) which aggregate approximately $7 million.

Management believes that none of the litigation matters in which it or any subsidiary is involved, if determined unfavorably to Centex or any subsidiary, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.

The Harrah's New Orleans Casino contract was suspended on November 22, 1995 due to a bankruptcy filing by the Harrah's Jazz Company partnership, the developer of the casino. Centex and its subcontractors filed claims against the partnership for completed but unpaid work. Centex also filed a lawsuit against Harrah's Entertainment, Inc., parent company of the major partner in the partnership, to recover its claims. In late November 1996, Centex and Harrah's reached a settlement which is conditioned upon Harrah's plan of reorganization becoming effective. It appears possible that the plan will become effective in the summer, 1998, at which time Harrah's will pay $34 million in settlement of the claims of Centex and its subcontractors. Upon payment of such sum, Centex will resume construction of the casino.

In October 1992, Martin County sued one of the Company's general contracting subsidiaries, Centex-Rooney Construction Co., Inc. (Rooney), alleging defects in the design and construction of the Martin County Courthouse in Stuart, Florida. Rooney was construction manager of the project. In July 1996, a judgment of $14.2 million was returned against Rooney, and in April 1997, Martin County also obtained a judgment of $3.2 million in attorney's fees and costs. Both judgments, together with interest, currently approach $20 million. Recently, the 4th District Court of Appeals affirmed the $14.2 million judgment and Rooney is now awaiting action by the Supreme Court of Florida in response to its petition to take the case on appeal. Rooney's appeal of the $3.2 million award is still pending. At this time, Rooney is prosecuting claims and lawsuits against subcontractors, their insurance carriers and Rooney's own insurance carriers for recovery of the judgments. One of the carriers has agreed to pay Rooney approximately $3.5 million. While there is no assurance that Rooney's appeal will be successful or that it will recover from such subcontractors or other insurance carriers, management believes that Rooney will be able to recover substantially all of both judgments. In any case, these judgments would not have a material impact on the financial condition of the Company.

The Company has certain deductible limits under its workers' compensation and automobile and general liability insurance policies for which reserves are established based on the estimated costs of known and anticipated claims.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CENTEX CORPORATION:

We have audited the accompanying consolidated balance sheets of Centex Corporation (a Nevada corporation) and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centex Corporation and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

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



ARTHUR ANDERSEN LLP


Dallas, Texas,

   May 8, 1998

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

See notes to consolidated financial statements for additional segment information.

FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

Centex reported consolidated revenues of $4.0 billion for fiscal 1998, 5% above $3.8 billion for fiscal 1997. Earnings before income taxes were $231.6 million, 42% more than $163.7 for last year. Net earnings for fiscal 1998 reached $144.8 million, a historical high and a 36% improvement over net earnings of $106.6 million in fiscal 1997. Earnings per share for fiscal year 1998 were $2.45 and $2.36 for Basic and Diluted, respectively, compared to $1.86 and $1.80 for the prior year.

HOME BUILDING

CONVENTIONAL HOMES

The following summarizes Conventional Homes' results for the two-year period ended March 31, 1998 (dollars in millions, except per unit data):

                                               1998                         1997
                                    ------------------------------------------------------
Conventional Homes Revenues         $  2,312.0          100.0%    $  2,299.6         100.0%

Cost of Sales                         (1,839.8)         (79.6%)     (1,877.3)        (81.6%)

Selling, General & Administrative       (301.7)         (13.0%)       (278.3)        (12.1%)
                                    ----------     ----------     ----------    ----------
Operating Earnings                  $    170.5            7.4%    $    144.0           6.3%
                                    ==========     ==========     ==========    ==========
Units Closed                            12,418                        13,107

Unit Sales Price                    $  183,321                    $  172,296

  % Change                                 6.4%                          5.1%

Operating Earnings per Unit         $   13,733                    $   10,990

  % Change                                  25%                         23.3%

Backlog Units                            4,916                         4,308

  % Change                                14.1%                        (22.1%)


Operating earnings for fiscal 1998 were higher as a percentage of revenues and on a per unit basis in comparison to fiscal 1997 as a result of the divisions's continued focus on improving operating margins and more closings of higher price and margin units in the Western region.

Conventional Homes reported 12,418 closings for fiscal 1998, 5% less than fiscal 1997 closings. Home orders improved 10% to 13,026 units from 11,882 units in fiscal 1997 even though slightly fewer neighborhoods were operating in fiscal 1998.

MANUFACTURED HOMES

During March 1997, Centex Real Estate Corporation acquired approximately 80% of Cavco Industries, Inc. (Cavco), which operates three manufactured homes facilities in the Phoenix area and a plant near Albuquerque, New Mexico.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


The following summarizes Manufactured Homes' results for the year ended March 31, 1998 (dollars in millions):

                                                                     1998
                                                            ---------------------
Manufactured Homes Revenues                                 $ 140.6        100.0%

Cost of Sales                                                (113.7)       (80.9%)

Selling, General & Administrative                             (13.2)        (9.4%)
                                                            -------     --------
Earnings before Goodwill and Minority Interest                 13.7          9.7%
                                                                        ========
  Goodwill Amortization                                        (2.3)

  Minority Interest                                            (2.7)
                                                            -------
Operating Earnings                                             $8.7
                                                            =======
Units Produced                                                5,751


During February 1998, Cavco purchased substantially all of the assets of AAA Homes, Inc., Arizona's largest manufactured homes retailer, marking Cavco's entry into the retailing of manufactured homes.

INVESTMENT REAL ESTATE

For fiscal 1998, operating earnings from Investment Real Estate improved 58% to $28.2 million from $17.9 million for fiscal 1997 as a result of increased land sale activity during the current year.

FINANCIAL SERVICES

The Financial Services segment consists primarily of home financing, home equity and sub-prime lending and the sale of title and other insurance coverages. The following summarizes Financial Services results for the two-year period ended March 31, 1998 (dollars in millions):


                                               1998           1997
                                          ---------------------------
Revenues                                  $      246.3   $      168.7
                                          ============   ============
Operating Earnings                        $       31.4   $       24.4
                                          ============   ============
Origination Volume                        $    7,182.0   $    5,394.9
                                          ============   ============
Number of Loans Originated

  CTX Mortgage Company (CTX) -

     Centex-built Homes (Builder)                8,748          9,483

     Non-Centex-built Homes (Retail)            44,096         33,579
                                          ------------   ------------

                                                52,844         43,062

  Centex Home Equity Corporation (CHEC)          8,005          4,100
                                          ------------   ------------

                                                60,849         47,162
                                          ============   ============

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


Financial Services operating earnings for fiscal 1998 were $31.4 million, 29% higher than fiscal 1997 operating earnings of $24.4 million, after expensing net expansion costs of $8.1 million related to CHEC and the new manufactured homes finance operation, Centex Finance Company.

CTX originations for fiscal 1998 increased 23% compared to fiscal 1997. The per loan margin for fiscal 1998 was $748, 15% higher than $650 per loan in fiscal 1997. CTX's total mortgage applications for fiscal 1998 increased 41% to 58,835 from 41,782 applications reported for fiscal 1997.

During fiscal year 1997, Centex substantially expanded CHEC's sub-prime mortgage business. This expansion continued during fiscal 1998 resulting in a 98% increase in loan originations. CHEC generated 28,089 sub-prime loan applications for fiscal 1998, an increase of 82% over fiscal 1997.

In February 1998, CHEC completed its first securitization of $175 million of sub-prime home equity mortgage loans through Centex Home Equity Loan Trust 1998-1, a REMIC trust.

CONSTRUCTION PRODUCTS

CXP's revenues were $297.3 million for fiscal 1998, 24% above fiscal 1997 revenues of $239.4 million. For the current year, CXP's pretax earnings, net to Centex's ownership interest, were $47.7 million, a 46% increase over $32.7 million last year.

Record results in the current year were attributable to higher product sales pricing, increased operating efficiency and continued strong product demand.

CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ended March 31, 1998 (dollars in millions):


                                        1998           1997
                                   ---------------------------
Revenues                           $      953.8   $    1,068.3
                                   ============   ============
Operating Earnings (Loss)          $        7.2   $       (2.2)
                                   ============   ============
New Contracts Received             $      999.4   $      981.0
                                   ============   ============
Backlog of Uncompleted Contracts   $    1,159.6   $    1,114.1
                                   ============   ============


Contracting and Construction Services revenues for fiscal 1998 were $953.8 million, 11% less than last year's revenues. Operating earnings for the group improved in fiscal 1998 as a result of a shift in recent years to higher- margin private negotiated projects rather than the lower-margin public bid work that has historically been its specialty.

The Contracting and Construction Services operation provided a positive net cash flow in excess of Centex's investment in the group of $60.3 million in fiscal 1998 and $64.2 million in fiscal 1997.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

Centex reported consolidated revenues of $3.8 billion for fiscal 1997, 22% above $3.1 billion for fiscal 1996. Earnings before income taxes were $163.7 million, 87% more than $87.8 million for fiscal 1996. Net earnings for fiscal 1997 reached $106.6 million, a 100% improvement over net earnings of $53.4 million for the prior year. Earnings per share for fiscal year 1997 were $1.86 and $1.80 for Basic and Diluted, respectively, compared to $.94 and $.91 for the prior year.

HOME BUILDING

CONVENTIONAL HOMES

The following summarizes Conventional Homes' results for the two-year period ended March 31, 1997 (dollars in millions, except per unit data):

                                                1997                            1996
                                    -------------------------------------------------------------
Conventional Homes Revenues         $    2,299.6           100.0%    $    1,989.9           100.0%

Cost of Sales                           (1,877.3)          (81.6%)       (1,640.0)          (82.4%)

Selling, General & Administrative         (278.3)          (12.1%)         (243.2)          (12.2%)
                                    ------------    ------------     ------------    ------------
Operating Earnings                  $      144.0             6.3%    $      106.7             5.4%
                                    ============    ============     ============    ============

Units Closed                              13,107                           11,970

Unit Sales Price                    $    172,296                     $    163,912

  % Change                                   5.1%                             2.9%

Operating Earnings per Unit         $     10,990                     $      8,914

  % Change                                  23.3%                             3.0%

Backlog Units                              4,308                            5,533

  % Change                                 (22.1%)                           38.8%


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

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


INVESTMENT REAL ESTATE

In June 1996, by completing a business combination transaction and reorganization with Vista Properties, Inc., Centex created an Investment Real Estate operation through which all investment property transactions are reported. For fiscal 1997, operating earnings from Investment Real Estate totaled $17.9 million.

FINANCIAL SERVICES

The Financial Services segment consists primarily of home financing, home equity lending and the sale of title and other insurance coverages. The following summarizes Financial Services' results for the two-year period ended March 31, 1997 (dollars in millions):


                                           1997           1996
                                       ---------------------------
Revenues                               $      168.7   $      129.6
                                       ============   ============
Operating Earnings                     $       24.4   $       17.2
                                       ============   ============
Origination Volume                     $    5,394.9   $    4,886.1
                                       ============   ============

Number of Loans Originated

  CTX Mortgage Company -

     Centex-built Homes (Builder)             9,483          8,440

     Non-Centex-built Homes (Retail)         33,579         32,706
                                       ------------   ------------
                                             43,062         41,146

   Centex Home Equity Corporation             4,100            450
                                       ------------   ------------

                                             47,162         41,596
                                       ============   ============


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

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


CONTRACTING AND CONSTRUCTION SERVICES

The following summarizes Contracting and Construction Services results for the two-year period ended March 31, 1997 (dollars in millions):


                                       1997            1996
                                   ----------------------------
Revenues                           $    1,068.3    $      983.5
                                   ============    ============
Operating Loss                     $       (2.2)   $       (5.0)
                                   ============    ============
New Contracts Received             $      981.0    $      857.0
                                   ============    ============
Backlog of Uncompleted Contracts   $    1,114.1    $    1,201.5
                                   ============    ============

The Contracting and Construction Services operation provided a positive average net cash flow in excess of Centex's investment in the group of $64.2 million in fiscal 1997 and $55.4 million in fiscal 1996.

FINANCIAL CONDITION AND LIQUIDITY

Centex fulfills its short-term financing requirements with cash generated from its operations and funds available under its credit facilities. These credit facilities also serve as back-up lines for overnight borrowings under its uncommitted bank facilities and commercial paper program. Centex maintains a $425 million bank revolving credit facility expiring in fiscal year 2001. There were no borrowings to Centex under this or the prior facilities during fiscal 1998, 1997 or 1996. CTX Mortgage Company has periodically borrowed under this agreement during fiscal 1998, 1997 and 1996. In addition, CTX Mortgage Company has its own $700 million of credit facilities to finance mortgages which are held during the period while they are being securitized and readied for delivery against forward sale commitments. CHEC has its own $300 million credit facility to finance sub-prime mortgages which are held until securitization.

The $526.3 million increase in debt was primarily used to fund the increase in residential mortgage loans. The increase in residential mortgage loans was primarily attributed to continuing favorable mortgage interest rates.

The Company believes it has adequate resources and sufficient credit facilities to satisfy its current needs and provide for future growth.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


OTHER DEVELOPMENTS AND OUTLOOK

During April 1998, the Company's Home Building subsidiary purchased approximately 90% of the assets of Wayne Homes for approximately $60 million through its acquisition of 90% of the equity in Wayne Homes, a limited liability company. Prior to the acquisition, Wayne Homes was a privately owned company. Wayne Homes, a 25-year-old builder that constructs homes on customer-owned sites in widely diverse locations, operates in eight Ohio markets. The company delivers approximately 600 homes annually at an average sales price of approximately $100,000. This acquisition is consistent with Centex's strategy of diversifying into more segments of the home building market.

Centex noted that favorable interest rate levels during much of fiscal 1998 had positively impacted all of Centex's major business lines. Centex entered fiscal 1999 with high backlog levels in its Home Building, Financial Services and Contracting and Construction Services businesses. If interest rates remain at or close to current levels, these and Centex's other operations should continue to report improved results, positioning Centex for another excellent financial performance in fiscal 1999.



--------------------------------------------------------------------------------

FORWARD LOOKING STATEMENT

The information contained in this Annual Report includes forward looking statements involving a number of risks and uncertainties. Forward looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs or expectations. In addition to the factors discussed elsewhere in this document, other determinants that could cause actual results to differ include: increases in short- and/or long-term interest rates or a change in the relationship between short- and long-term interest rates; business conditions; the outcome of litigation discussed herein; growth in the home building, investment real estate, financial services, contracting and construction services and construction products industries in the local markets in which the Company conducts business and in the economy in general; competitive factors; governmental regulation; and the cost and availability of raw materials.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------

QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share data)


                                                              March 31,
                                                     ---------------------------
                                                          1998           1997
                                                     ---------------------------
FIRST QUARTER
  Revenues                                           $    861,375   $    892,411
  Earnings Before Income Taxes                       $     42,419   $     33,351
  Net Earnings                                       $     27,010   $     21,819
  Earnings Per Share
     Basic                                           $        .46   $        .39
     Diluted                                         $        .45   $        .37
  Average Shares Outstanding
     Basic                                             58,180,810     56,899,554
     Diluted                                           60,131,752     58,783,910

SECOND QUARTER
  Revenues                                           $    991,746   $  1,001,603
  Earnings Before Income Taxes                       $     58,695   $     43,319
  Net Earnings                                       $     36,391   $     28,240
  Earnings Per Share
     Basic                                           $        .62   $        .49
     Diluted                                         $        .59   $        .48
  Average Shares Outstanding
     Basic                                             59,008,196     57,056,216
     Diluted                                           61,246,630     58,985,268

THIRD QUARTER
  Revenues                                           $    983,083   $    939,107
  Earnings Before Income Taxes                       $     58,923   $     42,494
  Net Earnings                                       $     37,380   $     27,463
  Earnings Per Share
     Basic                                           $        .63   $        .48
     Diluted                                         $        .61   $        .47
  Average Shares Outstanding
     Basic                                             59,366,822     57,340,840
     Diluted                                           61,759,472     59,341,366

FOURTH QUARTER
  Revenues                                           $  1,139,246   $    951,870
  Earnings Before Income Taxes                       $     71,597   $     44,579
  Net Earnings                                       $     44,025   $     29,041
  Earnings Per Share
     Basic                                           $        .74   $        .50
     Diluted                                         $        .71   $        .48
  Average Shares Outstanding
     Basic                                             59,473,972     57,834,118
     Diluted                                           61,923,084     59,932,950

Reflects the two-for-one stock split effective March 2, 1998.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------


SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands, except per share data)


                                                               1998             1997             1996           1995
                                                          --------------------------------------------------------------
Revenues                                                  $  3,975,450     $  3,784,991     $  3,102,987    $  3,277,504
Net Earnings Before 1995 CXP Gain                         $    144,806     $    106,563     $     53,365    $     54,753
  Gain on CXP's IPO, net of tax                                     --               --               --          37,495
                                                          ------------     ------------     ------------    ------------
Net Earnings                                              $    144,806     $    106,563     $     53,365    $     92,248
                                                          ============     ============     ============    ============
Total Assets                                              $  3,416,219     $  2,678,829     $  2,336,966    $  2,049,698
Total Long-term Debt, Including Debentures                $    237,715     $    236,769     $    321,002    $    222,530
Total Debt                                                $    311,538     $    283,769     $    408,253    $    427,381
Deferred Income Tax (Asset) Liability                     $   (144,090)    $   (195,983)    $     16,085    $     27,795
Stockholders' Equity                                      $    991,172     $    835,777     $    722,836    $    668,227
Total Debt as a Percent of Total Capitalization
  (Total Debt, Deferred Income Tax Liability, Negative
  Goodwill, Minority Interest and Stockholders' Equity)           20.3%            20.9%            35.6%           38.0%
Net Earnings as a Percent of Beginning Stockholders'
  Equity                                                          17.3%            14.7%             8.0%           13.8%
Per Common Share
  Earnings Per Share - Diluted
     Before Gain on CXP's IPO                             $       2.36     $       1.80     $        .91    $        .90
     Gain on CXP's IPO, net of tax                                  --               --               --             .61
                                                          ------------     ------------     ------------    ------------
     Earnings Per Share - Diluted                         $       2.36     $       1.80     $        .91    $       1.51
                                                          ============     ============     ============    ============
  Cash Dividends                                          $       .135     $        .10     $        .10    $        .10
  Book Value Based on Shares Outstanding at Year End      $      16.65     $      14.40     $      12.72    $      11.90
  Stock Prices
     High                                                 $     40 3/4     $   20 7/8       $   17 13/16    $    16 3/16
     Low                                                  $     16 3/4     $   12 15/16     $   11 3/4      $    10 1/8


   On November 30, 1987, Centex Corporation distributed as a dividend to its stockholders securities relating to Centex Development Company, L.P. (See Note G to the Consolidated Financial Statements of Centex Corporation and Subsidiaries). Since this distribution, such securities have traded in tandem with, and as a part of, the common stock of Centex Corporation.

   Debt and deferred income taxes reflect Centex Corporation only, with Financial Services reflected on the equity method versus consolidation.

   Reflects the two-for-one stock split effective March 2, 1998.

                       Centex Corporation and Subsidiaries
--------------------------------------------------------------------------------




For the Years Ended March 31,
--------------------------------------------------------------------------------
   1994          1993          1992          1991          1990          1989
--------------------------------------------------------------------------------
$3,039,709    $2,363,325    $2,028,646    $2,089,110    $1,925,423    $1,707,989
$   85,162    $   61,038    $   34,557    $   43,605    $   62,003    $   40,020
        --            --            --            --            --            --
----------    ----------    ----------    ----------    ----------    ----------
$   85,162    $   61,038    $   34,557    $   43,605    $   62,003    $   40,020
==========    ==========    ==========    ==========    ==========    ==========
$2,580,356    $2,272,093    $2,347,452    $2,037,486    $2,045,141    $1,800,522
$  222,832    $  223,988    $  232,294    $  137,235    $  140,112    $  140,192
$  429,470    $  368,988    $  298,508    $  267,946    $  267,739    $  240,457
$   35,088    $   55,722    $   56,627    $   80,205    $   59,311    $   74,487
$  668,659    $  578,415    $  518,494    $  483,677    $  447,911    $  384,174


      37.9%         35.8%         33.0%         30.9%         33.0%         32.6%

      14.7%         11.8%          7.1%          9.7%         16.1%         11.0%


$     1.29    $      .95    $      .55    $      .71    $     1.00    $      .65
        --            --            --            --            --            --
----------    ----------    ----------    ----------    ----------    ----------
$     1.29    $      .95    $      .55    $      .71    $     1.00    $      .65
==========    ==========    ==========    ==========    ==========    ==========
$      .10    $      .10    $      .10    $      .10    $      .10    $      .07
$    10.56    $     9.29    $     8.50    $     8.04    $     7.43    $     6.64

$ 22 13/16    $  17 1/16    $ 13 11/16    $ 10 15/16    $  10 7/16    $   7 7/16
$ 13 3/4      $  10         $  8 1/2      $  4 7/8      $   7         $   5

   Centex Development Company (3333 Holding Corporation, 3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


TO OUR STOCKHOLDERS:

Fiscal 1998 was a year of significant accomplishments during which the foundation for future growth and expansion was put in place. As a result of the continued improvement in some of the markets in which Centex Development Company, L.P. (the Partnership or CDC) owns real estate, revenues for the combined entities increased to $20.1 million from the $9.5 million reported a year ago. Margins on land sales increased to 28% from 18% a year ago, resulting in increased net earnings of $4.4 million versus $925,000 in the prior year.

Real estate sales during the current year totaled $18.9 million and included the sale of 122 acres of commercial land in The Colony located near Dallas, Texas, and approximately 10 acres of multi-family zoned land in Dallas, Texas. Also included was the $2.9 million sale to Centex Homes of a north Dallas property which consisted of office and warehouse buildings situated on 17 acres.

During the year, 3333 Holding Corporation (Holding), through its wholly-owned subsidiary 3333 Development Corporation (Development), and CDC (together the Companies) expanded both their multi-family and commercial development efforts. Holding's Board of Directors approved the issuance of a new class of preferred limited partnership units and as of March 31, 1998, 7,542 new units were issued to Centex, CDC's sole limited partner, in exchange for land valued at $7,542,000. The contributed land is located in Texas, Florida, California and North Carolina, is zoned for multi-family and commercial projects and is ready for immediate development. During fiscal 1998, CDC began development of a 304 unit multi-family complex on CDC land in The Colony, Texas and completed development of a 38,000 square foot pre-leased industrial building located in Charlotte, North Carolina. Additionally, during the year, CDC successfully bid and obtained an agreement for a 141,000 square foot build-to-suit office building for the Internal Revenue Service in Ft. Lauderdale, Florida under a 10-year lease with the General Services Administration. Subsequent to year-end, CDC acquired 55 industrial acres in Ventura County, California. Agreements have been negotiated for the development of two build-to-suit industrial/office facilities totaling 212,500 square feet on 12 acres of the Ventura County property.

During fiscal 1998, CDC positioned itself strategically to maximize the value of its existing land holdings, initiated significant new development projects which will enhance earnings in fiscal 1999 and subsequent years and continued a high focus on identifying development opportunities in new markets.

At the end of the fiscal year, J.S. (Steve) Bilheimer, who has been President of the Companies since their inception in 1987, retired from this full-time role. In his more than 40 years with Centex and the Centex Development entities, Steve has made significant contributions in the home building and the real estate development areas, all with great distinction. We are grateful to him for his dedicated service and are pleased that he is continuing his association with the Companies on a consulting basis.


Richard C. Decker
President and Chief Executive Officer


May 8, 1998

   Centex Development Company (3333 Holding Corporation, 3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1998 and 1997, and the related combining statements of operations and cash flows and stockholders' equity and partners' capital for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. as of March 31, 1998 and 1997, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Dallas, Texas

     May 8, 1998

   Centex Development Company (3333 Holding Corporation, 3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share/unit data)


                                                                         For the Years Ended March 31,
                                                     ----------------------------------------------------------------
                                                         1998          1997         1996         1995          1994
                                                     ----------------------------------------------------------------
REVENUES
  3333 Holding Corporation and Subsidiary            $    1,505    $    1,664   $    2,045   $    1,602    $      537
  Centex Development Company, L.P.                   $   19,618    $    9,026   $   13,943   $    9,796    $   12,859
  Combined Revenues                                  $   20,121    $    9,529   $   14,470   $   10,342    $   13,249

OPERATING EARNINGS (LOSS)
  3333 Holding Corporation and Subsidiary            $     (125)   $      206   $      253   $       96    $     (114)
  Centex Development Company, L.P.                   $    4,524    $      719   $       24   $  (16,323)   $   (1,510)
  Combined Operating Earnings (Loss)                 $    4,399    $      925   $      277   $  (16,227)   $   (1,624)

TOTAL ASSETS
  3333 Holding Corporation and Subsidiary            $   10,423    $    8,648   $    8,652   $    8,673    $    8,600
  Centex Development Company, L.P.                   $   59,260    $   42,978   $   43,168   $  105,946    $  121,027
  Combined Assets                                    $   60,497    $   50,127   $   50,786   $  113,282    $  128,092

TOTAL DEBT
  3333 Holding Corporation and Subsidiary            $    1,480    $    7,000   $    7,600   $    7,600    $    7,600
  Centex Development Company, L.P.                   $   13,821    $    7,055   $    3,326   $   56,485    $   54,149
  Combined Debt                                      $   15,301    $   14,055   $   10,926   $   64,085    $   61,749

OPERATING EARNINGS (LOSS) PER SHARE/UNIT
  3333 Holding Corporation and Subsidiary            $     (125)   $      206   $      253   $       96    $     (114)
  Centex Development Company, L.P.                   $   140.14    $    22.29   $      .74   $  (505.98)   $   (46.81)

AVERAGE SHARES/UNITS OUTSTANDING
  3333 Holding Corporation and Subsidiary (shares)        1,000         1,000        1,000        1,000         1,000
  Centex Development Company, L.P. (units)               32,281        32,260       32,260       32,260        32,260


   Reflects conversion of Class A preferred units and issuance of Class C preferred units.

   Centex Development Company (3333 Holding Corporation, 3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


COMBINING BALANCE SHEETS
(Dollars in thousands)


                                                                                       March 31,
                                                          --------------------------------------------------------------------
                                                            1998         1997        1998       1997       1998       1997
                                                          --------------------------------------------------------------------
                                                                                 Centex Development   3333 Holding Corporation
                                                                Combined            Company, L.P.        and Subsidiary
                                                          --------------------------------------------------------------------
ASSETS
Cash                                                      $    260    $    630    $    259   $    625   $      1    $      5
Accounts Receivable -
  Affiliates                                                    --          --       7,921        732        416          --
  Centex Corporation and Subsidiaries                          180         176          --         --        180         176
  Other                                                        796         136         631        136        165          --
Notes Receivable -
  Centex Corporation and Subsidiaries                        7,700       7,700          --         --      7,700       7,700
  Other                                                      5,110       2,365       5,110      2,365         --          --
Investment in Affiliate                                         --          --          --         --        849         767
Investment in Real Estate Joint Ventures                     3,040         202       2,478        202        562          --
Commercial Properties, net                                   1,946          --       1,946         --         --          --
Projects Under Development and Held for Sale                41,265      38,918      40,815     38,918        450          --
Property and Equipment, net                                     88          --          --         --         88          --
Other Assets                                                   112          --         100         --         12          --
                                                          --------    --------    --------   --------   --------    --------
                                                          $ 60,497    $ 50,127    $ 59,260   $ 42,978   $ 10,423    $  8,648
                                                          ========    ========    ========   ========   ========    ========
LIABILITIES, STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
Accounts Payable and Accrued Liabilities -
  Affiliates                                              $     --    $     --    $    503   $     --   $  7,916    $    732
  Centex Corporation and Subsidiaries                          948         126         877         --         71         126
  Other                                                      3,393       2,532       2,990      2,420        403         112
Notes Payable -
  Centex Corporation and Subsidiaries                        1,480       7,000          --         --      1,480       7,000
  Other                                                     13,821       7,055      13,821      7,055         --          --
Stockholders' Equity and Partners' Capital -
  Stock and Stock/Class B Unit Warrants                        501         501         500        500          1           1
  Capital in Excess of Par Value                               800         800          --         --        800         800
  Retained Earnings (Deficit)                                 (248)       (123)         --         --       (248)       (123)
  Partners' Capital                                         39,802      32,236      40,569     33,003         --          --
                                                          --------    --------    --------   --------   --------    --------
Total Stockholders' Equity and Partners' Capital            40,855      33,414      41,069     33,503        553         678
                                                          --------    --------    --------   --------   --------    --------
                                                          $ 60,497    $ 50,127    $ 59,260   $ 42,978   $ 10,423    $  8,648
                                                          ========    ========    ========   ========   ========    ========


   See notes to combining financial statements.

   Centex Development Company (3333 Holding Corporation, 3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS
(Dollars in thousands, except per share/unit data)


                                                                          For the Years Ended March 31,
                                                --------------------------------------------------------------------------------
                                                    1998          1997         1996           1998         1997          1996
                                                --------------------------------------------------------------------------------
                                                                                                     Centex Development
                                                                Combined                                Company, L.P.
                                                --------------------------------------------------------------------------------
COMBINING STATEMENTS OF OPERATIONS
   REVENUES
     Real Estate Sales                          $   18,939    $    8,270    $   13,018    $   18,939    $    8,270    $   13,018
     Interest and Other Income                       1,182         1,259         1,452           679           756           925
                                                ----------    ----------    ----------    ----------    ----------    ----------
                                                    20,121         9,529        14,470        19,618         9,026        13,943
                                                ----------    ----------    ----------    ----------    ----------    ----------
   COSTS AND EXPENSES
     Real Estate Sales                              13,585         6,772        11,861        13,585         6,772        11,861
     Selling and Administrative                      1,745         1,324         1,774         1,489         1,535         2,058
     Interest                                          392           508           558            20            --            --
                                                ----------    ----------    ----------    ----------    ----------    ----------
                                                    15,722         8,604        14,193        15,094         8,307        13,919
                                                ----------    ----------    ----------    ----------    ----------    ----------
   EARNINGS (LOSS) BEFORE INCOME TAXES               4,399           925           277         4,524           719            24
     Income Taxes                                       --            --            --            --            --            --
                                                ----------    ----------    ----------    ----------    ----------    ----------
  NET EARNINGS (LOSS)                           $    4,399    $      925    $      277    $    4,524    $      719    $       24
                                                ==========    ==========    ==========    ==========    ==========    ==========
  NET EARNINGS (LOSS) PER UNIT/SHARE                                                      $   140.14    $    22.29    $     0.74
                                                                                          ==========    ==========    ==========
  WEIGHTED-AVERAGE UNITS/
     SHARES OUTSTANDING                                                                       32,281        32,260        32,260
COMBINING STATEMENTS OF CASH FLOWS
  CASH FLOWS  - OPERATING ACTIVITIES
     Net Earnings (Loss)                        $    4,399    $      925    $      277    $    4,524    $      719    $       24
     Net Change in Payables, Receivables,
       Deposits, and Other                             819          (165)          213        (5,834)         (558)          479
     (Increase) Decrease in Notes Receivable        (2,745)        1,444           216        (2,745)        1,444           216
     Increase in Advances to Joint Venture          (2,838)          (22)         (180)       (2,276)          (22)         (180)
     Increase in Commercial Properties              (1,946)           --            --        (1,946)           --            --
     (Increase) Decrease in Projects Held for
       Development and Sale                         (2,347)         (412)        7,949        (1,897)         (412)        7,949
                                                ----------    ----------    ----------    ----------    ----------    ----------
                                                    (4,658)        1,770         8,475       (10,174)        1,171         8,488
                                                ----------    ----------    ----------    ----------    ----------    ----------
  CASH FLOWS - FINANCING ACTIVITIES
     (Decrease) Increase in Notes Payable -
       Centex Corporation and Subsidiaries          (5,520)         (600)           --            --            --            --
       Other                                         6,766         3,729           334         6,766         3,729           334
     Issuance of Class C Partnership Units           7,542            --            --         7,542            --            --
     Capital Distributions -
       Return of Capital                                --        (4,500)      (10,000)           --        (4,500)      (10,000)
       Preference Payments                          (4,500)           --            --        (4,500)           --            --
                                                ----------    ----------    ----------    ----------    ----------    ----------
                                                     4,288        (1,371)       (9,666)        9,808          (771)       (9,666)
                                                ----------    ----------    ----------    ----------    ----------    ----------
  NET (DECREASE) INCREASE IN CASH                     (370)          399        (1,191)         (366)          400        (1,178)
  CASH AT BEGINNING OF YEAR                            630           231         1,422           625           225         1,403
                                                ----------    ----------    ----------    ----------    ----------    ----------
   CASH AT END OF YEAR                          $      260    $      630    $      231    $      259    $      625    $      225
                                                ==========    ==========    ==========    ==========    ==========    ==========

                                                     For the Years Ended March 31,
                                                --------------------------------------
                                                   1998          1997          1996
                                                --------------------------------------
                                                       3333 Holding Corporation
                                                            and Subsidiary
                                                --------------------------------------
COMBINING STATEMENTS OF OPERATIONS
   REVENUES
     Real Estate Sales                          $       --    $       --    $       --
     Interest and Other Income                       1,505         1,664         2,045
                                                ----------    ----------    ----------
                                                     1,505         1,664         2,045
                                                ----------    ----------    ----------
   COSTS AND EXPENSES
     Real Estate Sales                                  --            --            --
     Selling and Administrative                        913           740         1,011
     Interest                                          717           718           781
                                                ----------    ----------    ----------
                                                     1,630         1,458         1,792
                                                ----------    ----------    ----------
   EARNINGS (LOSS) BEFORE INCOME TAXES                (125)          206           253
     Income Taxes                                       --            --            --
                                                ----------    ----------    ----------
  NET EARNINGS (LOSS)                           $     (125)   $      206    $      253
                                                ==========    ==========    ==========
  NET EARNINGS (LOSS) PER UNIT/SHARE            $     (125)   $      206    $      253
                                                ==========    ==========    ==========
  WEIGHTED-AVERAGE UNITS/
     SHARES OUTSTANDING                              1,000         1,000         1,000
COMBINING STATEMENTS OF CASH FLOWS
  CASH FLOWS  - OPERATING ACTIVITIES
     Net Earnings (Loss)                        $     (125)   $      206    $      253
     Net Change in Payables, Receivables,
       Deposits, and Other                           6,735           393          (266)
     (Increase) Decrease in Notes Receivable            --            --            --
     Increase in Advances to Joint Venture            (644)           --            --
     Increase in Commercial Properties                  --            --            --
     (Increase) Decrease in Projects Held for
       Development and Sale                           (450)           --            --
                                                ----------    ----------    ----------
                                                     5,516           599           (13)
                                                ----------    ----------    ----------
  CASH FLOWS - FINANCING ACTIVITIES
     (Decrease) Increase in Notes Payable -
       Centex Corporation and Subsidiaries          (5,520)         (600)           --
       Other                                            --            --            --
     Issuance of Class C Partnership Units              --            --            --
     Capital Distributions -
       Return of Capital                                --            --            --
       Preference Payments                              --            --            --
                                                ----------    ----------    ----------
                                                    (5,520)         (600)           --
                                                ----------    ----------    ----------
  NET (DECREASE) INCREASE IN CASH                       (4)           (1)          (13)
  CASH AT BEGINNING OF YEAR                              5             6            19
                                                ----------    ----------    ----------
   CASH AT END OF YEAR                          $        1    $        5    $        6
                                                ==========    ==========    ==========


See notes to combining financial statements.

             Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


COMBINING STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL (Dollars in thousands)


                                                         For the Years Ended March 31, 1998, 1997 and 1996
                            --------------------------------------------------------------------------------------------------------
                                                   Centex Development                                  3333 Holding
                                                      Company, L.P.                              Corporation and Subsidiary
                            --------------------------------------------------------------------------------------------------------
                                            Class B      General      Limited                               Capital In     Retained
                                             Unit       Partner's    Partners'      Stock        Common      Excess Of     Earnings
                             Combined      Warrants      Capital      Capital      Warrants       Stock      Par Value     (Deficit)
                            --------------------------------------------------------------------------------------------------------
Balance at March 31, 1995   $   46,712    $      500   $      767   $   45,993    $        1   $       --   $      800   $     (582)
   Return of Capital           (10,000)           --           --      (10,000)           --           --           --           --
   Net Earnings                    277            --           --           24            --           --           --          253
                            ----------    ----------   ----------   ----------    ----------   ----------   ----------   ----------
Balance at March 31, 1996       36,989           500          767       36,017             1           --          800         (329)
   Return of Capital            (4,500)           --           --       (4,500)           --           --           --           --
   Net Earnings                    925            --           --          719            --           --           --          206
                            ----------    ----------   ----------   ----------    ----------   ----------   ----------   ----------
Balance at March 31, 1997       33,414           500          767       32,236             1           --          800         (123)
   PREFERENCE PAYMENTS          (4,500)           --           --       (4,500)           --           --           --           --
   ISSUANCE OF CLASS C
     PARTNERSHIP UNITS           7,542            --           --        7,542            --           --           --           --
   NET EARNINGS                  4,399            --           --        4,524            --           --           --         (125)
                            ----------    ----------   ----------   ----------    ----------   ----------   ----------   ----------
BALANCE AT MARCH 31, 1998   $   40,855    $      500   $      767   $   39,802    $        1   $       --   $      800   $     (248)
                            ==========    ==========   ==========   ==========    ==========   ==========   ==========   ==========

   See notes to combining financial statements.

--------------------------------------------------------------------------------


NOTES TO COMBINING FINANCIAL STATEMENTS

(A) ORGANIZATION

In March 1987, Centex Development Company, L.P. (CDC or the Partnership), a master limited partnership, was formed to enable holders of Centex Corporation (Centex) stock to participate in long-term real estate development projects whose dynamics are inconsistent with Centex's traditional financial objectives. Certain of Centex's subsidiaries contributed to CDC properties with a historical cost basis (which approximated market value) of approximately $76 million in exchange for 1,000 limited partnership units (Class A Units).

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

During fiscal 1998, the agreement governing the Partnership was amended to allow for the issuance of a new class of limited partnership units, Class C Preferred Limited Partnership Units (Class C Units). The Class C Units are to be issued in connection with the contribution of assets from the limited partner. On March 31, 1998, 7,542 Class C Units were issued in exchange for assets valued at $7,542,000. Under the Second Amended and Restated Agreement of Limited Partnership (Partnership Agreement), holders of Class C Units are entitled to substantially the same rights as holders of Class A Units in connection with matters in common, such as voting, allocations, and distributions.

Supplementary condensed combined financial statements of Centex Corporation and subsidiaries, 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. are set forth below. For additional information on Centex Corporation and subsidiaries, see their separate financial statements and related footnotes.

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------

SUPPLEMENTARY CONDENSED COMBINED BALANCE SHEETS
(Dollars in thousands)

                                                                      March 31,
                                                            -----------------------------
                                                                1998             1997
                                                            ------------     ------------
ASSETS
   Cash and Cash Equivalents                                $     98,576     $     31,950
   Receivables                                                 1,588,247          989,886
   Inventories                                                 1,107,941        1,041,855
   Investments in Joint Ventures                                  10,598            5,479
   Property and Equipment, net                                   296,080          293,143
   Other Assets                                                  333,044          327,281
                                                            ------------     ------------
                                                            $  3,434,486     $  2,689,594
                                                            ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts Payable and Accrued Liabilities                 $    802,547     $    740,230
   Short-term Debt                                             1,166,694          634,573
   Long-term Debt                                                237,715          236,769
   Minority Stockholders' Interest                               152,468          142,230
   Negative Goodwill                                              82,837           98,837
   Stockholders' Equity                                          992,225          836,955
                                                            ------------     ------------
                                                            $  3,434,486     $  2,689,594
                                                            ============     ============

SUPPLEMENTARY CONDENSED COMBINED STATEMENTS OF EARNINGS
(Dollars in thousands)

                                                            For the Years ended March 31,
                                                  ----------------------------------------------
                                                      1998             1997             1996
                                                  ------------     ------------     ------------
Revenues                                          $  3,991,954     $  3,793,621     $  3,111,486
Costs and Expenses                                   3,760,445        3,629,672        3,023,447
                                                  ------------     ------------     ------------
Earnings Before Income Taxes                           231,509          163,949           88,039
Income Taxes                                            86,828           57,180           34,421
                                                  ------------     ------------     ------------
Net Earnings                                      $    144,681     $    106,769     $     53,618
                                                  ============     ============     ============

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------

(B) BASIS OF PRESENTATION

The accompanying combining financial statements present the individual and combined financial statements of Holding and its subsidiary and the Partnership as of March 31, 1998 and 1997 and results of operations for each of the three years ended March 31, 1998. The financial statements of the Partnership are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership.

(C) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue from real estate sales is recognized as required payments are received and title passes.

INVENTORY CAPITALIZATION AND COST ALLOCATION

Projects under development and held for sale are stated at the lower of cost (including development costs and, where appropriate, capitalized interest and real estate taxes) or market. The capitalized costs are included in cost of sales in the combining statements of operations as related revenues are recognized.

EARNINGS (LOSS) PER SHARE/UNIT

Earnings (loss) per share/unit are based on the weighted-average number of outstanding shares of common stock of 1,000 for Holding and the weighted-average number of outstanding Class A and Class C limited partnership units of 32,281 in 1998 and 32,260 for all other periods presented for the Partnership. There are no common stock/unit equivalents outstanding.

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

Statement of Financial Accounting Standards No. 130, issued in June 1997, requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect adoption of the Statement to have a material effect on the presentation of its financial statements.

COMBINING STATEMENTS OF OPERATIONS AND CASH FLOWS - SUPPLEMENTAL DISCLOSURES

Interest capitalized by the Partnership during fiscal years ended March 31, 1998, 1997 and 1996 totaled $22,000, $22,000 and $98,000, respectively. No income taxes were paid during the years ended March 31, 1998, 1997 and 1996.

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


(D) NOTES RECEIVABLE

Development issued common stock to Holding and used the proceeds to advance $7.7 million to a wholly-owned subsidiary of Centex, as evidenced by a note receivable due April 30, 1999 bearing interest at prime plus .875%. Interest is due in quarterly installments. Interest income of $732,000, $713,000 and $750,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1998, 1997 and 1996, respectively.

Notes Receivable - Other at March 31, 1998 and 1997 have stated interest rates ranging up to 10% and are due in monthly or quarterly installments. Discounts and allowances totaled $21,000 at both March 31, 1998 and 1997. The weighted average interest rate, inclusive of discounts, was 9% at both March 31, 1998 and 1997. Notes receivable at March 31, 1998 are collectible over three years, with $1,654,000 being due within one year.

(E) NOTES PAYABLE

Centex had advanced Holding $1.0 million as of March 31, 1998 which is evidenced by a note secured by the common stock of Development (the Holding Note). The Holding Note with an average balance of $3.9 million and $5.3 million during fiscal 1998 and 1997, respectively, bears interest at prime plus 1% that is payable quarterly. The principal balance together with all unpaid accrued interest is due on the earlier of April 1, 1999 or the date on which the warrants to purchase Class B Units of limited partnership interests are detached from shares of the common stock of Centex. Interest expense of $372,000, $508,000, and $558,000 related to this note is included in the accompanying combining financial statements for the years ended March 31, 1998, 1997 and 1996, respectively.

In addition, Centex Multi-family Company, a wholly-owned subsidiary of Development, has a $1 million note agreement with Centex (the MF Note) to fund certain predevelopment costs. The MF Note is unsecured and bears interest at prime, payable quarterly and had an outstanding balance of $480,000 at March 31, 1998.

Under the most restrictive covenants of the Holding Note agreement, Holding and its subsidiary (excluding the Partnership) may not, without Centex's consent,
(i) create any additional liens on or sell real estate properties contributed by the limited partner, (ii) effect a merger or consolidation, (iii) declare dividends or make certain other shareholder payments or (iv) allow tangible net worth, as defined, to be less than $7.7 million for Development.

All notes payable are non-recourse, secured solely by the underlying real estate. As land is sold, a portion of the proceeds is restricted for repayment of the notes. The prime rate in effect was 8.50% at March 31, 1998 and March 31, 1997. The 30 day LIBOR rate at March 31, 1998 and 1997 was 5 14/20% and 5 9/16%, respectively. The note balances and rates in effect were as follows (dollars in thousands):

                                                                                                         March 31,
                                                                                                -------------------------
                                                                                                    1998           1997
                                                                                                -------------------------
Credit Line at LIBOR plus 3/4%, Maturing in Fiscal Year 1999, Unsecured, Guaranteed by CREC     $    1,500     $       --

Note Payable at 9%, Matured in Fiscal Year 1998                                                         --            555

Credit Line at LIBOR Plus 1 13/20%, Maturing in Fiscal Year 1999                                     7,821             --

Note Payable at 8%, Maturing in Fiscal Year 2000                                                     4,500          6,500
                                                                                                ----------     ----------

                                                                                                $   13,821     $    7,055
                                                                                                ==========     ==========

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


(F) STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

EQUITY SECURITIES

The Partnership Agreement contemplates the issuance of three classes of limited partnership units, Class A Units, Class B Units, and Class C Units. In March 1987, one thousand Class A Units were issued to Centex subsidiaries in exchange for assets valued at approximately $76 million. The Class B Units, held by a nominee on behalf of the stockholders, will detach and trade separate from Centex stock on the earlier of Payout (as defined below) or November 30, 2007, the scheduled detachment date. As of February 24, 1998, the 1,000 Class A Units were converted to 32,260 new Class A Units. As of March 31, 1998, 7,542 Class C Units were issued in exchange for assets valued at $7,542,000.

PREFERRED RETURN

The partnership agreement provides that the Class A and Class C limited partners are entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of their Unrecovered Capital. Unrecovered Capital represents initial capital contributions as reduced by repayments and is the basis for preference accruals. In July 1995, in conjunction with the extension of the detachment date, Centex Real Estate Corporation (CREC), the sole limited partner, waived preference totaling $37.5 million and reduced the Class A Unrecovered Capital in the Partnership, as defined, to $47.3 million. Distributions made by the Partnership reduced Unrecovered Capital by an additional $4.5 million during fiscal 1997 and $10 million during fiscal 1996. During fiscal 1998, the Partnership made preference payments to its limited partner totaling $4.5 million. Preference payments in arrears at March 31, 1998 amounted to $4.2 million and Unrecovered Capital for Class A and Class C limited partners totaled $32.8 million and $7.5 million, respectively.

ALLOCATION OF PROFITS AND LOSSES

As provided in the Partnership Agreement, prior to Payout (as defined below), net income of the Partnership is to be allocated to the partners in the following order of priority:

     [i] To the Class A and Class C limited partners to the extent of the cumulative preferred return.

     [ii] To the partners to the extent and in the same ratio that cumulative net losses were allocated.

     [iii] To the partners in accordance with their percentage interests, as defined. Currently, this would be a combined 20% to the Class A and Class C limited partners and 80% to the general partner.

All loss allocations and allocations of net income after Payout shall be made to the partners in accordance with their percentage interests, as defined.

DISTRIBUTIONS

Distributions of cash or other property are to be made at the discretion of the general partner and are to be distributed in the following order of priority:

     [i] Prior to the time at which the Class A and Class C limited partners have received aggregate distributions equal to their original capital contribution (Payout), distributions of cash or other property shall be made as follows:

            [a] To the Class A and Class C limited partners with respect to their preferred return, then

            [b] To the partners in an amount equal to the maximum marginal corporate tax rate times the amount of taxable income allocated to the partners, then

            [c] To the Class A and Class C limited partners with their Unrecovered Capital as reduced to zero.

     [ii] After Payout, distributions of cash shall be made to the partners in accordance with their percentage interests, as defined.

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------


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

(G) RELATED PARTY TRANSACTIONS

SERVICE AND MANAGEMENT AGREEMENTS

Holding entered into a service agreement in May 1987 with Centex Service Company
(CSC), a wholly-owned subsidiary of Centex, whereby CSC will provide certain tax, accounting and other similar services for Holding at a fee of $2,500 per month. Service fees of $30,000 for each of fiscal years 1998, 1997, and 1996 are reflected as administrative expenses in the accompanying combining financial statements.

The Partnership paid $640,000, $951,000, and $1,295,000 to Holding during fiscal years 1998, 1997 and 1996, respectively, pursuant to an agreement whereby Holding provides management services to the Partnership in connection with the development and operation of properties acquired by the Partnership, maintenance of partnership property and accounting and clerical services.

SALES AND PURCHASES

Partnership revenues during fiscal years 1998, 1997, and 1996 include land sales to Centex Homes of $6,494,000, $3,814,000, and $4,416,000, respectively.
Included in the 1998 sales to Centex Homes, CDC sold a north Dallas property which consisted of office and warehouse buildings situated on 17 acres for $2.9 million. Additionally, at March 31, 1998, Centex Homes had contracts to purchase lots for the aggregate price of approximately $7 million to be paid as lots are delivered.

In January 1998, Development purchased all of the stock of a wholly-owned subsidiary of CREC for $1,134,000. The acquired entity indirectly owns real estate development assets with a value of $1,134,000.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

Included in Accounts Receivable-Affiliates and Accounts Payable-Affiliates in the accompanying combining financial statements are $7,921,000 at March 31, 1998 and $732,000 at March 31, 1997, which the Partnership advanced to Holding. Interest of $345,000 and $210,000 was accrued on advances during fiscal years 1998 and 1997, respectively.

(H) INCOME TAXES

At March 31, 1998, Holding had operating loss carryforwards for income tax reporting purposes of $204,000. If unused, the loss carryforwards will expire in fiscal years 2009 through 2019. Holding joins with its subsidiary in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holders of the Class A and Class C Units. Accordingly, no tax provision for Partnership earnings is shown in the combining financial statements.

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------

QUARTERLY RESULTS (UNAUDITED)
(Dollars in thousands, except per share/unit data)

                                                                            March 31,
                                       -------------------------------------------------------------------------------
                                          1998         1997        1998         1997         1998          1997
                                       -------------------------------------------------------------------------------
                                                                    Centex Development      3333 Holding Corporation
                                                Combined              Company, L.P.            and Subsidiary
                                       -------------------------------------------------------------------------------
FIRST QUARTER
   Revenues                            $    3,741  $    3,472   $    3,623   $    3,322   $      412   $      579
   Earnings Before Taxes               $      791  $      356   $      699   $      176   $       92   $      180
   Net Earnings                        $      791  $      356   $      699   $      176   $       92   $      180
   Earnings Per Unit/Share                                      $    21.67   $     5.46   $       92   $      180
   Average Units Outstanding                                        32,260       32,260           --           --
   Average Shares Outstanding                                           --           --        1,000        1,000

SECOND QUARTER
   Revenues                            $    3,094  $      825   $    3,002   $      691   $      337   $      445
   Earnings (Loss) Before Taxes        $      348  $      (91)  $      360   $     (190)  $      (12)  $       99
   Net Earnings (Loss)                 $      348  $      (91)  $      360   $     (190)  $      (12)  $       99
   Earnings (Loss) Per Unit/Share                               $    11.15   $    (5.89)  $      (12)  $       99
   Average Units Outstanding                                        32,260       32,260           --           --
   Average Shares Outstanding                                           --           --        1,000        1,000

THIRD QUARTER
   Revenues                            $    9,228  $    4,026   $    9,123   $    3,932   $      310   $      307
   Earnings (Loss) Before Taxes        $    3,034  $      644   $    3,054   $      708   $      (20)  $      (64)
   Net Earnings (Loss)                 $    3,034  $      644   $    3,054   $      708   $      (20)  $      (64)
   Earnings (Loss) Per Unit/Share                               $    94.67   $    21.95   $      (20)  $      (64)
   Average Units Outstanding                                        32,260       32,260           --           --
   Average Shares Outstanding                                           --           --        1,000        1,000

FOURTH QUARTER
   Revenues                            $    4,058  $    1,206   $    3,870   $    1,081   $      446   $      333
   Earnings (Loss) Before Taxes        $      226  $       16   $      411   $       25   $     (185)  $       (9)
   Net Earnings (Loss)                 $      226  $       16   $      411   $       25   $     (185)  $       (9)
   Earnings (Loss) Per Unit/Share                               $    12.73   $      .78   $     (185)  $       (9)
   Average Units Outstanding                                        32,286       32,260           --           --
   Average Shares Outstanding                                           --           --        1,000        1,000

Reflects conversion of Class A preferred units and issuance of Class C preferred units.

              Centex Development Company (3333 Holding Corporation,
        3333 Development Corporation, Centex Development Company, L.P.)
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

Although revenues for the Partnership are largely dependent on land sales, the timing of which are uncertain and can vary significantly from period to period, management feels that the sales volume achieved in fiscal 1998 is a result of the continued improvement in certain of the markets in which CDC owns real estate. On a combined basis, revenues increased to $20.1 million for the year ended March 31, 1998 from $9.5 million reported a year earlier. Fiscal 1998 revenues included the sale of 122 acres of commercial land in The Colony, Texas, and approximately six acres of commercial and ten acres of multi-family land in Dallas, Texas. Sales to Centex Homes during fiscal 1998 included the $2.9 million sale of a north Dallas property consisting of office and warehouse buildings situated on approximately 17 acres, and 193 residential lots in New Jersey and Florida. Revenues of $9.5 million in fiscal 1997 included the sale of 632 acres of commercial land in The Colony, Texas, and 153 residential lots to Centex Homes.

Net earnings for the year ended March 31, 1998 totaled $4.4 million compared to $925,000 for the year ended March 31, 1997. The increased earnings are primarily a result of increased margins on land sales, 28% in 1998 versus 18% in 1997.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

For the year ended March 31, 1997, Holding, Development and the Partnership reported combined revenues of $9.5 million compared to $14.5 million reported in fiscal 1996, a 34.5% decrease. Fiscal 1997 land sales included the sale of 63.2 acres of commercial land in The Colony, Texas, and 153 lots sold to Centex Homes in Florida and New Jersey. Fiscal year 1996 sales included the sale of 121 acres of residential and 52.2 acres of commercial land in The Colony, Texas; 399 acres of agricultural land in New Braunfels, Texas; 7.2 acres of agricultural land in Fate, Texas; and 180 residential lots to Centex Homes in Florida and New Jersey.

Notwithstanding the decreased revenues for the year ended March 31, 1997, the combined earnings for fiscal 1997 increased to $925,000 compared to $277,000. The improvement in earnings for fiscal year 1997 primarily related to a reduction in administrative costs and higher margins on real estate sales as a result of the improved real estate markets in areas in which land sales occurred.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal year 1998, the agreement governing the Partnership was amended to allow for the issuance of a new class of limited partnership units, Class C Preferred Limited Partnership Units (Class C Units). In the March 1998 quarter, 7,542 Class C Units were issued in exchange for land valued at $7,542,000. The contributed land has been identified for near term light industrial and office development. The Companies believe that they will be able to provide or obtain the necessary funding for their current operations and future expansion needs. Initially, development operations are not anticipated to be a significant source of earnings or liquidity for the Companies; and therefore, the revenues, earnings and liquidity of the Companies will continue to be largely dependent on future land sales, the timing of which are uncertain. The ability to obtain external debt or equity capital is subject to the provisions of Holding's loan agreement with Centex and the partnership agreement (as amended) governing the Partnership.

During the fiscal years ended March 31, 1998 and 1997, the Partnership made capital distributions and preference payments to its limited partner totaling $4.5 million each year.


66